File No. 000-56375

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

MSD INVESTMENT CORP.

(Exact name of registrant as specified in charter)

Maryland	87-1699399
(State or other jurisdiction of incorporation or registration)	(I.R.S. Employer Identification No.)

645 Fifth Avenue, 21st Floor New York, NY	10022
(Address of principal executive offices)	(Zip Code)

212-303-4728

(Registrant’s telephone number, including area code)

with copies to:

Robert Simonds General Counsel and Chief Compliance Officer MSD Partners, L.P. 645 Fifth Avenue, 21st Floor New York, NY 10022	Steven B. Boehm Payam Siadatpour Eversheds Sutherland (US) LLP 700 Sixth Street, NW Washington, DC 20001

Securities to be registered pursuant to Section 12(b) of the Act: None

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, par value $0.001 per share

(Title of class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

EXPLANATORY NOTE

MSD Investment Corp. is filing this registration statement on Form 10 (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “1934 Act”), on a voluntary basis in order to permit it to file an election to be regulated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (the “1940 Act”), and to provide current public information to the investment community and to comply with applicable requirements in the event of future quotation or listing of its securities on a national securities exchange or other public trading market.

In this Registration Statement, except where the context suggests otherwise:

•	the terms “we,” “us,” “our,” and “Company,” refer to MSD Investment, LLC prior to the Conversion (as defined below) and MSD Investment Corp. after the Conversion (as defined below);

•	the terms “Adviser” and “MSD” refer to MSD Partners, L.P., a Delaware limited partnership, in its capacity as our investment adviser; and

•	the term “Administrator” refers to MSD Partners, L.P., a Delaware limited partnership, which will serve in its capacity as our administrator.

The Company is an emerging growth company as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and the Company will take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “1933 Act”).

This Registration Statement registers shares of the Company’s common stock (“Shares,” each a “Share”), par value $0.001 per share under the 1934 Act; however,

•	the Company’s Shares may not be transferred without the written consent of the Adviser;

•	the Shares are not currently listed on an exchange, and it is uncertain whether they will be listed or whether a secondary market will develop;

•	repurchases of the Shares by the Company, if any, are expected to be very limited; and

•	an investment in the Company may not be suitable for investors who may need the money they invest in a particular time frame.

•

The Company intends to invest primarily in privately held companies for which little public information exists and which are more vulnerable to economic downturns and substantial variations in operating results.

•	The privately held companies, below investment grade securities (“junk” bonds) and real estate in which the Company invests are difficult to value and will generally be illiquid.

•

Our distributions may be funded from unlimited amounts of offering proceeds or borrowings, which may constitute a return of capital and reduce the amount of capital available to us for investment. Any capital returned to you through distributions will be distributed after payment of fees and expenses.

•

If the Company makes additional offerings of its Shares in the future, an investor may be required to make additional purchases of the Company’s Shares on one or more dates to be determined by the Company.

Once this Registration Statement has been deemed effective, we will be subject to the requirements of Section 13(a) of the 1934 Act, including the rules and regulations promulgated thereunder, which will require us, among other things, to file annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on

Form 8-K, and we will be required to comply with all other obligations of the 1934 Act applicable to issuers filing registration statements pursuant to Section 12(g) of the 1934 Act. We also will be subject to the proxy rules in Section 14 of the 1934 Act, and our directors, officers, and shareholders of the Company (the “Shareholders”) that are principals will be subject to the reporting requirements of Sections 13 and 16 of the 1934 Act. The SEC maintains an internet website (http://www.sec.gov) that contains the reports mentioned in this section.

MSD Investment, LLC converted by operation of law to a Maryland corporation (the “Conversion”) effective as of 12:01 a.m. on January 1, 2022, and in connection therewith, filed an election to be treated as a BDC the 1940 Act on December 29, 2021. As a result, the Company is subject to the 1940 Act requirements applicable to BDCs. The information contained herein refers to the Company’s current and ongoing operations as a corporation.

FORWARD-LOOKING STATEMENTS

This Registration Statement contains forward-looking statements that involve substantial risks and uncertainties. Such statements involve known and unknown risks, uncertainties and other factors and undue reliance should not be placed thereon. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates and projections about the Company, our current and prospective portfolio investments, our industry, our beliefs and opinions, and our assumptions. Words such as “anticipates,” “expects,” “intends,” “plans,” “will,” “may,” “continue,” “believes,” “seeks,” “estimates,” “would,” “could,” “should,” “targets,” “projects,” “outlook,” “potential,” “predicts” and variations of these words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including without limitation:

•	our future operating results, including our ability to achieve objectives as a result of the current coronavirus (“COVID-19”) pandemic;

•	our business prospects and the prospects of our portfolio companies;

•	the dependence of our future success on the general economy and its impact on the industries in which we invest and the impact of the COVID-19 pandemic thereon;

•	the impact of a protracted decline in the liquidity of credit markets on our business and the impact of the COVID-19 pandemic thereon;

•	the impact of increased competition;

•	the impact of fluctuations in interest rates on our business and our portfolio companies;

•	the elimination of the London Inter-bank Offered Rate (“LIBOR”) or any other changes or reforms to the determination or supervision of LIBOR;

•	our contractual arrangements and relationships with third parties;

•	the valuation of our investments in portfolio companies, particularly those having no liquid trading market, and the impact of the COVID-19 pandemic thereon;

•	actual and potential conflicts of interest with the Adviser, and/or their respective affiliates;

•	the ability of our portfolio companies to achieve their objectives;

•	the use of borrowed money to finance a portion of our investments;

•	the adequacy of our financing sources and working capital;

•	the timing of cash flows, if any, from the operations of our portfolio companies and the impact of the COVID-19 pandemic thereon;

•	the ability of the Adviser to locate suitable investments for us and to monitor and administer our investments and the impacts of the COVID-19 pandemic thereon;

•	the ability of the Adviser or its affiliates to attract and retain highly talented professionals;

•	our ability to qualify and maintain our qualification as a regulated investment company (a “RIC”) and as a BDC; and

•	the impact of future legislation and regulation on our business and our portfolio companies.

Although we believe that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate, and as a result, the forward-looking statements based on those assumptions also could be inaccurate. In light of these and other uncertainties, the inclusion of a projection or forward-looking statement in this Registration Statement should not be regarded as a representation by us that our plans and objectives will be achieved. These risks and uncertainties include those described or identified in the section entitled “Item 1A. Risk Factors” and elsewhere in this Registration Statement. These forward-looking statements apply only as of the date of this Registration Statement. We do not undertake any obligation to update or revise any forward-looking statements or any other information contained herein, except as required by applicable law. The safe harbor provisions of Section 21E of the 1934 Act, which preclude civil liability for certain forward-looking statements, do not apply to the forward-looking statements in this Registration Statement because we are an investment company.

Risk Factor Summary

Investing in the Company’s Shares involves risks. You should carefully consider the risks described in Item 1A - “Risk Factors” beginning on page 40 before deciding to invest in the Company. If any of these risks actually occur, the Company’s business, financial condition and results of operations would likely be materially adversely affected. In such case, the price of the Company’s Shares would likely decline, and you may lose all or part of your investment. Set forth below is a summary of some of the principal risks the Company faces:

General Investment Risks

•	All investments, including our investments, risk the loss of capital.

•

An investment in the Company provides no liquidity since the Shares are not freely transferable and, generally, a Shareholder has no right to withdraw its Capital Commitment pursuant to the Subscription Agreement.

•	There can be no assurance that we will achieve our investment objective or any particular level of returns.

•	Our net asset value may fluctuate over time and, consequently, a Shareholder may pay a different price per Share at subsequent closings than some other Shareholders paid at earlier closings.

Limited Operating History

•	We have a limited operating history.

Risks Related to the Company’s Investment Program

•

The success of our activities will be affected by general economic and market conditions, such as changes in interest rates, availability of credit, default rates, inflation rates, economic uncertainty, changes in laws (including laws relating to taxation of the our investments), trade barriers, currency exchange controls, and national and international political circumstances (including wars, terrorist acts or security operations).

•

Our investment strategy relies largely on the opportunities created by the various phases of the credit cycle and the Adviser’s ability to identify such phases and execute investment opportunities during them. There can be no assurance that the Adviser will correctly evaluate the impact of COVID-19 on the phases of the credit cycle.

•

Although we intend to primarily invest in loans and other debt instruments or obligations secured by collateral, we may be exposed to losses resulting from default and foreclosure of any such loans or interests in loans in which it has invested.

•	General fluctuations in the market prices of securities and other obligations as well as interest rates may affect the value of the investments held by the Company.

•	Issuers may have, and/or may be permitted to incur, other debt and liabilities that rank equally with or senior to the senior loans in which we invest.

•

Certain securities or obligations held by the Company may have terms longer than the term of the Company and certain loans may have grace periods of several years. As such, certain investments may need to be disposed of upon dissolution of the Company for less than their potential value.

•

Certain state laws, public policy and general principles of equity relating to the protection of consumers, unfair and deceptive practices and debt collection practices may apply to the servicing and collection of principal and/or interest on the loans owned by or otherwise underlying our investments. Violations of certain provisions of these U.S. federal laws could subject the Company to damages and administrative enforcement and could result in the borrowers rescinding such loans against either the Company or subsequent holders of such loans.

•

Our portfolio could become significantly concentrated in a limited number of companies, issuers, types of financial instruments, industries, sectors, strategies, countries, or geographic regions, and any such concentration of risk may increase losses suffered by the Company.

•	We may invest in undervalued assets; these investments involve a high degree of financial risk and can result in substantial losses.

•

We may dispose of our investments through whatever manner we deem to be advisable, including through asset sales, repackaging transactions, securitizations, strategic transactions and other mergers and acquisitions activity, and/or any combination thereof.

•	We intend to enter into one or more Credit Facilities following the completion of this offering. There can be no assurance that we will be able to close a Credit Facility or obtain other financing.

•	The lack of liquidity in our investments may materially and adversely affect our value.

•

We may invest its assets in preferred stock, common stock or other equity securities directly, or may hold such securities as the result of certain restructuring activities, which will have more limited marketability than the securities of larger companies. Certain disposition techniques and structures may expose the Company to liability for (among other things) securities laws violations, breaches of representations and warranties, and repurchase or “putback” obligations with respect to securitizations or similar structures.

•	The majority of investments held by the Company are expected to be exposed to risks associated with changes in interest rates.

Risks Relating to the Company and the Adviser

•	The past performance of the Adviser and its affiliates may not be indicative of our future performance.

•	Our success will depend upon the ability of the Adviser to develop and implement investment strategies that achieve our investment objectives.

•	Subjective decisions made by the Adviser may cause us to incur losses or to miss profit opportunities on which we would otherwise have capitalized.

•	Our continued ability to effectively manage our portfolio depends on the Adviser’s ability to attract new employees and to retain and motivate its existing employees.

ITEM 1.	BUSINESS

(a)	General Development of Business

We were established as a Delaware limited liability company on February 18, 2021, and converted to MSD Investment, LLC, a Maryland limited liability company, on October 22, 2021. Prior to the Conversion, the Company entered into purchase agreements with three affiliated entities (MSD Credit Opportunities Fund, L.P., MSD Credit Opportunities Master Fund, L.P., and SOF Investments II, L.P. (collectively, the “Funds”)) pursuant to which the Company agreed to acquire from the Funds certain investment assets (or participation interests therein pending re-documentation of the Portfolio in the name of the Company) (the “Portfolio”) for an aggregate cash purchase price equal to the fair value of such assets, plus accrued but unpaid interest as of the closing date, less any principal payments received between signing of the purchase agreements and the closing of the transactions contemplated thereby. The closing of the purchase of the Portfolio by the Company occurred on December 21, 2021. As consideration for the Portfolio, the Company paid the Funds an aggregate purchase price of $656.5 million. On December 28, 2021, the Company filed Articles of Conversion (and related Articles of Incorporation) with the Maryland Department of Assessments and Taxation in order to convert the Company from a Maryland limited liability company to a Maryland corporation named “MSD Investment Corp.” (the “Conversion”). In accordance with the Articles of Conversion and Maryland law, the Conversion became effective as of 12:01 a.m. on January 1, 2022 and, as result of the Conversion, each unit representing a portion of the membership interests of the Company prior to the effective time of the Conversion was automatically converted into one share of common stock, par value $0.001 per share, of the Company. On December 29, 2021, the Company filed a Form N-54A to elect to be treated as business development company (a “BDC”) under the Investment Company Act of 1940, as amended (the “1940 Act”).

We intend to elect to be treated as a regulated investment company (a “RIC”) for U.S. federal income tax purposes under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”) for the fiscal year ending December 31, 2022 for U.S. federal income tax purposes. As a BDC and a RIC, we will be required to comply with certain regulatory requirements. See “ Item 1(b). Description of Business — Regulation as a Business Development Company ” and “ Item 1(b). Description of Business — Certain U.S. Federal Income Tax Considerations.”

We will conduct a private offering of our common stock to “accredited investors” as defined in Rule 501(a) of Regulation D promulgated under the 1933 Act in reliance on exemptions from the registration requirements of the 1933 Act (the “Private Offering”). Investors whose subscriptions for common stock are accepted will be admitted as Shareholders. Each investor will purchase Shares pursuant to a subscription agreement entered into with us. See “ Item 1(b). Description of Business — The Private Offering.”

(b)	Description of Business

The Company — MSD Investment Corp.

We are a closed-end, externally managed, non-diversified management investment company that has elected to be regulated as a BDC under the 1940 Act. As a non-diversified investment company within the meaning of the 1940 Act, we will not be limited by the 1940 Act with respect to the proportion of our assets that we may invest in securities of a single issuer, excluding limitations on investments in other investment companies. In addition, we intend to elect to be treated as a RIC under the Code for the taxable year ending December 31, 2022. Our investment objective is to maximize dividend yields by investing in a broad range of portfolio companies, primarily investing in senior secured loans and notes where we believe the probability of losses are limited. We expect to execute this strategy by continuing MSD’s long history of leveraging our network to source and diligence what we believe to be attractive opportunities across a broad range of industries. The strategy will be executed by a team of experienced investment professionals who have more than a 20-year history of successfully deploying capital in both liquid and illiquid investments. The Company may invest in non-U.S. investments, convertible securities, structured investments (including junior and equity tranches) and real estate on a limited basis, if at all.

The portfolio will be comprised primarily of senior secured loans and notes. The Company will look to source loans through private transactions, where the Company may be the only, or one of a handful of lenders, as well as through the more broadly syndicated markets. While the Company will focus primarily on investing in senior secured loans, it has a flexible mandate that allows it to invest across the capital structure, including, first and second lien debt, notes, bonds, preferred and mezzanine securities and, on a limited basis, equities. First-lien debt may include traditional first-lien senior secured loans, or unitranche loans that combine the characteristics of traditional first lien senior secured loans with second lien and subordinated loans. Unitranche loans are often a potentially attractive way to mitigate downside risk because of their seniority in the capital structure, while potentially realizing higher returns by providing a more leverage than would be typical for traditional first lien senior secured debt.

We will source opportunities by leveraging the Adviser’s broad network and reputation. The Adviser invests across a wide range of industries and asset classes and has an extensive network that spans most industries.

Our strategy will be principally executed by the Adviser’s credit team (the “Credit Team”), led by senior investment professionals with an average of 25 years of experience in sourcing and investing, and 15 years working together as a team. The senior investment professionals of the Company have demonstrated investment expertise throughout the lifecycle of credit markets. As a consequence, the Company believes it is well positioned to invest across a wide array of industries and opportunities. The team has a highly disciplined, fundamental, research-intensive approach to investing, where downside risk assessment is central to each investment decision.

The Adviser and the Administrator — MSD Partners, L.P.

The Adviser, serves as the investment adviser of the Company. The Adviser is registered as an investment adviser with the SEC pursuant to the Advisers Act. The Adviser provides certain investment advisory and management services to the Company pursuant to an investment advisory agreement (the “Advisory Agreement”).

MSD Partners, L.P., a Delaware limited partnership, serves as the administrator pursuant to an “Administration Agreement” between the Company and the Administrator. The Administrator may retain a sub-administrator to provide certain administrative services to the Company and enter in a sub-administration agreement.

Advisory Agreement

The description below of the Advisory Agreement is only a summary and is not necessarily complete. The description set forth below is qualified in its entirety by reference to the Advisory Agreement that will be filed as an exhibit to this Registration Statement.

The Adviser is responsible for the overall management of the Company’s business and activities pursuant to the Advisory Agreement. The Adviser will manage the Company’s loans and day-to-day operations, subject at all times to the terms and conditions set forth in the Advisory Agreement and such further limitations or parameters as may be imposed from time to time by our Board. Under the Advisory Agreement, the Adviser has contractual responsibilities to the Company, including to provide the Company with a management team (whether our Adviser’s own employees or individuals for which our Adviser has contracted with other parties to provide services to its clients), who will be our executive officers, and members of the Investment Committee. The Adviser will use its commercially reasonable efforts to perform its duties under the Advisory Agreement.

The Advisory Agreement will continue in effect for two (2) years from its effective date and thereafter will continue, provided that such continuance is specifically approved at least annually by (A) the vote of the Board of the Directors of the Company (“the Board”), or by the vote of a majority of the outstanding voting securities of the Company and (B) the vote of a majority of the Company’s directors who are not parties to the Advisory Agreement or “interested persons” (as such term is defined in Section 2(a)(19) of the Investment Company Act) (“Independent Directors”) of any such party, in accordance with the requirements of the Investment Company Act.

Board Approval of the Advisory Agreement

The Board, including a majority of Independent Directors, held a virtual board meeting on December 14, 2021 and approved the Advisory Agreement and related matters. The Board was provided the information it is required to consider regarding the Advisory Agreement, including: (a) the nature, quality and extent of the advisory and other services to be provided to us by the Adviser; (b) comparative data with respect to advisory fees or similar expenses paid by other BDCs with similar investment objectives; (c) our projected operating expenses and expense ratio compared to BDCs with similar investment objectives; (d) any existing and potential sources of indirect income to the Adviser from its relationship with us and the profitability of that relationship; (e) information about the services to be performed and the personnel performing such services under the Advisory Agreement; (f) the organizational capability and financial condition of Adviser and its affiliates; and (g) the possibility of obtaining similar services from other third-party service providers or through an internally managed structure. While the 1940 Act requires that the Advisory Agreement is approved at an in-person meeting of the Board, including by a majority of the non-interested directors, the SEC has granted temporary relief to approve an advisory agreement virtually so long as it is ratified at the next in-person meeting of the board of directors. As such, the Advisory Agreement will be ratified at the next in-person meeting of the Board.

Compensation of the Adviser

Management Fee. Pursuant to the Advisory Agreement, the Company will pay to the Adviser an annual management fee (the “Management Fee”), payable quarterly in arrears. Management Fees for any partial month or quarter will be appropriately prorated and adjusted for any share issuances or repurchases during the relevant month or quarter. The Management Fee shall be calculated as follows:

i)

Prior to an initial public offering of the Company’s common stock and/or listing on a nationally recognized stock exchange (an “Exchange Listing”), the Management Fee shall be calculated at a rate of 0.1875% per quarter (0.75% per annum) of the Company’s average gross asset value at the end of the two most recently completed calendar quarters (or for the first quarter which the Company has operations, the average gross assets at the date of the initial drawdown from investors and the end of such calendar quarter), including assets purchased with borrowed funds or other forms of leverage (each, a “Credit Facility”) but excluding (i) cash and cash equivalents (as defined below) and (ii) undrawn commitments (commitments that are not yet property of the Company and therefore are not included in the calculation). “Cash equivalents” means U.S. government securities, money market fund investments, commercial paper instruments, and other similar cash equivalent investments maturing within one year of purchase.

ii)

Following an Exchange Listing, the Management Fee will be calculated at a rate 0.3125% per quarter (1.25% per annum) of the Company’s average gross asset value including assets purchased with borrowed amounts under any credit facility but excluding cash and cash equivalents at the end of the two most recently completed calendar quarters (or for the first quarter following an Exchange Listing, the average gross assets as of the date of the Exchange Listing and the end of such calendar quarter).

Incentive Fee. Pursuant to the Advisory Agreement, the Company will pay to the Adviser an incentive fee (the “Incentive Fee”).

The Incentive Fee consists of two components that are independent of each other with the result that one component may be payable even if the other is not. A portion of the Incentive fee is based on the Company’s income (the “Income-Based Fee”) and a portion is based on the Company’s capital gains (the “Capital Gains Fee”), each is described below.

i)

The Income-Based Fee will be determined and paid quarterly in arears based on the amount by which the aggregate “Pre-Incentive Fee Net Investment Income” (as defined below) in any calendar quarter exceeds the “Hurdle Amount” (as defined below). The Hurdle Amount will be determined on a quarterly basis and will be calculated by multiplying 1.5% (6% annualized) by the Company’s net asset value at the beginning of each applicable calendar quarter.

The calculation of the Income-Based Fee for each quarter is as follows:

A. No Income-Based Fee shall be payable to the Adviser in any calendar quarter in which the Company’s aggregate Pre-Incentive Fee Net Investment Income does not exceed the Hurdle Amount;

B. 100% of the Company’s aggregate Pre-Incentive Fee Net Investment Income, if any, that exceeds the Hurdle Amount but is less than or equal to an amount (the “Catch-Up Amount”) determined on a quarterly basis by multiplying 1.77% (7.06% annualized) by the Company’s net asset value at the beginning of each applicable calendar quarter. The Catch-Up Amount is intended to provide the Adviser with an incentive fee of 15% on all of the Company’s Pre-Incentive Fee Net Investment Income when the Company’s Pre-Incentive Fee Net Investment Income reaches the Catch-Up Amount for any calendar quarter; and;

C. For any quarter in which the Company’s aggregate Pre-Incentive Fee Net Investment Income exceeds the Catch-Up Amount, the Income-Based Fee shall equal 15% of the amount of the Company’s Pre-Incentive Fee Net Investment Income for such quarter, as the Hurdle Amount and Catch-Up Amount will have been achieved.

ii)

The Capital Gains Fee will be determined and payable in arrears as of the end of each calendar year (or upon termination of the Advisory Agreement), commencing with the first calendar year ended after the Company elects to be treated as a BDC, and is calculated at the end of each applicable year by subtracting (a) the sum of the Company’s cumulative aggregate realized capital losses and aggregate unrealized capital depreciation from (b) the Company’s cumulative aggregate realized capital gains. If such amount is positive at the end of such year, then the Capital Gains Fee payable for such year is equal to 15% of such amount, less the cumulative aggregate amount of Capital Gains Fees paid in all prior years commencing with the first calendar year ended after the Company elects to be treated as a BDC. If such amount is negative, then there is no Capital Gains Fee payable for such year. If the Advisory Agreement is terminated as of a date that is not a calendar year end, the termination date shall be treated as though it were a calendar year end for purposes of calculating and paying a Capital Gains Fee. The Company will accrue, but will not pay, a Capital Gains Incentive Fee with respect to unrealized appreciation, in accordance with generally accepted account principals in the United States (“U.S. GAAP”), because a capital gains incentive fee would be owed to the Adviser if the Company were to sell the relevant investment and realize a capital gain. In no event will the Capital Gains Incentive Fee calculated on unrealized appreciation be payable until such gains are realized, if at all.

“Pre-Incentive Fee Net Investment Income” shall mean interest income, dividend income and any other income (including any other fees such as commitment, origination, structuring, diligence and consulting fees or other fees that the Company receives from portfolio companies but excluding fees for providing managerial assistance) accrued during the calendar quarter, minus operating expenses for the quarter (including the Management Fee, any expenses payable under the Administration Agreement, and any interest expense and dividends paid on any outstanding preferred stock, but excluding the Incentive Fee). In addition, “Pre-Incentive Fee Net Investment Income” shall include, in the case of investments with a deferred interest feature such as market discount, original issue discount (“OID”), debt instruments with payment-in-kind (“PIK”) interest, preferred stock with PIK dividends and zero-coupon securities, accrued income that the Company has not yet received in cash. For avoidance of doubt, Pre-Incentive Fee Net Investment Income does not include any realized capital gains, realized capital losses or unrealized capital appreciation or depreciation.

Examples of the quarterly incentive fee calculation are annexed to the Advisory Agreement. Such examples are included for illustrative purposes only and are not considered part of the Advisory Agreement. The fees payable under the Advisory Agreement for any partial period will be appropriately prorated.

Both the calculation of the Management Fee and the Income-Based Fee will be appropriately adjusted for any capital calls done by the Company during the quarter (based on the actual number of days elapsed relative to the total number of days in such calendar quarter).

For purposes of computing the Income-Based Fee and the Capital Gains Fee, the calculation methodology will look through derivative financial instruments or swaps as if the Company owned the reference assets directly, in the manner described above. With respect to the calculation of quarterly Pre-Incentive Fee Net Investment Income for purposes of calculating the Income-Based Fee, net interest, if any, associated with a derivative or swap (which is defined as the difference between (i) the interest income and transaction fees received in respect of the reference assets of the derivative or swap and (ii) all interest and other expenses paid by us to the derivative or swap counterparty) will be included in calculating the Income-Based Fee. The notional value of any such derivatives or swaps is not used for these purposes. With respect to the calculation of the Capital Gains Fee, realized gains and realized losses on the disposition of any reference assets, as well as unrealized depreciation on reference assets retained in the derivative or swap, will be included on a cumulative basis in calculating the Capital Gains Fee.

The following is a graphical representation of the quarterly calculation of the Incentive Fee:

Examples of Incentive Fee Calculation

Example 1: Income Based Fee

General Assumptions:

Hurdle rate = 1.5%

Catchup rate = 1.7647%

Base management fee = 0.1875%

Other expenses (legal, accounting, custodian, transfer agent, etc.) = 0.2%

Scenario 1

Additional Assumptions

•	Investment income (including interest, dividends, fees, etc.) = 1.25%

Calculations

•	Pre-incentive fee net investment income = (investment income – (base management fee + other expenses))

•	Pre-incentive fee net investment income = (1.25% - (0.1875% + 0.2%)

•	Pre-incentive fee net investment income = 0.8625%

Pre-incentive net investment income does not exceed hurdle rate, therefore there is no Income Based Fee.

Scenario 2

Additional Assumptions

•	Investment income (including interest, dividends, fees, etc.) = 2.0%

Calculations

•	Pre-incentive fee net investment income = (investment income – (base management fee + other expenses))

•	Pre-incentive fee net investment income = (2.00% - (0.1875% + 0.2%)

•	Pre-incentive fee net investment income = 1.6125%

Pre-incentive fee net investment income of 1.6125% exceeds the hurdle rate but is less than the catchup rate

•	Incentive fee = 100% × (Pre-incentive fee net investment income – hurdle rate)

•	Incentive fee = 100% × (1.6125% – 1.5000%)

Income Based Fee = 0.1125%

Scenario 3

Additional Assumptions

•	Investment income (including interest, dividends, fees, etc.) = 2.5%

Calculations

•	Pre-incentive fee net investment income = (investment income – (base management fee + other expenses))

•	Pre-incentive fee net investment income = (2.50% - (0.1875% + 0.2%)

•	Pre-incentive fee net investment income = 2.1125%

Pre-incentive fee net investment income of 2.1125% exceeds the catchup rate

•	Incentive fee = 100% × (catchup rate – hurdle rate) + (15.0% × (Pre-incentive fee net investment income – catchup rate)

•	Incentive fee = 100% × (1.7647% – 1.5000%) + (15.0% × (2.1125% – 1.7647%)

Income Based Fee = 0.3169%

Example 2: Capital Gains Fee:

Scenario 1 – Assumptions:

•	Year 1: $20 million investment made in Company A (“Investment A”), and $30 million investment made in Company B (“Investment B”).

•	Year 2: Investment A sold for $50 million and fair market value (“FMV”) of Investment B determined to be $32 million.

•	Year 3: FMV of Investment B determined to be $25 million.

•	Year 4: Investment B sold for $31 million.

The Capital Gains Fee, if any, would be:

•	Year 1: None

•	Year 2: $4.5 million Capital Gains Fee, calculated as follows:

•	$30 million realized capital gains on sale of Investment A, multiplied by 15.0%

•	Year 3: None, calculated as follows:

•

$3.75 million cumulative fee (15.0% multiplied by $25 million ($30 million cumulative capital gains less $5 million cumulative capital depreciation)) less $4.5 million (previous capital gains fee paid in Year 2).

•	Year 4: $150,000 Capital Gains Fee, calculated as follows:

•

$4.65 million cumulative fee ($31 million cumulative realized capital gains ($30 million from Investment A and $1 million from Investment B) multiplied by 15.0%) less $4.5 million (previous capital gains fee paid in Year 2).

Scenario 2 – Assumptions

•	Year 1: $20 million investment made in Company A (“Investment A”), $30 million investment made in Company B (“Investment B”) and $25 million investment made in Company C (“Investment C”).

•	Year 2: Investment A sold for $50 million, FMV of Investment B determined to be $25 million and FMV of Investment C determined to be $25 million.

•	Year 3: FMV of Investment B determined to be $27 million and Investment C sold for $30 million.

•	Year 4: FMV of Investment B determined to be $35 million.

•	Year 5: Investment B sold for $20 million.

The capital gains portion of the incentive fee, if any, would be:

•	Year 1: None.

•	Year 2: $3.75 million capital gains incentive fee, calculated as follows:

•	15.0% multiplied by $25 million ($30 million realized capital gains on sale of Investment A less $5 million unrealized capital depreciation on Investment B).

•	Year 3: $1.05 million capital gains incentive fee, calculated as follows:

•

$4.8 million cumulative fee (15.0% multiplied by $32 million ($35 million cumulative realized capital gains less $3 million unrealized capital depreciation)) less $3.75 million (previous capital gains fee paid in Year 2).

•	Year 4: $450,000 capital gains incentive fee, calculated as follows:

•	$5.25 million cumulative fee (15.0% multiplied by $35 million cumulative realized capital gains) less $4.8 million (previous cumulative capital gains fee paid in Year 2 and Year 3).

•	Year 5: None

•

$3.75 million cumulative fee (15.0% multiplied by $25 million ($35 million cumulative realized capital gains less $10 million realized capital losses)) less $5.25 million (previous cumulative capital gains fee paid in Years 2, 3 and 4).

Expenses of the Adviser

The Adviser shall be solely responsible for (a) the compensation of its officers including their salaries and benefits, except as otherwise specified; (b) fees and expenses for internal administrative, bookkeeping, clerical and related services rendered in support of the activities for which compensation is paid under (a) above; and

(c) expenses associated with office space and facilities, utilities and telephone services, news, quotation and similar information and pricing services, computer equipment, travel expenses and support of the Adviser incurred in connection with Company operations.

Limitations of Liability and Indemnification

The Advisory Agreement will provide that the Company will indemnify the Adviser and its affiliates (each, an “Indemnitee”) against any liabilities relating to the offering of its Shares or its business, operation, administration or termination, if the Indemnitee acted in good faith and in a manner it believed to be in, or not opposed to, the Company’s interest and except to the extent arising out of the Indemnitee’s willful malfeasance, bad faith, or gross negligence, in the performance their duties, or by reason of reckless disregard of their obligations and duties under the Advisory Agreement. The Company may pay the expenses incurred by the Indemnitee in defending an actual or threatened civil or criminal action in advance of the final disposition of such action, provided the Indemnitee agrees to repay those expenses if found by adjudication not to be entitled to indemnification.

Administration Agreement

The description below of the Administration Agreement is only a summary and is not necessarily complete. The description set forth below is qualified in its entirety by reference to the Administration Agreement that will be filed as an exhibit to this Registration Statement.

Pursuant to the Administration Agreement, the Administrator will furnish the Company with office facilities and equipment and provides clerical, bookkeeping, recordkeeping and other administrative services at such facilities. The Administrator will perform, or oversee the performance of, our required administrative services, which include, among other things, assisting the Company with the preparation of the financial records that the Company is required to maintain and with the preparation of reports to shareholders and reports filed with the SEC. The Administrator will also assist the Company in determining and publishing our net asset value (“NAV”), overseeing the preparation and filing of tax returns, printing and disseminating reports to shareholders and generally overseeing the payment of expenses and the performance of administrative and professional services rendered to the Company by others. At the request of the Adviser, the Administrator will also provide (or cause to be provided) managerial assistance on the Company’s behalf to those portfolio companies that have accepted the Company’s offer to provide such assistance.

Payment of the Company’s Expenses under the Advisory and Administration Agreements

The Adviser and/or any affiliate of the Adviser that enters into an Administration Agreement with the Company are authorized to incur and pay, in the name and on behalf of the Company, all expenses which they deem necessary or advisable.

In consideration for the Management Fee, the Adviser will provide certain managerial and administrative services to the Company and bears certain expenses of Company. The Adviser and/or its affiliates will provide office space, utilities and secretarial, clerical and other personnel. The Management Fee may exceed the expenses borne by the Adviser on behalf of Company.

The Company will bear all other costs and expenses of its operations, administration and transactions, including (without limitation): (i) fees and costs incurred in organizing the Company; (ii) fees and costs associated with calculating net asset value (including the cost and expenses of any independent valuation firm); (iii) expenses, including travel, entertainment, lodging and meal expenses, incurred by the Adviser, or the portfolio managers and other members of the investment team, or payable to third parties, in evaluating, developing, negotiating, structuring and performing due diligence on prospective portfolio companies, including such expenses related to potential investments that were not consummated, and, if necessary, enforcing the Company’s rights; (iv) fees and expenses incurred by the Adviser (and their affiliates) or the Administrator (or its affiliates) payable to third parties, including agents, consultants or other advisers, in monitoring financial and legal affairs for the Company and in conducting research and due diligence on prospective investments and equity sponsors, analyzing investment opportunities, structuring the Company’s investments and monitoring investments and portfolio companies on an ongoing basis; (v) any and all fees, costs and expenses incurred in connection with the incurrence of leverage and indebtedness of the Company, including borrowings, dollar rolls, reverse purchase agreements, credit facilities, securitizations, margin financing and derivatives and swaps, and including any principal or interest on the Company’s borrowings and indebtedness (including, without limitation, any fees, costs, and expenses incurred in obtaining lines of credit, loan commitments, and letters of credit for the account of the Company and in making, carrying, funding and/or otherwise resolving investment guarantees); (vi) fees and costs associated with offerings, sales, and repurchases of the Company’s common stock and other securities; (vii) fees and expenses payable under any underwriting, dealer manager or placement agent agreements, if any; (viii) investment advisory fees payable under the Advisory Agreement; (ix) administration fees and expenses, if any, payable under the Administration Agreement (including payments under the Administration Agreement between the Company and the Administrator, based upon the Company’s allocable portion of the Administrator’s overhead in performing its obligations under the Administration Agreement, including rent and the allocable portion of the cost of the Company’s chief financial officer and chief compliance officer, and their respective staffs); (x) costs incurred in connection with investor relations, board of directors relations, and preparing for and effectuating the listing of the Company’s common stock on any securities exchange; (xi) any applicable administrative agent fees or loan arranging fees incurred with respect to the Adviser’s portfolio investments, the Administrator or an affiliate thereof; (xii) any and all fees, costs and expenses incurred in implementing or maintaining third-party or proprietary software tools, programs or other technology for the benefit of the Company (including, without limitation, any and all fees, costs and expenses of any investment, books and records, portfolio compliance and reporting systems, general ledger or portfolio accounting systems and similar systems and services, including, without limitation, consultant, software licensing, data management and recovery services fees and expenses); (xiii) transfer agent, dividend agent and custodial fees and expenses; (xiv) federal and state registration fees; (xv) all costs of registration and listing shares of the Company’s common stock on any securities exchange; (xvi) federal, state and local taxes; (xvii) independent directors’ fees and expenses, including reasonable travel, entertainment, lodging and meal expenses, and any legal counsel or other advisers retained by, or at the discretion or for the benefit of, the independent directors; (xviii) costs of preparing and filing reports or other documents required by the SEC or other regulators, and all fees, costs and expenses related to compliance-related matters (such as developing and implementing specific policies and procedures in order to comply with certain regulatory requirements) and regulatory filings related to the Company’s activities and/or other regulatory filings, notices or disclosures of the Adviser and its affiliates relating to the Company and its activities; (xix) costs of any reports, proxy statements or other notices to shareholders, including printing costs; (xx) fidelity bond, directors and officers/errors and omissions liability insurance, and any other insurance premiums; (xxi) direct costs and expenses of administration, including printing, mailing, long distance telephone, copying, secretarial and other staff, independent auditors, tax preparers and outside legal costs; (xxii) proxy voting expenses; (xxiii) all expenses relating to payments of dividends or interest or distributions in cash or any other form made or caused to be made by the Board to or on account of holders of the securities of the Company, including in connection with any dividend reinvestment plan or direct stock purchase plan; (xxiv) costs incurred in connection with the formation or maintenance of entities or vehicles to hold the Company’s assets for tax or other purposes; (xxv) the allocated costs incurred by the Adviser and/or the Administrator in providing managerial assistance to those portfolio companies that request it; (xxvi) allocable fees and expenses associated with marketing efforts on behalf of the Company; (xxvii) all fees, costs and expenses of any litigation involving the Company or its portfolio companies and the amount of any judgments or settlements paid in connection therewith, directors and officers, liability or other insurance (including costs of title insurance) and indemnification (including advancement of any fees, costs or expenses to persons entitled to indemnification) or extraordinary expense or liability relating to Company’s affairs; (xxviii) fees, costs and expenses of winding up and liquidating the Company’s assets; and (xxix) all other expenses incurred by the Company, the Adviser or the Administrator in connection with administering the Company’s business. For the avoidance of doubt, the Adviser shall be solely responsible for any placement or “finder’s” fees payable to placement agents engaged by the Company or its affiliates in connection with the offering of securities by the Company.

If any of the above expenses or other expenses are incurred jointly for the account of the Company and any other investment funds or accounts sponsored or managed by the Adviser or its affiliates, such expenses will be allocated among the Company and such other funds or accounts in proportion to the size of the investment made by each fund or account in the activity or entity to which such expense relates, or in such other manner as the Adviser considers fair and equitable. To the extent that expenses to be borne by the Company are paid by the Adviser or an affiliate thereof, the Company will reimburse the Adviser or such affiliate for such expenses.

If the wholly-owned subsidiary of the Company, MSD BDC SPV I (“SPV I”), makes investments it will bear all of its own organizational and operating fees, costs, expenses and liabilities and, as a result, the Company will indirectly bear these fees, costs, expenses and liabilities. As SPV I is the Company’s wholly owned subsidiary, it has the same investment strategies as the Company. In addition SPV I is a consolidated subsidiary of the Company and the Company complies with the provisions of the 1940 Act governing capital structure and leverage on an aggregate basis with SPV I. The Adviser complies with the provisions of the 1940 Act relating to investment advisory contracts as an investment adviser to the SPV I under Section 2(a)(20) of the 1940 Act by virtue of the fact that SPV I is a wholly owned subsidiary of the Company and is governed under the same advisory agreement. SPV I complies with the provisions relating to affiliated transactions and custody of the 1940 Act. SPV I’s custodian and collateral agent is U.S. Bank National Association.

Costs associated with the offering of common shares of the Company will be capitalized as deferred offering expenses and included as prepaid and other assets on the Statement of Assets and Liabilities and amortized over a twelve-month period from incurrence. These expenses consist primarily of legal fees and other costs incurred in connection with the Company’s offering of its common shares.

The Board

The business and affairs of the Company are managed under the direction and oversight of the Board. The Board consists of three members, two of whom are Independent Directors. The Board appoints the officers, who serve at the discretion of the Board. The responsibilities of the Board include quarterly valuation of the Company’s assets, corporate governance activities, oversight of the Company’s operations, financing arrangements, investment activities, and risk management.

The Board reviews risk management processes at both regular and special board meetings throughout the year, consulting with appropriate representatives of the Adviser as necessary and periodically requesting the production of risk management reports or presentations. The goal of the Board’s risk oversight function is to ensure that the risks associated with the Company’s investment activities are accurately identified, thoroughly investigated and responsibly addressed. Investors should note, however, that the Board’s oversight function cannot eliminate all risks or ensure that particular events do not adversely affect the value of the Company’s investments.

The Board has established an Audit Committee, a Pricing Committee and a Nominating and Corporate Governance Committee. The scope of each committee’s responsibilities is discussed in greater detail below.

Employees

We do not currently have any employees and do not expect to have any employees in the future. Services necessary for our business are provided by individuals who are employees of the Adviser or its affiliates, pursuant to the terms of the Advisory Agreement and the Administration Agreement. Our day-to-day investment operations are managed by the Adviser. The services necessary for the origination and administration of our investment portfolio will be provided by investment professionals employed by the Adviser or its affiliates.

Investment Strategy

Investment Objective

The Company’s investment objective is to maximize dividend yields by investing in a broad range of portfolio companies, primarily investing in senior secured loans and notes where we believe the probability of losses are limited. The Advisor expects to execute this strategy by continuing its long history of leveraging its network to source and diligence what we believe to be attractive opportunities across a broad range of industries. The strategy will be executed by a team of experienced investment professionals who have more than a 20-year history of successfully deploying capital in both liquid and illiquid opportunities. The Company may invest in non-U.S. investments, convertible securities, structured investments (including junior and equity tranches) and real estate on a limited basis, if at all

The portfolio will be comprised primarily of senior secured loans and notes sourced in both the private and more broadly syndicated markets. While the Company will focus primarily on investing in senior secured loans, it has a flexible mandate that allows it to invest across the capital structure, including, first and second lien debt, notes, bonds, preferred and mezzanine securities and, on a limited basis, equities. First-lien debt may include traditional first-lien senior secured loans or unitranche loans that combine the characteristics of traditional first lien senior secured loans with second lien and subordinated loans. Unitranche loans are often a potentially attractive way to mitigate downside risk because of their seniority in the capital structure, while potentially realizing higher returns by providing more leverage than would be typical for traditional first lien senior secured debt.

The Company will source opportunities by leveraging MSD’s broad network and reputation. MSD invests across a wide range of industries and asset classes and has an extensive network that spans most industries.

The Company’s strategy will be principally executed by the Credit Team, led by senior investment professionals with an average of 25 years of experience in sourcing and investing, and 15 years working together as a team. The senior investment professionals of the Company have demonstrated investment expertise throughout the lifecycle of credit markets. As a consequence, the Company is well positioned to invest across a wide array of industries and opportunities. The team has a highly disciplined, fundamental, research-intensive approach to investing, where downside risk assessment is central to each investment decision.

Target Investment Criteria

The Company focuses on sourcing opportunities in businesses that tend to exhibit some or all of the following characteristics:

•

History of Predictable, Positive Free Cash Flow. We seek to invest in companies that have a multi-year history of positive free cash flow that can be identified from audited financial statements. We attempt to de-emphasize management adjustments when evaluating the predictability of cashflow streams as we believe that history can be a strong indicator of future performance.

•

Experienced Management Teams. We seek to invest in companies with management teams that have a successful history managing businesses in their respective industries. We perform reference checks on key members of management and frequently develop relationships with management teams that are helpful in allowing us to monitor performance and anticipate future financing needs.

•

Flexible Cost Structure. In our experience, companies with flexible cost structures provide a higher degree of downside protection than those with a high degree of operational leverage. As a result, we look to invest in businesses where cost structures are more variable in nature.

•

Defensive Industries. We seek to invest in companies in defensive industries that can succeed throughout economic environments. In instances where we have been exposed to more cyclical industries, we have focused on lower loan-to-value opportunities collateralized by hard assets or long-term contractual cash flows with high quality counterparties.

•

Reasonable Leverage. We seek to invest in businesses whose owners and management teams are focused on reasonable leverage relative to both the asset value and cash flow generation in all operating environments, avoiding businesses whose business models and economics depend heavily on leverage.

•

Regulatory certainty. We seek to invest in opportunities that exhibit a stable regulatory environment, and where changes in regulations are unlikely to materially impact the value of our collateral and cash flows of the business.

•

Low competitive intensity. We have historically preferred investing in businesses in industries where competition is low, and barriers to entry are high, resulting in less price competition, the ability to pass through inflationary costs, and generally higher margins and return on assets.

Target Portfolio Characteristics

The Company aims to construct a unique and diversified portfolio comprised of senior secured loans, which may include “covenant-lite” loans (as defined below), to deliver high current yield with a compelling risk-reward profile. The portfolio may deviate from these long-term portfolio targets at various points in time due to market conditions and available investment opportunities.

•	Leverage of ~50-60% of AUM

•	Mix of liquid and private loans

•	5% gross exposure individual investment limit

•	>80% senior secured and unitranche loans

•	>80% floating rate loans

•	Debt maturities generally ranging from 3 to 8 years

There are no restrictions on the credit quality of the investments that the Company may make. Securities in which the Company may invest may be deemed by rating companies to have substantial vulnerability to default in payment of interest and/or principal. Other securities may be unrated. Lower-rated and unrated securities in which the Company may invest have large uncertainties or major risk exposures to adverse conditions, and are considered to be predominantly speculative. Generally, such securities offer a higher return potential than higher-rated securities, but involve greater volatility of price and greater risk of loss of income and principal

Types of Principal Investments

First Lien Senior Secured Loans. These loans are generally the most senior financing in the capital structure, supported by first-priority liens on all or substantially all of the Portfolio Company’s collateral. First lien senior secured loans generally allow the borrower to defer the majority of principal repayments to the end of the loan term, and as a result there is a risk of loss if the borrower is unable to pay the lump sum or refinance the principal amount owed at maturity. In some instances we may structure these loans to provide for loan amortization of varying amounts over the loan term, excess cash flow sweeps, and sweeps on proceeds from asset sales.

Unitranche Loans. These loans are also generally characterized by being the most senior financing in the capital structure, supported by first-priority liens on all or substantially all of the Portfolio Company’s collateral. These loans differ from First Lien Senior Secured Loans in that they generally provide incremental proceeds to the borrower (beyond what a typical First Lien Senior Secured Loan would provide). In return, lenders generally receive a higher return on these loans. Unitranche loans generally allow the borrower to defer the majority of principal repayments to the end of the loan term, and as a result there is a risk of loss if the borrower is unable to pay the lump sum or refinance the principal amount owed at maturity. In some instances, we may structure these loans to provide for loan amortization of varying amounts over the loan term, excess cash flow sweeps, and sweeps on proceeds from asset sales.

Second Lien Loans. These loans are generally characterized by a second-out position in the capital structure, supported by second-priority liens on all or substantially all of the Portfolio Company’s collateral. Once all first lien loans have been repaid, remaining proceeds generally accrue to paying back the second lien loans before repayment of any other liabilities.

Preferred Investments. In a limited number of cases, the Company may make preferred investments in Portfolio Companies where we believe there is attractive downside protection relative to the opportunity to achieve higher rates of return. Returns may come in the form of a fixed rate of interest, or in the form of capital appreciation through a conversion feature. These investments are typically structured in a senior position to common equity and may impose restrictions on the Portfolio Company meant to protect our downside.

Equity Investments. In a limited number of cases, the Company may make equity investments in Portfolio Companies where we believe the potential returns are attractive and there is significant potential to enhance the overall yield to our investors.

MSD Advantage

We believe the Company is uniquely positioned to generate compelling risk-adjust returns in its target market for the following reasons:

•

MSD’s Broad & Integrated Platform. MSD has built a strong reputation and established itself as a leading investor in credit, real estate equity, private equity and growth equity. MSD’s investment teams operate on an integrated platform and are able to work closely together and consistently share ideas. This allows the Credit Team to leverage MSD’s network and knowledge base to pursue attractive investment opportunities and diligence a wide range of industries and companies. Additionally, the MSD investment teams are supported by an established infrastructure of legal, accounting, tax, IT, human capital and fundraising professionals. MSD considers its in-house legal transactional team to be a unique differentiator in deal structuring and diligence.

•

Credit Team’s Extensive Experience. The leadership of the Credit Team been making direct investments in credit since 2002 and therefore has experience through cycles and across credit markets. The Credit Team is comprised of experienced professionals: the four portfolio managers average 25 years of industry experience and are supported by a team of 17 professionals averaging 12 years of industry experience. Additionally, the team is purposely made up of individuals with diverse investment backgrounds (private equity, venture capital, legal, accounting, consulting, etc.), which helps build a fulsome understanding of investment opportunities and risks.

•

Reputation as a Solutions Provider. The leadership of the Credit Team has been providing loans for over 20 years and through its history has built long-standing relationships with borrowers, advisors and management teams. MSD has built a reputation for providing creative solutions to efficiently meet the financing requirements of borrowers. As a result, borrowers often seek out MSD and think of it as a competitive advantage to have MSD in their capital structure over other lenders.

•

Value-Add to our Partners. The Credit Team is actively involved with its borrowers and is known for being a constructive partner who can use its extensive network to recruit best-in-class board members, management and operators. We are not just a capital provider, we are a long-term partner.

•

Unique Sourcing Capabilities. MSD is able to source unique investment opportunities resulting from MSD’s strong brand and network, the Credit Team’s longstanding experience and expertise, and our reputation for being a solutions provider and value-add partner. In the private credit markets we have sourced attractive opportunities because our unique capital base and constructive approach make us a desirable long-term partner. Similarly, in the liquid credit markets we leverage our vast network and knowledge base to uncover attractive opportunities across sectors and win substantial new-issue allocations.

Investment Process

Origination / Pre-Screen. The Credit Team will source opportunities through the team and MSD’s network of relationships with companies, brokers, and private equity firms. We believe these relationships and the brand that MSD has built enables us to maximize deal flow, engage in a highly selective investment process, and provide the Company the opportunity to construct a well- diversified portfolio. In this stage, we screen for opportunities that fit our Target Investment Criteria. The process begins with the investment team reviewing offering memorandum and other high-level information. The team leverages its existing knowledge base, and works with other MSD investment teams (e.g., private equity, real estate, growth equity, etc.) to understand work that has previously been performed in evaluating similar businesses or the relevant industry. In this stage, the team also discusses high level economic terms and structure. The process concludes with a discussion among the team to decide whether to proceed with the opportunity. If the decision is made to pursue the opportunity, our team will begin evaluating the credit in detail.

Credit Evaluation. Once the decision has been made to move forward with an investment opportunity, a team of investment professionals will begin the formal due diligence process. This may include signing a confidentiality agreement or non-disclosure agreement to gain access to relevant financial and operational data for the underlying company. The investment team, which is generally composed of a Portfolio Manager, and two other team members (the “Investment Team”), may attend meetings or phone calls with the prospective company’s management team, review historical audits, review forecasted financials information and third-party diligence reports, conduct independent research, engage experts in the relevant industry, and perform an analysis of base case and downside scenarios. The team also contacts MSD’s legal department to discuss the transaction, and gain insight into key issues that might be relevant in evaluating the credit and negotiating the terms. Throughout this process, the Investment Team and the portfolio managers communicate on a regular basis to discuss any diligence findings that materially alter the initial thesis. If we do not find a material issue in our underwriting process, and we are selected by the counterparty, we will move to the documentation stage.

Documentation. Once we move to definitive documentation, we engage our internal team of lawyers who – along with select third-party counsel with relevant sector expertise – work closely with the deal team to ensure that the documents reflect the Company’s agreement with the borrower.

Investment Monitoring. Once an investment has closed, the team that completed the underwriting will generally remain in charge of monitoring the investment. We take an active approach to monitoring all of our investments, including quarterly calls with management, updating internal financial and operational performance tracking, and evaluating comparable companies’ performance to benchmark the performance of our underlying portfolio companies. We hold weekly meetings with the Credit Team to discuss our portfolio companies, and we hold weekly meetings with the entire firm where we discuss macroeconomic news that may impact our individual portfolio companies.

Exit Strategies / Refinancing. While we generally expect to exit most investments through the refinancing or repayment of our debt, we may also engage in secondary market sales of investments.

Risk Ratings

We monitor the operational and financial trends of our portfolio companies on at least a quarterly basis. We attempt to identify any developments in the underlying company or industry that may alter any material element of our original investment thesis. We discuss each position at least once quarterly to ensure the Investment Team, and the portfolio managers, are apprised of any material developments and to determine any required portfolio management actions.

We utilize an investment rating system to monitor the credit profile of our underlying portfolio companies. We use a five-level ratings scale to classify individual investments.

•	Investment Rating 1 – Investment is performing materially above expectations;

•	Investment Rating 2 – Investment is performing above expectations

•	Investment Rating 3 – Investment is performing materially in-line with expectations. All new loans received a rating of 3 at initial investment.

•

Investment Rating 4 – Investment is performing materially below expectations. Investments with a rating of 4 receive more frequent attention from our team as the risks of impairment have increased substantially since investment. Loss of principal is not expected, however there may be lost interest.

•	Investment Rating 5 – Investment is performing materially below expectations and there is a high probability of impairment. Loss of principal and interest is probable.

Valuation of Portfolio Investments and Net Asset Value of Shares

The Board, with the assistance of the Company’s audit committee (the “Audit Committee”), and in some cases an independent valuation firm, will determine the fair value of the Company’s assets on at least a quarterly basis, in accordance with the terms of FASB Accounting Standards Codification Topic 820, Fair Value Measurement and Disclosures. The Audit Committee is comprised of the Independent Directors. See “Item 2 Financial Information”.

Term

The term of the Company (the “Term”) will commence on the Initial Closing Date and end upon the termination of the Commitment Period (i.e. upon the fifth anniversary of the Initial Closing Date subject to a one-year extension at the discretion of the Board), unless the Company is sooner dissolved by operation of law. On or before the conclusion of the Term, the Board will seek a Liquidity Event (as defined below).

Closing

The Company will hold one or more closings at which it will accept capital commitments from investors (“Capital Commitments”). The first closing date (the “Initial Closing Date”) took place on December 21, 2021. Additional closings are expected to occur from time to time as determined by the Company (each, a “Subsequent Closing”), and the final such closing (the “Final Closing”) will occur at the end of the Commitment Period (defined below). The proceeds received at the Initial Closing Date of the sale of Shares hereunder will be used to acquire the initial portfolio of the Company from several funds managed by the Adviser or its affiliates. Following the Initial Closing Date, proceeds from the sale of Shares will be used to acquire investments in accordance with the Company’s investment guidelines and for other permitted purposes.

The Company may from time to time hold a Subsequent Closing for Capital Commitments from new investors as well as from existing investors that wish to increase their Capital Commitment. The Adviser may accept such subscriptions to the Company at its discretion throughout the entire Commitment Period (as defined below). In the event a Subsequent Closing occurs prior to an initial public offering and/or listing on a nationally recognized stock exchange (an “IPO”), (i) investors admitted or existing investors increasing their Capital Commitments at each such Subsequent Closing will be required to purchase shares of the Company with an aggregate purchase price necessary to ensure that all investors in the Company have generally contributed the same percentage of their Capital Commitments to the Company immediately following such purchase (a “Catch-up Purchase”) and (ii) each such investor will be issued a number of shares of the Company based on a per share purchase price determined by the Board. A Catch-up Purchase may be made in multiple installments as determined by the Adviser based on the Company’s capital requirements. The per share purchase price referred to in (ii) will be at least equal to the net asset value per share in accordance with the limitations of Section 23 of the 1940 Act. The Board may set the price per share above the net asset value per share based on a variety of factors, including without limitation, the total amount of the Company’s organizational and other expenses that have accrued since the Initial Closing.

Defaulting Shareholder

In the event that a Shareholder fails to pay all or any portion of the “Drawdown Purchase Price” (an amount in U.S. dollars determined by multiplying (i) the aggregate amount of Capital Commitments being drawn down by the Company from all Shareholders on that drawdown date, by (ii) a fraction, the numerator of which is the unused capital commitment of the Shareholder and the denominator of which is the aggregate unused capital commitments of all Investors that are not defaulting investors or excluded investors) due from such Shareholder on any Drawdown Date (such amount, together with the full amount of such Shareholder’s remaining Capital Commitment, a “Defaulted Commitment”) and such default remains uncured for a period of 10 Business Days, the Company shall be permitted to declare such Investor to be in default of its obligations under this Subscription Agreement (any such Shareholder, a “Defaulting Investor”) and shall be permitted to pursue one or any combination of the remedies enumerated in Article III of the Form Subscription Agreement attached as Exhibit 4.1. These remedies include, but are not limited to, prohibiting the Defaulting Investor from purchasing additional Shares on any future Drawdown Date and offering up to 100% of the Defaulting Investor’s Shares (the “Offered Shares”) first, to the other Shareholders (other than any defaulting other Shareholders) and if such other Shareholders do not purchase all of such Offered Shares, to third parties for purchase at a price equal to the lesser of the then net asset value of such Shares or the highest price reasonably obtainable by the Company.

Determination in Connection with a Drawdown or Subsequent Closing

Shareholders will be required to fund drawdowns to purchase additional shares of the Company up to the amount of their respective Capital Commitments each time the Company delivers a drawdown notice, which will be at least ten Business Days (as defined below) prior to funding. All purchases will generally be made pro rata, in accordance with the remaining Capital Commitments of all investors, at a per-share price equal to the net asset value per share of the Company’s common stock, as determined by the Board. Compare to “Subsequent Closings” above. The Company will have an investment period (the “Investment Period”), that will commence upon the Initial Closing Date and will end on the date on which the Commitment Period ends (I.e., upon the fifth anniversary of the Initial Closing Date, subject to a one-year extension at the discretion of the Board). Each Capital Commitment will be outstanding and may be called during the Investment Period in the sole discretion of the Adviser. “Business Day” means any day other than a Saturday, Sunday or a day when banks in the State of New York are authorized or required by law, regulation or executive order to remain closed.

Investment Period

Shareholders will be required to fund drawdowns to purchase additional shares of the Company up to the amount of their respective Capital Commitments each time the Company delivers a drawdown notice, which will be at least ten Business Days (as defined below) prior to funding. All purchases will generally be made pro rata, in accordance with the remaining Capital Commitments of all investors, at a per-share price equal to the net asset value per share of the Company’s common stock, as determined by the Board. Compare to “Subsequent Closings” above. The Company will have an investment period (the “Investment Period”), that will commence upon the Initial Closing Date and will end on the date on which the Commitment Period ends (I.e., upon the fifth anniversary of the Initial Closing Date, subject to a one-year extension at the discretion of the Board). Each Capital Commitment will be outstanding and may be called during the Investment Period in the sole discretion of the Adviser. “Business Day” means any day other than a Saturday, Sunday or a day when banks in the State of New York are authorized or required by law, regulation or executive order to remain closed.

Commitment Period

The period during which unfunded capital may be drawn for any permitted purpose and commitments to new investments can be made (including reinvestment of capital returned on the Company’s investments), will commence on the Initial Closing Date and will expire upon the fifth anniversary of the Initial Closing Date, subject to a one-year extension at the discretion of the Board (i.e. five years from the date of the Initial Closing or six years from the date of the Initial Closing if the discretionary one-year extension is applicable) (the “Commitment Period”).

Upon the expiration of the Commitment Period, all investors will be released from any further obligation with respect to their unfunded Capital Commitments, except to the extent necessary or appropriate to: (i) to pay, and/or establish reserves for, actual or anticipated expenses, liabilities, including the payment or repayment of financings, indebtedness, extensions of credit or other obligations, contingent or otherwise (as described under Company Expenses), and the Management Fee (as described above), and the Incentive Fee (as described above) whether incurred before or after the end of the Commitment Period, (ii) to fulfill investment commitments made or approved by the investment committee of the Adviser prior to the expiration of the Commitment Period, (iii) to engage in hedging transactions, or (iv) to make additional investments in or in respect of existing borrowers (including transactions to hedge interest rate or currency risks related to such follow-on investments).

Liquidity Events

On or before the conclusion of the Term, the Board may, in its sole discretion, determine to cause the Company to conduct a Liquidity Event (as defined below), including an IPO, or determine that the Company will remain private indefinitely. The decision will take into consideration factors such as prevailing market conditions at the time and the Company’s portfolio composition. The ability of the Company to commence and consummate a Liquidity Event is not assured, and will depend on a variety of factors, including the size and composition of the Company’s portfolio and prevailing market conditions at the time.

A “Liquidity Event” includes: (1) an IPO or listing on a nationally recognized stock exchange or (2) a Sale Transaction. A “Sale Transaction” means (a) the sale of all or substantially all of the Company’s assets to, or other liquidity event with, another entity or (b) a transaction or series of transactions, including by way of merger, consolidation, recapitalization, reorganization, (c) a wind-down or dissolution, or (d) a combination of (a) through (c).

Upon completion of an IPO, pre-existing investors may also be required to enter into a lock-up agreement with the underwriters of the IPO for a period not to exceed 180 days (or such longer period as may be required or determined to be advisable by the underwriters of the IPO based on prevailing market conditions and practice at the time).

Until such time as the Board determines to cause the Company to conduct a Liquidity Event, the Company will remain a privately offered BDC and, in its commercially reasonable judgment, may, but is not required to, conduct repurchases of its shares of common stock from time to time on terms to be determined by the Board. See “Discretionary Repurchase of Shares”.

Each investor will be required to agree to cooperate with the Company and take all actions, execute all documents and provide all consents as may be reasonably necessary or appropriate to consummate an IPO, it being understood that the Company may, without obtaining the consent of any investors, make modifications to the Company’s constitutive documents, capital structure and governance arrangements so long as, in the reasonable opinion of the Board, (x) the economic interests of the investors are not materially diminished or materially impaired, (y) such modifications are consistent with the requirements applicable to BDCs under the 1940 Act and (z) such modifications are not inconsistent with applicable law or the provisions set forth in this Memorandum.

Discretionary Repurchases of Shares

No Right of Redemption

No Shareholder, or any person holding Shares acquired from a Shareholder, has the right to require the Company to repurchase any Shares. No public market for the Shares exists, and none is expected to develop in the future. Consequently, Shareholders may not be able to liquidate their investment other than as a result of repurchases of Shares by the Company, as described below.

Repurchases of Shares

All share repurchases will be made consistent with Section 23(c) of the 1940 Act, as modified by Section 63 of the 1940 Act, and the rules thereunder. No investor has the right to require the Company to redeem his, her or its Shares. Subject to market conditions and the Adviser’s commercially reasonable judgment, the Company may from time to time to offer to repurchase Shares pursuant to written tenders by Shareholders as further described herein. Subject to market conditions, the Adviser may, in its commercially reasonable judgment, cause the Company to repurchase Shares from investors from time to time in an amount not to exceed 2.5% of the Company’s NAV. With respect to any such repurchase offer, investors tendering Shares must do so by a date specified in the notice describing the terms of the repurchase offer (the “Notice Period”). The Notice Period will conclude five (5) days prior to the applicable repurchase date.

There is no minimum portion of an investor’s Shares which must be repurchased in any repurchase offer. The Company has no obligation to repurchase Shares at any time; any such repurchases will only be made at such times, in such amounts and on such terms as may be determined by the Company, in its sole discretion. In determining whether the Company should offer to repurchase Shares, the Board will consider the timing of such an offer, as well as a variety of operational, business and economic factors. In determining whether to accept a recommendation to conduct a repurchase offer at any such time, the Adviser will consider the following factors, among others:

•	whether any Shareholders have requested to tender Shares to the Company;

•	the liquidity of the Company’s assets (including fees and costs associated with redeeming or otherwise withdrawing from investment funds);

•	the investment plans and working capital and reserve requirements of the Company;

•	the relative economies of scale of the tenders with respect to the size of the Company;

•	the history of the Company in repurchasing Shares;

•	the availability of information as to the value of the Company’s Shares in investment funds;

•	the existing conditions of the securities markets and the economy generally, as well as political, national or international developments or current affairs;

•	any anticipated tax consequences to the Company of any proposed repurchases of Shares; and

•	the recommendations of the Adviser.

Any repurchase of Shares from Shareholders would be effected pursuant to written tenders on terms and conditions that the Board deems to be in the best interests of the Company. When the Company determines to repurchase Shares, notice will be provided to Shareholders describing the terms of the offer, containing information Shareholders should consider in deciding whether to participate in the repurchase opportunity and containing information on how to participate. Shareholders deciding whether to tender their Shares during the period that a repurchase offer is open may obtain the Company’s net asset value per share by contacting the Adviser during the period. If a repurchase offer is oversubscribed by investors who tender common Shares, the Company will repurchase a pro rata portion by value of the Shares tendered by each investor, extend the repurchase offer, or take any other action with respect to the repurchase offer permitted by applicable law.

Repurchases of Shares from Shareholders by the Company will be paid promptly in cash. Repurchases will be effective after receipt and acceptance by the Company of eligible written tenders of Shares from Shareholders by the applicable repurchase offer deadline. The Company does not impose any charges in connection with repurchases of Shares.

In the event of a repurchase, Shares will be repurchased by the Company after the Management Fee has been deducted from the Company’s assets as of the end of the month in which the repurchase occurs — i.e., the accrued Management Fee for the period in which Company Shares are to be repurchased is deducted prior to effecting the relevant repurchase of Company Shares. In light of liquidity constraints associated with the Company’s investments, the Company expects to employ the following repurchase procedure:

•

Each repurchase offer will generally commence approximately 90 days prior to the applicable repurchase date. A Shareholder choosing to tender Shares for repurchase must do so by the applicable deadline, which generally will be five days before the repurchase date. Shares of common stock will be valued as of the valuation date. Tenders will be revocable upon written notice to the Company until the end of the Notice Period.

If modification of the Company’s repurchase procedures as described above is deemed necessary to comply with regulatory requirements, the Adviser will adopt revised procedures reasonably designed to provide Shareholders substantially the same liquidity for Shares as would be available under the procedures described above.

Payment for repurchased Shares may require the Company to liquidate portfolio holdings earlier than the Adviser would otherwise have caused these holdings to be liquidated, potentially resulting in losses, and may increase the Company’s investment related expenses as a result of higher portfolio turnover rates

The Adviser intends to take measures to attempt to avoid or minimize potential losses and expenses resulting from the repurchase of Shares.

A Shareholder tendering for repurchase only a portion of the Shareholder’s Shares will be required to maintain an account balance of at least $50,000 after giving effect to the repurchase. If a Shareholder tenders an amount that would cause the Shareholder’s account balance to fall below the required minimum, the Company reserves the right to repurchase all of a Shareholder’s Shares at any time if the aggregate value of such Shareholder’s Shares is, at the time of such compulsory repurchase, less than the minimum initial investment applicable for the Company. This right of the Company to repurchase Shares compulsorily may be a factor which Shareholders may wish to consider when determining the extent of any tender for purchase by a Company. All share repurchases will be made consistent with Section 23(c) of the 1940 Act, as modified by Section 63 of the 1940 Act, and the rules thereunder.

In the event that the Adviser or any of its affiliates holds Shares in the capacity of a Shareholder, the Shares may be tendered for repurchase in connection with any repurchase offer made by the Company. Shareholders who require minimum annual distributions from a retirement account through which they hold Shares should consider the Company’s schedule for repurchase offers and submit repurchase requests accordingly.

Employees

We do not have any employees. We depend on the investment expertise, skill and network of business contacts of the senior investment professionals of the Adviser, who evaluate, negotiate, structure, execute, monitor and service our investments in accordance with the terms of the Advisory Agreement.

Emerging Growth Company

We are an emerging growth company as defined in the JOBS Act and we are eligible to take advantage of certain specified reduced disclosure and other requirements that are otherwise generally applicable to public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). We expect to remain an emerging growth company for up to five years following the completion of our initial public offering (“IPO”) or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues equals or exceeds $1.07 billion, (ii) December 31 of the fiscal year that we become a “large accelerated filer” as defined in Rule 12b-2 under the 1934 Act which would occur if the market value of our common stock that is held by non-affiliates exceeds $700.0 million as of the last business day of our most recently completed second fiscal quarter and we have been publicly reporting for at least 12 months or (iii) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the preceding three-year period. In addition, we will take advantage of the extended transition period provided in Section 7(a)(2)(B) of the 1933 Act for complying with new or revised accounting standards.

Distribution Reinvestment Plan

The Company intends to make quarterly distributions to its Shareholders out of assets legally available for distribution. The amount of distributions, if any, will be determined by the Board.

The Company has adopted a distribution reinvestment plan pursuant to which Shareholders may elect to have their distributions automatically reinvested in additional shares of the Company’s common stock, rather than receiving distributions. As a result, if the Board authorizes, and the Company declares a distribution, then Shareholders who have opted into the Company’s distribution reinvestment plan will have their distribution automatically reinvested in additional shares of the Company rather than receiving the distribution in cash. Any fractional share of the Company’s common stock otherwise issuable to a participant in the distribution reinvestment plan will instead be paid in cash.

No action will be required on the part of a registered Shareholder to receive his, her, or its dividend in cash. A registered shareholder that wishes to participate in the distribution reinvestment plan must notify U.S. Bank Global Fund Services in writing no later than ten calendar days prior to the record date for any dividend or other distribution and such election will remain in place until the Shareholder notifies U.S. Bank Global Fund Services otherwise.

The Private Offering

Pursuant to the Private Offering, we are offering shares of our common stock to “accredited investors” as defined in Rule 501(a) of Regulation D promulgated under the 1933 Act in reliance on exemptions from the registration requirements of the 1933 Act. There will be no limit on the number of shares or the amount of capital raised in connection with the Private Offering. Each investor will make a capital commitment to purchase shares of our common stock pursuant to a subscription agreement entered into with us. At each closing in the Private Offering, investors will be required to purchase additional Shares up to the amount of their respective unfunded capital commitments. As discussed above, the Initial Closing Date of the Private Offering is expected to occur during the fourth quarter of 2021. Subsequent Closings are expected to occur from time to time as determined by the Company.

Regulation as a Business Development Company

The following discussion is a general summary of the material provisions governing BDCs generally. It does not purport to be a complete description of all of the laws and regulations affecting BDCs.

A BDC is regulated by the 1940 Act. A BDC must be organized in the U.S. for the purpose of investing in or primarily to private companies and making significant managerial assistance available to them.

The Company may not change the nature of its business so as to cease to be, or withdraw our election as, a BDC unless authorized by a vote of a majority of its outstanding voting securities, as required by the 1940 Act. A majority of the outstanding voting securities of a company is defined under the 1940 Act as the lesser of: (a) 67% or more of such company’s voting securities present at a meeting if more than 50% of the outstanding voting securities of such company are present or represented by proxy, or (b) more than 50% of the outstanding voting securities of such company. However, by signing a Subscription Agreement with the Company, each Shareholder is providing the approval required by the 1940 Act to effectuate the withdrawal of the Company’s election to be regulated as a BDC (i) concurrently with the liquidation or dissolution of the Company, or (ii) in connection with an IPO (including any transaction effectuated in connection therewith), provided that the exchange-listed successor entity has elected to be regulated as a BDC. The Company does not anticipate any substantial change in the nature of our business.

As with other companies regulated by the 1940 Act, a BDC must adhere to certain substantive regulatory requirements. A majority of the Company’s directors must be persons who are not interested persons, as that term is defined in the 1940 Act. Additionally, the Company is required to provide and maintain a bond issued by a reputable fidelity insurance company to protect the BDC. Furthermore, as a BDC, the Company is prohibited from protecting any director or officer against any liability to the Company or its Shareholder arising from willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such person’s office.

As a BDC, the Company is required to meet an asset coverage ratio, reflecting the value of our total assets to our total senior securities, which include all of our borrowings and any preferred common stock we may issue in the future, of at least 200% (or 150% if certain conditions are met). The Company may also be prohibited under the 1940 Act from knowingly participating in certain transactions with our affiliates without the prior approval of directors who are not interested persons and, in some cases, prior approval by the SEC.

The Company is generally not able to issue and sell shares of its common stock at a price below NAV per share without Shareholder approval. The Company may, however, in accordance with the conditions set forth in Section 63(2) of the 1940 Act, sell shares of our common stock, or warrants, options or rights to acquire our shares of common stock, at a price below the then-current NAV of the shares if the Board determines that such sale is in the best interests of the Company and the Shareholders, and the Shareholders approve such sale.

The Company will, from time to time, be examined by the SEC for compliance with the federal securities laws, including the 1940 Act.

Qualifying Assets

Under the 1940 Act, a BDC may not acquire any asset other than assets of the type listed in Section 55(a) of the 1940 Act, which are referred to as qualifying assets, unless, at the time the acquisition is made, qualifying assets represent at least 70% of the BDC’s total assets. The principal categories of qualifying assets relevant to our business are the following:

(1)

Securities purchased in transactions not involving any public offering from the issuer of such securities, which issuer (subject to certain limited exceptions) is an eligible portfolio company, or from any person who is, or has been during the preceding 13 months, an affiliated person of an eligible portfolio company, or from any other person, subject to such rules as may be prescribed by the SEC. An eligible portfolio company is defined in the 1940 Act as any issuer which:

(a)	is organized under the laws of, and has its principal place of business in, the U.S.;

(b)	is not an investment company (other than a small business investment company wholly owned by the BDC); and

(c)	satisfies any of the following:

i.	does not have any class of securities that is traded on a national securities exchange;

ii.	has a class of securities listed on a national securities exchange, but has an aggregate market value of outstanding voting and non-voting common equity of less than $250 million;

iii.	is controlled by a BDC or a group of companies including a BDC and the BDC has an affiliated person who is a director of the eligible portfolio company; or

iv.	is a small and solvent company having total assets of not more than $4.0 million and capital and surplus of not less than $2.0 million.

(2)

Securities of any eligible portfolio company that the Company controls. Control under the 1940 Act is presumed to exist where a BDC beneficially owns more than 25% of the outstanding voting securities of the portfolio company.

(3)

Securities purchased in a private transaction from a U.S. issuer that is not an investment company or from an affiliated person of the issuer, or in transactions incident thereto, if the issuer is in bankruptcy or subject to reorganization under the supervision of a court or if the issuer, immediately prior to the purchase of its securities, was unable to meet its obligations as they came due without material assistance other than conventional lending or financing arrangements.

(4)

Securities of an eligible portfolio company purchased from any person in a private transaction if there is no ready market for such securities and the Company already owns 60% of the outstanding equity of the eligible portfolio company.

(5)	Securities received in exchange for or distributed on or with respect to securities described in (1) through (4) above, or pursuant to the exercise of warrants or rights relating to such securities.

(6)	Cash, cash equivalents, U.S. government securities or high-quality debt securities maturing in one year or less from the time of investment.

(7)

Office furniture and equipment, interests in real estate and leasehold improvements and facilities maintained to conduct the business operations of the BDC, deferred organization and operating expenses, and other noninvestment assets necessary and appropriate to its operations as a BDC, including notes of indebtedness of directors, officers, employees, and general partners held by a BDC as payment for securities of such company issued in connection with an executive compensation plan described in Section 57(j) of the 1940 Act.

Under Section 55(b) of the 1940 Act, the value of a BDC’s assets will be determined as of the date of the most recent financial statements filed by such company with the SEC pursuant to Section 13 of the Exchange Act, and will be determined no less frequently than annually.

Prior to January 19, 2021, except for registered money market funds, BDCs were prohibited from acquiring more than 3% of the voting stock of any registered investment company, investing more than 5% of the value of their total assets in the securities of one investment company, or investing more than 10% of the value of their total assets in the securities of more than one investment company without obtaining exemptive relief from the SEC. However, the SEC adopted new rules, which became effective on January 19, 2021, that allow us to acquire the securities of other investment companies in excess of the 3%, 5%, and 10% limitations without obtaining exemptive relief if we comply with certain conditions. If we invest in securities issued by investment companies, if any, it should be noted that such investments might subject our Shareholders to additional expenses as they will be indirectly responsible for the costs and expenses of such companies.

Assistance to Portfolio Companies

As a BDC, the Company will offer, and must provide upon request, significant managerial assistance to its portfolio companies. This assistance could involve, among other things, monitoring the operations of portfolio companies, participating in board and management meetings, consulting with and advising officers of portfolio companies and providing other organizational and financial guidance. The Company may also receive fees for these services. The Adviser will provide such managerial assistance, if any, on the Company’s behalf to portfolio companies that request this assistance. However, any fees received for the provision of managerial assistance must be retained by the BDC.

Special Provisions for Preferred Stock

If the Company were to issue shares of preferred stock, holders of such shares would be entitled to elect at least two directors of the Company and under certain circumstances a majority of the directors.

Temporary Investments

Pending investment in other types of “qualifying assets,” as described above, the Company’s investments may consist of cash, cash equivalents, U.S. government securities or high-quality investment grade debt securities maturing in one year or less from the time of investment, which we refer to, collectively, as temporary investments, so that 70% of the Company’s assets are qualifying assets. Typically, we will invest in U.S. Treasury bills or in repurchase agreements, provided that such repurchase agreements are fully collateralized by cash or securities issued by the U.S. government or its agencies. A repurchase agreement involves the purchase by an investor, such as the Company, of a specified security and the simultaneous agreement by the seller to repurchase it at an agreed-upon future date and at a price which is greater than the purchase price by an amount that reflects an agreed-upon interest rate. There is no percentage restriction on the proportion of the Company’s assets that may be invested in such repurchase agreements. However, if more than 25% of the Company’s total assets constitute repurchase agreements from a single counterparty, the Company would not meet the diversification tests in order to qualify as a RIC for U.S. federal income tax purposes. Thus, the Company does not intend to enter into repurchase agreements with a single counterparty in excess of this limit. The Adviser will monitor the creditworthiness of the counterparties with which we enter into repurchase agreement transactions.

Senior Securities

The Company is generally permitted, under specified conditions, to issue multiple classes of indebtedness and one class of stock senior to its common stock if its asset coverage, as defined in the 1940 Act, would at least equal 150% immediately after each such issuance, subject to Shareholder approval of the 150% minimum asset coverage ratio. The Company has received Shareholder approval to adopt the reduced minimum asset coverage ratio of 150% prior to the Initial Closing Date. See “Certain Risks – Risks Related to our Business and Structure – The 1940 Act allows us to incur additional leverage.” In addition, while any senior securities remain outstanding, the Company must make provisions to prohibit any distribution to our shareholders or the repurchase of such securities or shares unless the Company meets the applicable asset coverage ratios at the time of the distribution or repurchase. The Company may also borrow amounts up to 5% of the value of our gross assets for temporary purposes without regard to asset coverage.

Code of Ethics

The Company and the Adviser have each adopted a code of ethics pursuant to Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act, respectively, which establish procedures for personal investments and restricts certain transactions by personnel. The code of ethics generally does not permit investments by employees in securities that may be purchased or held by the Company.

The Company and the Adviser are required to adopt and implement written policies and procedures reasonably designed to detect and prevent violation of the federal securities laws. As a BDC, the Company will be required to review these compliance policies and procedures annually for their adequacy and the effectiveness of their implementation and designate a chief compliance officer to be responsible for administering the policies and procedures.

As a BDC, the Company will be required to provide and maintain a bond issued by a reputable fidelity insurance company to protect the Company against larceny and embezzlement.

Proxy Voting Policies and Procedure

We have delegated our proxy voting responsibility to the Adviser. A summary of the Proxy Voting Policies and Procedures of our adviser are set forth below. The guidelines are reviewed periodically by the Adviser and our non-interested directors, and, accordingly, are subject to change.

As an investment adviser registered under the Advisers Act, the Adviser has a fiduciary duty to act solely in the best interests of its clients. As part of this duty, it recognizes that it must vote securities held by its clients in a timely manner free of conflicts of interest. These policies and procedures for voting proxies for investment advisory clients are intended to comply with Section 206 of, and Rule 206(4)-6 under, the Advisers Act.

The Adviser votes proxies relating to our portfolio securities in the best interest of Shareholders. The Adviser reviews on a case-by-case basis each proposal submitted for a proxy vote to determine its impact on our investments. Although it generally votes against proposals that may have a negative impact on our investments, it may vote for such a proposal if there exists compelling long-term reasons to do so. The proxy voting decisions of the Adviser are made by the senior investment professionals who are responsible for monitoring each of our investments. To ensure that our vote is not the product of a conflict of interest, it requires that: (i) anyone involved in the decision making process disclose to a managing member of the Adviser any potential conflict that he or she is aware of and any contact that he or she has had with any interested party regarding a proxy vote; and (ii) employees involved in the decision making process or vote administration are prohibited from revealing how we intend to vote on a proposal in order to reduce any attempted influence from interested parties.

You may obtain information about how we voted proxies by making a written request for proxy voting information to: MSD Investment Corp., 645 Fifth Ave, 21st Floor, New York, NY 10022-5910.

Privacy Policy

We are committed to maintaining the privacy of our Shareholders and to safeguarding their non-public personal information. The following information is provided to help you understand what personal information we may have access to, how we protect that information and why, in certain cases, we may share information with select other parties.

Generally, we do not receive any non-public personal information relating to our Shareholders, although certain non-public personal information of our Shareholders may become available to us. We do not disclose any non-public personal information about our Shareholders or former shareholders to anyone, except as permitted by law or as is necessary in order to service Shareholder accounts (for example, through a transfer agent or third-party administrator).

We restrict access to non-public personal information about our Shareholders to employees of our investment adviser and its affiliates with a legitimate business need for the information. We maintain physical, electronic and procedural safeguards designed to protect the non-public personal information of our Shareholders.

Reporting Obligations

We will furnish our Shareholders with annual reports containing audited financial statements, quarterly reports, and such other periodic reports as we determine to be appropriate or as may be required by law. We are filing this Registration Statement with the SEC voluntarily with the intention of establishing the Company as a reporting company under the Exchange Act. Upon the effectiveness of this Registration Statement, we will be required to comply with all periodic reporting, proxy solicitation and other applicable requirements under the Exchange Act. The SEC maintains an Internet site that contains reports, proxy and information statements and other information filed electronically by us with the SEC, which are available on the SEC’s website at http://www.sec.gov. Copies of these reports, proxy and information statements and other information may be obtained, after paying a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov

Certain U.S. Federal Income Tax Considerations

The following discussion is a brief summary of some of the U.S. federal income tax considerations relevant to an investment in the Company as a Shareholder, including U.S. federal income tax considerations applicable to the Company. This summary does not purport to be a complete description of the U.S. federal income tax considerations applicable to such an investment. For example, we have not described tax consequences that may be relevant to certain types of Shareholders subject to special treatment under U.S. federal income tax laws, including Shareholders subject to the alternative minimum tax, tax-exempt organizations, insurance companies, dealers in securities, pension plans and trusts and financial institutions. This summary assumes that Shareholders hold shares of the Company’s common stock as capital assets (within the meaning of the Code). This summary based upon the Code, the regulations promulgated thereunder, published rulings of the Internal Revenue Service “IRS” and court decisions, all as in effect on the date of this Memorandum. All of the above authorities are subject to change (possibly retroactively) by legislative or administrative action. The Company has not sought and will not seek any ruling from the IRS regarding this offering.

For purposes of this discussion, a “U.S. Holder” is a Shareholder, in each case, that is, for U.S. federal income tax purposes: (a) an individual who is a citizen or resident of the United States; (b) a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (c) an estate, the income of which is subject to U.S. federal income taxation regardless of its source or (d) a trust if a court within the United States can exercise primary supervision over its administration and certain other conditions are met. A “Non-U.S. Holder” is a Shareholder who is not a U.S. Holder.

THIS SUMMARY DOES NOT DISCUSS ALL OF THE U.S. FEDERAL INCOME TAX CONSIDERATIONS THAT MAY BE RELEVANT TO A PARTICULAR INVESTOR AND DOES NOT CONSTITUTE LEGAL OR TAX ADVICE. ACCORDINGLY, PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISERS REGARDING THE SPECIFIC U.S. FEDERAL, STATE, LOCAL, ESTATE AND FOREIGN TAX CONSEQUENCES OF INVESTING IN THE COMPANY.

Taxation as a RIC

Following the Company’s conversion to a corporation effective as of 12:01 a.m. on January 1, 2022, the Company intends to qualify as a RIC for U.S. federal income tax purposes as of January 1, 2022. As a RIC, the Company will be able to deduct qualifying distributions to its Shareholders, so that it is subject to U.S. federal income taxation only in respect of earnings that it retains and does not distribute. In addition, certain distributions made to the Company’s Shareholders may be eligible for look-through tax treatment determined by reference to the earnings from which the distribution is made.

In order to qualify as a RIC, the Company must, among other things,

(a)	at all times during each taxable year maintain its election under the 1940 Act to be treated as a BDC;

(b)

derive in each taxable year at least 90% of its gross income from dividends, interest, gains from the sale or other disposition of stock or securities and other specified categories of investment income; and

(c)	diversify its holdings so that, subject to certain exceptions and cure periods, at the end of each quarter of its taxable year

(i)

at least 50% of the value of its total assets is represented by cash and cash items, U.S. government securities, the securities of other RICs and “other securities,” provided that such “other securities” will not include any amount of any one issuer, if its holdings of such issuer are greater in value than 5% of its total assets or greater than 10% of the outstanding voting securities of such issuer, and

(ii)

no more than 25% of the value of its assets may be invested in securities of any one issuer, the securities of any two or more issuers that are controlled by the Company and are engaged in the same or similar or related trades or business (excluding U.S. government securities and securities of other RICs), or the securities of one or more “qualified publicly traded partnerships.”

As a RIC, in any taxable year with respect to which the Company distributes (or is treated as distributing) at least 90% of its investment company taxable income (which includes, among other items, dividends, interest and the excess of any net short-term capital gains over net long-term capital losses and other taxable income other than any net capital gain reduced by deductible expenses), the Company generally will not be subject to corporate-level U.S. federal income tax on its investment company taxable income and capital gain net income that are timely distributed to Shareholders. The Company will be subject to U.S. federal income tax at the regular corporate tax rate on any income or capital gain not distributed (or deemed distributed) to its shareholders. In addition, the Company will be subject to a 4% nondeductible U.S. federal excise tax on certain undistributed income, unless it distributes (or be deemed to have distributed) during each calendar year an amount equal to the sum of:

(1)	at least 98% of its net ordinary income (not taking into account any capital gains or losses) for the calendar year;

(2)	at least 98.2% of its capital gains in excess of its capital losses (adjusted for certain ordinary losses) for a one-year period generally ending on October 31 of the calendar year; and

(3)	any net ordinary income and capital gain net income that it recognized in preceding years, but were not distributed during such years, and on which the Company paid no U.S. federal income tax.

The Company is generally expected to distribute substantially all of its earnings on a quarterly basis, though one or more of the considerations described below could result in the deferral of dividend distributions until the end of the fiscal year:

(1)

The Company may make investments that are subject to tax rules that require it to include amounts in income before cash corresponding to that income is received, or that defer or limit the Company’s ability to claim the benefit of deductions or losses. For example, if the Company holds securities issued with original issue discount, such discount will be included in income in the taxable year of accrual and before any corresponding cash payments are received.

(2)

In cases where the Company’s taxable income exceeds its available cash flow, the Company will need to fund distributions with the proceeds of sale of securities or with borrowed money, and will raise funds for this purpose opportunistically over the course of the year.

In certain circumstances (e.g., where the Company is required to recognize income before or without receiving cash representing such income), the Company may have difficulty making distributions in the amounts necessary to satisfy the requirements for maintaining RIC status and for avoiding income and excise taxes. Accordingly, the Company may have to sell investments at times it would not otherwise consider advantageous, raise additional debt or equity capital or reduce new investment originations to meet these distribution requirements. If the Company is not able to obtain cash from other sources, it may fail to qualify as a RIC and thereby be subject to corporate-level U.S. federal income tax.

Although the Company does not presently expect to do so, it will be authorized to borrow funds and to sell assets in order to satisfy distribution requirements. However, under the 1940 Act, it will not be permitted to make distributions to its Shareholders while its debt obligations and other senior securities are outstanding unless certain “asset coverage” tests are met. See “1940 Act Regulation and Other Considerations—Senior Securities.” Moreover, the Company’s ability to dispose of assets to meet distribution requirements may be limited by (1) the nature of its portfolio, which will be comprised primarily of senior secured loans and notes sourced in both the private and more broadly syndicated markets and/or (2) other requirements relating to its qualification as a RIC, including the diversification tests. If the Company disposes of assets in order to meet the annual distribution requirement or to avoid the excise tax, it may make such dispositions at times that, from an investment standpoint, are not advantageous.

Certain of the Company’s investment practices may be subject to special and complex U.S. federal income tax provisions that may, among other things: (i) disallow, suspend or otherwise limit the allowance of certain losses or deductions; (ii) convert lower taxed long- term capital gain into higher taxed short-term capital gain or ordinary income; (iii) convert an ordinary loss or a deduction into a capital loss (the deductibility of which is more limited); (iv) cause the Company to recognize income or gain without a corresponding receipt of cash; (v) adversely affect the time as to when a purchase or sale of securities is deemed to occur; (vi) adversely alter the characterization of certain complex financial transactions; and (vii) produce income that will not be qualifying income for purposes of the 90% gross income test described above.

While the Company is expected to distribute any income and capital gains in the manner necessary to minimize imposition of the nondeductible 4% U.S. federal excise tax, it may not be able to distribute amounts sufficient to avoid the imposition of the tax entirely. In that event, the Company will be liable for the tax only on the amount by which it does not meet the foregoing distribution requirement. Under certain circumstances, the Adviser may, in its sole discretion, determine that it is in the interests of the Company to retain rather than distribute some amount of income and capital gains, and accordingly cause the Company to bear the U.S. federal excise tax burden associated therewith.

If in any particular taxable year, the Company does not qualify as a RIC, all of the Company’s taxable income (including capital gain net income) will be subject to U.S. federal income tax at regular corporate rates (and also will be subject to any applicable state and local taxes) without any deduction for distributions to Shareholders. The Company would not be required to make any distributions and any distributions made by the Company, including distributions of net long-term capital gain, will be taxable to Shareholders as ordinary dividends to the extent of the Company’s current and accumulated earnings and profits. Subject to certain limitations under the Code, corporate Shareholders would generally be eligible to claim a dividend received deduction with respect to such dividend; non-corporate Shareholders would generally be able to treat such distributions as “qualified dividend income,” which is subject to reduced rates of U.S. federal income tax. Distributions in excess of current and accumulated earnings and profits would be treated first as a return of capital to the extent of the Shareholder’s tax basis, and any remaining distributions would be treated as a capital gain. In order to requalify as a RIC, in addition to the other requirements discussed above, the Company would be required to distribute all previously undistributed earnings attributable to the period that the Company failed to qualify as a RIC by the end of the first year that the Company intends to requalify as a RIC. If the Company fails to requalify as a RIC for a period greater than two taxable years, the Company may be subject to U.S. federal income tax at regular corporate rates on any net built-in gains with respect to certain assets (i.e., the excess of the aggregate gains, including items of income, over aggregate losses that would have been realized with respect to such assets if the Company had been liquidated) that the Company elects to recognize on requalification or when recognized over the next five years.

In the event the Company invests in foreign securities, it may be subject to withholding and other foreign taxes with respect to those securities. The Company is not expected to satisfy the requirement to pass through to Shareholders their share of any foreign taxes paid by the Company.

The Company may invest in entities that constitute passive foreign investment companies or “PFICs.” If the Company acquires shares in a PFIC (including equity tranche investments in CLOs that are PFICs), it may be subject to U.S. federal income tax on a portion of any “excess distribution” or gain from the disposition of such shares even if such income is distributed as a taxable dividend by the Company to its Shareholders. Additional charges in the nature of interest may be imposed on the Company in respect of deferred taxes arising from any such excess distributions or gains. If the Company invests in a PFIC and elects to treat the PFIC as a “qualified electing fund” under the Code, or a QEF, in lieu of the foregoing requirements, it will be required to include in income each year its proportionate share of the ordinary earnings and net capital gain of the PFIC, even if such income is not distributed to it. Alternatively, the Company can elect to mark-to-market at the end of each taxable year its shares in a PFIC; in this case, it will recognize as ordinary income any increase in the value of such shares, and as ordinary loss any decrease in such value to the extent it does not exceed prior increases included in its income. Under either election, the Company may be required to recognize in a year income in excess of its distributions from PFICs and its proceeds from dispositions of PFIC stock during that year, and it must distribute such income to satisfy the annual distribution requirement and will be taken into account for purposes of the 4% excise tax.

If the Company holds more than 10% of the shares in a foreign corporation that is treated as a controlled foreign corporation, or “CFC,” (including equity tranche investments in a CLO treated as a CFC), it may be treated as receiving a deemed distribution (taxable as ordinary income) each year from such foreign corporation in an amount equal to the Company’s pro rata share of the corporation’s income for the tax year (including both ordinary earnings and capital gains), whether or not the corporation makes an actual distribution during such year. This deemed distribution is required to be included in the income of a U.S. Shareholder of a CFC regardless of whether the shareholder has made a QEF election with respect to such CFC. In general, a foreign corporation will be classified as a CFC if more than 50% of the shares of the corporation, measured by reference to combined voting power or value, is owned (directly, indirectly or by attribution) by U.S. Shareholders. A “U.S. Shareholder,” for this purpose, is any U.S. person that possesses (actually or constructively) 10% or more of the combined voting power or 10% or more of the total value of all classes of shares of a corporation. If the Company is treated as receiving a deemed distribution from a CFC, it will be required to include such distribution in its investment company taxable income regardless of whether it receives any actual distributions from such CFC, and it must distribute such income to satisfy the annual distribution requirement and will be taken into account for purposes of the 4% excise tax.

Income inclusions from a QEF or a CFC will be “good income” for purposes of the 90% gross income test described above provided that they are derived in connection with the Company’s business of investing in stocks and securities or the QEF or the CFC distributes such income to the Company in the same taxable year to which the income is included in the Company’s income.

Under Section 988 of the Code, gain or loss attributable to fluctuations in exchange rates between the time the Company accrues income, expenses, or other liabilities denominated in a foreign currency and the time it actually collects such income or pays such expenses or liabilities are generally treated as ordinary income or loss. Similarly, gain or loss on foreign currency forward contracts and the disposition of debt denominated in a foreign currency, to the extent attributable to fluctuations in exchange rates between the acquisition and disposition dates, are also treated as ordinary income or loss.

Taxation of U.S. Holders

Distributions from the Company’s investment company taxable income (consisting generally of net investment income, net short-term capital gain, and net gains from certain foreign currency transactions) generally will be taxable to U.S. Holders as ordinary income to the extent made out of the Company’s current or accumulated earnings and profits. Distributions generally will not be eligible for the dividends received deduction allowed to corporate Shareholders or for treatment by individual Shareholders as qualified dividend income. Distributions that the Company designates as net capital gain distributions will be taxable to U.S. Holders as long-term capital gain regardless of how long such U.S. Holders have held their shares. Distributions in excess of the Company’s current and accumulated earnings and profits first will reduce a U.S. Holder’s adjusted tax basis in such U.S. Holder’s common stock and, after the adjusted tax basis is reduced to zero, will constitute capital gains to such U.S. Holder.

Distributions declared by the Company in October, November, or December of any year and payable to Shareholders of record on a specified date in such a month will be deemed to have been paid by the Company on December 31st of the previous calendar year if the distributions are paid during the following January. Accordingly, distributions received in January may be subject to taxation in the preceding year.

Although the Company intends to distribute any net long-term capital gains at least annually, it may in the future decide to retain some or all of its net long-term capital gains but designate the retained amount as a “deemed distribution.” In that case, among other consequences, the Company will pay corporate-level U.S. federal income tax on the retained amount, each U.S. Holder will be required to include its share of the deemed distribution in income as if it had been distributed to the U.S. Holder, and the U.S. Holder will be entitled to claim a credit equal to its allocable share of the tax paid on the deemed distribution by the Company. The amount of the deemed distribution net of such tax will be added to the U.S. Holder’s tax basis for their common stock or preferred stock. Since the Company expects to pay U.S. federal income tax on any retained capital gains at its regular corporate capital gain tax rate, and since that rate is in excess of the maximum rate currently payable by non-corporate U.S. Holders on long-term capital gains, the amount of tax that non-corporate U.S. Holders will be treated as having paid and for which they will receive a credit will exceed the tax they owe on the retained net capital gains. Such excess generally may be claimed as a credit against the U.S. Holder’s other U.S. federal income tax obligations or may be refunded to the extent it exceeds a Shareholder’s liability for federal income tax. A Shareholder that is not subject to federal income tax or otherwise required to U.S. file a federal income tax return would be required to file a U.S. federal income tax return on the appropriate form to claim a refund for the taxes paid by the Company. To utilize the deemed distribution approach, the Company must provide written notice to its Shareholders. The Company cannot treat any of its investment company taxable income as a “deemed distribution.”

If a U.S. Holder sells or exchanges its shares of the Company, the holder will recognize gain or loss equal to the difference between its adjusted basis in the shares sold and the amount received. Any such gain or loss will be treated as a capital gain or loss and will be long-term capital gain or loss if the shares have been held for more than one year. Any loss recognized on a sale or exchange of shares that were held for six months or less will be treated as long-term, rather than short-term, capital loss to the extent of any capital gain distributions previously received (or deemed to be received) thereon.

In general, U.S. Holders taxed at individual rates currently are subject to a maximum U.S. federal income tax rate of 20% on their recognized net capital gain (i.e., the excess of recognized net long-term capital gains over recognized net short-term capital losses, subject to certain adjustments), including any long-term capital gain derived from an investment in the Company’s shares. Such rate is lower than the maximum rate on ordinary income currently payable by such U.S. Holders. In addition, individuals with modified gross incomes in excess of $200,000 ($250,000 in the case of married individuals filing jointly) and certain estates and trusts are subject to an additional 3.8% tax on their “net investment income,” which generally includes gross income from interest, dividends, annuities, royalties, and rents, and net capital gains (other than certain amounts earned from trades or businesses), reduced by certain deductions allocable to such income. Corporate U.S. Holders currently are subject to U.S. federal income tax on net capital gain at the maximum 21% rate also applied to ordinary income. Non-corporate U.S. Holders with net capital losses for a year (i.e., capital losses in excess of capital gains) generally may deduct up to $3,000 of such losses against their ordinary income each year. Any net capital losses of a non-corporate U.S. Holder in excess of $3,000 generally may be carried forward and used in subsequent years as provided in the Code. Corporate U.S. Holders generally may not deduct any net capital losses for a year, but may carry back such losses for three years or carry forward such losses for five years.

Under applicable Treasury regulations, if a U.S. Holder recognizes a loss with respect to shares of $2 million or more for a non-corporate U.S. Holder or $10 million or more for a corporate U.S. Holder in any single taxable year (or a greater loss over a combination of years), the U.S. Holder must file with the IRS a disclosure statement on Form 8886. Direct U.S. Holders of portfolio securities are in many cases excepted from this reporting requirement, but under current guidance, U.S. Holders of a RIC are not excepted. Future guidance may extend the current exception from this reporting requirement to U.S. Holders of most or all RICs. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. U.S. Holders should consult their own tax advisers to determine the applicability of these regulations in light of their individual circumstances.

Backup Withholding. The Company or the applicable withholding agent will be required to withhold U.S. federal income tax (“backup withholding”) at the then applicable rate from all taxable distributions to any non-corporate U.S. Holder (1) who fails to furnish the Company with a correct taxpayer identification number or a certificate that such Shareholder is exempt from backup withholding or (2) with respect to whom the IRS notifies the Company that such Shareholder has failed to properly report certain interest and dividend income to the IRS and to respond to notices to that effect. An individual’s taxpayer identification number is his or her social security number. Any amount withheld under backup withholding is allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle such Shareholder to a refund, provided that proper information is timely provided to the IRS.

Limitations on Deductibility of Certain Losses and Expenses. A “publicly offered” RIC is a RIC whose shares are either (1) continuously offered pursuant to a public offering, (2) regularly traded on an established securities market or (3) held by at least 500 persons at all times during the taxable year. If the Company is not treated as a “publicly offered” RIC, for any calendar year, then a U.S. Holder that is an individual, estate or trust may be subject to limitations on “miscellaneous itemized deductions” (which are currently not deductible and, beginning in 2026, will be deductible only to the extent they exceed 2% of such a U.S. holder’s adjusted gross income and are not deductible for alternative minimum tax purposes) in respect of its share of expenses that the Company incurs, to the extent that the expenses would have been subject to limitations if the holder had incurred them directly. In this case, the Company would be required to report the relevant income and expenses, including the Management Fee, on Form 1099-DIV, and affected holders will be required to take into account their allocable share of such income and expenses. There is no assurance that the Company will be treated as a “publicly offered regulated investment company” at all times.

Tax-Exempt Investors. The direct conduct by a tax-exempt U.S. Holder of the activities that the Company is expected to conduct could give rise to UBTI. However, a BDC is a corporation for U.S. federal income tax purposes and its business activities generally will not be attributed to its Shareholders for purposes of determining treatment under current law. Therefore, a tax-exempt U.S. Holder should generally not be subject to U.S. federal income taxation solely as a result of the holder’s ownership of the Company’s shares and receipt of dividends that it pays. Moreover, under current law, if the Company incurs indebtedness, such indebtedness will not be attributed to portfolio investors in its stock. Therefore, a tax-exempt U.S. Holder should not be treated as earning income from “debt-financed property” and dividends paid by the Company should not be treated as “unrelated debt-financed income” solely as a result of indebtedness that the Company incurs. Proposals periodically are made to change the treatment of “blocker” investment vehicles interposed between tax-exempt investors and non-qualifying investments. In the event that any such proposals were to be adopted and applied to BDCs, the treatment of dividends payable to tax-exempt U.S. Holders could be adversely affected.

Under a Notice issued by the IRS, the Code and Treasury regulations to be issued, a portion of a fund’s income from a U.S. real estate investment trust, or “REIT,” that is attributable to the REIT’s residual interest in a real estate mortgage investment conduit (REMIC) or equity interests in a “taxable mortgage pool” (referred to in the Code as an excess inclusion) will be subject to federal income tax in all events. The excess inclusion income of a RIC will be allocated to shareholders of the RIC in proportion to the dividends received by such shareholders, with the same consequences as if the shareholders held the related REMIC residual interest or, if applicable, taxable mortgage pool directly. In general, excess inclusion income allocated to shareholders (i) cannot be offset by net operating losses (subject to a limited exception for certain thrift institutions), (ii) will constitute unrelated business taxable income (UBTI) to entities (including qualified pension plans, individual retirement accounts, or other tax-exempt entities) subject to tax on UBTI, thereby potentially requiring such an entity that is allocated excess inclusion income, and otherwise might not be required to file a tax return, to file a tax return and pay tax on such income, and (iii) in the case of a foreign Shareholder, will not qualify for any reduction in U.S. federal withholding tax. In addition, if at any time during any taxable year a “disqualified organization” (which generally includes certain cooperatives, governmental entities, and tax-exempt organizations not subject to UBTI) is a record holder of a share in RIC, then the RIC will be subject to a tax equal to that portion of its excess inclusion income for the taxable year that is allocable to the disqualified organization, multiplied by the highest federal income tax rate imposed on corporations. The Notice imposes certain reporting requirements upon RICs that have excess inclusion income. There can be no assurance as to whether the Company will have excess inclusion income that is allocated to its Shareholders.

Taxation of Non-U.S. Holders

Dividends that the Company pays to a non-U.S. Holder generally will be subject to U.S. withholding tax at a 30% rate unless (i) the holder qualifies for, and complies with the procedures for claiming, an exemption or reduced rate under an applicable income tax treaty, or (ii) the holder qualifies, and complies with the procedures for claiming, an exemption by reason of its status as a foreign government-related entity.

Certain properly reported dividends are generally exempt from withholding of U.S. federal income tax where paid in respect of a RIC’s (i) “qualified net interest income” (generally, its U.S.-source interest income, other than certain contingent interest and interest from obligations of a corporation or partnership in which the RIC or the non-U.S. Holder is at least a 10% Shareholder, reduced by expenses that are allocable to such income) or (ii) “qualified short-term capital gains” (generally, the excess of the RIC’s net short-term capital gain, other than short-term capital gains recognized on the disposition of U.S. real property interests, over the RIC’s long-term capital loss), as well as if certain other requirements are satisfied. Nevertheless, no assurance can be given as to whether any of the Company’s distributions will be eligible for this exemption from withholding of U.S. federal income tax or, if eligible, will be reported as such by the Company. Furthermore, in the case of shares of Company stock held through an intermediary, the intermediary may have withheld U.S. federal income tax even if the Company reported the payment as an interest-related dividend or short-term capital gain dividend. Since the Company’s common stock is subject to significant transfer restrictions, and an investment in the Company’s common stock will generally be illiquid, non-U.S. Holders whose distributions on the Company’s common stock are subject to withholding of U.S. federal income tax may not be able to transfer their shares of the Company’s common stock easily or quickly or at all.

Under current law, a non-U.S. Holder who does not hold the Company’s shares as part of U.S. trade or business generally is not subject to U.S. federal income tax on gain realized on a sale or exchange of the Company’s shares unless (i) in the case of an individual non-U.S. Holder, such holder is physically present in the United States for at least 183 days during the taxable year and meets certain other requirements, or (ii) at any time during the shorter of the period during which the non-U.S. Holder held such Company shares and the five-year period ending on the date of the disposition of those shares, the Company was a “U.S. real property holding corporation” (as defined below) and the non-U.S. Holder actually or constructively held more than 5% of the Company shares of the same class. In the case of a disposition described in clause (ii) of the preceding sentence, the gain would be taxed in the same manner as for a domestic Company shareholder and in certain cases will be collected through withholding at the source in an amount equal to 15% of the sales proceeds. The Company does not anticipate that it will be a U.S. real property holding corporation.

Unless treated as a “domestically-controlled” RIC, the Company will be a “U.S. real property holding corporation” if the fair market value of its U.S. real property interests (which includes shares of U.S. real property holding corporations and certain participating debt securities) equals or exceeds 50% of the fair market value of such interests plus its interests in real property located outside the United States plus any other assets used or held for use in a business. A “domestically controlled” RIC is any RIC in which at all times during the relevant testing period less than 50% in value of the RIC’s stock was owned by non-U.S. persons.

In general, if the Company is a “U.S. real property holding corporation,” (determined without the exception for “domestically-controlled” RICs and regularly-traded RICs) distributions by the Company attributable to gains from “U.S. real property interests” (including gain on the sale of shares in certain “non-domestically controlled” REITs and certain capital gain dividends from REITs) will be treated as income effectively connected to a trade or business within the United States, subject generally to tax at the same rates applicable to domestic Company shareholders and, in the case of a corporate non-U.S. Holder, a “branch profits” tax at a rate of 30% (or other applicable lower rate). Such distributions will be subject to U.S. withholding tax and will generally give rise to an obligation on the part of the non-U.S. Holder to file a U.S. federal income tax return.

Even if the Company is treated as a U.S. real property holding company, distributions on and sales of the Company shares will not be treated as income effectively connected with a U.S. trade or business in the case of a

non-U.S. Holder owning (for the applicable period) 5% or less (by class) of the Company shares. Investors are advised to consult their own tax advisers with respect to the application to their own circumstances of the above-described rules.

Backup Withholding. The Company or the applicable withholding agent must generally report to non-U.S. Holders and the IRS the amount of distributions paid during each calendar year and the amount of any tax withheld. Information reporting requirements may apply even if no withholding was required because the distributions were effectively connected with the non-U.S. Holder’s conduct of a U.S. trade or business or withholding was reduced or eliminated by an applicable income tax treaty. This information also may be made available under a specific treaty or agreement with the tax authorities in the country in which the non-U.S. Holder resides or is established. Under U.S. federal income tax law, interest, dividends and other reportable payments may, under certain circumstances, be subject to “backup withholding” at the then applicable rate. Backup withholding, however, generally will not apply to distributions to a non-U.S. Holder, provided the non-U.S. Holder furnishes to the Company the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E, or IRS Form W-8ECI, or certain other requirements are met. Backup withholding is not an additional tax but can be credited against a non-U.S. Holder’s U.S. federal income tax, and may be refunded to the extent it results in an overpayment of tax and the appropriate information is timely supplied to the IRS.

A BDC is a corporation for U.S. federal income tax purposes. Under current law, a non-U.S. Holder will not be considered to be engaged in the conduct of a business in the United States solely by reason of its ownership in a BDC. Proposals periodically are made to change the treatment of “blocker” investment vehicles interposed between foreign investors and investments that would otherwise result in such investors being considered to be engaged in the conduct of a business in the United States. In the event that any such proposals were to be adopted and applied to BDCs, the treatment of dividends payable to foreign investors could be adversely affected.

Foreign Account Tax Compliance Act

FATCA. Legislation commonly referred to as the Foreign Account Tax Compliance Act (“FATCA”) generally imposes a 30% withholding tax on payments of certain types of income to foreign financial institutions (“FFIs”) unless such FFIs either: (i) enter into an agreement with the U.S. Treasury to report certain required information with respect to accounts held by U.S. persons (or held by foreign entities that have U.S. persons as substantial owners) or (ii) reside in a jurisdiction that has entered into an intergovernmental agreement (“IGA”) with the United States to collect and share such information and are in compliance with the terms of such IGA and any enabling legislation or regulations. The types of income subject to the tax include U.S. source interest and dividends. While the Internal Revenue Code would also require withholding on payments of the gross proceeds from the sale of any property that could produce U.S. source interest or dividends, the U.S. Treasury has indicated its intent to eliminate this requirement in proposed regulations, which state that taxpayers may rely on the proposed regulations until final regulations are issued. The information required to be reported includes the identity and taxpayer identification number of each account holder that is a U.S. person and transaction activity within the holder’s account. In addition, subject to certain exceptions, FATCA also imposes a 30% withholding on certain payments to certain foreign entities that are not FFIs unless such foreign entities certify that they do not have a greater than 10% U.S. owner or provide the withholding agent with identifying information on each greater than 10% U.S. owner. Depending on the status of a partner and the status of the intermediaries through which they hold their membership interests, partners could be subject to this 30% withholding tax with respect to distributions from the Company. Under certain circumstances, a partner might be eligible for refunds or credits of such taxes.

ERISA Considerations

ERISA and the Code impose restrictions on certain transactions involving (i) employee benefit plans (as defined in Section 3(3) of ERISA) that are subject to Title I of ERISA, (ii) plans subject to Section 4975 of the Code, including individual retirement accounts and Keogh plans, and (iii) any entities whose underlying assets include plan assets by reason of a plan’s investment in such entities (collectively “Plans”). ERISA and the rules and regulations of the Department of Labor (the “DOL”) promulgated thereunder contain provisions that should be considered by fiduciaries of those Plans and their legal advisers.

Fiduciary Duty. In deciding upon an investment in the Company, Plan fiduciaries should consider their basic fiduciary duties under ERISA Section 404, which require them to discharge their investment duties prudently and solely in the interests of the Plan participants and beneficiaries. Plan fiduciaries must give appropriate consideration to the role that an investment in the Company would play in the Plan’s overall investment portfolio. In analyzing the prudence of an investment in the Company, special attention should be given to the DOL’s regulation on investment duties (29 C.F.R. § 2550.404a-1). That regulation requires, among other things (i) a determination that each investment is designed reasonably, as part of the portfolio, to further the Plan’s purposes, (ii) an examination of risk and return factors, and (iii) consideration of the portfolio’s composition with regard to diversification, the liquidity and current return of the total portfolio relative to anticipated cash flow needs of the Plan, and the projected return of the total portfolio relative to the Plan’s funding objectives. ERISA also requires a fiduciary to discharge such duties in accordance with the documents governing the Plan insofar as they are consistent with ERISA. Fiduciaries that are considering an investment in the Company should also consider the applicability of the prohibited transaction provisions of ERISA and Section 4975 of the Code to such an investment and confirm that such investment will not constitute or result in a prohibited transaction or any other violation of an applicable requirement of ERISA.

Plan Assets. Under Section 3(42) of ERISA and regulations issued by the U.S. Department of Labor (the “Plan Asset Regulation”), the assets of the Company will be treated as plan assets if participation by Benefit Plan Investors equals or exceeds 25% of any class of equity of the Company. The term “Benefit Plan Investor” is generally defined as (a) any employee benefit plan (as defined in Section 3(3) of ERISA), subject to the provisions of Title I of ERISA, (b) any Plan subject to Section 4975 of the Code, and (c) any entity whose underlying assets include Plan assets by reason of a Plan’s investment in the entity. For purposes of the 25% determination, the value of equity interests held by a person (other than a Benefit Plan Investor) that has discretionary authority or control with respect to the assets of the entity or that provides investment advice for a fee (direct or indirect) with respect to such assets (or any affiliate of such person) is disregarded.

The Adviser intends to operate the Company so that the assets of the Company are not considered “plan assets.” In that regard, the Adviser intends to limit investments by Benefit Plan Investors to less than 25% of each class of equity of the Company as described above. In the event that the Company’s assets otherwise would be considered to be “plan assets,” the Subscription Agreement authorizes the Adviser and requires ERISA Partners (as defined in the Subscription Agreement) to take certain actions to alleviate the effect of such determination, including a sale of Shares to other Shareholders or a third party (with the consent of the Adviser), the reduction of Capital Contributions by ERISA Partners or the redemption of all or a portion of the Shareholder’s Shares, so that participation by Benefit Plan Investors does not exceed 25% of any class of equity of the Company as described above.

Insurance Company General Accounts. Any insurance company proposing to invest assets of its general account in the Company should consider the extent to which such investment would be subject to the requirements of ERISA in light of the U.S. Supreme Court’s decision in John Hancock Mutual Life Insurance Co. v. Harris Trust and Savings Bank and under any subsequent legislation or other guidance that has or may become available relating to that decision.

Reporting of Indirect Compensation. The descriptions contained herein of fees and compensation, including the Management Fee payable to the Adviser, are intended to satisfy the disclosure requirements for “eligible indirect compensation” for which the alternative reporting option on Schedule C of Form 5500 Annual Return/Report may be available. The Adviser will, upon written request, furnish any other information relating to the Adviser’s compensation received in connection with the Company that is required for a Plan investor to comply with the reporting and disclosure requirements of Title I of ERISA and the regulations, forms and schedules issued thereunder.

Governmental, Church and Non-U.S. Plans. Governmental plans, certain church plans and non-U.S. plans, while not subject to the fiduciary responsibility provisions of ERISA or the provisions of Section 4975 of the Code, may nevertheless be subject to Federal, state, local, non-U.S. or other laws and regulations that are similar to such provisions of ERISA and the Code. Fiduciaries of such plans should consult with their counsel before purchasing any interests in the Company.

The foregoing discussion of certain aspects of ERISA is based upon ERISA, judicial decisions, U.S. Department of Labor regulations, rulings and opinions in existence on the date hereof, all of which are subject to change and should not be construed as legal advice. This summary is general in nature and does not address every issue that may be applicable to the Company or to a particular investor. Trustees and other fiduciaries of employee benefit plans subject to ERISA should consult with their own counsel with respect to issues arising under ERISA and make their own independent investment decision.

ITEM 1A.	RISK FACTORS

Investing in the Company’s common stock involves significant risks. A prospective investor should consider, among other factors, the risk factors set forth below which are subject to or, if applicable, modified by the requirements and obligations described in the Subscription Agreement before making a decision to purchase common stock. Additional risks and uncertainties not presently known to the Company or not presently deemed material by the Company may also impair the Company’s operations and performance. If any of the following events occur, the Company’s business, financial condition, results of operations and cash flows could be materially and adversely affected. In such case, the net asset value of the Company’s common stock could decline, and you may lose all or part of your investment.

General Investment Risks

All investments, including the Company’s investments, risk the loss of capital. The Adviser believes that the Company’s investment strategy and research techniques moderate this risk through a careful selection of investments. No guarantee or representation is made (and no such guarantee or representation could be made) that the Company’s investment strategy will be successful.

Limited Operating History

The Company commenced as a private fund and has a limited operating history. The Company will begin operations on the terms described herein upon the Initial Closing Date. There can be no assurance that the results achieved by similar strategies managed by MSD or its affiliates will be achieved for the Company. Past performance should not be relied upon as an indication of future results. Moreover, the Company is subject to all of the business risks and uncertainties associated with any new business, including the risk that it will not achieve its investment objectives and that the value of an investor’s investment could decline substantially or that the investor will suffer a complete loss of its investment in the Company.

The Adviser and the members of the management team have no prior experience managing a BDC, and the investment philosophy and techniques used by the Adviser to manage a BDC may differ from the investment philosophy and techniques previously employed by the Adviser, its affiliates, and the members of the management team in identifying and managing past investments. In addition, the 1940 Act and the Code impose numerous constraints on the operations of BDCs and RICs that do not apply to the other types of investment vehicles. For example, under the 1940 Act, BDCs are required to invest at least 70% of their total assets primarily in securities of qualifying U.S. private companies or thinly traded public companies, cash, cash equivalents, U.S. government securities and other high-quality debt investments that mature in one year or less from the time of investment. The Adviser’s and the members of the management team’s limited experience in managing a portfolio of assets under such constraints may hinder their respective ability to take advantage of attractive investment opportunities and, as a result, achieve the Company’s investment objectives.

Risks Related to the Company’s Investment Program

Investment and Trading Risks Generally

All investments risk the loss of capital. No guarantee or representation is made that the Company’s program will be successful. The Company’s investment program will involve, without limitation, risks associated with limited diversification, use of leverage, credit deterioration and default risks, systems risks and other risks inherent in the Company’s activities. Certain investment techniques of the Company can, in certain circumstances, substantially increase the impact of adverse market movements to which the Company may be subject. In addition, the Company’s investments may be materially affected by conditions in the financial markets and overall economic conditions occurring globally and in particular countries or markets where the Company invests its assets.

The Company’s methods of minimizing such risks may not accurately predict future risk exposures. Risk management techniques are based in part on the observation of historical market behavior, which may not predict market divergences that are larger than historical indicators. Also, information used to manage risks may not be accurate, complete or current, and such information may be misinterpreted.

General Economic and Market Conditions.

The success of the Company’s activities will be affected by general economic and market conditions, such as changes in interest rates, availability of credit, default rates, inflation rates, economic uncertainty, changes in laws (including laws relating to taxation of the Company’s investments), trade barriers, currency exchange controls, and national and international political circumstances (including wars, terrorist acts or security operations). These factors may affect the level and volatility of asset prices and the liquidity of the Company’s investments. Volatility and/or illiquidity could impair the Company’s profitability or result in losses. The Company may maintain substantial trading positions that can be adversely affected by the level of volatility in the financial markets. Material changes and fluctuations in the economic environment, particularly of the type experienced since 2008 that caused significant dislocations, illiquidity and volatility in the wider global economy, may affect the Company’s ability to make investments and the value of investments held by the Company or the Company’s ability to dispose of investments. The short-term and the longer-term impact of these events are uncertain, but they could continue to have a material effect on general economic conditions, consumer and business confidence and market liquidity. Any economic downturn resulting from a recurrence of such marketplace events and/or continued volatility in the financial markets could adversely affect the financial resources of issuers. Investments can be expected to be sensitive to the performance of the overall economy.

A deterioration of the global credit markets may make it more difficult for investment funds such as the Company to obtain favorable financing for investments. A widening of credit spreads, coupled with the deterioration of the sub-prime and global debt markets and a rise in interest rates, may dramatically reduce investor demand for high yield debt and senior bank debt, which in turn may lead some investment banks and other lenders to be unwilling to finance new credit investments or to only offer committed financing for these investments on unattractive terms. The Company’s ability to generate attractive investment returns may be adversely affected to the extent the Company is unable to obtain favorable financing terms for its investments. Moreover, to the extent that such marketplace events are not temporary and continue, they may have an adverse impact on the availability of credit to businesses generally and could lead to an overall weakening of the U.S. and global economies. Such marketplace events also may restrict the ability of the Company to realize its investments at favorable times or for favorable prices.

Additionally, a serious pandemic, armed conflict or natural disaster could severely disrupt global, national and/or regional economies. A resulting negative impact on economic fundamentals and consumer and business confidence may negatively impact market value, increase market volatility and reduce liquidity, all of which could have an adverse effect on the performance of investments, the Company’s returns and the Company’s ability to make new investments. No assurance can be given as to the effect of these events on investments or investment objectives.

In January 2020, an outbreak of coronavirus disease 2019 (“COVID-19”) was first identified in Wuhan, China and has since spread worldwide. The rapid and uncontrolled spread of the COVID-19 pandemic has significantly overwhelmed existing healthcare infrastructure in many locations and prompted governmental responses and economic shutdowns of unprecedented scale. It is anticipated that the COVID-19 pandemic may result in a significant and prolonged reduction in global economic activity, significant increases in unemployment and financial instability across most of the world, which will exacerbate existing vulnerabilities in local, state and global economies and cause vulnerabilities and acute stresses in areas that were not previously apparent or identifiable. See “—Infectious Diseases; Pandemics” below.

Credit Cycle

The Company’s investment strategy relies largely on the opportunities created by the various phases of the credit cycle and the Adviser’s ability to identify such phases and execute investment opportunities during them. There can be no assurance that the Adviser will correctly evaluate the impact of COVID-19 on the phases of the credit cycle. As a result, the Company may not be capable of, or successful at, preserving the value of its assets, generating positive investment returns or effectively managing its risks. In addition, there is no guarantee that attractive investment opportunities will be available if the credit cycle does not perform as the Adviser expects it to. The unpredictability created by COVID-19 may have a material adverse effect on the Company’s performance. A sustained disruption in the U.S. or global economy (or any particular segment thereof) could adversely affect the Company’s profitability or impede the ability of the Company’s investments to perform. In addition, the Company’s investments may be premised on a turnaround strategy and turnarounds may not be achieved within the contemplated investment horizons. If turnarounds are not achieved or take longer than expected, the Company’s investments could experience substantial declines in value, and the Company may not be able to divest itself of such unprofitable investments in a timely fashion or at all. In addition, the performance of the Company’s investments could deteriorate as a result of, among other factors, an adverse development in their businesses, a change in the competitive environment or the onset, continuation or worsening of the economic or financial market downturn or dislocation. As a result, investments that the Company had expected to be stable or improve may operate, or expect to operate, at a loss or have significant variations in operating results, may require substantial additional capital to support their operations or maintain their competitive position, or may otherwise have a weak financial condition or be experiencing financial distress.

Infectious Diseases; Pandemics

Certain illnesses spread rapidly and have the potential to significantly adversely affect the global economy. Outbreaks such as the severe acute respiratory syndrome, avian influenza, H1N1/09, and, most recently, COVID-19, or other similarly infectious diseases may have material adverse impacts on the Company, the Adviser, its respective affiliates and portfolio companies. Actual pandemics, or fear of pandemics, can trigger market disruptions or economic turndowns with the consequences described above. The Adviser cannot predict the likelihood of disease outbreaks occurring in the future nor how such outbreaks may affect the Company’s investments.

A prolonged continuation of the COVID-19 pandemic and/or any outbreak of other disease epidemics may result in the closure of the Adviser’s and/or a portfolio company’s offices or other businesses, including office buildings, retail stores and other commercial venues and could also result in (a) the lack of availability or price volatility of raw materials or component parts necessary to a portfolio company’s business which may adversely affect the ability of a portfolio company to perform its obligations, (b) disruption of regional or global trade markets and/or the availability of capital, (c) the availability of leverage, including an inability to obtain indebtedness at all or to the Company’s desired degree, (d) trade or travel restrictions which impact a portfolio company’s business and/or (e) a general economic decline and have an adverse impact on the Company’s value, the Company’s investments, or the Company’s ability to make new investments.

In this environment, there is a heightened likelihood of government intervention or regulation and/or changes in law, including by way of example laws and regulations requiring lenders to waive payments from borrowers, defer maturities on loans and/or cancel or delay foreclosures on a borrower’s assets, any of which could have a material adverse effect on the Company and its investments.

Because the COVID-19 pandemic is an unprecedented event in modern history, the duration and magnitude of its impacts are unknown. While the Adviser believes that it can pursue its investment strategy during this pandemic, there is no assurance that the Company’s investment objectives will be achieved. Further, if a future pandemic occurs (including a recurrence of COVID-19) during a period when the Company expects to be harvesting its investments, the Company may not achieve its investment objectives or may not be able to realize its investments within the Company’s term. Investors should be aware that developments regarding COVID-19 and the economic impact thereof (both long-term and short-term) are changing rapidly and the Adviser cannot predict the potential long-term effects of the pandemic on the Company and its investments.

Environmental, Social and Governance (“ESG”)

Our business faces increasing public scrutiny related to environmental, social and governance (“ESG”) activities. ESG issues, including those related to climate change and sustainability, may have an adverse effect on our business, financial condition and results of operations and damage our reputation.

Companies across all industries are facing increasing scrutiny relating to their ESG policies. Investor advocacy groups, certain institutional investors, investment funds, lenders and other market participants are increasingly focused on ESG practices and in recent years have placed increasing importance on the implications and social cost of their investments. The increased focus and activism related to ESG and similar matters may hinder access to capital, as investors and lenders may decide to reallocate capital or to not commit capital as a result of their assessment of a company’s ESG practices. Companies which do not adapt to or comply with investor, lender or other industry shareholder expectations and standards, which are evolving, or which are perceived to have not responded appropriately to the growing concern for ESG issues, regardless of whether there is a legal requirement to do so, may suffer from reputational damage and the business, financial condition, and/or stock price of such a company could be materially and adversely affected.

We may face increasing pressures from investors, lenders and other market participants, who are increasingly focused on climate change, to prioritize sustainable energy practices, reduce our carbon footprint and promote sustainability. As a result, we may be required to implement more stringent ESG procedures or standards so that our existing and future investors and lenders remain invested in us and make further investments in us. If we do not meet these standards, our business and/or our ability to access capital could be harmed.

Additionally, certain investors and lenders may exclude companies, such as us, from their investing portfolios altogether due to environmental, social and governance factors. These limitations in both the debt and equity capital markets may affect our ability to grow as our plans for growth may include accessing the equity and debt capital markets. If those markets are unavailable, or if we are unable to access alternative means of financing on acceptable terms, or at all, we may be unable to implement our business strategy, which would have a material adverse effect on our financial condition and results of operations and impair our ability to service our then indebtedness. Further, it is likely that we will incur additional costs and require additional resources to monitor, report and comply with wide ranging ESG requirements. The occurrence of any of the foregoing could have a material adverse effect on our business and financial condition. We risk damage to our brand and reputation if we fail to act responsibly in a number of areas, such as environmental stewardship, corporate governance and transparency and considering ESG factors in our investment processes. Adverse incidents with respect to ESG activities could impact the value of our brand, the cost of our operations and relationships with investors, all of which could adversely affect our business and results of operations. Additionally, new regulatory initiatives related to ESG could adversely affect our business.

General Credit Risks

Although the Company intends primarily to invest in loans and other debt instruments or obligations secured by collateral, the Company may be exposed to losses resulting from default and foreclosure of any such loans or interests in loans in which it has invested. Therefore, the value of underlying collateral, the creditworthiness of borrowers and the priority of liens are each of great importance in determining the value of the Company’s investments. No guarantee can be made regarding the adequacy of the protection of the Company’s security in the loans or other debt instruments in which it invests. Moreover, in the event of foreclosure, the Company or an affiliate thereof may assume direct ownership of any assets collateralizing such foreclosed loans. The liquidation proceeds upon the sale of such assets may not satisfy the entire outstanding balance of principal and interest on such foreclosed loans, resulting in a loss to the Company. Any costs or delays involved in the effectuation of loan foreclosures or liquidation of the assets collateralizing such foreclosed loans will further reduce proceeds associated therewith and, consequently, increase possible losses to the Company. In addition, no assurances can be made that borrowers or third parties will not assert claims in connection with foreclosure proceedings or otherwise, or that such claims will not interfere with the enforcement of the Company’s rights.

Under certain circumstances, collateral securing an investment may be released without the consent of the Company. Moreover, the Company’s security interest (with respect to investments in secured debt) may be unperfected for a variety of reasons, including the failure to make required filings by lenders and, as a result, the Company may not have priority over other creditors as anticipated. First priority lien investments made by the Company may, in certain cases, provide a first priority lien over some, but not all, of the assets of the relevant borrower. The Company may also invest in second-lien debt, high-yield securities, marketable and nonmarketable common and preferred equity securities and other unsecured instruments each of which involves a higher degree of risk than senior first-lien secured debt, including the re-use and subsequent loss of collateral by the borrower. Furthermore, the Company’s right to payment and its security interest, if any, may be subordinated to the payment rights and security interests of senior lenders (with respect to some or all of the assets of an issuer in which the Company invests). Certain of these investments may have an interest-only payment schedule, with the principal amount remaining outstanding and at risk until the maturity of the investment. In such cases, the ability of the issuer to repay the principal in respect of the Company’s investment may be dependent upon a liquidity event or the long-term success of the company, the occurrence of which is uncertain.

In addition, issuers in which the Company invests could present a high degree of business and credit risk. Issuers in which the Company invests could deteriorate as a result of, among other factors, an adverse development in their businesses, a change in the competitive environment or the occurrence, continuation or worsening of any economic and financial market downturns and dislocations. As a result, issuers that the Company expected to be stable or improve may operate, or expect to operate, at a loss or have significant variations in operating results, may require substantial additional capital to support their operations or maintain their competitive position, or may otherwise have a weak financial condition or be experiencing financial distress. See “Bankruptcy and Other Proceedings” below.

The terms of any derivative hedging arrangements entered into by the Company may provide that related collateral given to, or received by, the Company may be pledged, lent, re-hypothecated or otherwise re-used by the collateral taker for its own purposes. If collateral received by the Company is reinvested or otherwise reused, the Company is exposed to the risk of loss on that investment. Should such a loss occur, the value of the collateral will be reduced and the Company will have less protection if the counterparty defaults. Similarly, if the counterparty reinvests or otherwise re-uses collateral received from the Company and suffers a loss as a result, it may not be in a position to return that collateral to the Company should the relevant transaction complete, be unwound or otherwise terminate and the Company is exposed to the risk of loss of the amount of collateral provided to the counterparty.

Risk Relating to Financial Market and Interest Rate Fluctuations

General fluctuations in the market prices of securities and other obligations as well as interest rates may affect the value of the investments held by the Company. Volatility and instability in the securities markets may also increase the risks inherent in the Company’s investments. The ability of companies or businesses in which the Company may invest to refinance their debt securities may depend on their ability to sell new securities in the high yield debt or bank financing markets, which could be difficult to access at favorable rates. Interest rate changes may affect the value of a debt instrument indirectly (especially in the case of fixed-rate instruments) and directly (especially in the case of instruments whose rates are adjustable). In general, rising interest rates will negatively impact the price of a fixed-rate debt instrument and falling interest rates will have a positive effect on price. Adjustable rate instruments also react to interest rate changes in a similar manner although generally to a lesser degree (depending, however, on the characteristics of the reset terms, including the index chosen, frequency of reset and reset caps or floors, among other factors). Interest rate sensitivity is generally more pronounced and less predictable in instruments with uncertain payment or prepayment schedules. The Company’s investments will expose it to interest rate risks, meaning that changes in prevailing market interest rates could negatively affect the value of such investments. Factors that may affect market interest rates include, without limitation, inflation, slow or stagnant economic growth or recession, unemployment, money supply, governmental monetary policies, international disorder and instability in domestic and foreign financial markets.

The Company’s portfolio may periodically experience imbalances in the interest rate sensitivities of its assets and liabilities and the relationships of various interest rates to each other. In a changing interest rate environment, the Company may not be able to manage this risk effectively. If the Company is unable to manage interest rate risk effectively, the Company’s performance could be adversely affected. While the Company may seek to do so, it is not required to hedge its interest rate risk.

LIBOR Transition

In the recent past, concerns have been publicized that some of the member banks surveyed by the British Bankers’ Association (“BBA”) in connection with the calculation of The London Inter-bank Offered Rate (“LIBOR”) across a range of maturities and currencies may have been under-reporting or otherwise manipulating the inter-bank lending rate applicable to them in order to profit on their derivative positions or to avoid an appearance of capital insufficiency or adverse reputational or other consequences that may have resulted from reporting inter-bank lending rates higher than those they actually submitted. A number of BBA member banks entered into settlements with their regulators and law enforcement agencies with respect to alleged manipulation of LIBOR, and investigations by regulators and governmental authorities in various jurisdictions are ongoing.

On March 5, 2021, the United Kingdom’s Financial Conduct Authority (the “FCA”), which regulates LIBOR, announced that (i) 24 LIBOR settings would cease to exist immediately after December 31, 2021 (all seven euro LIBOR settings; all seven Swiss franc LIBOR settings; the Spot Next, 1-week, 2-month, and 12-month Japanese yen LIBOR settings; the overnight, 1-week, 2-month, and 12-month sterling LIBOR settings; and the 1-week and 2-month US dollar LIBOR settings); (ii) the overnight and 12-month US LIBOR settings would cease to exist after June 30, 2023; and (iii) the FCA would consult on whether the remaining nine LIBOR settings should continue to be published on a synthetic basis for a certain period using the FCA’s proposed new powers that the UK government is legislating to grant to them. Central banks and regulators in a number of major jurisdictions (for example, United States, United Kingdom, European Union, Switzerland and Japan) have convened working groups to find, and implement the transition to, suitable replacements for interbank offered rates. To identify a successor rate for U.S. dollar LIBOR, the Alternative Reference Rates Committee (“ARRC”), a U.S.-based group convened by the Federal Reserve Board and the Federal Reserve Bank of New York, was formed. The ARRC has identified the Secured Overnight Financing Rate (“SOFR”) as its preferred alternative rate for LIBOR. SOFR is a measure of the cost of borrowing cash overnight, collateralized by U.S. Treasury securities, and is based on directly observable U.S. Treasury-backed repurchase transactions. On July 29, 2021, the ARCC formally recommended SOFR as its preferred alternative replacement rate for LIBOR. At this time, it is not possible to predict the effect of any such changes, any establishment of alternative reference rates or other reforms to LIBOR that may be enacted in the United States, United Kingdom or elsewhere or, whether the COVID-19 outbreak will have further effect on LIBOR transition plans.

The elimination of LIBOR or any other changes or reforms to the determination or supervision of LIBOR could have an adverse impact on the market for or value of any LIBOR-linked securities, loans, and other financial obligations or extensions of credit held by or due to us or on our overall financial condition or results of operations. In addition, if LIBOR ceases to exist, we may need to renegotiate the credit agreements extending beyond 2021 with our portfolio companies that utilize LIBOR as a factor in determining the interest rate, in order to replace LIBOR with the new standard that is established, which may have an adverse effect on our overall financial condition or results of operations. Following the replacement of LIBOR, some or all of these credit agreements may bear interest a lower interest rate, which could have an adverse impact on our results of operations. Moreover, if LIBOR ceases to exist, we may need to renegotiate certain terms of our credit facilities. If we are unable to do so, amounts drawn under our credit facilities may bear interest at a higher rate, which would increase the cost of our borrowings and, in turn, affect our results of operations.

Actions by the ICE Benchmark Administration, regulators or law enforcement agencies as a result of these or future events, may result in changes to the manner in which LIBOR is determined. Potential changes, or uncertainty related to such potential changes may adversely affect the market for LIBOR-based securities, including any portfolio of LIBOR-indexed, floating-rate debt securities. In addition, any further changes or reforms to the determination or supervision of LIBOR may result in a sudden or prolonged increase or decrease in reported LIBOR, which could have an adverse impact on the market for LIBOR-based securities or the value of any portfolio of LIBOR-indexed, floating-rate debt securities, loans, and other financial obligations or extensions of credit that may be held by or due to us.

Risks Relating to Certain Investments

The Company is expected to make investments in senior loans, “unitranche” loans and other senior debt. The characterization of an investment as senior debt or senior secured debt does not mean that such debt will necessarily have repayment priority with respect to all other obligations of an issuer. Issuers may have, and/or may be permitted to incur, other debt and liabilities that rank equally with or senior to the senior loans in which the Company invests. Even where the senior loans held by the Company are secured by a perfected lien over a substantial portion of the assets of an issuer, the issuer will often be able to incur a substantial amount of additional indebtedness, which may have an exclusive lien over particular assets. These other assets over which other Investors have a lien may be substantially more liquid or valuable than the assets over which the Company has a lien. In some cases, significant subsidiaries of an issuer may not guarantee or be used as collateral for the obligations of the issuer; in other cases, an issuer may have the ability to release subsidiaries as guarantors of the issuer’s obligations. The repayment of such investments may depend on cash flow from subsidiaries of the issuer that are not themselves guarantors of the issuer’s obligations. Where the Company holds a first lien to secure senior indebtedness, an issuer may be permitted to issue other senior loans with liens that rank junior to the first liens granted to the Company. The intercreditor rights of the holders of such other junior lien debt may, in any liquidation, reorganization, insolvency, dissolution or bankruptcy of such issuer, affect the recovery that the Company would have been able to achieve in the absence of such other debt. The Company may invest in senior loans that have limited mandatory amortization requirements. While such a loan may obligate an issuer to repay the loan out of asset sale proceeds or with annual excess cash flow, such requirements may be subject to substantial limitations and/or “baskets” that would allow an issuer to retain such proceeds or cash flow, thereby extending the expected weighted average life of the investment. In addition, a low level of amortization of any senior debt over the life of the investment may increase the risk that an issuer will not be able to repay or refinance the senior debt held by the Company when it comes due at its final stated maturity.

Risks Relating to Time Required for Maturity of Investments

Certain securities or obligations held by the Company may have terms longer than the term of the Company and certain loans may have grace periods of several years. Furthermore, the Company may, in connection with collateral held by it, acquire non-marketable common or preferred equity securities and other illiquid assets with equity participation features, which, to the extent that they have value at all, will likely not have realizable value for a significant period of time. Accordingly, certain investments may need to be disposed of upon dissolution of the Company for less than their potential value.

General Regulatory Risks

Certain state laws, public policy and general principles of equity relating to the protection of consumers, unfair and deceptive practices and debt collection practices may apply to the servicing and collection of principal and/or interest on the loans owned by or otherwise underlying the Company’s investments.

The loans may also be subject to U.S. federal laws, including:

•	the U.S. federal Truth-in-Lending Act and Regulation Z promulgated thereunder, which require certain disclosures to the borrowers regarding the terms of loans;

•

the Equal Credit Opportunity Act and Regulation B promulgated thereunder, which prohibit discrimination on the basis of age, race, color, sex, religion, marital status, national origin, receipt of public assistance or the exercise of any right under the Consumer Credit Protection Act, in the extension of credit; and

•	the Fair Credit Reporting Act, which regulates the use and reporting of information related to the borrower’s credit experience.

Violations of certain provisions of these U.S. federal laws may limit the ability of the applicable loan servicer to collect all or part of the principal of or interest on the loans. In addition, violations of certain provisions of these U.S. federal laws could subject the Company to damages and administrative enforcement and could result in the borrowers rescinding such loans against either the Company or subsequent holders of such loans.

Owning loans involves the collection of numerous accounts and compliance with various U.S. federal, state and local laws that regulate consumer lending. Owners of loans and servicers may be subject from time to time to various types of claims, legal actions (including class action lawsuits), investigations, subpoenas and inquiries in the course of their business. It is impossible to predict the outcome of any particular actions, investigations or inquiries or the resulting legal and financial liability. If any such proceeding were determined adversely to the Company or any of its affiliates or any other servicer and were to have a material adverse effect on its financial condition, the ability of such servicer to service the loans could be impaired.

Other Regulatory and Private Litigation Risks of the Company’s Loan Business

The Company may purchase loans that either are subject to regulatory scrutiny or are so new that no clear legal guidelines have been established with respect to the regulation and compliance of such businesses with existing laws, rules and regulations. Therefore, there will be little or no legal authority or precedent governing the practices of the sellers of those loans or, in fact, of the status of those loans. While the Adviser believes that each loan purchased by the Company will be in compliance with applicable laws, rules and regulations, in many cases it might not be possible for the Company to be certain that this is the case or that the loans otherwise will not be subject to regulatory or civil challenge. Moreover, although the Adviser will seek to ensure that borrowers operate their businesses in accordance with applicable law, there can be no assurance that each such business will continue to be so operated or that the law will remain constant or that government regulators or civil litigants will not challenge the legality of the business operations of the borrowers subject to the loans purchased by the Company.

Litigation and Collection Costs

Should the Company need to collect on a defaulted loan, litigation could result. There is a high cost associated with any litigation and the results of litigation are always uncertain. Even before litigation is commenced, the Company could experience substantial costs in trying to collect on defaulted investments, such as legal fees, collection agency fees, or discounts related to the assignment of a defaulted loan to a third party. The Company’s investment activities may further subject it to the risks and costs of becoming involved in litigation with third parties due to, among other reasons, the fact that different investor groups may have qualitatively different, and frequently conflicting, interests with respect to certain investments. The risk of litigation with third parties will be elevated in situations where the Company exercises control or significant influence over an issuer’s direction, including where the Company owns or is otherwise affiliated with a loan servicer or originator as loan originators are routinely involved in legal proceedings concerning matters that arise in the ordinary course of their business and, on occasion, subject of regulatory actions by state and federal regulators. Such proceedings or actions may adversely affect such companies’ financial results. Furthermore, the Company may be required to pay legal fees, settlement costs, damages, penalties or other charges, any or all of which could materially adversely affect the Company and its investments.

Limited Diversification and Risk Management Failures

Subject to the investment limitations set forth in “Summary of Terms—Investment Program,” the Company has no formal guidelines for diversification. As a result, the Company’s portfolio could become significantly concentrated in a limited number of companies, issuers, types of financial instruments, industries, sectors, strategies, countries, or geographic regions, and any such concentration of risk may increase losses suffered by the Company. At any given time, it is possible that the Company’s investments or portfolio risks could be concentrated in only a few industries, companies, issuers, types of financial instruments, countries, geographic regions, asset types, property types, strategies or other areas of risk. This limited diversity could expose the Company to losses disproportionate to market movements in general. Even when the Adviser attempts to control risks and diversify the portfolio, risks associated with different assets may be correlated in unexpected ways, with the result that the Company faces concentrated exposure to certain risks. Such non-diversification would make the Company more susceptible to risks associated with a single economic, political or regulatory occurrence than a more diversified portfolio might be. The Company could be subject to significant losses if it holds a relatively large position in a single strategy, company, issuer, market, geographic region or a particular type of investment that declines in value, and the losses could increase even further if the investments cannot be liquidated without adverse market reaction or are otherwise adversely affected by changes in market conditions or circumstances. In addition, many other investment funds pursue similar strategies, which creates the risk that many funds would be forced to liquidate positions at the same time, reducing liquidity, increasing volatility and exacerbating losses. Although the Adviser attempts to identify, monitor and manage significant risks, these efforts do not take all risks into account and there can be no assurance that these efforts will be effective. Many risk management techniques are based on observed historical market behavior, but future market behavior may be entirely different. Any inadequacy or failure in the Adviser’s risk management efforts could result in material losses for the Company.

Investments in Undervalued Assets

The Company may invest in undervalued assets. The identification of investment opportunities in undervalued assets is a difficult task, and there are no assurances that such opportunities will be successfully recognized or acquired. While investments in undervalued assets offer the opportunity for above-average capital appreciation, these investments involve a high degree of financial risk and can result in substantial losses. Returns generated from the Company’s investments may not adequately compensate for the business and financial risks assumed. The Company may also incur substantial losses related to assets purchased on the belief that they were undervalued by their sellers, if they were not in fact undervalued at the time of purchase. The Company may be required to hold such assets for a substantial period of time before realizing their anticipated value and there is no assurance that the value of the assets would not decline further during such time. Moreover, during this period, a portion of the Company’s assets would be committed to those assets purchased, thus preventing the Company from investing in other opportunities. In addition, the Company may finance such purchases with borrowed funds and thus will have to pay interest on such borrowed amounts during the holding period.

Credit Ratings

In general, the credit rating assigned by a nationally recognized rating agency to a security represents such rating agency’s opinion of the safety of the principal and interest payments of the rated instrument based on available information. Such ratings are relative and subjective; they are not absolute standards of quality and do not evaluate the market value risk of such securities. Such ratings also do not reflect macroeconomic or systemic risk, including the risk of increased illiquidity in the credit markets. Further, credit ratings may change over time due to various factors, including changes in the creditworthiness of the issuer and/or changes in the rating agency’s analytics and processes. It is possible that a rating agency might not change its rating of a particular issue on a timely basis to reflect subsequent events and, as a result, outstanding ratings may not reflect the issuer’s current credit standing. The Company may incur losses if it makes investments based on credit ratings that subsequently change in a way not favorable to the Company’s investment objective.

Non-U.S. Investments

The Company may invest in financial instruments of non-U.S. entities and governments. Investing in the financial instruments of entities and governments outside of the United States involves certain considerations not usually associated with investing in financial instruments of U.S. entities or the U.S. government, including political and economic considerations, such as greater risks of expropriation, nationalization, confiscatory or other taxation, imposition of withholding or other taxes on interest, dividends, capital gains or other income or gross sale or disposition proceeds, limitations on the removal of assets and general social, political and economic instability; the relatively small size of the securities markets in such countries and the low volume of trading, resulting in potential lack of liquidity and in price volatility; the evolving and unsophisticated laws and regulations applicable to the securities and financial services industries of certain countries; fluctuations in the rate of exchange between currencies and costs associated with currency conversion; and certain government policies that may restrict the Company’s investment opportunities. In addition, accounting and financial reporting standards that prevail outside of the United States generally are not as high as U.S. standards and, consequently, less information is typically available concerning companies located outside of the United States than for those located in the United States. As a result, the Company may be unable to structure its transactions to achieve the intended results or to mitigate all risks associated with such markets. It may also be difficult to enforce the Company’s rights in such markets.

Foreign Emerging Markets

The Company may, on an opportunistic basis, invest in the securities of companies in various foreign emerging markets. Investments in foreign emerging markets involve certain unique risks, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. There is also generally less publicly available information about foreign companies than about U.S. companies, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. companies. The value of companies in foreign emerging markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Companies in foreign emerging markets may be subject to heightened risks, including risks of relatively unstable governments, nationalization of businesses, restrictions on foreign ownership, prohibitions on the repatriation of assets and less protection of property rights. The economies of countries in emerging markets may be based on only a few industries, be highly vulnerable to changes in local or global trade conditions and suffer from extreme and volatile debt burdens or inflation rates. Moreover, the economies in such countries may differ unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

Fixed Income Securities

The Company is expected to invest in bonds or other fixed income securities including, without limitation, bonds, notes and debentures issued by corporations, debt securities and commercial paper. Fixed income securities pay fixed, variable or floating rates of interest. The value of fixed income securities in which the Company invests will change in response to fluctuations in interest rates. In addition, the value of certain fixed income securities can fluctuate in response to perceptions of creditworthiness, political stability or soundness of economic policies. Fixed income securities are subject to the risk of the issuer’s inability to meet principal and interest payments on its obligations (i.e., credit risk) and are subject to price volatility due to such factors as interest rate sensitivity, market perception of the creditworthiness of the issuer and general market liquidity (i.e., market risk).

Equity and Equity-Linked Securities

In connection with its investment in loans, and incidental to the Company’s primary investment strategy, the Company may receive and ultimately will sell equity and equity-linked securities. Such acquisitions may include, without limitation, warrants, publicly traded equity, privately placed equity that is subject to restrictions on transfer, debt that can be converted into equity based on certain conditions, and preferred equity. The value of equity and equity-linked securities generally will vary with the performance of the issuer and movements in the equity markets. As a result, the Company may suffer losses if the return on securities it owns diverges from the Adviser’s expectations or if markets generally move in a single direction and the Company has not properly hedged against such a general move. In addition, by holding privately placed securities, the Company is exposed to risks that issuers will not fulfill contractual obligations, such as, in the case of convertible securities or private placements, delivering marketable common stock upon conversions of convertible securities and registering restricted securities for public resale.

Loans and Participations

The Company is expected to invest in loans and participations. These obligations are subject to unique risks, including, without limitation: (i) the possible invalidation of an investment transaction as a fraudulent conveyance under relevant creditors’ rights laws; (ii) so-called lender-liability claims by the issuer of the obligations; (iii) environmental liabilities that may arise with respect to collateral securing the obligations; (iv) limitations on the ability of the Company to directly enforce its rights with respect to participations; and (v) possible claims for the return of some or all payments in a debt made within 90 days (and in some cases, within one year) of the date of the issuer’s/borrower’s insolvency came under Title 11 of the United States Code (the “U.S. Code”) and under certain state laws. In analyzing each loan or participation, the Adviser compares the relative significance of the risks against the expected benefits of the investment. Successful claims by third parties arising from these and other risks will be borne by the Company. In purchasing a participation, the Company generally would have no right to enforce compliance by the obligor with the terms of the loan or credit agreement or other instrument evidencing such loan obligation, nor any rights of set-off against the obligor, and the Company may not directly benefit from the collateral supporting the loan obligation in which it has purchased the participation. As a result, the Company would assume the credit risk of both the obligor and the selling institution, which would remain the legal owner of record of the applicable loan. In the event of the insolvency of the selling institution, the Company may be treated as a general creditor of the selling institution in respect of the participation, may not benefit from any set-off exercised by the selling institution against the obligor and may be subject to any set-off exercised by the obligor against the selling institution. Assignments and participations are typically sold strictly without recourse to the selling institution, and the selling institution will generally make no representations or warranties about the underlying loan, the portfolio companies, the terms of the loans or any collateral securing the loans. Certain loans have restrictions on assignments and participations which may negatively impact the Company’s ability to exit from all or part of its investment in a loan.

There can be no assurance that future levels of supply and demand in loan trading will provide an adequate degree of liquidity for the Company. Because of the provision to holders of such loans of confidential information relating to the borrower, the unique and customized nature of the loan agreement, and the private syndication of the loan, loans are not as easily purchased or sold as a publicly traded security, and historically the trading volume in the loan market has been small relative to other markets.

Risks Related to Investments in Leveraged Loans

The Company may invest in leveraged loans. Leveraged loans are loans that are extended to companies or individuals that already have considerable amounts of debt and/or a poor credit history Leveraged loans purchased by the Company will generally be rated below investment grade or may also be unrated. As a result, the risks associated with leveraged loans are similar to the risks of other below investment grade fixed-income instruments. Investments in leveraged loans rated below investment grade are considered speculative because of the credit risk of their issuers. Such companies are more likely than investment grade issuers to default on their payments of interest and principal owed to the Company, and such defaults could have a materially adverse effect on the Company’s performance. An economic downturn would generally lead to a higher non-payment rate, and a leveraged loan may lose significant market value before a default occurs. Moreover, there is a risk that the collateral securing such loans may decrease in value over time, may be difficult to sell in a timely manner, may be difficult to appraise and may fluctuate in value based upon the success of the business and market conditions, including as a result of the inability of the issuer to raise additional capital, and, in some circumstances, the Company’s liens could be subordinated to claims of other creditors. Consequently, the fact that a loan is secured does not guarantee that the Company will receive principal and interest payments according to the loan’s terms, or at all, or that the Company will be able to collect on the loan should it be forced to enforce its remedies.

Other risks associated with a leveraged loan include the possible invalidation of the underlying loan as a fraudulent conveyance under relevant creditors’ rights laws and depreciation in the value of the collateral securing the obligations of such loan. The Company may suffer losses arising from these and other risks.

In general, the secondary trading market for leveraged loans may not be as liquid or efficient as certain other debt instruments. No active trading market may exist for certain leveraged loans, which may make it difficult to value or trade them. Illiquidity and adverse market conditions may mean that the Company may not be able to sell leveraged loans quickly or at a price deemed by the Company to be equal to the full value. To the extent that a secondary market does exist for certain leveraged loans, the market for them may be subject to irregular trading activity, wide bid/ask spreads and extended trade settlement periods.

There may be less readily available and reliable information about most leveraged loans than is the case for many other types of securities, including securities issued in transactions registered under the Securities Act or registered under the Commodity Exchange Act, as amended (the “Commodity Exchange Act”). As a result, the Adviser will rely primarily on its own evaluation of a borrower’s credit quality rather than on any available independent sources. Therefore, the Company will be particularly dependent on the analytical abilities of the Adviser with respect to the Company’s investments in leveraged loans.

Hung Loans

The term “hung loan” commonly refers to a loan that has been made (or has been committed to be made), and the lender is not able to syndicate the loan on the originally anticipated terms. Hung loans are illiquid and lack readily ascertainable market values; there is no assurance that the price to be paid for hung loans by the Company will reflect a discounted price that should allow the Company to achieve a positive return on such loans or avoid losses. Since the price of the loans to be purchased is expected to continue to be significantly impacted by, in addition to the specific circumstances relating to each loan (e.g., in the case of a loan relating to a leveraged buyout (“LBO”), the financial condition of the target), global and macro-economic conditions (e.g., monetary policy, changes to currency exchange rates, governmental intervention or changes to existing laws, international geo-political events, etc.) as well as other systemic factors, it is possible that loans purchased by the Company will suffer significant impairments in value as a result of events not predicted by the Company. The Company may also face difficulties in disposing or leveraging such loans, or in doing so without incurring losses. The markets in which hung loans are purchased and sold have been volatile and are likely to continue to be volatile in the future.

Bridge Loans

It is a common practice for financial institutions to commit to providing bridge loans to facilitate acquisitions, including LBOs, where they serve as advisers to the purchaser. Bridge loans are frequently made because, for timing or market reasons, longer term financing is not available at the time the funds are needed, which is often at the time of the closing of an acquisition. In the past, these commitments were not frequently drawn upon due to the availability of other sources of financing; however, due to market conditions affecting the availability of these other sources of financing (principally high-yield bond transactions), bridge loan commitments have been and may be drawn upon more regularly. Since these commitments were not regularly drawn upon in the past, there is little history for investors to rely upon in evaluating investments in bridge loans. Bridge loans often have shorter maturities. Borrowers and lenders typically agree to shorter maturities based on the anticipation that the bridge loans will be replaced with other forms of financing within such shorter time period. However, the source and timing of such replacement financing may be uncertain and can be affected by, among other things, market conditions and the financial condition of the borrower at the maturity date of the bridge. If the borrower is unable to obtain replacement financing and repay the bridge loan at maturity, the terms of the bridge loan may provide for the bridge loan to be converted to a longer-term loan. If bridge loans are not repaid (or cannot be disposed of on favorable terms) on the dates projected by the Adviser, there may be an adverse effect upon the ability of the Adviser to manage the assets of the Company in accordance with its models and projections or an adverse effect upon the Company’s performance and ability to make distributions.

Recharacterization

Under Title 11 of the U.S. Code, a court may use its equitable powers to “recharacterize” the claim of a lender, i.e., notwithstanding the characterization by the lender and borrower of a loan advance as a “debt,” to find that the advance was in fact a contribution of equity. Typically, recharacterization occurs when an equity holder asserts a claim based on a loan made to the borrower at the time the borrower was in such poor financial condition so that other lenders would not make such a loan. In effect, a court that recharacterizes a claim makes a determination that the original circumstance of the contribution warrants treating the holder’s advance not as debt but rather as equity. In determining whether recharacterization is warranted in any given circumstance, courts look to the following factors: (i) the names given to the instruments (if any) evidencing the indebtedness, (ii) the presence or absence of a fixed maturity or scheduled payment, (iii) the presence or absence of a fixed rate of interest and interest payments, (iv) the source of repayments, (v) the adequacy or inadequacy of capital, (vi) the identity of interest between the creditor and the equity holders, (vii) the security (if any) for the advances, (viii) the borrower’s ability to obtain financing from outside lending institutions, (ix) the extent to which the advances were subordinated to the claims of outside creditors, (x) the extent to which the assets were used to acquire capital assets and (xi) the presence or absence of a sinking fund to provide for repayment. These factors are reviewed under the circumstances of each case, and no one factor is controlling. The Company may be subject to claims from creditors of an obligor that debt obligations of such obligor which are held by the Company should be recharacterized.

Convertible Securities

A convertible security may be subject to redemption at the option of the issuer at a price established in the convertible security’s governing instrument. If a convertible security held by the Company is called for redemption, the Company will be required to permit the issuer to redeem the security, convert it into the underlying common stock or sell it to a third party. Any of these actions could have an adverse effect on the Company’s ability to achieve its investment objective.

Investments in Unlisted Securities

The Company may invest in unlisted securities. Because of the absence of any trading market for these investments, it may take longer to liquidate, or it may not be possible to liquidate, these positions than would be the case for publicly traded securities. Although these securities may be resold in privately negotiated transactions, the prices realized on these sales could be less than those originally paid by the Company. Further, companies whose securities are not publicly traded may not be subject to public disclosure and other investor protection requirements applicable to publicly traded securities. In the event there is no trading market for these investments, the Adviser may value such investments based either on consistently applied objective standards, such as indications from unaffiliated brokers, an independent appraisal or in accordance with other procedures it deems reasonable.

Equitable Subordination

Under common law principles that in some cases form the basis for lender liability claims, if a lender (a) intentionally takes an action that results in the undercapitalization of a borrower or issuer to the detriment of other creditors of such borrower or issuer, (b) engages in other inequitable conduct to the detriment of such other creditors, (c) engages in fraud with respect to, or makes misrepresentations to, such other creditors or (d) uses its influence as a Shareholder to dominate or control a borrower or issuer to the detriment of other creditors of such borrower or issuer, a court may elect to subordinate the claim of the offending lender or bondholder to the claims of the disadvantaged creditor or creditors (a remedy called “equitable subordination”). The Company does not intend to engage in conduct that would form the basis for a successful cause of action based upon the equitable subordination doctrine; however, because of the nature of the debt obligations, the Company may be subject to claims from creditors of an obligor that debt obligations of such obligor which are held by the issuer should be equitably subordinated.

Bankruptcy and Other Proceedings

Many of the events within a bankruptcy litigation are adversarial and often beyond the control of the creditors. While creditors generally are afforded an opportunity to appear and be heard, there can be no assurance that a bankruptcy court will not approve actions that may be contrary to the interests of creditors, including the Company.

Generally, the duration of a bankruptcy litigation can only be roughly estimated. The reorganization of a company usually involves the development and negotiation of a plan of reorganization, plan approval by creditors and confirmation by the bankruptcy court. This process can involve substantial legal, professional and administrative costs to the company and the Company; it is subject to unpredictable and lengthy delays; and, during the process, the company’s competitive position may erode, key management may depart and the company may not be able to invest adequately. In some cases, the company may not be able to reorganize and may be required to liquidate assets. The debt of companies in financial reorganization will, in most cases, not pay current interest, may not accrue interest during reorganization and may be adversely affected by an erosion of the issuer’s fundamental value. Such investments can result in a total loss of principal.

U.S. bankruptcy law permits the classification of “substantially similar” claims in determining the classification of claims in a reorganization for purpose of voting on a plan of reorganization. Because the standard for classification is vague, there exists a significant risk that the Company’s influence with respect to a class of claims can be lost by the inflation of the number and the amount of claims in, or other gerrymandering of, the class. In addition, certain administrative costs and claims that have priority by law over the claims of certain creditors (for example, claims for taxes) may be quite high. Furthermore, there are instances where creditors and equity holders lose their ranking and priority as such when they take over management and functional operating control of a debtor. In those cases where the Company, by virtue of such action, is found to exercise “domination and control” of a debtor, the Company may lose its priority if the debtor can demonstrate that its business was adversely impacted or other creditors and equity holders were harmed by the Company.

The Adviser or its affiliates, on behalf of the Company, may elect to serve on creditors’ committees, official or unofficial, equity holders’ committees or other groups to ensure preservation or enhancement of the Company’s position as a creditor or equity holder. A member of any such committee or group may owe certain obligations generally to all parties similarly situated that the committee represents. If the Adviser or its affiliates concludes that its obligations owed to the other parties as a committee or group member conflict with its duties owed to the Company, it may resign from that committee or group, and the Company may not realize the benefits, if any, of participation on the committee or group. In addition and also as discussed above, if the Company is represented on a committee or group, it may be restricted or prohibited under applicable law from disposing of its investments in such issuer while it continues to be represented on such committee or group.

Illiquidity and unpredictability in these markets make it difficult to determine whether such servicers have sufficient capital and adequate staffing levels to fulfill their servicing obligations and the extent to which such servicers are subject to regulatory risks and risk of error. Recently, a number of originators and servicers of mortgage loans have experienced serious financial difficulties and, in some cases, have entered bankruptcy proceedings. Such financial difficulties may have a negative effect on the ability of servicers to pursue collection on mortgage loans that are experiencing increased delinquencies and defaults and to maximize recoveries on sale of underlying properties following foreclosure.

Prepayment Risk

The terms of loans in which the Company invests may be subject to early redemption features, refinancing options, prepayment options or similar provisions which, in each case, could result in the issuer repaying the principal on an obligation held by the Company earlier than expected, either with or without a prepayment premium. This prepayment right could result in the borrower repaying the principal on an obligation held by the Company earlier than expected. This may happen when there is a decline in interest rates, when the borrower’s improved credit or operating or financial performance allows the refinancing of certain classes of debt with lower cost debt. Assuming an improvement in the credit market conditions, early repayments of the obligations held by the Company could increase. The yield of the Company’s investment assets may be affected by the rate of prepayments differing from the Adviser’s expectations. In addition, there is no assurance that the Company will be able to reinvest proceeds received from prepayments in assets that satisfy its investment objectives, and any delay in reinvesting such proceeds may materially affect the performance of the Company. Conversely, if the prepayment does not occur within the Company’s term or if the investment does not otherwise become liquid, the term of the Company may be longer than expected or the Company may make distributions in kind. Furthermore, changes in prepayment rates could reduce the value of mortgage loans directly held by the Company or underlying a security held by the Company and volatility with respect to prepayment risks may impair the Company’s ability to maintain targeted amounts of leverage on its portfolio and result in reduced earnings or losses and reduce the availability of cash.

Investment Modification Risk

The terms and conditions of loan agreements and related assignments generally may be amended, modified or waived only by the agreement of the lenders. Generally, any such agreement must include a majority or a super majority (measured by outstanding loans or commitments) or, in certain circumstances, a unanimous vote of the lenders. Consequently, the terms and conditions of the payment obligation arising from investments could be modified, amended or waived in a manner contrary to the preferences of the Company if a sufficient number of the other lenders concurred with such modification, amendment or waiver. There can be no assurance that any obligations arising from an investment will maintain the terms and conditions to which the Company originally agreed.

Risks Related to Structured Investments

The Company may invest in structured investments, such as residential mortgaged-backed securities (“RMBS”), commercial mortgage-backed securities (“CMBS”), collateralized debt obligations (“CDOs”), collateralized loan obligations (“CLOs”), collateralized mortgage obligations (“CMOs”) (including interest-only and principal-only classes) and repackaged securities. Structured investments are highly complex investments that are subject to a number of risks. These risks include prepayment risk, market and regulatory uncertainty, extension risk, interest rate risk, subordination risk, default-related risks, as well as the possibility of material misrepresentation or omission from issuers/guarantors. In addition, Structured investments are often leveraged, thereby increasing their risk, and due to their complex structure, they may be difficult to value and may have reduced liquidity. Structured investments are also subject to the risks associated with the underlying issuers and underlying assets (such as mortgage loans and real estate assets), such as default or bankruptcy at the underlying asset level and claims of fraudulent conveyance, and because the Company will not own such assets directly, it will not benefit from general rights applicable to the holders of such assets, such as the right to indemnity and the rights of setoff, or have voting rights with respect to such assets. In addition, the Company may securitize certain investments, including through the formation of one or more CLOs or repackaged securities, as well as the creation of securitized vehicles to which the Company contributes a pool of assets and sells debt interests in such securitized vehicle to purchasers (including other MSD clients). In some cases, short-term credit facilities (including facilities that are recourse to the Company) may be used to finance the acquisition by securitized vehicles of assets until a sufficient quantity of assets is accumulated, at which time the credit facility is refinanced. As a result, the Company is subject to the risk that it will not be able to obtain (or renew or extend) such short-term facilities or that it will not be able to acquire, during the period that any such short-term facilities are available, a sufficient amount of eligible assets for the purposes of a securitization. In addition, the Company may hold equity interests in securitized vehicles that are not secured by the assets of the securitized vehicles, and the Company may rank behind all creditors of the securitized vehicles. To the extent that any losses are incurred by the securitized vehicle in respect of any collateral, such losses will be borne first by the Company as a holder of common or preferred shares or other junior interests. In addition, conflicts of interest will arise if the Company participates as a sponsor or purchaser of interests of a securitized vehicle in which other MSD clients or affiliates also participate. These conflicts may not be resolved in a way that is beneficial to the Company. See “Conflicts of Interest” below.

Risks Related to Asset-Backed Securities

The investment characteristics of asset-backed securities (“ABS”) differ from traditional debt securities and other obligations. Among the major differences are that interest and principal payments are made more frequently, usually monthly, and that the principal may be prepaid at any time because the underlying loans or other assets generally may be prepaid at any time. That being said, the collateral supporting ABS is generally of shorter maturity than certain other types of loans and is less likely to experience substantial prepayments. ABS are often backed by pools of any variety of assets, including, for example, leases, mobile home loans and aircraft leases, which represent the obligations of a number of different parties and use credit enhancement techniques such as letters of credit, guarantees or preference rights. The market value of an ABS is affected by changes in the market’s perception of the asset backing the ABS and the creditworthiness of the servicer for the loan pool, the originator of the loans or the financial institution providing any credit enhancement, as well as by the expiration or removal of any credit enhancement.

In addition, investments in subordinated ABS involve greater credit risk of default than the senior classes of the issue or series. Default risks may be further pronounced in the case of ABS secured by, or evidencing an interest in, a relatively small or less diverse pool of underlying loans. Certain subordinated securities in an ABS issue generally absorb all losses from default before any other class of securities in such issue is at risk, particularly if such securities have been issued with little or no credit enhancement equity. Such securities, therefore, possess some of the attributes typically associated with equity investments.

Another risk associated with ABS is that the collateral that secures an ABS, such as credit card receivables, may be unsecured. In the case of credit card receivables, debtors are additionally entitled to the protection of a number of state and federal consumer loan laws, many of which give such debtors the right to set off certain amounts owed on the credit cards, thereby reducing the balance due. For ABS that are backed by automobile receivables, such ABS pose a risk because most issuers of such ABS permit the servicers to retain possession of the underlying obligations. Because of the large number of vehicles involved in a typical issuance and technical requirements under state laws, the trustee for the holders of the ABS may not have a proper security interest in all of the obligations backing such ABS. Therefore, there is a possibility that recoveries on repossessed collateral may not, in some cases, be available to support payments on these securities. As the foregoing shows, an underlying risk of investing in ABS is the dependence on debtors to timely pay their consumer loans.

Fraud Associated with Loans

Of paramount concern in loan investments is the possibility of material misrepresentation or omission on the part of the borrower or loan seller. Such inaccuracy or incompleteness may adversely affect the valuation of the collateral underlying the loans or may adversely affect the ability of the Company to perfect or effectuate a lien on the collateral securing the loan. The Company will rely upon the accuracy and completeness of representations made by borrowers to the extent reasonable, but cannot guarantee such accuracy or completeness. Under certain circumstances, payments to the Company may be reclaimed if any such payment or distribution is later determined to have been a fraudulent conveyance or a preferential payment.

Distressed Borrowers

The Company may invest in loans and debt instruments of companies that are experiencing (or subsequently experience) significant financial or business difficulties, including companies involved in bankruptcy or other reorganization and liquidation proceedings. Although such investments may result in significant returns to the Company, they involve a substantial degree of risk. Distressed borrowers may be less likely to meet their obligations in connection with such loans or debt instruments, and the inability to meet such obligations may result in certain loans of the Company becoming nonperforming. The level of legal and financial sophistication necessary for successful investment in the loans issued to, or the debt instruments of, companies experiencing significant business and financial difficulties is unusually high. There is no assurance that the Adviser will correctly evaluate the value of the assets collateralizing the loans invested in by the Company or the prospects for a successful reorganization or similar action, if any, or the general performance of such loans. Such investments also may be adversely affected by U.S. federal, state and local laws and the laws of non-U.S. jurisdictions relating to, among other things, fraudulent transfers, voidable preferential payments, lender liability and the legal or equitable power of bankruptcy courts, regulatory agencies or other government bodies to disallow, subordinate or disenfranchise particular claims.

In addition, to the extent that the Company invests in loans or debt instruments with respect to companies that subsequently undergo bankruptcy or similar liquidation proceedings, such investments may be subject to additional risks. Many of the events within a bankruptcy case are adversarial and often beyond the control of the creditors. While creditors generally are afforded an opportunity to object to significant actions, there is the possibility that a bankruptcy court could approve actions, which may be contrary to the interests of the Company. The duration of bankruptcy proceedings is often difficult to accurately predict, and such proceedings may be lengthy. The administrative costs in connection with bankruptcy proceedings are frequently high and will be paid out of the debtor’s estate (other than out of assets or proceeds thereof that are subject to valid and enforceable liens and other security interests) prior to any return to unsecured creditors and equity holders. In connection with a bankruptcy proceeding, the Company may seek representation on creditors’ committees or other groups to ensure preservation or enhancement of the Company’s position as creditors. If the Company is represented on a committee or group, it may be restricted or prohibited under applicable law from disposing of its investments in such company while it continues to be represented on such committee or group. In addition, the Company’s return on investment can be adversely affected by the passage of time during which the plan of reorganization of a bankrupt debtor is being negotiated, approved by the creditors and confirmed by the bankruptcy court. Reorganizations outside of bankruptcy are also subject to unpredictable and potentially lengthy delays.

Future Funding Obligations

The Company may from time to time incur funding obligations that may arise in the future in connection with an investment. For example, the Adviser may cause the Company to purchase from a lender a revolving credit facility that has not yet been fully drawn. If the borrower subsequently draws down on the facility, the Company would be obligated to fund the amounts due, including beyond the Investment Period. Under a revolving credit facility, in connection with a borrower’s request to draw funds, the Company may be obligated to fund the amounts due in a shorter timeframe than the time in which the Company may be able to call capital from Investors. As a result of the number of borrower draws at any given time, there is a risk that the Company may not have sufficient liquidity to fund all or a portion of the amounts due. While the Company may have a subscription line in place to bridge the gap in time between a borrower’s draw request under a revolving credit facility and the time at which the Company can call capital from Investors, there is no guarantee that the Company will be able to obtain such a subscription line. If the Company is unable to pay its obligations when due, the Company could face significant penalties that could materially adversely affect its returns. Furthermore, there can be no assurance that a borrower will fully draw down on its available line of credit under a revolving credit line and, as a result, the Company’s returns could be adversely affected. The Company may also enter into agreements pursuant to which it agrees to assume responsibility for default risk presented by a third party, and may, on the other hand, enter into agreements through which third parties offer default protection to the Company.

In addition, the Company may participate in one or more investments that are structured as “future funding” or “delayed-draws.” If the borrower subsequently draws down on the delayed-draw facility, the Company would be obligated to fund the amounts due. In such circumstances, the Company may be required to reserve undrawn capital commitments for future funding obligations and may be required to fund such obligations after the termination of the Investment Period. However, there can be no assurance that an issuer will ultimately draw down on any such obligation, in which case the Company may never fund the investment (in full or in part), which may result in the Company not fully deploying their committed capital. In addition, it is possible that a delayed-draw investment would be bifurcated by the Adviser into separate investments, with certain Investors (which may or may not include the Company) participating in the initial drawdowns and other Investors (which may or may not include the Company) participating in the later drawdowns. In this situation, it is possible that only those Investors that participate in such investment at the initial closing will benefit from any upfront fees or other original issue discount from such investment.

The Company may also incur numerous other types of contingent liabilities. There can be no assurance that the Company will adequately reserve for its contingent liabilities and that such liabilities will not have an adverse effect on the Company.

Risks Related to Disposition of Investments

The Company may dispose of its investments through whatever manner it deems to be advisable, including through asset sales, repackaging transactions, securitizations, strategic transactions and other mergers and acquisitions activity, and/or any combination thereof. Therefore, the disposition of investments will be subject to the risks associated with the particular exit strategy utilized. In particular, certain disposition techniques and structures may expose the Company to liability for (among other things) securities laws violations, breaches of representations and warranties, and repurchase or “putback” obligations with respect to securitizations or similar structures.

Non-performing Nature of Debt

It is anticipated that certain debt instruments purchased by the Adviser for the Company will be non-performing and possibly in default. Furthermore, the obligor or relevant guarantor may also be in bankruptcy or liquidation. There can be no assurance as to the amount and timing of payments, if any, with respect to these loans.

General Real Estate Risks

The Company may make investments in residential and commercial real estate debt, real estate and real estate-related assets (such as CMBS and RMBS), in which case it would be directly and indirectly exposed to the risks of investing in real estate generally. The real estate industry is extensively regulated and subject to frequent regulatory change. The adoption of new government laws and regulations (including laws and regulations with respect to usage, improvements, disclosures, zoning and taxes) or changes in, or new interpretations of, existing laws can have a significant impact on methods of doing business, costs of doing business and amounts of reimbursement from governmental and other agencies. The real estate industry is and will continue to be subject to varying degrees of regulation and licensing by federal and state regulatory authorities in various states and localities. In addition, real estate investments are subject to a variety of inherent risks that may have an adverse impact on the values of, and returns (if any) from, such investments, including: changes in the general economic climate, local conditions (such as an oversupply of space or a reduction in demand for space), the quality and philosophy of management, competition based on rental rates, attractiveness and location of the properties, the financial condition of tenants, buyers and sellers of properties, the quality of maintenance, insurance and management services, changes in operating costs, interest rate levels, the availability of financing, potential liability under environmental and other laws (including costs of remediation and liabilities associated with environmental conditions), energy prices, the ongoing need for capital improvements, tenant default or distress, construction risks, as well as natural catastrophes (such as earthquakes, hurricanes, floods and other natural disasters), acts of war, terrorism, civil unrest, vandalism, uninsurable losses and other factors beyond the control of the Adviser. The Company will also be exposed to the risk of mismanagement of the real estate assets by third parties (including portfolio companies, joint venture operating partners and asset managers, agents, servicers and developers).

In connection with any investments in real estate and real estate related assets, the Company generally will be subject to the risks incident to the ownership and operation of commercial and/or residential real estate and/or risks incident to the making of nonrecourse mortgage loans secured by real estate, including: (i) risks associated with the general economic climate; (ii) local real estate conditions; (iii) risks due to dependence on cash flow; (iv) risks and operating problems arising out of the absence of certain construction materials; (v) changes in supply of, or demand for, competing properties in an area (as a result, for instance, of over-building or changes in the relative popularity of property types and locations); (vi) the financial condition of tenants, buyers and sellers of properties; (vii) changes in availability of debt financing; (viii) energy and supply shortages and fluctuations in energy prices; (ix) laws, local governmental regulations and various administrative guidelines relating to real estate lending, management and/or ownership that are complex or unclear or otherwise difficult to comply with; (x) changes in tax, real estate, environmental and zoning laws and regulations beyond the control of the Adviser (and unanticipated expenditures in connection therewith); (xi) various uninsured or uninsurable risks; (xii) natural disasters; (xiii) risks related to tenants operating in regulated industries such as banking, insurance, gaming or communications; and (xiv) the ability of the Company or third-party borrowers to manage the real properties. With respect to investments in the form of real property owned by the Company, the Company will incur the burdens of ownership of real property, which include the paying of expenses and taxes, maintaining such property and any improvements thereon and ultimately disposing of such property.

In connection with any such investments, the Company will in large part be dependent on the ability of third parties to successfully operate the real estate assets. The Company’s investment strategy, which may involve the acquisition of distressed or underperforming assets in a leveraged capital structure, will involve a high degree of legal and financial risk, and there can be no assurance that the Company’s rate of return objectives will be realized or that there will be any return of capital. There is no assurance that there will be a ready market for resale of investments because investments in real estate and real estate-related assets generally are not liquid. Illiquidity may result from the absence of an established market for the investments, as well as from legal or contractual restrictions on their resale by the Company and contractual restrictions in agreements with third-party operating partners. The possibility of partial or total loss of capital exists and Investors should not subscribe unless they can readily bear the consequences of such loss.

In addition, many of the properties underlying any real estate investments of the Company may be susceptible to economic slowdowns or recessions, which could lead to financial losses in the Company’s investments and a decrease in revenues, net income and assets. An economic slowdown or recession, in addition to other non-economic factors such as an excess supply of properties, could have a material negative impact on the values of real estate properties. If real estate property values decrease materially it may cause borrowers to default on their mortgages or negotiate more favorable terms and conditions on their mortgages. All of the foregoing factors may adversely affect the value of the collateral securing loans and other assets held by the Company and thereby lower or even eliminate any value to be derived from a restructuring or liquidation of such investments. In addition, adverse changes in the real estate market increase the probability of default, as the incentive of the borrower to retain equity in the property declines.

Small and Medium Capitalization Companies

The Company is expected to invest a portion of its assets in the securities of companies with small to medium-sized market capitalizations. While the Adviser believes such securities often provide significant potential for appreciation, the securities of certain companies, particularly smaller capitalization companies, involve higher risks in some respects than do investments in securities of larger companies. For example, prices of small capitalization and even medium capitalization securities are often more volatile than prices of large capitalization securities and the risk of bankruptcy or insolvency of many smaller companies (with the attendant losses to investors) is higher than for larger, “blue-chip” companies. In addition, due to thin trading in the securities of some small capitalization companies, an investment in those companies may be illiquid.

Lack of Control

The Company will invest in debt instruments and equity securities of companies that they do not control. Such investments will be subject to the risk that the issuer may make business, financial or management decisions with which the Company does not agree or that the majority stakeholders or the management of the issuer may take risks or otherwise act in a manner that does not serve the Company’s interests. In addition, the Company may share control over certain investments with co-investors, which may make it more difficult for the Company to implement its investment approach or exit the investment when it otherwise would. The occurrence of any of the foregoing could have a material adverse effect on the Company and in turn the Company and the Shareholders’ investments therein.

Derivative Instruments Generally

The Company may engage in a variety of derivatives transactions for many purposes, as a way to adjust its exposure to various securities, markets and currencies without actually having to sell existing investments and/or make new investments, and as a means to hedge other investments and to manage liquidity and excess cash. Certain swaps, options and other derivative instruments may be subject to various types of risks, including market risk, liquidity risk, the risk of non-performance by the counterparty (including risks relating to the financial soundness and creditworthiness of the counterparty), legal risk and operations risk. Derivatives traded over-the-counter may not have an authoritative source of valuation and the models used to value such derivatives are subject to change. Special risks may apply in the future that cannot be determined at this time with respect to certain other derivative instruments that are not presently contemplated for use or that are currently not available. The regulatory and tax environment for derivative instruments in which the Company may participate is evolving, and changes in the regulation or taxation of such securities may have a material adverse effect on the Company. The Company’s use of derivatives may result in losses, reduce the Company’s return, and/or increase the volatility of the Company (particularly since many derivatives are inherently leveraged), especially in unusual or extreme market conditions. All derivatives transactions involve risks different from, and potentially greater than, the risks associated with investing directly in securities and other more traditional assets, including market risk, management risk, counterparty risk, contract interpretation risk, and regulatory risk.

Currency Exposure

The Company may, on an opportunistic basis, invest in loans, secured debt or other investments that are denominated in a currency other than the U.S. dollar. In such an event, the prices of such investments will be determined with reference to currencies other than the U.S. dollar but the Company will value its securities and other assets in U.S. dollars. To the extent that the Company makes investments that are denominated in a currency other than the U.S. dollar, the Company generally expects to hedge its foreign currency exposure. However, to the extent that the Company’s foreign currency exposure is not hedged, the value of the Company’s assets will fluctuate with U.S. dollar exchange rates as well as the price changes of the Company’s investments. Among the factors that may affect currency values are trade balances, the level of short-term interest rates, differences in relative values of similar assets in different currencies, long-term opportunities for investment and capital appreciation, and political developments. An increase in the value of the U.S. dollar compared to the other currencies in which the Company makes its investments will reduce the effect of increases and magnify the effect of decreases in the prices of the Company’s investments in foreign markets. As a result, the Company could realize a net loss on an investment, even if there were a gain on the underlying investment before currency losses were taken into account.

Risks Related to Highly Leveraged Companies

The Company’s investments may include investments in issuers whose capital structures may have significant leverage (including to the extent the Company holds second-lien debt interests, certain leverage senior to the Company’s investment). Such investments are inherently more sensitive to declines in revenues, competitive pressures and increases in expenses and interest rates. The leveraged capital structure of such issuers will increase their exposure to adverse economic factors, such as downturns in the economy or deterioration in the condition of the issuers or their industries, and, to the extent the Company holds second-lien debt or other types of subordinated debt interests therein, such issuers may be subject to restrictive financial and operating covenants in more senior debt instruments and contracts that adversely impact the Company’s investments. If an issuer in which the Company invests cannot generate adequate cash flow to meet its debt obligations, the issuer may default on its loan agreements or be forced into bankruptcy resulting in a restructuring of the issuer’s capital structure or liquidation of the issuer. Furthermore, to the extent issuers in which the Company invested have become insolvent, the Company may determine, in cooperation with other debtholders or on its own, to engage, at the Company’s expense, in whole or in part, counsel and other advisers in connection therewith. See “Leverage and Borrowing Risks” below.

Leverage and Borrowing Risks

The use of leverage magnifies the potential for gain or loss on amounts invested. The use of leverage is generally considered a speculative investment technique and increases the risks associated with investing in the Company’s securities. However, the Company intends to borrow from, and may in the future issue debt securities to, banks, insurance companies and other lenders. Lenders of these funds will have fixed dollar claims on the Company’s assets that are superior to the claims of common Shareholders, and the Company would expect such lenders to seek recovery against its assets in the event of a default. The Company may pledge up to 100% of its assets and may grant a security interest in all of its assets under the terms of any debt instruments the Company may enter into with lenders. In addition, under the terms of a Credit Facility and any borrowing facility or other debt instrument the Company may enter into, the Company is likely to be required to use the net proceeds of any investments that it sells to repay a portion of the amount borrowed under such facility or instrument before applying such net proceeds to any other uses. If the value of the Company’s assets decreases, leveraging would cause net asset value to decline more sharply than it otherwise would have had the Company not leveraged, thereby magnifying losses or eliminating the Company’s stake in a leveraged investment. Similarly, any decrease in the Company’s revenue or income will cause the Company’s net income to decline more sharply than it would have had the Company not borrowed. Such a decline would also negatively affect the Company’s ability to make dividend payments on its common stock or preferred stock. The Company’s ability to service any debt will depend largely on its financial performance and will be subject to prevailing economic conditions and competitive pressures.

The Company is required to meet a coverage ratio of total assets to total borrowings and other senior securities of at least 150%. As a BDC, the Company is generally required to meet a coverage ratio of total assets to total borrowings and other senior securities, which include all of the Company’s borrowings and any preferred stock that it may issue in the future, of at least 200%. If this ratio declines below 200%, the Company will not be able to incur additional debt and could be required to sell a portion of the Company’s investments to repay some debt when it is otherwise disadvantageous to do so. This could have a material adverse effect on the Company’s operations, and the Company may not be able to make distributions. The amount of leverage that the Company employs will depend on the Adviser’s and the Board’s assessment of market and other factors at the time of any proposed borrowing. The Company cannot ensure that it will be able to obtain credit at all or on terms acceptable to the Company.

In addition, a Credit Facility will, and any future debt facilities may, impose financial and operating covenants that restrict the Company’s business activities, including limitations that hinder the Company’s ability to finance additional loans and investments or to make the distributions required to maintain the Company’s qualification as a RIC under the Code.

ERISA Plans

We intend to accept investments from Benefit Plan Investors that are subject to ERISA. As a result, we expect that our assets will be deemed to be “plan assets” under ERISA and the Plan Assets Regulation, unless (i) Benefit Plan Investors hold less than 25% of our Shares, or (ii) our Shares are listed on a national securities exchange. While we will take commercially reasonable steps necessary to ensure that Benefit Plan Investors hold less than 25% of our Shares, it is possible that this limit could be exceeded. If our assets are considered “plan assets,” we will be required to comply with additional fiduciary and regulatory requirements, including among other things, a requirement that we retain unaffiliated third-party firms to value our portfolio investments, rather than having initial valuations performed by our Investment Adviser. Such regulatory burdens could slow our investment process, potentially cause us to incur additional administrative expenses beyond what we currently anticipate or prevent us from making otherwise desirable investments, any of which could materially and adversely impact returns to investors.

Credit Facility Risks

The Company intends to enter into one or more Credit Facilities following the completion of this offering. The closing of a Credit Facility is contingent on a number of conditions including, without limitation, the closing of this offering and the negotiation and execution of definitive documents relating to such Credit Facility. If the Company is successful in securing a Credit Facility, the Company intends to use borrowings under such Credit Facility to make additional investments and for other general corporate purposes. However, there can be no assurance that the Company will be able to close a Credit Facility or obtain other financing.

In the event the Company defaults under a Credit Facility or any other future borrowing facility, the Company’s business could be adversely affected as the Company may be forced to sell a portion of its investments quickly and prematurely at what may be disadvantageous prices in order to meet outstanding payment obligations and/or support working capital requirements under such Credit Facility or such future borrowing facility, any of which would have a material adverse effect on the Company’s business, financial condition, results of operations and cash flows. In addition, following any such default, the agent for the lenders under the relevant Credit Facility or such future borrowing facility could assume control of the disposition of any or all of the Company’s assets, including the selection of such assets to be disposed and the timing of such disposition, which would have a material adverse effect on the Company’s business, financial condition, results of operations and cash flows. As part of certain Credit Facilities, the right to make capital calls of Shareholders may be pledged as collateral to the lender, which will be able to call for capital contributions upon the occurrence of an event of default under such Credit Facility. To the extent such an event of default does occur, Shareholders could therefore be required to fund any shortfall up to their remaining capital commitments, without regard to the underlying value of their investment.

Borrowing for Cash Management Purposes

The Company has the authority to borrow for cash management purposes. The rates at and terms on which the Company can borrow will affect the operating results of the Company.

Collateral

The instruments and borrowings utilized by the Company to leverage investments may be collateralized by all or a portion of the Company’s portfolio. Accordingly, the Company may pledge its securities in order to borrow or otherwise obtain leverage for investment or other purposes. Should the securities pledged to brokers to secure the Company’s margin accounts decline in value, the Company could be subject to a “margin call”, pursuant to which the Company must either deposit additional funds or securities with the broker or suffer mandatory liquidation of the pledged securities to compensate for the decline in value. The banks and dealers that provide financing to the Company can apply essentially discretionary margin, “haircut”, financing and collateral valuation policies. Changes by counterparties in any of the foregoing may result in large margin calls, loss of financing and forced liquidations of positions at disadvantageous prices. Lenders that provide other types of asset-based or secured financing to the Company may have similar rights. There can be no assurance that the Company will be able to secure or maintain adequate financing.

Borrowing Costs

Borrowings will be subject to interest, transaction and other costs, and other types of leverage also involve transaction and other costs. Any such costs may or may not be recovered by the return on the Company’s portfolio.

Potential Inability to Obtain Leverage

The credit markets are volatile and the availability of, and commercially reasonable terms associated with, indebtedness may be difficult to ascertain. Because of this, there can be no assurance that the Company will be able to obtain indebtedness or that indebtedness will be accessible by the Company at any time. If indebtedness is available to the Company, there can be no assurance that such indebtedness will be on terms favorable to the Company and/or terms comparable to terms obtained by competitors, including with respect to interest rates. The terms of any indebtedness are expected to vary based on the counterparty, timing, size, market interest rates, other fees and costs, duration, advance rates, eligible investments, ability to borrow in currencies other than the U.S. dollar and Investor creditworthiness and composition. Moreover, market conditions or other factors may cause or permit the amount of leverage employed by the Company to fluctuate over their life. Furthermore, the Company may seek to obtain indebtedness on an investment-by-investment basis and leverage may not be available or may be available on less desirable terms in connection with particular investments. See “Infectious Diseases; Pandemics” above.

Liquidity

The lack of liquidity in the Company’s investments may materially and adversely affect the Company’s value. As the Company primarily invests in loans to private companies, substantially all of their investments are less liquid than publicly traded securities and may be subject to contractual, statutory or regulatory prohibitions on disposition. While the Adviser anticipates that the Company will hold a significant portion of such investments until realization, should the Adviser determine it to be advisable to earlier dispose of any such investments, the Company may have difficulty doing so and in certain cases may only be able to sell such investments at substantial discounts to face value.

Secondary Debt

The Company may invest in secondary debt. The Company is unlikely to be able to negotiate the terms of secondary debt as part of its acquisition and, as a result, these investments may not include some of the covenants and protections generally sought when the Company makes its primary investments. See “ - Covenant-Lite Loans” below.

Covenant-Lite Loans

The Company may be subject to risks associated with “covenant-lite” loans. Certain loans in which we invest may be “covenant-lite.” We use the term “covenant-lite” loans to refer generally to loans that do not have a complete set of financial maintenance covenants. Generally, “covenant-lite” loans provide borrower companies more freedom to negatively impact lenders because their covenants are incurrence-based, which means they are only tested and can only be breached following an affirmative action of the borrower, rather than by a deterioration in the borrower’s financial condition. Accordingly, to the extent we are exposed to “covenant-lite” loans, we may have a greater risk of loss on such investments as compared to investments in or exposure to loans with financial maintenance covenants.

Certain debt investments (so-called “covenant-lite” deals) often impose less stringent covenants on the borrowers of such debt investments than the covenants the Company expects to include for loans originated by the Company. Many “covenant-lite” debt investments issued during that time period may not obligate such investments to observe and maintain financial maintenance covenants, such as covenants requiring issuers to comply with a maximum leverage ratio, a minimum interest or fixed charge coverage ratio or maximum capital expenditures. Even if such covenants and protections are included in the investments held by the Company, the terms of the investments may provide such investments substantial flexibility in determining compliance with such covenants.

Risks Relating to Investments in Equity Securities Generally

The Company may invest its assets in preferred stock, common stock or other equity securities directly, or may hold such securities as the result of certain restructuring activities. Investments in equity securities of small or medium-sized market capitalization companies will have more limited marketability than the securities of larger companies. In addition, securities of smaller companies may have greater price volatility. All of the Company’s investments in equity securities will be subject to normal market risks. While diversification among issuers may mitigate these risks, investors must expect fluctuations in value of equity securities held by the Company based on market conditions. Because equity securities rank lower in the capital structure of an issuer, such investments may subject investors to additional risks not applicable to debt securities. In addition, holders of equity securities may be wiped out or substantially reduced in value in a bankruptcy proceeding or corporate restructuring.

Preferred Equity Investments

The Company may invest in preferred equity. Preferred equity investments typically are subordinate to debt financing and are not secured. Should the issuer default on the Company’s investment, the Company would only be able to proceed against the entity that issued the preferred equity in accordance with the terms of the preferred security, and not any property owned by the entity. Furthermore, in the event of bankruptcy or foreclosure, the Company would only be able to recoup its investment after any lenders are paid. As a result, the Company may not recover some or all of its investment, which could result in losses.

Sponsor Risk

There are no restrictions on the credit quality of the properties and/or other collateral securing the Company’s loans. While the Adviser may seek to over-collateralize loans secured by properties that it deems to be of lesser quality, loans arranged by the Company may nonetheless have exposures to default in payment of interest and/or principal due to risks relating to such properties, and the market values of such properties also tend to be more sensitive to changes in economic conditions than better quality properties. As a result, the Company’s portfolio of investments could be highly concentrated with a limited number of sponsors or property managers, and the financial distress of, or other reputational risks associated with, any such sponsor or property manager could have a disproportionate and adverse impact on the Company.

Priority of Debt Instruments and Loans

The Company may invest in secured debt issued by companies that have or may incur additional debt that is senior to the secured debt owned by the Company. In the event of insolvency, liquidation, dissolution, reorganization or bankruptcy of any such company, the owners of senior secured debt (i.e., the owners of first priority liens) generally will be entitled to receive proceeds from any realization of the secured collateral until they have been reimbursed. At such time, the owners of junior secured debt (including, in certain circumstances, the Company) will be entitled to receive proceeds from the realization of the collateral securing such debt. There can be no assurances that the proceeds, if any, from the sale of such collateral would be sufficient to satisfy the loan obligations secured by subordinate debt instruments. To the extent that the Company owns secured debt that is junior to other secured debt, the Company may lose the value of its entire investment in such secured debt.

Incurrence of Additional Debt by Borrowers

There can be no assurance that a borrower will not incur further debt in addition to the loans owned by the Company. Any such increase of debt levels could impair the ability of borrowers to service their loans, which in turn could result in higher rates of delinquency and loss on the loans owned by the Company or otherwise underlying the Company’s investments.

Insufficient Collateral

To the extent the Company invests in loans based upon the adequacy of the borrower’s collateral, an incorrect valuation of such collateral may result in unforeseen losses. Despite performing due diligence on the collateral, including, where appropriate, by engaging third party independent valuators to estimate the value of the collateral pledged by the borrower, the inherent uncertainty of valuation of collateral may result in values that differ significantly from the values that can ultimately be obtained for such collateral. In addition, even if collateral is initially valued correctly, changes in market conditions, regulations or other circumstances, or changes directly related to such collateral, may materially adversely affect the value thereof.

Unrated or Below Investment Grade Loans and Debt Instruments

The Company may invest in debt securities of companies unrated or below investment grade. Such debt instruments may have speculative characteristics. The market values of certain of these lower-rated and unrated loans and debt instruments tend to reflect individual corporate developments and changes in economic conditions to a greater extent than do higher-rated debt instruments. As a result, the market prices of such loans and debt instruments may be subject to abrupt and erratic movements in price and liquidity. Borrowers that are the subject of such loans and that issue such debt instruments are often highly leveraged and may not have available to them more traditional methods of financing. Fluctuations in market value of certain of these instruments may impact the Company’s ability to utilize leverage.

Participation and other Indirect Economic Interests

A portion of the assets of the Company may consist of participation interests or other indirect economic interests in loans or other debt obligations. In such circumstances, the Company will not directly own the debt obligations underlying such participation or other economic interests and/or have custody thereof. As a result, the Company will be exposed to the risk that the assets of the holder/custodian of any such underlying debt obligation may be subject to the claims of third-party creditors or other parties. In addition, as an owner of participation interests or other indirect economic interests (including as a member of a loan syndicate), the Company may not be able to assert any rights against borrowers of the underlying indebtedness, and may need to rely on the holder/custodian (or other financial institution) issuing the participation interests or such other entity charged with the responsibility for asserting such rights, if any. Such holders/custodians and financial institutions or other entities may have reasons not to assert their rights, whether due to a limited financial interest in the outcome, other relationships with the underlying defaulting borrowers, the threat of potential counterclaims or other reasons, that may differ from the interests of the Company. The failure of such holders/custodians and financial institutions or other entities to assert their rights (on behalf of the Company) or the insolvency of such entities could materially adversely affect the value of the assets of the Company.

Changes in Interest Rates

The majority of investments held by the Company are expected to be exposed to risks associated with changes in interest rates. General interest rate fluctuations may substantially and adversely impact the Company’s investments and its investment opportunities. With respect to floating rate debt, for example, higher interest rates may adversely affect the cost of funds and diminish the credit quality of borrowers. With respect to fixed rate investments, for example, the value of the Company’s investment would likely fall as prevailing market rates increase, all else being equal. Accordingly, interest rate fluctuations may materially and adversely affect the Company’s investment objectives and rates of return on invested capital. The prices of long-term debt obligations generally fluctuate more than prices of short-term debt obligations as interest rates change. To the extent the Company invests in longer-term investments, it will be impacted to a greater degree by changes in market interest rates than if the Company invested primarily in short-term debt securities.

The United States is experiencing near historically low interest rate levels. However, there is a risk that interest rates will rise in the near future. Any future interest rate increases may result in periods of volatility and cause the value of the fixed income securities held by the Company to decrease.

Inflation/Deflation Risk

Inflation risk is the risk that the value of assets or income from the Company’s Portfolio Investments will be worth less in the future as inflation decreases the value of payments at future dates. As inflation increases, the real value of the Company’s portfolio could decline and the interest payments on borrowings, if any, may increase. Deflation risk is the risk that prices throughout the economy decline over time. Deflation may have an adverse effect on the creditworthiness of issuers and may make issuer default more likely or materially impair the ability of distressed issuers to restructure, which may result in a decline in the value of the Company’s portfolio. Though the Company may enter into instruments related to inflation or deflation (such as inflation-indexed bonds), it will be under no obligation to do so.

Fluctuations in Receipt of Proceeds

The Company expects to experience fluctuations in the timing and amount of proceeds the Company receives in the form of interest and fee income and in connection with the realization of investments in loans and other debt instruments in which the Company has invested. Such fluctuations are due to, among other things, changes in the interest rates payable on the debt instruments acquired by the Company, the default rate on such debt instruments, the level of the Company’s expenses (including the interest rates payable on the Company’s borrowings), variations in and the timing of the realization of investments, the degree to which the Company encounters competition in the markets and general economic conditions. As a result of these factors, the amounts of distributions to Shareholders may fluctuate substantially.

Political and Regulatory Risks

On January 31, 2020 the United Kingdom formally left the European Union (“EU”). Under the terms of the withdrawal agreement there is a transition period, expected to run to December 31, 2020, during which EU law will continue to apply in the UK whilst the UK government and the EU continue to negotiate the terms of their future relationship. Pending the outcome of these negotiations, the longer term economic, legal, political and social framework to be put in place between the United Kingdom and the EU is unclear. Political and economic uncertainty and periods of exacerbated volatility in both the United Kingdom and in wider European markets may continue for some time. In particular, depending on the outcome of the negotiations, the UK’s decision to leave the EU may lead to a call for similar referenda in other European jurisdictions, which may cause increased economic volatility in the European and global markets. This mid- to long-term uncertainty may have an adverse effect on the economy generally and on the ability of the Company to execute its strategy and to receive attractive returns. In particular, currency volatility may mean that the returns of the Company are adversely affected by market movements and may make it more difficult, or more expensive, for the Company to execute prudent currency hedging policies. Potential decline in the value of the British Pound and/or the Euro against other currencies, along with the potential downgrading of the UK’s sovereign credit rating, may also have an impact on the performance of investments located in the UK or Europe.

In light of the above, no definitive assessment can currently be made regarding the impact that Brexit will have on the Company or its investments.

Hedging Transactions

The Company may utilize financial instruments for risk management purposes in order to: (i) protect against possible changes in the market value of the Company’s investment portfolio resulting from fluctuations in the markets and changes in interest rates; (ii) protect the Company’s unrealized gains in the value of its investment portfolio; (iii) enhance or preserve returns, spreads or gains on any investment in the Company’s portfolio; (iv) hedge the interest rate, credit or currency exchange rate on any of the Company’s securities; or (v) act for any other reason that the Adviser deems appropriate. The Company will not be required to hedge any particular risk in connection with a particular transaction or its portfolio generally. In particular, as many of the Company’s investments are expected to consist of relatively illiquid securities whose price behavior is not particularly correlated to general fixed income or equity index returns, such investments are expected to be difficult or expensive to hedge, and as such the Company may not employ any hedging strategy in respect of such investments (including with respect to their credit risk). However, the Adviser may be unable to anticipate the occurrence of a particular risk and, therefore, may be unable to attempt to hedge against it. While the Company may enter into hedging transactions to seek to reduce risk, such transactions may result in a poorer overall performance for the Company than if it had not engaged in any such hedging transaction. Moreover, the portfolio will always be exposed to certain risks that cannot be hedged.

To the extent the Adviser employs a hedging strategy for the Company, the success of any such hedging strategy will depend, in part, upon the Adviser’s ability to correctly assess the degree of correlation between the performance of the instruments used in the hedging strategy and the performance of the investments being hedged. Since the characteristics of many securities change as markets change or time passes, the success of the Company’s hedging strategy will also be subject to the Adviser’s ability to continually recalculate, readjust and execute hedges in an efficient and timely manner. While the Company may enter into hedging transactions to seek to reduce risk, such transactions may result in a poorer overall performance for the Company than if it had not engaged in such hedging transactions. For a variety of reasons, the Adviser may not seek to establish a precise correlation between the hedging instruments utilized and the portfolio holdings being hedged. Such an imprecise correlation may prevent the Company from achieving the intended hedge or expose the Company to risk of loss. Additionally, the Adviser may not hedge against a particular risk because it does not regard the probability of the risk occurring to be sufficiently high as to justify the cost of the hedge, or because it does not foresee the occurrence of the risk. Moreover, there is no guarantee that the Company’s intended hedging strategy will be successful in hedging out the subject risks.

The Company’s Potential Use of Derivatives to Hedge Exposures May Involve Risks

In limited circumstances, the Company may use derivatives to hedge certain exposures. Derivatives are instruments whose value depends on, or is derived from, the value of an underlying asset, reference rate or index. Derivatives can involve risks different from, and, in certain cases, greater than, risks presented by more traditional investments. When a derivative is used as a hedge against an opposite position(s) that the Company holds, any gain generated by the derivative should be offset by losses on the hedged investment, and vice versa. However, the Adviser is unlikely to find derivatives that exactly match its positions and, as such, gains on the derivative may be more or less than losses on the position(s), and vice-versa.

Co-Investment with Exemptive Relief

The Company and the Adviser have applied for an exemptive order from the SEC in order to permit the Company to co-invest with MSD Accounts and other affiliates of the Adviser. If, and when, the exemptive order is issued, the Company will be able to co-invest alongside MSD Accounts or affiliates of the Adviser, subject to the terms and conditions set forth in the exemptive order. Subject to the terms and conditions specified in the exemptive order, the Company will be able to co-invest alongside MSD Accounts or affiliates of the Adviser. There is no assurance that the exemptive relief will be granted by the SEC.

Follow-On Investments

For a variety of reasons, the Company may decide not to invest in additional loans issued to, or make additional investments in the debt instruments of, companies in which the Company already has an investment. The Company may elect not to make such additional investments because, among other reasons, the Company lacks sufficient funds to do so or does not want to increase the concentration of the Company’s investments. Declining to invest in such additional loans or make further investments could impair the value of such underlying company and, in turn, the value of the loans or debt instruments pertaining to such company that are owned by the Company.

Dilution from Subsequent Closings

Subsequent closings may be held in the Adviser’s sole discretion. Shareholders that are admitted or increase their commitments at subsequent closings will participate in the investments held by the Company at the time of their admission, diluting the interest of the existing Shareholders therein. The value of the investments made by the Company during the period between the Initial Closing and any subsequent closing may fluctuate, including by significantly increasing or decreasing in value. Although such Shareholders will contribute their respective pro rata share of previously made drawdowns by the Company (plus an amount calculated as interest thereon), there can be no assurance that these payments will reflect the fair value of the Company’s then existing investments, and such payment may represent a substantial discount to the Company’s acquisition cost for the investments.

Valuation Difficulties in Rapidly Changing Markets

The offering period and the Investment Period are expected to coincide with a period of significant market, economic and geopolitical uncertainty and instability and a rapidly changing investment environment. Investing in highly volatile environments presents certain inherent risks, including reduced market liquidity, reduced price transparency and less certainty in core assumptions in respect of a particular investment or an investment strategy as a whole. While such investment environments provide the opportunity for significant returns, they also present significant risks, many of which cannot be predicted, managed or hedged against. If the Adviser fails to identify or adequately value potential risks or changes, the Company may invest at a valuation that is not commensurate with the risk profile of a particular investment or where the Company would otherwise not invest were more accurate information available, resulting in reduced returns or a complete or partial loss of capital. There can be no assurance that the Adviser will accurately identify all potential considerations that may adversely affect the performance of any one or more of the Company’s investments or investment strategies.

Competition; Availability of Investments

Certain markets in which the Company may invest are extremely competitive for attractive investment opportunities and, as a result, there may be reduced expected investment returns. There can be no assurance that the Company will be able to identify or successfully pursue attractive investment opportunities in such environments. Among other factors, competition for suitable investments from other pooled investment vehicles, the public equity markets and other Investors may reduce the availability of investment opportunities. There has been significant growth in the number of firms organized to make such investments, which may result in increased competition to the Company in obtaining suitable investments.

“Widening” Risk

For reasons not necessarily attributable to any of the risks enumerated above (for example, supply/demand imbalances or other market forces), the prices of the securities or other obligations in which the Company invests may decline substantially. In particular, purchasing assets at what may appear to be “undervalued” levels is no guarantee that these assets will not be trading at even more “undervalued” levels at a time of valuation or at the time of sale. It may not be possible to predict, or to hedge against, such “spread widening” risk.

Risk of Investing in Special Situations and Event-Driven Investments

The Company may hold securities and other instruments in companies involved in or undergoing work-outs, liquidations, spin-offs, reorganizations, refinancings, recapitalizations, receivership, bankruptcies or other changes or similar transactions. In any investment involving any such type of special situation, there exists the risk that the contemplated transaction either will be unsuccessful, take considerable time and/or will result in a distribution to the Company of cash or a new security, the value of which will be less than the purchase price of the security in respect of which such distribution is received. Similarly, if an anticipated transaction does not in fact occur, the Company may be required to sell its investment at a loss. Because there is substantial uncertainty concerning the outcome of transactions involving companies in which the Company may invest, there is a potential risk of loss by the Company of its entire investment in such companies.

Event-driven investing requires the investor to make predictions about (i) the likelihood that an event will occur, (ii) the impact such event will have on the value of a particular investment and (iii) the timing of such event. If the event fails to occur or it does not have the effect foreseen, losses can result. For example, the adoption of new business strategies or completion of asset dispositions or debt reduction programs by a company may not be valued as highly by the market as the Adviser had anticipated, resulting in losses. In addition, a company may announce a plan of restructuring which promises to enhance value, but fail to implement it, which can result in losses. In liquidations and other forms of corporate reorganization, the risk exists that the liquidation or reorganization will be unsuccessful, delayed or result in a distribution to the Company of cash or a new security, the value of which will be less than the purchase price of the security in respect of which such distribution was made. The consummation of mergers and tender and exchange offers can be prevented or delayed by a variety of factors. Because of the inherently speculative nature of event-driven investing, the results of the Company’s operations may be expected to fluctuate from period to period. Accordingly, Shareholders should understand that the results of a particular period will not necessarily be indicative of results that may be expected in future periods.

Risk of Investing in Bank Debt

the Company may make direct or indirect investments bank debt, including leveraged loans. These obligations are subject to unique risks, including: (i) the possible invalidation of an investment transaction as a fraudulent conveyance under relevant creditors’ rights laws; (ii) so-called lender-liability claims by the issuer of the obligations; (iii) environmental liabilities that may arise with respect to collateral securing the obligations; (iv) limitations on the ability of the Company to directly enforce its rights with respect to participations; (v) limitations on the ability of the Company to transfer the investment due to restrictions imposed by the borrower; and (vi) possible equitable subordination. In analyzing such transactions, the Adviser will aim to compare the relative significance of the risks against the expected benefits of the investment. Successful claims by third parties arising from these and other risks will be borne by the Company.

Purchasers of bank debt are predominantly commercial banks, investment funds, mutual funds and investment banks. Bank debt transactions are typically based on standardized documentation, which facilitates market liquidity. There can be no assurance, however, that future levels of supply and demand in bank debt trading will provide an adequate degree of liquidity or that the current level of liquidity will continue. Because of the provision to holders of such bank debt of confidential information relating to the borrower, the unique and customized nature of the bank debt agreement and the private syndication of bank debt, bank debt is not as easily purchased or sold as a publicly traded security, and historically the trading volume in the bank debt market has been small relative to the high yield debt market.

Risk of Investing in Lower Credit Quality Securities or High Yield Debt Securities

There are no restrictions on the credit quality of the investments of the Company. Securities in which the Company may invest may be deemed by rating companies to have substantial vulnerability to default in payment of interest and/or principal. Other securities may be unrated. Lower-rated and unrated securities in which the Company may invest have large uncertainties or major risk exposures to adverse conditions, and are considered to be predominantly speculative. Generally, such securities offer a higher return potential than higher-rated securities, but involve greater volatility of price and greater risk of loss of income and principal. The market values of certain of these securities (such as subordinated securities) also tend to be more sensitive to changes in economic conditions than higher-rated securities. The value of such securities may also be affected by changes in the market’s perception of the entity issuing or guaranteeing them, or by changes in governmental regulations and tax policies. In general, the ratings of nationally recognized rating organizations represent the opinions of these agencies as to the quality of securities that they rate. Such ratings, however, are relative and subjective and may not properly reflect the credit risk of such securities; they are not absolute standards of quality and do not reflect the market value risk of the securities. It is also possible that a rating agency might not change its rating of a particular issue on a timely basis to reflect events subsequent to the rating determination or publication so that the rating on such issue does not properly reflect the investment risk.

Companies that issue such securities are often highly leveraged and may not have available to them more traditional methods of financing. It is likely that a major economic recession or an environment characterized by a shortage of liquidity could severely disrupt the market for such securities and may have an adverse impact on the value of such securities. In addition, it is likely that any such economic downturn or liquidity squeeze could adversely affect the ability of the issuers of such securities to repay principal and pay interest thereon and increase the incidence of default for such securities. Adverse publicity and investor perceptions about lower-rated securities, whether or not based on fundamental analysis, may be a continuing factor in any decrease in the value and credit rating of these securities.

Risks Related to Mezzanine Investments

The Company may make mezzanine investments. Such investments, if made, may be unsecured and made in companies whose capital structures have significant indebtedness ranking ahead of the Company’s investments, all or a significant portion of which may be secured. While the Company’s mezzanine investments may benefit from the same or similar financial and other covenants as those enjoyed by the indebtedness ranking ahead of such investments and may benefit from cross-default provisions and security over the assets of the issuer, some or all of such terms may not be part of particular investments. Moreover, the ability of the Company to influence an issuer’s affairs, especially during periods of financial distress or following insolvency, is likely to be substantially less than that of senior creditors. Mezzanine investments generally are subject to various risks, including, without limitation: (i) a subsequent characterization of an investment as a “fraudulent conveyance”; (ii) the recovery as a “preference” of liens perfected or payments made on account of a debt in the 90 days before a bankruptcy filing; (iii) equitable subordination claims by other creditors; (iv) so-called “lender liability” claims by the issuer of the obligations; and (v) environmental liabilities that may arise with respect to collateral securing the obligations.

Furthermore, the Company may invest in loans acquired in relation to real estate that are subordinated to senior indebtedness (by mortgage or otherwise) encumbering the relevant real estate. In the event a company in which the Company holds a mezzanine loan cannot generate adequate cash flow to meet senior debt service, the Company may suffer a partial or total loss of capital invested. Mezzanine loans may have higher loan-to-value ratios than conventional mortgage loans, resulting in less equity in the real property and increasing the risk of loss of principal.

Risks Related to Portfolio Securities

The Company may lend its portfolio securities in order to increase its income through the receipt of interest on the loan. In the event of the bankruptcy of the other party to a securities loan, the Company could experience delays in recovering the securities it lent. To the extent that the value of the securities the Company lent has increased, a loss could be experienced if such securities are not recovered.

Non-Performing Nature of Loans; Defaults and Foreclosure

Certain of the loans purchased by the Company may be non-performing or in default or become non-performing and/or default after they are purchased by the Company. Furthermore, the obligor and/or relevant guarantor may also be in bankruptcy or liquidation. There can be no assurance as to the amount and timing of payments the Company will receive with respect to such non-performing or defaulted loans.

In the event of any default under a loan directly held by the Company or a loan underlying a security held by the Company, the Company will bear a risk of loss of principal to the extent of any deficiency between the value of the collateral and the principal and accrued interest of the loan, which could have a material adverse effect on the Company’s cash flow from operations. Other non-performing loans may require workout negotiations and/or restructuring, which may entail, among other things, a substantial reduction in the interest rate and/or a substantial write-down of the original principal amount of such loans. Further, even if a restructuring were successfully accomplished, unless the restructuring provided for full amortization on or prior to maturity and the borrower strictly complied with that restructuring, a risk exists that upon maturity of such loans, replacement financing will not be available and such loans may not be repaid. In the event of the bankruptcy of a borrower, the loan to that borrower will be deemed to be secured only to the extent of the value of the underlying collateral at the time of bankruptcy (as determined by the bankruptcy court), the lien securing the loan will be subject to the avoidance powers of the bankruptcy trustee or debtor-in-possession to the extent the lien is unenforceable under state law, and realizing any value under such circumstances can be an expensive and lengthy process that could have a substantial negative effect on the anticipated return on the loan and on the security backed by such loan. Other risks attendant to a bankruptcy filing are described below. The foregoing statement does not apply in the context of a borrower insolvency case commenced under chapter 13 of the U.S. Bankruptcy Code where the underlying collateral is used as the principal residence of the borrower, but in such instances, the lender will nonetheless be stayed from the collection of its claim, taking possession of the collateral, and enforcing its lien unless and until the lender obtains relief from the automatic stay under the U.S. Bankruptcy Code.

It is possible that the Adviser may find it necessary or desirable to foreclose on collateral securing one or more investments in loans originated or purchased by the Company. The foreclosure process can be expensive and lengthy (which could have a substantial negative effect on the Company’s anticipated return on the foreclosed mortgage loan), and may be adversely affected by the operation of state law governing the foreclosure process as well as other creditor’s rights provided in the governing loan instruments. Inadequate documentation of loans or assignments of loans and erroneous or incomplete recordkeeping with respect to loans that were formerly securitized in loan pools may impair the Adviser’s ability to foreclose on collateral securing loans. Borrowers often resist foreclosure actions by asserting numerous claims, including lender liability claims, and may also file for bankruptcy at any time during the foreclosure process. The foreclosure process also tends to create a negative public image of the collateral property and may result in the disruption of ongoing leasing and management of the property. The Company’s involvement in the foreclosure process may also expose the Company and/or its affiliates to negative publicity, adverse public sentiment, regulatory scrutiny or legal disputes, which may adversely impact the Company and its anticipated investment program.

A number of local governments have in the past and may in the future consider using eminent domain to seize mortgage loans and forgive principal on the loans. Such seizures, if they are successful, could result in losses and write-downs relating to the Company’s loans, and could increase the Company’s credit losses. These actions and others that state and local governments may pursue in the future could have an adverse effect on the Company’s business, results of operations, financial condition and net worth.

Subordinated Loans or Securities

Certain of the Company’s investments may consist of loans or securities, or interests in pools of securities, in either case, that are subordinated or may be subordinated in right of payment and ranked junior to other securities issued by, or loans made to obligors. If an obligor experiences financial difficulty, holders of its more senior securities will be entitled to payments in priority to the Company. Some of the Company’s asset-backed investments may also have structural features that divert payments of interest and/or principal to more senior classes or tranches of loans or securities backed by the same assets when loss rates or delinquency exceeds certain levels. This may interrupt the income the Company receives from its investments, which may negatively affect the Company’s performance.

Risks Related to Consumer Loans and Consumer Lending

The Company may invest in consumer loans and/or securities backed by consumer loans. Such loans may be at the time of acquisition, or may become after acquisition, non-performing for various reasons. With respect to collateralized loans, the underlying collateral may be too highly leveraged, poorly managed or substantially in need of rehabilitation. Such non-performing and sub-performing loans may require a substantial amount of workout negotiations or restructuring, which may entail, among other things, a substantial reduction in the interest rate and a substantial write-down of the principal of the loan. Even if a restructuring of a loan were successfully accomplished, a risk exists that upon maturity of such loan, replacement “takeout” financing will not be available. In addition, the Adviser may find it necessary or desirable to foreclose on some if not many of the loans acquired. This foreclosure process may be lengthy and expensive. The value of the loan will be adversely impacted by a decline in the value of the underlying collateral, which is likely to be beyond the control of the Company. Finally, there may not be a liquid secondary market for these types of investments. Consequently, the Company may not be able to dispose of these investments at prices that reflect their value or the amount paid to acquire them.

In addition, certain of the Company’s investments may consist of loans offered through lending platforms that are serviced by third-party servicers. These loans are risky and speculative investments and will represent unsecured obligations of a variety of borrowers, the identities of whom are not made available to any investor, including the Company. In deciding whether to purchase a loan, investors, such as the Company, will not have access to financial statements or other detailed financial information of the borrowers and therefore will not be able to verify the identity of any borrower or independently evaluate their creditworthiness. As a result, the Company must rely on the efforts of such third-party servicer for such information.

All such loans purchased by the Company will be subject to risk of borrower default. The lending platform will generally assign a borrower an investment rating based on the borrower’s and any guarantor’s credit score. Credit scores are heavily dependent on the historical default or delinquency rate of the person or entity rated. However, there can be no assurance that historical default or delinquency rates of a particular borrower will be indicative of future loss rates or the likelihood of the delinquency or default by the same borrower. The credit score may also be based on outdated, incomplete, or inaccurate consumer reporting data. In addition, lending platforms use proprietary methodologies to assign a rating to a potential borrower; however, there is no assurance such rating will actually reflect the creditworthiness of a borrower.

State and federal regulators and other governmental entities have the authority to bring administrative enforcement actions or litigation to enforce compliance with applicable lending or consumer protection laws, with remedies that can include fines and monetary penalties, restitution of borrowers, injunctions to conform to law, or limitation or revocation of licenses and other remedies and penalties. In addition, lenders and servicers may be subject to litigation brought by or on behalf of borrowers for violations of laws or unfair or deceptive practices. Failure to conform to applicable regulatory and legal requirements could be costly and have a detrimental impact on the Company.

Sovereign Debt Investments

The Company may invest in sovereign debt instruments, which involve special risks. The governmental authority that controls the repayment of the sovereign debt may be unwilling or unable to repay the principal and/or interest when due in accordance with the terms of such instruments due to: (i) the extent of its foreign reserves; (ii) the availability of sufficient foreign exchange on the date a payment is due; (iii) the relative size of the debt service burden to the economy as a whole; or (iv) the government debtor’s policy towards the International Monetary Fund and the political constraints to which a government debtor may be subject. If an issuer of sovereign debt defaults on payments of principal and/or interest, the Company may have limited legal recourse against the issuer and/or guarantor. In certain cases, remedies must be pursued in the courts of the defaulting party itself, and the Company’s ability to obtain recourse may be limited. All of the Company’s investments in sovereign debt instruments (if any) will be subject to typical market risks. See “Investment and Trading Risks Generally” above.

Risks Relating to Short Selling

Short selling can involve an investor selling securities that it does not own and borrowing the same securities for delivery to the purchaser, with an obligation under the terms of the transaction to replace the borrowed securities at a later date. Short selling allows the investor to profit from declines in a security’s prices. A short sale creates the risk of a theoretically unlimited loss, in that the price of the underlying security could theoretically increase without limit, thus increasing the cost to the investor of buying those securities to cover the short position. There can be no assurance that the securities necessary to cover a short position will be available for purchase. Additionally, certain market participants could accumulate such securities in a “short squeeze,” which would reduce the available supply, and thus increase the cost, of such securities. Purchasing securities to close out the short position can itself cause the price of the securities to rise further, thereby exacerbating the loss. The Adviser will have discretion in determining when, whether and in what manner to engage in short selling and therefore the Company may be exposed to the risks outlined in this provision.

Risks Relating to Trading in Options

The Company may buy or sell (write) both call options and put options (either exchange-traded, over-the-counter or issued in private transactions), and when it writes options it may do so on a “covered” or an “uncovered” basis. The Company’s options transactions may be part of a hedging tactic (i.e., offsetting the risk involved in another securities position) or a form of leverage, in which the Company seeks to benefit from price movements in a large number of securities with a small commitment of capital. These activities involve risks that can be large, depending on the circumstances. In general, the principal risks involved in options trading can be described as follows, without taking into account other positions or transactions the Company may enter into.

A call option is “covered” when the writer owns securities of the class and amount of those as to which the call option applies. A put option is covered when the writer has an open short position in securities of the relevant class and amount.

When the Company buys an option, a decrease (or inadequate increase) in the price of the underlying security in the case of a call, or an increase (or inadequate decrease) in the security in the case of a put, could result in a total loss of the Company’s investment in the option (including commissions). The Company could mitigate those losses by selling short the securities as to which it holds call options or taking a long position (i.e., by buying the securities or buying options on them) on securities underlying put options, but there is no requirement for the Adviser to do this.

When the Company sells (writes) an option, the risk can be substantially greater than when it buys an option. The seller of an uncovered call option bears the risk of an increase in the market price of the underlying security above the exercise price. The risk is theoretically unlimited unless the option is “covered.” If it is covered, an increase in the market price of the security above the exercise price would cause the Company to lose the opportunity for gain on the underlying security, assuming it bought the security for less than the exercise price. If the price of the underlying security were to drop below the exercise price, the premium received on the option (after transaction costs) would provide profit that would reduce or offset any loss the Company might suffer as a result of owning the security.

The seller of an uncovered put option theoretically could lose an amount equal to the entire aggregate exercise price of the option, if the underlying security were to become valueless. If the option were covered with a short position in the underlying security, this risk would be limited, but a drop in the security’s price below the exercise price would cause the Company to lose some or all of the opportunity for profit on the “covering” short position—assuming the Company sold short for more than the exercise price. If the price of the underlying security were to increase above the exercise price, the premium on the option (after transaction costs) would provide profit that would reduce or offset any loss the Company might suffer in closing out its short position.

Risks Relating to Forward Trading

Forward contracts and options thereon, unlike futures contracts, are generally not traded on exchanges and are not standardized; rather, banks and dealers act as principals in these markets, negotiating each transaction on an individual basis. Forward contracts are subject to many of the same risks as swap agreements described above, in particular counterparty and performance risks. Forward trading (to the extent forward contracts are not traded on exchanges) and “cash” trading are substantially unregulated; there is no limitation on daily price movements and speculative position limits are not applicable. The principals who deal in the forward markets are not required to continue to make markets in the currencies or commodities they trade and these markets can experience periods of illiquidity, sometimes of significant duration. There have been, and may in the future be, periods during which certain participants in these markets have refused to quote prices for certain currencies or commodities or have quoted prices with an unusually wide spread between the price at which they were prepared to buy and that at which they were prepared to sell. Disruptions can occur in any market traded by the Company due to unusually high trading volume, political intervention or other factors. The imposition of controls by government authorities might also limit such forward (and futures) trading to a level that is less than that which the Adviser would otherwise recommend, to the possible detriment of the Company. Market illiquidity or disruption could result in major losses to the Company.

Risks Relating to Toehold Investments

The Company may accumulate minority positions in the outstanding voting stock or securities convertible into the voting stock, of potential investments or may otherwise accumulate positions in debt securities of issuers, with the intention of accumulating a sufficient position to enable the Company to influence the activities of the issuers including through investor activism. While the Company will seek to achieve such accumulation through open market purchases, registered tender offers, negotiated transactions or private placements, they may be unable to accumulate a sufficiently large position in a target company to execute the investment strategy formulated in respect of that company. In such circumstances, the Company may dispose of its position in the target company within a short time of acquiring it; there can be no assurance that the price at which the Company can sell such securities will not have declined since the time of acquisition. This may be exacerbated by the fact that securities of the companies that the Company may target may be thinly traded and that the Company’s position may nevertheless have been substantial and its disposal may depress the market price for such stock.

Risks Arising from Investments in Real Estate Acquired from Distressed or Bankrupt Organizations

Certain real estate investment opportunities may originate from owners who are insolvent or in serious financial difficulty. As a result, the recourse to the sellers and/or the standards by which such properties are being serviced or operated may be adversely affected. See “Infectious Diseases; Pandemics” below.

Lower Quality Collateral

There are no restrictions on the credit quality of the properties and/or other collateral securing the loans in which the Company may invest. While the Adviser may seek to over-collateralize loans secured by properties that it deems to be of lesser quality, loans arranged by the Company may nonetheless have exposures to default in payment of interest and/or principal due to risks relating to such properties, and the market values of such properties also tend to be more sensitive to changes in economic conditions than better quality properties.

Residential Mortgage Loans

The Company may hold or (either directly or through investments such as CDOs and RMBs) be exposed to residential mortgage loans. Residential mortgage loans are secured by residential property and are subject to risks of delinquency and foreclosure and risks of loss. The ability of a borrower to repay a loan secured by a residential property is dependent upon various factors, including the income or assets of the borrower. If a residential mortgage loan is in default, foreclosure of such residential mortgage loan may be a lengthy and difficult process and may involve significant expenses. The ultimate disposition of a foreclosed property may yield a price insufficient to cover the cost of the foreclosure process and the balance attached to the defaulted mortgage loan. The Company may hold or invest in RMBS backed by non-prime or sub-prime residential mortgage loans (which are subject to higher delinquency, foreclosure and loss rates than prime residential mortgage loans), which could result in higher losses to the Company. Non-prime and sub-prime residential mortgage loans are made to borrowers who have poor or limited credit histories and, as a result, do not qualify for traditional mortgage products. In addition, these loans may have been extended pursuant to varying underwriting guidelines, to no underwriting guidelines at all or to fraudulent origination practices. Because of the poor, or lack of, credit history, non-prime and sub-prime borrowers have materially higher rates of delinquency, foreclosure and loss, all else being equal, compared to prime credit quality borrowers. There is limited history with respect to the performance of RMBS backed by residential mortgage loans over various economic cycles. Investments in non-prime and sub-prime RMBS backed by non-prime or sub-prime residential mortgage loans and derivatives transactions that reference non-prime or sub-prime RMBS, all else being equal, have higher risk than investments in RMBS backed by prime residential mortgage loans.

Commercial Mortgage Loans

The Company may invest in (either directly or through investments such as CDOs and CMBS) or otherwise be exposed to commercial mortgage loans. Commercial mortgage loans are generally secured by commercial property and are subject to risks of delinquency and foreclosure, and risks of loss that are greater than similar risks associated with residential mortgage loans. Commercial mortgage loans generally have shorter maturities than residential mortgages, allow a substantial portion of the loan balance to be paid at maturity, commonly known as a “balloon payment,” and are usually non-recourse against the commercial borrower. In addition, the Company may invest in commercial mortgage loans that have been extended pursuant to varying underwriting guidelines, to no underwriting guidelines at all or to fraudulent origination practices. The ability of a borrower to repay a loan secured by an income-producing property is dependent primarily upon the successful operation of such property. If the net operating income of the property is reduced, the borrower’s ability to repay the loan may be impaired. Net operating income of an income-producing property can be affected by, among other things: tenant mix, success of tenant businesses, property management decisions, property location and condition, competition from comparable types of properties, changes in laws that increase operating expense or limit rents that may be charged, any need to address environmental contamination at the property, the occurrence of any uninsured casualty at the property, changes in national, regional or local economic conditions and/or specific industry segments, declines in regional or local real estate values, declines in regional or local rental or occupancy rates, increases in interest rates, real estate tax rates and other operating expenses, changes in governmental rules, regulations and fiscal policies, including environmental legislation, acts of God, terrorism, social unrest and civil disturbances. A commercial property may not readily be converted to an alternative use in the event that the operation of such commercial property for its original purpose becomes unprofitable. In such cases, the conversion of the commercial property to an alternative use would generally require substantial capital expenditures. The liquidation value of any such commercial property may be substantially less, relative to the amount outstanding on the related commercial mortgage loan, than would be the case if such commercial property were readily adaptable to other uses.

Pools of Loans

In connection with the acquisition of whole or other loans, the Company may be required to purchase other types of mortgage assets as part of an available pool of mortgage assets in order to acquire the desired loans. These other mortgage assets may include mortgage assets that subject the Company to additional risks. Acquisition of less desirable mortgage assets may impair the performance of the Company and reduce returns (if any) to Investors.

B-notes

The Company may invest in “B-notes.” A “B-note” is a mortgage loan that is typically secured by a first mortgage on a single large commercial property or group of related properties and subordinated to an “A-note” secured by the same first mortgage on the same collateral. As a result, if a borrower defaults, there may not be sufficient funds remaining for B-note holders after payment to the A-note holders. B-notes reflect similar credit risks to comparably rated CMBS. Since each transaction is privately negotiated, however, B-notes can vary in their structural characteristics and risks. For example, the rights of holders of B-notes to control the process following a borrower default may be limited in certain investments. The Company cannot predict the terms of each B-note investment. B-notes are also typically less liquid than CMBS, and, as a result, the Company may be unable to dispose of performing, underperforming or non-performing B-notes. The higher risks associated with the Company’s subordinate position in the Company’s B-note investments could subject them to increased risk of losses.

Development, Redevelopment and Renovation Risk

The Company may from time to time invest in or make loans secured by properties in need of substantial development, redevelopment or renovation or in new properties. In addition to the risks inherent in the ownership of any real property, risks associated with new project development, redevelopment and major renovation work include risks of the availability of construction financing and the risks of construction delays (including the risks of strikes, shortages of materials, adverse weather conditions, uninsurable losses and other factors beyond the control of the Adviser), significant cost overruns that may increase project costs, risks that the properties will not achieve anticipated sales prices or occupancy levels or sustain anticipated rent levels and new project commencement risks, such as the failure to obtain entitlement, zoning, occupancy and other required governmental permits and authorizations and the incurrence of development costs in connection with projects that are not pursued to completion. Properties under development may receive little or no cash flow from the date of acquisition through the date of completion of development and may still experience operating deficits well after the date of completion. Newly developed or newly renovated properties do not have the operating history that would allow objective pricing decisions in determining whether to invest the Company’s assets in these properties. For all of these reasons, development, redevelopment and renovation projects entail risks that investments may not perform in accordance with expectations and can carry an increased risk of litigation (and its attendant risks) with contractors, subcontractors, suppliers, development and/or operating partners and others. In addition, these risks could result in substantial unanticipated expenses or delays, and under certain circumstances, could prevent the completion of development, redevelopment or renovation activities.

Uninsured Losses

The properties in which the Company may invest or that secure the Company’s investments may be covered by comprehensive liability, fire, flood, and extended insurance coverage. There are, however, types of losses (such as from hurricanes, floods, wars, terrorist attacks or earthquakes or other natural or man-made disasters or casualty events) which may be uninsurable, or the cost of insuring against these losses may not be economically justifiable. If an uninsured loss occurs or a loss exceeds policy limits, the Company could lose both its invested capital and anticipated revenues from the affected properties, thereby reducing the Company’s returns (if any). In general, losses related to terrorism are becoming harder and more expensive to insure against. Most insurers are excluding terrorism coverage from their all-risk policies. In some cases, the insurers are offering significantly limited coverage against terrorist acts for additional premiums, which can greatly increase the total costs of casualty insurance for a property. As a result, not all of the Company’s real estate investments may be insured against terrorism.

Natural Disasters

Damage to any real estate assets of the Company due to fires, earthquakes, floods or other natural or man-made disasters or casualty events could have a material adverse effect on the Company’s investments. In addition, a portion of the Company’s assets may be mortgaged loans secured by, or other investments that derive their value from, real property, and the occurrence of a natural disaster could impair the value of the collateral and thereby negatively affect the financial condition and results of the Company. Insurance may not be obtained and any insurance, even if obtained, may be insufficient to compensate the Company in the event of a natural disaster. Any future disasters may also adversely affect the liquidity of both affected and unaffected assets.

Environmental Liabilities

The Company may be exposed to substantial risk of loss from environmental claims arising from its properties involving undisclosed or unknown environmental, health or occupational safety matters, or problems with inadequate reserves, insurance or insurance proceeds for such matters that have been previously identified. Under various national, U.S. federal, state and local laws, ordinances and regulations, an owner of real property may be liable for the costs of removal or remediation of certain hazardous or toxic substances on or in such property. Such laws may impose joint and several liability, which can result in a party being obligated to pay for greater than its share, or even all, of the liability involved. Such liability may also be imposed without regard to whether the owner knew of, or was responsible for, the presence of such hazardous or toxic substances. The cost of any required remediation and the owner’s liability therefor as to any property are generally not limited under such laws and could exceed the value of the property and/or the aggregate assets of the owner. The presence of such substances, or the failure to properly remediate contamination from such substances, may adversely affect the owner’s ability to sell the real estate or to borrow funds using such property as collateral, which could have an adverse effect on the Company’s return from such investment. Environmental claims with respect to a specific investment may exceed the value of such investment, and under certain circumstances, subject the other assets of the Company to such liabilities. In addition, even in cases where the Company is indemnified by the seller with respect to an investment against liabilities arising out of violations of environmental laws and regulations, there can be no assurance as to the financial viability of the seller to satisfy such indemnities or the ability of the Company to achieve enforcement of such indemnities.

Risks Arising from Potential Controlled Group Liability

Under certain circumstances it would be possible for the Company to obtain a controlling interest (i.e., 80% or more) in certain portfolio companies (each, a “Portfolio Company”). This could occur, for example, in connection with a work out of the Portfolio Company’s debt obligations or a restructuring of the Portfolio Company’s capital structure. Based on recent federal court decisions, there is a risk that the Company would be treated as engaged in a “trade or business” for purposes of ERISA’s controlled group rules. In such an event, the Company could be jointly and severally liable for a Portfolio Company’s liabilities with respect to the underfunding of any pension plans which such Portfolio Company sponsors or to which it contributes. If the Portfolio Company were not able to satisfy those liabilities, they could become the responsibility of the Company, causing it to incur potentially significant, unexpected liabilities for which reserves were not established.

Higher Risk of Loss on Loans Secured by Non-Owner Occupied Properties

Certain mortgage loans may be secured by residential properties where the occupant is not the owner. These mortgage loans may present a greater risk of loss because these borrowers may be more likely to default on a mortgage loan secured by non-owner-occupied property than a mortgage loan secured by a primary residence of a borrower.

Risks Associated with Servicers

In addition to risks associated with borrowers and collateral on assets that the Company may originate or acquire or to which it otherwise has exposure, the creditworthiness, servicing practices and viability of the servicers of such mortgages are also significant risks. For example, RMBS, CMBS or CDOs may provide that the servicer is required to make advances in respect of delinquent mortgage loans. However, servicers experiencing financial difficulties may not be able to perform these obligations. Servicers who have sought bankruptcy protection may, due to application of the provisions of bankruptcy law, not be required to advance such amounts. Even if a servicer were able to advance amounts in respect of delinquent mortgage loans, its obligation to make such advances may be limited to the extent that it does not expect to recover such advances due to the deteriorating credit of the delinquent mortgage loans. In addition, a servicer’s obligation to make such advances may be limited to the amount of its servicing fee.

Amortization

The Company may invest in debt that has no or limited mandatory amortization requirements. While some loans may obligate a borrower to repay a loan out of asset sale proceeds or with annual excess cash flow, such requirements may be subject to substantial limitations and baskets that would allow a company to retain such proceeds or cash flow, thereby extending the expected weighted average life of the Company’s investment. Further, a low level of (or no) amortization of any debt over the life of the investment may increase the risk that a borrower will not be able to repay or refinance the debt held by the Company when it comes due at its final stated maturity.

Risks Relating to the Company and the Adviser

Operating History

The past performance of the Adviser and its affiliates may not be indicative of the future performance of the Company. The Company’s investment program should be evaluated on the basis that there can be no assurance that the Adviser’s assessment of the short-term or long-term prospects of investments will prove accurate or that the Company will achieve its investment objective.

No Liquidity

An investment in the Company provides no liquidity since the Shares are not freely transferable and, generally, a Shareholder has no right to withdraw its Capital Commitment pursuant to the Subscription Agreement.

Risk of Loss

An investment in the Company is highly risky. There can be no assurance that the Company will achieve its investment objective or any particular level of returns. An Investor may lose all of its money by investing in the Company.

Dependence upon the Adviser

Shareholders will have no right or power to participate in the management or control of the Company and must depend solely upon the ability of the Adviser with respect to acquiring and/or originating loans and other investments. In addition, Shareholders will not have an opportunity to evaluate the specific investments made by the Company or the terms of any investment.

In-Kind Distributions

Although, during the term of the Company, the Company intends to only make distributions in cash, distributions in kind may be made prior to the dissolution of the Company to the extent necessary or advisable to address legal, tax, regulatory or other similar considerations, and after the term of the Company, distributions may be made in kind in the sole discretion of the Adviser. Such distributions may include interests in one or more special purpose vehicles holding financial instruments owned by the Company or participations therein. In either case, a Shareholder will incur transaction costs in connection with the sale of any such instruments and, in the case of interests in special purpose vehicles, will bear a proportionate share of the operating and other expenses borne by such vehicle. The risk of loss and delay in liquidating these financial instruments will be borne by the Shareholder, with the result that such Shareholder may ultimately receive less cash than it would have received on the date of the distribution if it had been paid in cash. Furthermore, to the extent that a Shareholder receives interests in one or more special purpose vehicles, such Shareholder generally will have no control over when and at what price the financial instruments in which such vehicles have an interest are sold.

Liability of the Company

All assets of the Company may be available to meet all liabilities of the Company.

Potential Retention of Distributable Proceeds

The amount and timing of distributions of distributable proceeds will in all cases be subject to the availability of cash after the Company has satisfied obligations (including discretionary pay downs of any liabilities) or set aside reserves for existing or anticipated obligations of the Company or for permitted reinvestment. Accordingly, no assurance can be made as to the amount and timing of such distributions to Shareholders. In addition, the Company’s term may be extended by the Adviser in its sole discretion for a one-year period, and an additional year thereafter by the Adviser with the approval of the Board. Any such extensions may further delay any distributions to Shareholders.

Due Diligence; Expedited Transactions

Investment analyses and decisions by the Adviser may frequently be required to be undertaken on an expedited basis to take advantage of investment opportunities and the Adviser may have a limited amount of time in which to conduct due diligence. In other cases, even where an investment is not required to be made on an expedited basis, the seller may not make certain information available either because such information is subject to confidentiality restrictions or otherwise. In such cases, the information available to the Adviser at the time of making an investment decision may be limited, and these parties may not have access to detailed information regarding the investment. Therefore, no assurance can be given that the Adviser will have knowledge of all circumstances that may adversely affect an investment. In addition, the Adviser expects to rely upon third parties in connection with their evaluation and management of proposed investments, and no assurance can be given as to the accuracy or completeness of the information provided by such third parties or to the Company’s right of recovery against them in the event errors or omissions do occur.

Uncertainty as to the Value of Certain Portfolio Investments

The Company expects that many of its Portfolio Investments will take the form of securities that are not publicly traded. The fair value of loans, securities and other investments that are not publicly traded may not be readily determinable and will be valued at fair value as determined in good faith by the Adviser, including to reflect significant events affecting the value of the Company’s investments. Most, if not all, of the Company’s investments (other than cash and cash equivalents) will be classified as Level 3 assets under Topic 820 of the U.S. Financial Accounting Standards Board’s Accounting Standards Codification, as amended, Fair

Value Measurements and Disclosures (“ASC Topic 820”). This means that the Company’s portfolio valuations will be based on unobservable inputs and the Company’s assumptions about how market participants would price the asset or liability in question. The Company expects that inputs into the determination of fair value of Portfolio Investments will require significant management judgment or estimation. Even if observable market data are available, such information may be the result of consensus pricing information or broker quotes, which include a disclaimer that the broker would not be held to such a price in an actual transaction. The non-binding nature of consensus pricing and/or quotes accompanied by disclaimers materially reduces the reliability of such information. The Company expects to retain the services of one or more independent service providers to review the valuation of these loans and securities. The types of factors that may be taken into account in determining the fair value of investments generally include, as appropriate, comparison to publicly-traded securities including such factors as yield, maturity and measures of credit quality, the enterprise value of a portfolio company, the nature and realizable value of any collateral, the portfolio company’s ability to make payments and its earnings and discounted cash flow, the markets in which the portfolio company does business and other relevant factors. Because such valuations, and particularly valuations of private securities and private companies, are inherently uncertain, may fluctuate over short periods of time and may be based on estimates, determinations of fair value may differ materially from the values that would have been used if a ready market for these loans and securities existed. The Company’s net asset value could be adversely affected if determinations regarding the fair value of the Company’s investments were materially higher than the values that the Company ultimately realizes upon the disposal of such loans and securities. In addition, the method of calculating the Management Fee (and the Incentive Compensation) may result in conflicts of interest between the Adviser, on the one hand, and Shareholders on the other hand, with respect to the valuation of investments.

Effect of Compulsory Withdrawals

In the event of a significant compulsory withdrawal of capital from the Company, any resulting imbalance in the Company’s portfolio may adversely affect the remaining Shareholders.

Business and Regulatory Risks of Alternative Investment Funds

The financial services industry generally, and the activities of alternative investment funds and their managers in particular, have been subject to intense and increasing regulatory scrutiny. Such scrutiny may increase the Company’s exposure to potential liabilities and to legal, compliance and other related costs. Increased regulatory oversight may also impose additional administrative burdens on the Adviser, including responding to examinations and investigations, implementing new policies and procedures and complying with recordkeeping and reporting obligations. Such burdens may divert the Adviser’s time, attention and resources from portfolio management activities.

The Adviser has claimed no-action relief from CFTC regulation as a commodity pool operator (“CPO”) pursuant to CFTC Regulation 4.5, for an operator of a BDC that (1) has elected to be treated as a BDC under section 54 of the Investment Company Act with the SEC and continues to be regulated by the SEC as a BDC, and (2) will not be, and has not been, marketing participations to the public as or in a commodity pool or otherwise as or in a vehicle for trading in the commodity futures, commodity options or swaps markets, and either (3) (a) uses commodity futures, commodity options contracts or swaps, solely for bona fide hedging purposes within the meaning and intent of sections 1.3(z)(1) and 151.5 of the Regulations of the CFTC (the “CFTC Regulations”), provided, however, that in addition, with respect to positions in commodity futures, commodity option contracts or swaps which do not come within the meaning and intent thereof, the aggregate initial margin and premiums required to establish such positions do not exceed 5% of the liquidation value of the BDC’s portfolio, taking into account unrealized profits and unrealized losses on any such positions it has entered into, and, provided further that in the case of an option that is in-the-money at the time of purchase, the in-the-money amount, as defined in CFTC Regulation section 190.01(x), may be excluded in computing such 5% or (b) the aggregate net notional value of commodity futures, commodity options or swaps positions not used solely for bona fide hedging purposes within the meaning and intent of CFTC Regulation section 1.3(z)(1) and 151.5, determined at the time the most recent position was established, does not exceed 100% of the liquidation value of the BDC’s portfolio, after taking into account unrealized profits and unrealized losses on any such positions into which it has entered. The Company’s use of derivatives may also be limited by the requirements of the Code, for qualification as a RIC for U.S. federal income tax purposes. In the event that the Adviser is required to register as a CPO, the Company’s disclosure and operations would need to comply with all applicable CFTC regulations. Compliance with these additional registration and regulatory requirements would increase operational expenses. Other potentially adverse regulatory initiatives could also develop.

This Memorandum cannot address or anticipate every possible current or future regulation that may affect the Adviser, the Company or its businesses. Such regulations may have a significant impact on the Company or its operations, including restricting the types of investments the Company may make, preventing the Company from exercising its voting rights with regard to certain financial instruments, requiring the Company to disclose the identity of its Investors or otherwise. The Adviser may, in its sole discretion, cause the Company to be subject to such regulations if it believes that an investment or business activity is in the Company’s interest, even if such regulations may have a detrimental effect on one or more Shareholders. Prospective Shareholders are encouraged to consult their own advisers regarding an investment in the Company.

Licensing Requirements

Various licensing requirements could apply to the Company or the Adviser with respect to investments in, or the origination, holding, servicing and disposing of, loans and similar assets. The licensing requirements could apply depending on the location of the borrower, the location of the collateral securing the loan, or the location where the Company or the Adviser operates or has offices. Moreover, the Company’s ability to invest in certain properties, participate in the secondary mortgage market, obtain financing for investments and/or engage in lending, advisory, servicing and/or broker activities may be subject to the issuance of permits or licenses. The Company expects that if the Company applies for such licenses this process may be costly and take several months. There is no assurance that the Company will obtain all of the licenses that it desires or that the Company would not experience significant delays in seeking these licenses. In states and other jurisdictions in which it is licensed, the Company or the Adviser will be required to comply with applicable laws and regulations, including possible information requirements, consumer protection and anti-fraud laws, which could impose restrictions on the Company’s or the Adviser’s ability to take certain actions to protect the value of its investments in such assets and impose compliance costs. Failure to comply with such laws and regulations could lead to, among other penalties, a loss of the Company’s or the Adviser’s license, which in turn could restrict the Company’s investment options or require the Company to divest assets located in or secured by real property located in that jurisdiction. These risks will also apply to issuers and entities in which the Company invests that hold similar assets, as well as any origination company or servicer in which the Company owns an interest.

Change of Law or Regulations

In addition to the risks regarding regulatory approvals and licenses, government counterparties may have the discretion to change or increase regulation of an investment, or implement laws or regulations affecting such investment, separate from any contractual rights such government counterparty may have. An investment also could be materially and adversely affected as a result of statutory or regulatory changes or judicial or administrative interpretations of existing laws and regulations that impose more comprehensive or stringent requirements. Governments have considerable discretion in implementing regulations that could impact an underlying borrower with respect to an investment. Because such a borrower’s business may provide basic, everyday services, and face limited competition, governments may be influenced by political considerations and may make decisions that adversely affect such a borrower, and therefore their ability to make payments on the investment. There can be no assurance that the relevant governmental entity will not legislate, impose regulations or change applicable laws or act contrary to the law in a way that would materially and adversely affect the Company’s investments.

Systems Risks

The Company depends on the Adviser to develop and implement appropriate systems for the Company’s activities. The Company relies extensively on computer programs and systems (and may rely on new systems and technology in the future) for various purposes including, without limitation, to trade, clear and settle securities transactions, to evaluate certain securities based on real-time trading information, to monitor its portfolio and net capital, and to generate risk management and other reports that are critical to oversight of the Company’s activities. In addition, certain of the Company’s and the Adviser’s operations interface will be dependent on systems operated by third parties, including its prime brokers, the Administrator, market counterparties and their sub-custodians and other service providers, and the Company or Adviser may not be in a position to verify the risks or reliability of such third-party systems. These programs or systems may be subject to certain defects, failures or interruptions, including, but not limited to, those caused by computer “worms”, viruses and power failures. Any such defect or failure could have a material adverse effect on the Company. For example, such failures could cause settlement of trades to fail, lead to inaccurate accounting, recording or processing of trades, and cause inaccurate reports, which may affect the Company’s ability to monitor its investment portfolio and its risks.

Operational Risk

The Company depends on the Adviser to develop the appropriate systems and procedures to control operational risk. These systems and procedures may not account for every actual or potential disruption of the Company’s operations. The Company’s business is dynamic and complex. As a result, certain operational risks are intrinsic to the Company’s operations, especially given the volume, diversity and complexity of transactions that the Company are expected to enter into daily. The Company’s business is highly dependent on its ability to process, on a daily basis, transactions across numerous and diverse markets. Operational risks arising from mistakes made in the confirmation or settlement of transactions, from transactions not being properly booked, evaluated or accounted for or other similar disruption in the Company’s operations may cause the Company to suffer, among other things, financial loss, the disruption of its business, liability to clients or third parties, regulatory intervention or damage to its reputation. Consequently, the Company relies heavily on its financial, accounting and other data processing systems. The ability of its systems to accommodate an increasing volume, diversity and complexity of transactions could also constrain the Company’s ability to properly manage its portfolio.

Business Dependent Upon Key Individuals

The Shareholders have no authority to make decisions or to exercise investment discretion on behalf of the Company. The success of the Company will depend upon the ability of the Adviser to develop and implement investment strategies that achieve the Company’s investment objectives. Subjective decisions made by the Adviser may cause the Company to incur losses or to miss profit opportunities on which they would otherwise have capitalized. Because specific investments of the Company have not yet been identified, the Shareholders must rely on the ability of the Adviser to make appropriate investments and investment decisions for the Company.

Conflicts of Interest; Selection of Brokers

The Adviser will be subject to a variety of conflicts of interest in making investments on behalf of the Company. For example, the Adviser may be subject to conflicts relating to its selection of brokers on behalf of the Company. Portfolio transactions for the Company are allocated to brokers on the basis of best execution and in consideration of a broker’s ability to effect the transactions, its facilities, reliability and financial responsibility and the provision or payment by the broker of the costs of research and research-related services. However, brokers may provide other services that are beneficial to the Adviser, but not necessarily beneficial to the Company, including, without limitations, capital introduction, marketing assistance, consulting with respect to technology, operations, equipment and office space, commitment to capital, access to company management, access to deal flow and other services or items. Such services and items may influence the Adviser’s selection of brokers (see “Conflicts of Interest” and “Brokerage Commissions”).

Requests for Information

The Adviser or any of their directors or agents, may be compelled to provide information, subject to a request for information made by a regulatory or governmental authority or agency under applicable law and associated regulations, agreements, arrangements and memoranda of understanding. Disclosure of confidential information under such laws will not be regarded as a breach of any duty of confidentiality and, in certain circumstances, the Adviser or any of its directors or agents, may be prohibited from disclosing that the request has been made.

Failure to Fund Commitments

The Company intends to draw down against the commitments made by Shareholders. The Company’s Subscription Agreement is structured to motivate Shareholders to fund their commitments when called by permitting the Adviser to: offer the investment opportunity to other Shareholders; cause the defaulting Shareholder to sell its interest in the Company; take legal action against the defaulting Shareholder; prohibit the defaulting Shareholder from participating in future Company investments; withhold distributions made, subsequent to the Shareholder’s default, on the remaining interests until the final liquidation of the Company; require the Shareholder to share in any losses of the Company but not share in any profits; forfeit its Shares or any combination thereof. There can be no assurance, however, that all Shareholders may fund their commitments in a timely manner. Failure by Shareholders to fund their commitments when called could result in the Company being precluded from an investment opportunity and could result in returns being less than might otherwise occur.

Limited Exclusion Right; Withdrawal

The Company will have the right to exclude any Shareholder from purchasing Shares in connection with any drawdown if (x) in the reasonable opinion of the Company, there is a substantial likelihood that the Shareholder’s purchase of Shares at such time would (i) result in a violation of, or noncompliance with, any law or regulation applicable to the Company, the Adviser or any other Shareholder or (ii) create an undue economic, compliance or other burden due to regulatory, tax, legal or other similar reasons, or (y) such Shareholder has become subject to a final determination in a civil proceeding that could have an adverse effect on the Company, or has been convicted in, or become subject to, a criminal proceeding or investigation.

In addition, if the Adviser reasonably concludes that there is a substantial likelihood that a Shareholder’s continued participation in the Company would result in a violation of or non-compliance with any law or regulation to which the Company is or would be subject or would otherwise place an undue economic, compliance or other burden on the Company, the Adviser may, in its sole discretion, purchase for the benefit of the Company or the Shareholders, or cause the Company to purchase, some or all of a Shareholder’s Shares at any time at a price equal to the net asset value of such Shareholder’s Shares as determined by the Board.

Suspension of Distributions

The Company may suspend or refuse to make payment of distributions to any Shareholder if the Company reasonably deems that such distribution would (i) have an adverse effect on the Company (e.g., the distribution would cause the Company to violate any covenant or obligation in a credit agreement, or would have an adverse tax or regulatory impact on the Company) or (ii) violate any applicable law, including anti-money laundering and other similar laws and regulations applicable to the Company, the Adviser or any of its service providers. Any such suspension may have an adverse effect on the Investors.

Cybersecurity Risk

As part of its business, the Adviser processes, stores and transmits large amounts of electronic information, including information relating to the transactions of the Company and personally identifiable information of the Shareholders. Similarly, service providers of the Adviser, the Company, especially the Administrator, may process, store and transmit such information. The Adviser has procedures and systems in place that it believes are reasonably designed to protect such information and prevent data loss and security breaches. However, such measures cannot provide absolute security. The techniques used to obtain unauthorized access to data, disable or degrade service, or sabotage systems change frequently and may be difficult to detect for long periods of time. Hardware or software acquired from third parties may contain defects in design or manufacture or other problems that could unexpectedly compromise information security. Network connected services provided by third parties to the Adviser may be susceptible to compromise, leading to a breach of the Adviser’s network. The Adviser’s systems or facilities may be susceptible to employee error or malfeasance, government surveillance, or other security threats. On-line services provided by the Adviser to the Shareholders may also be susceptible to compromise. Breach of the Adviser’s information systems may cause information relating to the transactions of the Company and personally identifiable information of the Shareholders to be lost or improperly accessed, used or disclosed.

The service providers of the Adviser, the Company is subject to the same electronic information security threats as the Adviser. If a service provider fails to adopt or adhere to adequate data security policies, or in the event of a breach of its networks, information relating to the transactions of the Company and personally identifiable information of the Shareholders may be lost or improperly accessed, used or disclosed.

The loss or improper access, use or disclosure of the Adviser’s or the Company’s proprietary information may cause the Adviser or the Company to suffer, among other things, financial loss, the disruption of their business, liability to third parties, regulatory intervention or reputational damage. Any of the foregoing events could have a material adverse effect on the Company and in turn the Company and the Shareholders’ investments therein.

Retention and Motivation of Key Employees

The Company’s performance is largely dependent on the talents and efforts of highly skilled individuals employed by the Adviser. The success of the Company depends on the Adviser’s ability to identify and willingness to provide acceptable compensation to attract, retain and motivate talented investment professionals and other employees. In addition, the Adviser’s investment professionals are actively involved in managing the investment decisions of other funds, as well as investment decisions of other clients of MSD. Accordingly, these investment professionals will have demands on their time for the investment, monitoring and other functions of other funds and other clients advised by the Adviser. There can be no assurance that the Adviser’s investment professionals will continue to be associated with the Adviser throughout the life of the Company, and the failure to attract or retain such investment professionals could have a material adverse effect on the Company and its Shareholders, including, for example, by limiting the Adviser’s ability to pursue particular investment strategies discussed herein. Competition in the financial services industry for qualified employees is intense and there is no guarantee that the talents of the Adviser’s investment professionals could be replaced. The Company’s continued ability to effectively manage its portfolio depends on the Adviser’s ability to attract new employees and to retain and motivate its existing employees.

Management Risk and Reliance on Management

The Company is subject to management risk because the Adviser actively manages its investment portfolio. The Adviser will apply investment and disposition techniques and risk analyses in making investment and disposition decisions for the Company, but there can be no guarantee that these will produce the desired results. In addition, as Shareholders may not participate in the management of the Company, only Investors who are willing to entrust all aspects of the management of the Company to the Adviser should subscribe for Shares.

Misconduct of Employees and of Third-Party Service Providers

The Company relies on a substantial number of personnel of MSD, counterparties and other service providers. Accordingly, risks associated with errors of such personnel are inherent in the business and operations of the Company. Misconduct by such personnel could cause significant losses to the Company. MSD employee misconduct may include binding the Company to transactions that exceed authorized limits or present unacceptable risks and unauthorized trading activities or concealing unsuccessful trading activities (which, in either case, may result in unknown and unmanaged risks or losses). Losses could also result from misconduct by such personnel, including, without limitation, failing to recognize trades and misappropriating assets. In addition, such personnel may improperly use or disclose confidential information. Any misconduct by such personnel could result in litigation or serious financial harm to the Company, including limiting the Company’s business prospects or the Company’s future marketing activities. Although the Adviser and its affiliates will adopt measures to prevent and detect employee misconduct and to transact with reliable counterparties and third party providers, such measures may not be effective in all cases.

Forward-Looking Statements

This Memorandum contains forward-looking statements, including observations about market and industry and regulatory trends as of the original date of this Memorandum. Those forward-looking statements reflect the Adviser’s view in respect of future events. Actual events could differ materially from those in the forward-looking statements as a result of factors beyond the Adviser’s or the Company’s control. Investors are cautioned not to place undue reliance on such statements. No party has an obligation to update any of the forward-looking statements in this Memorandum.

Projections

The Company may rely upon projections, forecasts or estimates developed by the Adviser, the Company or an issuer in which the Company is invested concerning the issuer’s future performance and cash flow. Projections, forecasts and estimates are forward-looking statements and are based upon certain assumptions. Actual events are difficult to predict and beyond the Company’s control. Actual events may differ from those assumed. Some important factors which could cause actual results to differ materially from those in any forward-looking statements include changes in interest rates; domestic and foreign business, market, financial or legal conditions; leverage amounts and costs; and the degree to which the investments are hedged and the effectiveness of such hedges. Accordingly, there can be no assurance that estimated returns or projections can be realized or that actual returns or results will not be materially lower than those estimated therein.

Model Risks

The Adviser may employ financial/analytical models to aid in the selection of the Portfolio Investments, to allocate investments across various strategies and risks and to determine the risk profile of the Company. If any such models are employed, the success of the Company’s investment activities will depend, in large part, upon the viability of these models. There can be no assurance that the models are currently viable, or will remain viable during the term of the Company, due to various factors, including the quality of the data input into the models and the assumptions underlying such models, which to varying degrees involve the exercise of judgment, as well as the possibility of errors in constructing or of using the model. Even if the models function as anticipated, they cannot account for all factors that may influence the returns on the investments. Also, there can be no assurance that the investment professionals utilizing the models will be able to (i) determine that any model is or will become not viable or not completely viable or (ii) notice, predict or adequately react to any change in the viability of a model. The use of a model that is not viable or not materially viable could, at any time, have a material adverse effect on the performance of the Company.

Severe Economic Consequences of Defaulting Shareholders

If Shareholders fail to fund their commitment obligations or to make required Capital Contributions when due, the Company’s ability to complete its investment program or otherwise continue operations may be substantially impaired. A Shareholder’s failure to fund such amounts when due causes that Shareholder to become a defaulting Shareholder. If a substantial number of Shareholders become defaulting Shareholders, this may severely limit opportunities for investment diversification and would likely reduce returns to the Company and restrict the

Company’s ability to meet loan obligations. Any single defaulting Shareholder could cause substantial costs to be incurred by the Company if such default causes the Company to fail to meet its contractual obligations or if the Company must pursue remedial action against such Shareholder. In the event a Shareholder fails to make a required Capital Contributions when due, it may be subject to various remedies, including, without limitation, forfeiture of its right to participate in purchasing additional Shares on any future drawdown date or otherwise participate in any future investments of the Company. Without limitation on the rights the Company may have against the defaulting Shareholder, the Company may call for additional Capital Contributions from non-defaulting Shareholders to make up any shortfall. The non-defaulting Shareholders could therefore be required to fund any shortfall up to their remaining Capital Commitments, without regard to the underlying value of their investment.

If the Company fails to meet its contractual obligations related to a Portfolio Investment due to a defaulting Shareholder, the relevant portfolio company may have a cause of action against the Company, which may include a claim against assets of the Company other than the Company’s interest in such portfolio company. A creditor of the Company (including a portfolio company with respect to which the Company has failed to meet its contractual obligations) will not be bound to satisfy its claims from the assets attributable to a particular Portfolio Investment and such creditor generally may seek to satisfy its claims from the assets of the Company as a whole. As a result, if a creditor’s claims relating to a particular Portfolio Investment exceed the net assets attributable to that Portfolio Investment, the remaining assets of the Company will likely be subject to such claim.

Regulations Governing the Company’s Operation as a BDC

The Company will not generally be able to issue and sell its Common Stock at a price below its then-current net asset value per share. Pursuant to Section 23 of the 1940 Act, the Company is required to determine the net asset value of its shares within 48 hours prior to the sale of its shares. The Company may, however, sell Common Stock, or warrants, options or rights to acquire the Company’s Common Stock, at a price below the then-current net asset value per share of the Company’s Common Stock if the Company’s Board determines that such sale is in the Company’s best interests, and if Shareholders approve such sale. In any such case, the price at which the Company’s securities are to be issued and sold may not be less than a price that, in the determination of the Company’s Board, closely approximates the market value of such securities (less any distributing commission or discount). If the Company raises additional funds by issuing Common Stock or senior securities convertible into, or exchangeable for, its Common Stock, then the percentage ownership of Shareholders at that time will decrease, and Shareholders may experience dilution.

Restricted Ability to Enter Into Transactions with Affiliates

The 1940 Act prohibits or restricts the Company’s ability to engage in certain principal transactions and joint transactions with certain “close affiliates” and “remote affiliates.” For example, the Company is prohibited from buying or selling any security from or to any person who owns more than 25% of its voting securities or certain of that person’s affiliates (each is a “close affiliate”), or entering into prohibited joint transactions with such persons, absent the prior approval of the SEC. The Company considers the Adviser and its affiliates, to be “close affiliates” for such purposes. The Company is prohibited under the 1940 Act from participating in certain principal transactions and joint transactions with a “remote affiliate” without the prior approval of the Independent Directors. Any person that owns, directly or indirectly, 5% or more of the Company’s outstanding voting securities will be a “remote affiliate” for purposes of the 1940 Act, and the Company is generally prohibited from buying or selling any security from or to such affiliate without the prior approval of the Independent Directors.

The Company may, however, invest alongside the Adviser’s investment funds, accounts and investment vehicles in certain circumstances where doing so is consistent with the Company’s investment strategy as well as applicable law and SEC staff interpretations. For example, the Company may invest alongside such investment funds, accounts and investment vehicles consistent with guidance promulgated by the SEC staff to purchase interests in a single class of privately placed securities so long as certain conditions are met, including that the Adviser, acting on the Company’s behalf and on behalf of such investment funds, accounts and investment vehicles, negotiates no term other than price. The Company may also invest alongside the Adviser’s investment funds, accounts and investment vehicles as otherwise permissible under regulatory guidance, applicable regulations and the Adviser’s allocation policy. The Company and the Adviser have applied for an exemptive order from the SEC permitting greater flexibility beyond what is otherwise permitted by the 1940 Act. It is expected that the exemptive order will be issued by the time this Registration Statement becomes effective. This SEC exemptive order would permit the Company to co-invest the Adviser’s investment funds, accounts and investment vehicles in the Adviser’s originated loan transactions under certain enumerated conditions if the Board determines that it would be advantageous for the Company to co-invest with investment funds, accounts and investment vehicles managed by the Adviser in a manner consistent with the Company’s investment objectives, positions, policies, strategies and restrictions as well as regulatory requirements and other pertinent factors.

The Company’s allocation policy provides that allocations among the Company and investment funds, accounts and investment vehicles managed by the Adviser and its affiliates will generally be made in a manner deemed to be fair and equitable over time which does not favor one client or group of clients, taking into consideration such factors as legal, regulatory and tax considerations, availability of capital for investment by the account, liquidity concerns and such other factors as deemed under the particular circumstances to be relevant in making the investment allocation determination as determined, in the Company’s case, by the Adviser as well as the terms of the Company’s governing documents and those of such investment funds, accounts and investment vehicles. It is the Company’s policy to base its determinations on such factors as: the amount of cash on-hand, existing commitments and reserves, if any, the Company’s targeted leverage level, the Company’s targeted asset mix and diversification requirements and other investment policies and restrictions set by the Board or imposed by applicable laws, rules, regulations or interpretations. The Company expects that these allocation determinations will be made similarly for investment funds, accounts and investment vehicles managed by the Adviser. However, the Company can offer no assurance that investment opportunities will be allocated to the Company fairly or equitably in the short-term or over time.

In situations where co-investment with investment funds, accounts and investment vehicles managed by the Adviser is not permitted or appropriate, such as when there is an opportunity to invest in different securities of the same issuer or where the different investments could be expected to result in a conflict between the Company’s interests and those of the Adviser’s clients, subject to the limitations described in the preceding paragraph, the Adviser will need to decide which client will proceed with the investment. Moreover, except in certain limited circumstances as permitted by the 1940 Act, such as when the only term being negotiated is price, the Company will be unable to invest in any issuer in which an investment fund, account or investment vehicle managed by the Adviser has previously invested. Similar restrictions limit the Company’s ability to transact business with its officers or directors or their affiliates. These restrictions will limit the scope of investment opportunities that would otherwise be available to the Company. If the Company is prohibited by applicable law from investing alongside the Adviser’s investment funds, accounts and investment vehicles with respect to an investment opportunity, the Company will not participate in such investment opportunity.

Risk of Change of Control Provisions

The Company has also adopted measures that may make it difficult for a third party to obtain control, including provisions of the Certificate of Incorporation that classify the Board in three classes serving staggered three-year terms, and provisions of the Certificate of Incorporation that will authorize the Board to cause the issuance of additional Shares of stock and to amend the Certificate of Incorporation, without Shareholder approval, to increase or decrease the number of Shares has authority to issue. These provisions, as well as other provisions that have been adopted in the Certificate of Incorporation and bylaws, may delay, defer or prevent a transaction or a change in control that might otherwise be in the best interests of the Company’s Shareholders.

Potential Fluctuations in the Company’s Net Asset Value

The Company’s net asset value may fluctuate over time and, consequently, a Shareholder may pay a different price per Share at subsequent closings than some other Shareholders paid at earlier closings. The price per share of a subsequent closing may be above net asset value per share to take into account the amortization of organizational and offering expenses. Consequently, Shareholders in subsequent closings may receive a different number of Shares for the same Capital Contribution that earlier Shareholders made depending on the net asset value at the relevant time.

Investing a Sufficient Portion of Assets in Qualifying Assets

The Company may not acquire any assets other than “qualifying assets” unless, at the time of and after giving effect to such acquisition, at least 70% of the Company’s total assets are qualifying assets.

The Company believes that most of the investments that it may acquire in the future will constitute qualifying assets. However, the Company may be precluded from investing in what it believes to be attractive investments if such investments are not qualifying assets for purposes of the 1940 Act. If the Company does not invest a sufficient portion of its assets in qualifying assets, it could violate the 1940 Act provisions applicable to BDCs. As a result of such violation, specific rules under the 1940 Act could prevent the Company, for example, from making follow-on investments in existing portfolio companies (which could result in the dilution of its position) or could require the Company to dispose of investments at inappropriate times in order to come into compliance with the 1940 Act. If the Company needs to dispose of such investments quickly, it could be difficult to dispose of such investments on favorable terms. The Company may not be able to find a buyer for such investments and, even if a buyer is found, the Company may have to sell the investments at a substantial loss. Any such outcomes would have a material adverse effect on the Company’s business, financial condition, results of operations and cash flows.

If the Company does not maintain its status as a BDC, it would be subject to regulation as a registered closed-end management investment company under the 1940 Act. As a registered closed-end management investment company, the Company would be subject to substantially more regulatory restrictions under the 1940 Act which would significantly decrease its operating flexibility.

Allocation of Investment Opportunities and Related Conflicts

The Company generally will be prohibited under the 1940 Act from participating in certain transactions with its affiliates without prior approval of the Independent Directors of the Company and, in some cases, the SEC. Any person that owns, directly or indirectly, 5% or more of the Company’s outstanding voting securities is an affiliate of the Company for purposes of the 1940 Act, and the Company generally will be prohibited from buying or selling any security from or to such affiliate, absent the prior approval of the Independent Directors. The 1940 Act also prohibits certain “joint” transactions with certain of the Company’s affiliates, which could include investments in the same issuers (whether at the same or different times), without prior approval of the Independent Directors and, in some cases, the SEC. If a person acquires more than 25% of the Company’s voting securities, the Company will be prohibited from buying or selling any security from or to such person or certain of that person’s affiliates, or entering into prohibited joint transactions with such persons, absent the prior approval of the SEC. Similar restrictions limit the Company’s ability to transact business with the Company’s officers or directors or their affiliates. These prohibitions will affect the manner in which investment opportunities are allocated between the Company and other funds managed by MSD or its affiliates. Most importantly, the Company generally will be prohibited from co-investing with other MSD Accounts or affiliates of the Adviser in MSD-originated loans and financings unless the Company co-invests in accordance with the applicable regulatory guidance or has obtained an exemptive order from the SEC permitting such co-investment activities. Accordingly, while the Adviser intends to allocate suitable opportunities among the Company and other MSD Accounts or affiliates of the Adviser based on the principles described above, the prohibition on co-investing with affiliates could significantly limit the scope of investment opportunities available to the

Company. In particular, the decision by MSD to allocate an opportunity to one or more MSD Accounts or to an affiliate of the Adviser, or the existence of a prior co-investment structure, might cause the Company to forgo an investment opportunity that it otherwise would have made. Similarly, the Company generally may be limited in its ability to invest in an issuer in which a MSD Account or affiliate of the Adviser had previously invested. The Company may in certain circumstances also be required to sell, transfer or otherwise reorganize assets in which the Company has invested with MSD Accounts or affiliates of the Adviser at times that the Company may not consider advantageous.

The Company has applied for an exemptive order from the SEC in order to permit the Company to co-invest with MSD Accounts and other affiliates of the Adviser, but there can be no assurances that such exemptive order will be granted. Accordingly, there can be no assurance that the Company will be able to co-invest alongside MSD Accounts or affiliates of the Adviser, other than in the limited circumstances currently permitted by regulatory guidance. In the event that the Company is able to obtain an exemptive order from the SEC, the Company would only be permitted to co-invest alongside MSD Accounts or other affiliates of the Adviser in accordance with the terms and conditions of the exemptive order.

Proportion of Assets that May Be Invested in Securities of a Single Issuer

The Company will be classified as a non-diversified investment company within the meaning of the 1940 Act, which means that it will not be limited by the 1940 Act with respect to the proportion of the Company’s assets that it may invest in securities of a single issuer, excluding limitations on investments in other investment companies. To the extent that the Company assumes large positions in the securities of a small number of issuers or industries, the Company’s net asset value may fluctuate to a greater extent than that of a diversified investment company as a result of changes in the financial condition or the market’s assessment of the issuer. Unfavorable performance by a small number of Portfolio Investments could adversely affect the aggregate returns realized by Shareholders. The Company expects to invest in a number of Portfolio Investments, but such number may be insufficient to afford adequate diversification against the risk that an insufficient number of Portfolio Investments in which the Company invests may yield a return.

The Company may also be more susceptible to any single economic or regulatory occurrence than a diversified investment company. In addition, the aggregate returns the Company realizes may be significantly adversely affected if a small number of investments perform poorly or if the Company needs to write down the value of any one investment. Additionally, a downturn in any particular industry in which the Company is invested could significantly affect the Company’s aggregate returns.

Because the Company may invest significant amounts of the Company’s available capital in a single investment, any single loss may have a significant adverse impact on the Company’s capital. While the Company will generally focus on borrowers who are U.S. SMBs, the Adviser may determine whether companies meet the foregoing criteria in its sole discretion. In addition, except as may be provided by the requirement to invest at least 70% of its assets in qualifying investments and as may be necessary to qualify as a RIC, the Company is not restricted in its ability to invest in companies of any size or in any geographical location, and may from time to time or over time invest in companies of any size or in any geographical location. The Company’s performance may be adversely affected by industry or region-specific factors.

Incurrence of Significant Costs as a Result of Being an Exchange Act Reporting Company

The Company will be subject to the reporting requirements under the Exchange Act. As an Exchange Act reporting company, the Company will incur legal, accounting and other expenses, including costs associated with the periodic reporting requirements applicable to a company whose securities are registered under the Exchange Act, as well as additional corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002 and other rules implemented by the SEC.

The Company is not currently required to comply with the requirements of the Sarbanes-Oxley Act, including the internal control evaluation and certification requirements of Section 404 of that statute (“Section 404”), and the Company will not be required to comply with certain of those requirements until it has been subject to the reporting requirements of the Exchange Act for a specified period of time. However, under current SEC rules, after listing the Company will be required to report on its internal control over financial reporting pursuant to Section 404. The Company will be required to review on an annual basis its internal control over financial reporting, and on a quarterly and annual basis to evaluate and disclose changes in internal control over financial reporting. Accordingly, the Company’s internal controls over financial reporting do not currently meet all of the standards contemplated by Section 404 that the Company will eventually be required to meet. In the event of a listing, the Company will address its internal controls over financial reporting and establish formal procedures, policies, processes and practices related to financial reporting and to the identification of key financial reporting risks, assessment of their potential impact and linkage of those risks to specific areas and activities within the Company’s organization.

Prior to a listing on a national securities exchange, the Company will begin the process of documenting its internal control procedures to satisfy the requirements of Section 404, which requires annual management assessments of the effectiveness of internal controls over financial reporting. The Company’s independent registered public accounting firm will not be required to formally attest to the effectiveness of its internal control over financial reporting until the later of the year following its first annual report required to be filed with the SEC, or the date the Company is no longer an emerging growth company under the JOBS Act. Because the Company does not currently have comprehensive documentation of its internal controls and has not yet tested any internal controls in accordance with Section 404, the Company cannot conclude in accordance with Section 404 that it does not have a material weakness in internal controls or a combination of significant deficiencies that could result in the conclusion that the Company has a material weakness in internal controls. After a listing, the Company will, as a public entity, be required to complete its initial assessment in a timely manner. If the Company is not able to implement the requirements of Section 404 in a timely manner or with adequate compliance following a listing, the Company’s operations, financial reporting or financial results could be adversely affected. Matters impacting internal controls may cause the Company to be unable to report its financial information on a timely basis and thereby subject the Company to adverse regulatory consequences, including sanctions by the SEC or violations of applicable stock exchange listing rules, and result in a breach of the covenants under the agreements governing any of the Company’s financing arrangements. There could also be a negative reaction in the financial markets due to a loss of investor confidence in the Company and the reliability of the Company’s financial statements. Confidence in the reliability of the Company’s financial statements could also suffer if the Company or its independent registered public accounting firm were to report a material weakness in the Company’s internal controls over financial reporting.

Securities Act of 1933

The Shares will not be registered under the Securities Act or any state securities laws. The Shares will be offered and sold in the United States without registration in reliance upon the exemption contained in section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder by the SEC for transactions not involving a public offering and upon exemptions from any applicable state securities laws. Each prospective investor in the United States must be an accredited investor (as defined in Regulation D) and will be required to represent, among other customary private placement representations, that it is acquiring Shares for its own account and not with a view to resale or distribution in violation of U.S. Federal or state securities laws. Further, each Shareholder must be prepared to bear the economic risk of the investment for an indefinite period, because Shares will be “restricted securities” (as defined in Rule 144 under the Securities Act) and can be resold only pursuant to an offering registered under the Securities Act or an exemption from such registration requirement. It is extremely unlikely that Shares will ever be registered under the Securities Act.

Securities Exchange Act of 1934

In connection with any acquisition or beneficial ownership by the Company of more than 5% of any class of equity securities of a company registered under the Exchange Act, the Company may be required to make certain filings with the SEC. Generally, these filings require disclosure of the identity and background of the purchaser, the source and amount of funds used to acquire the securities, the purpose of the transaction, the purchaser’s interest in the securities and any contracts, arrangements or undertakings regarding the securities. In certain circumstances, the Company may be required to aggregate its investment position in a given operating company with the beneficial ownership of that company’s securities by or on behalf of the Adviser and its affiliates, which could require the Company, together with such other parties, to make certain disclosure filings or otherwise restrict the Company’s activities with respect to such operating company’s securities. In addition, if the Company becomes the beneficial owner of more than 10% of any class of equity securities of a U.S. company registered under the Exchange Act or places an officer or a director on the board of directors of such a company, the Company may be subject to certain additional reporting requirements and to liability for short-swing profits under Section 16 of the Exchange Act. The Company intends to manage its investments so as to avoid the short-swing profit liability provisions of Section 16 of the Exchange Act.

Compliance with Anti-Money Laundering Requirements

In response to increased regulatory concerns with respect to the sources of funds used in investments and other activities, the Company may request prospective or existing Shareholders to provide additional documentation verifying, among other things, such Shareholder’s identity and source of funds used to purchase its Shares. The Adviser may decline to accept a subscription if this information is not provided or on the basis of such information that is provided. Requests for documentation may be made at any time during which a Shareholder holds Shares. In certain circumstances, the Adviser may be required to provide this information, or report the failure to comply with such requests, to Governmental authorities without notifying the Shareholder that the information has been provided. The Adviser will take such steps as may be necessary to comply with applicable law, regulations, orders, directives or special measures that may be required by Government regulators. Governmental authorities are continually considering expanding measures to implement broader anti-money laundering laws and, at this point, it is unclear what additional steps the Adviser may be required to take. These additional steps, however, may include, without limitation, prohibiting such Shareholder from making further contributions to the Company and depositing distributions to which such Shareholder would otherwise be entitled into an escrow account.

THE FOREGOING LIST OF RISK FACTORS DOES NOT PURPORT TO BE A COMPLETE ENUMERATION OR EXPLANATION OF THE RISKS INVOLVED IN THIS OFFERING. PROSPECTIVE INVESTORS SHOULD READ THE ENTIRE MEMORANDUM AND THE SUBSCRIPTION AGREEMENT AND CONSULT WITH THEIR OWN ADVISERS BEFORE DECIDING WHETHER TO INVEST IN THE COMPANY.

ITEM 2.	FINANCIAL INFORMATION

Consolidated Financial and Operating Highlights

As of December 31, 2021
Total Assets	$711,292
Investments in portfolio companies, at fair value	$692,357
Borrowings	$410,000
Net assets	$301,997
Net Asset value per Share	$25.17
Leverage ratio (borrowings / total assets)	57.6%

For the Period Ended December 31, 2021 (1)
Average Net Assets	$300,999
Average Borrowings	$410,000
Cost of investments purchased	$692,134
Principal repayments	$2,454
Net investment income	$294
Net realized gains	$79
Net change in unrealized appreciation	$1,625
Net increase in net assets resulting from operations	$1,998
Net investment income per unit - basic and diluted	$0.02
Earnings per unit - basic and diluted	$0.17

(1)	The Company was initially capitalized and commenced operations on December 21, 2021.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview

We were established as a Delaware limited liability company on February 18, 2021, and converted to MSD Investment, LLC, a Maryland limited liability company, on October 22, 2021. On December 1, 2021, the Company entered into purchase agreements with the Funds pursuant to which the Company agreed to acquire the Portfolio for an aggregate cash purchase price equal to the fair value of such assets, plus accrued but unpaid interest as of the closing date, less any principal payments received between signing of the purchase agreements and the closing of the transactions contemplated thereby. The closing of the purchase of the Portfolio by the Company occurred on December 21, 2021. As consideration for the Portfolio, the Company paid the Funds an aggregate purchase price of $656.5 million. On December 28, 2021, the Company filed Articles of Conversion (and related Articles of Incorporation) with the Maryland Department of Assessments and Taxation in order to effectuate the Conversion. In accordance with the Articles of Conversion and Maryland law, the Conversion became effective as of 12:01 a.m. on January 1, 2022 and, as result of the Conversion, each unit representing a portion of the membership interests of the Company prior to the effective time of the Conversion was automatically converted into one share of common stock, par value $0.001 per share, of the Company. On December 29, 2021, the Company filed a Form N-54A to elect to be treated as a BDC under the 1940 Act.

We intend to elect to be treated as a RIC for U.S. federal income tax purposes under Subchapter M of the Code for the fiscal year ending December 31, 2022 for U.S. federal income tax purposes. As a BDC and a RIC, we will be required to comply with certain regulatory requirements. See “ Item 1(b). Description of Business — Regulation as a Business Development Company “ and “ Item 1(b). Description of Business — Certain U.S. Federal Income Tax Considerations.”

Our investment objective is to maximize dividend yields by investing in a broad range of portfolio companies, primarily senior secured portfolio of loans and notes where we believe the probability of losses are limited. Our Adviser expects to execute this strategy by continuing its long history of leveraging its network to source and diligence attractive opportunities across a broad range of industries. The strategy will be executed by a team of experienced investment professionals who have more than a 20-year history of successfully deploying capital in both liquid and illiquid opportunities.

We will enter into the Advisory Agreement with the Adviser, under which the Adviser will provide certain management and administrative services to the Company. Under the Administration Agreement, the Company is provided with certain services by the Administrator.

Portfolio and Investment Activity for the Period Ended December 31, 2021

The Following table presents our portfolio company activity for the period ended December 31, 2021:

For the Period Ended December 31, 2021 (1)
Portfolio companies at beginning of period	—
Number of added portfolio companies	30
Number of exited portfolio companies	—

Portfolio companies at period end	30

Number of debt investments period end	34
Number of equity/other investments at period end	1

(1)	The Company was initially capitalized and commenced operations on December 21, 2021.

The following table presents a roll-forward of all investment purchase, sale and repayment activity and changes in fair value, within our investment portfolio for the period ended December 31, 2021:

	Period Ended December 31, 2021 (1)
	First Lien Debt	Second Lien Debt	Unsecured debt	Equity and Other	Total Investments
Fair value, beginning of period	$—	$—	$—	$—	$—
Purchases of investments	465,793	165,988	36,120	24,233	692,134
Proceeds from principal repayments and sales of investments	(2,336)	(118)	—	—	(2,454)
Other Changes in Fair value (2)	1,570	543	100	464	2,677

Fair value, end of period	$465,027	$166,413	$36,220	$24,697	$692,357

(1)	The Company was initially capitalized and commenced operations on December 21, 2021.
(2)	Other changes in fair value includes changes resulting from realized and unrealized gains and losses, amortization/accretion and increases from PIK income.

The Following table presents selected information regarding our investment portfolio as of December 31, 2021:

	As of December 31,2021
Investments:
Number of portfolio companies	30
Number of investments	35
Largest investment at fair value	42,297
Average investment at fair value	19,782
Average cost of debt investments as a percentage of par (1)	98.15%
Debt investments on non-accrual status as a percent of amortized cost of total debt investments	0.0%
Debt investments on non-accrual status as a percent of fair value of total debt investments	0.0%
Number of debt investments on non-accrual status	—
Floating interest rate debt investments:
Percent of debt portfolio (2)	80.9%
Weighted average interest rate floors	0.62%
Weighted average coupon spread to base interest rate	681	bps

	As of December 31,2021
Fixed interest debt investments:
Percent of debt portfolio (2)	19.1%
Weighted average coupon rate	9.56%
Other Metrics:
Weighted average years to maturity on debt investments	6.85	years
Weighted average effective yield on the portfolio at amortized cost	8.53%

(1)	Calculated as amortized cost of all debt investments divided by the par value of all debt investments.
(2)	Percent is calculated as a percentage of fair value of total debt investments.
(3)

Weighted average effective yield is calculated as the effective yield of each investment and weighted by its amortized cost as compared to the aggregate amortized cost of all investments, regardless of whether they are income producing.

The following table presents the maturity schedule of our funded debt investments based on their principal amount as of December 31, 2021:

	As of December 31, 2021
Maturity Year	Principal Amount	Percentage of Debt Portfolio
2023	$51,223	7.6%
2024	153,485	22.5
2025	150,967	22.2
2026	129,930	19.2
2027	88,694	13.1
2028	30,190	4.5
2029	73,750	10.9

	$678,239	100.0%

We utilize an investment rating system to monitor the credit profile of our underlying portfolio companies. We use a five-level ratings scale to classify individual investments.

•	Investment Rating 1 – Investment is performing materially above expectations;

•	Investment Rating 2 – Investment is performing above expectations

•	Investment Rating 3 – Investment is performing materially in-line with expectations. All new loans received a rating of 3 at initial investment.

•

Investment Rating 4 – Investment is performing materially below expectations. Investments with a rating of 4 receive more frequent attention from our team as the risks of impairment have increased substantially since investment. Loss of principal is not expected, however there may be lost interest.

•	Investment Rating 5 – Investment is performing materially below expectations and there is a high probability of impairment. Loss of principal and interest is probable.

The following table shows the investment rankings of the debt investments in our portfolio:

	As of December 31, 2021
Risk Rating	Fair Value	% of Portfolio	# of Investments
1	$—	0.0%	—
2	—	0.0	—
3	692,357	100.0	35
4	—	0.0	—
5	—	0.0	—

	$692,357	100.0%	35

Results from Operations

Revenues

We generate revenues primarily in the form of interest on the debt securities of portfolio companies that we acquire and hold for investment purposes. Our investments in debt securities generally have expected maturities of three to eight years, although we have no lower or upper constraint on maturity, and typically earn interest at floating and fixed interest rates. Interest on our debt securities is generally payable to us monthly, quarterly or semi-annually. The outstanding principal amount of our debt securities and any accrued but unpaid interest will generally become due at the respective maturity dates. In addition, we may generate revenue in the form of dividends from preferred and common equity investments, amortization of original issue discount, prepayment fees, commitment fees, origination fees and fees for providing significant managerial assistance.

Operating Expenses

Our primary operating expenses include a management fee and, depending on our operating results, a performance-based incentive fee, interest expense, administrative services, custodian and accounting services and other third-party professional services fees and expenses. The management and performance-based incentive fees compensate the Adviser for its services in identifying, evaluating, negotiating, closing and monitoring our investments.

Operating Results for the period ended December 31, 2021 are presented below:

Period Ended December 31, 2021 (1)
Total investment income	$1,739
Net expenses	1,445

Net investment income	294
Net realized gains	79
Net change in unrealized appreciation	1,625

Net increase in net assets resulting from operations	$1,998

(1)	The Company was initially capitalized and commenced operations on December 21, 2021.

Investment Income

Investment income consisted of the following components for the period ended December 31, 2021:

Period Ended December 31, 2021 (1)
Interest income on debt securities
Cash interest (2)	$1,439
PIK interest	79
Net accretion/amortization of discounts/premiums	79

Total interest on debt securities	1,597
PIK Dividend	98

Total interest and dividend income	1,695
Other Income	44

Total investment income	$1,739

Average Investments at cost (3)	$671,913

Income return (4)	0.25%

(1)	The Company was initially capitalized and commenced operations on December 21, 2021.

(2)	Cash interest includes the acceleration of accretion/amortization on discounts/premiums received in connection with paydowns received.
(3)	Average investments at cost was calculated as the average of the investment portfolio at cost purchased on December 21, 2021 and the investment portfolio at amortized cost as of December 31, 2021.
(4)	Income return is calculated as total interest and dividend income for the period divided by Average Investments at cost.

Operating Expenses

Our operating expenses can be categorized into fixed operating expenses, variable operating expenses and performance-dependent expenses. Fixed operating expenses are generally static period over period. Variable expenses are calculated based on fund metrics such as total assets, net assets or total borrowings. Performance-dependent expenses fluctuate independent of our size.

The table below shows a breakdown of our operating expenses for the period ended December 31, 2021:

Period Ended December 31, 2021 (1)
Fixed Operating Expenses
Professional fees (2)	$336
Directors’ fees	11
Other general and administrative	77
Organization and offering costs (3)	121

Total fixed operating expenses	545

Variable operating expenses:
Interest expense (4)	388
Management fees	155
Administrative services (5)	26
Custody services	19

Total variable operating expenses	588

Performance-dependent expenses:
Income based incentive fee	56
Capital gains incentive fee	256

Total performance-dependent expenses	312

Total expenses	$1,445

(1)	The Company was initially capitalized and commenced operations on December 21, 2021.
(2)

Professional fees includes the expenses for third party service providers such as internal and independent auditors, tax return preparer and tax consultant, third-party investment valuation firms, and fund legal counsel.

(3)	Organization and offering costs are associated with the initial formation, setup and distribution of the Company and may not be recurring.
(4)	The composition of our interest expense for the period ended December 31, 2021 is described more fully in Note 6. Borrowings of our accompanying consolidated financial statements.
(5)	Administrative services include the expenses for third party services providers such as fund accountant, fund sub-administrator, and independent pricing services.

Net Realized and Unrealized Gains

For the period ended December 31, 2021 our net realized gains were $79.0 thousand and our net change in unrealized appreciation was $1.6 million.

Critical Accounting Policies

The Company’s comprehensive accounting policies are described more fully in Note 2. - Significant Accounting Policies in the accompanying consolidated financial statements.

Valuation of Portfolio Investments and Net Asset Value of Shares

The Board, with the assistance of the Audit Committee, and in some cases an independent valuation firm, will determine the fair value of the Company’s assets on at least a quarterly basis, in accordance with ASC Topic 820. The Audit Committee is comprised of the Independent Directors.

Under procedures established by the Company’s Board, the Company intends to value investments for which market quotations are readily available at such market quotations. Assets listed on an exchange will be valued at their last sales prices as reported to the consolidated quotation service at 4:00 P.M. eastern time on the date of determination. If no such sales of such securities occurred, such securities will be valued at the bid price as reported by an independent, third-party pricing service on the date of determination. Debt and equity securities that are not publicly traded or whose market prices are not readily available will be valued at fair value, subject at all times to the oversight and approval of the Board. Such determination of fair values may involve subjective judgments and estimates, although the Company will also engage independent valuation providers to review the valuation of each investment that constitutes a material portion of the Company’s portfolio and that does not have a readily available market quotation at least once annually. With respect to unquoted securities, the Adviser, together with any independent valuation advisers, and subject at all times to the oversight of the Company’s Board, will fair value each investment considering, among other measures, discounted cash flow models, comparisons of financial ratios of peer companies that are public and other factors. The types of factors that may be considered in determining the fair values of investments include, but are not limited to, the nature and realizable value of any collateral, the portfolio company’s ability to make payments and its earnings. The Company intends to retain one or more independent providers of financial advisory services to assist the Adviser and the Board by performing certain third-party valuation services. The Company may appoint additional or different third-party valuation firms in the future.

When an external event such as a purchase transaction, public offering or subsequent equity sale occurs with respect to a fair-valued portfolio company or comparable company, the Company’s Board will use the pricing indicated by the external event to corroborate and/or assist the Company in the valuation of such portfolio company. Because the Company expects that there will not be readily available market quotations for many of the investments in its portfolio, the Company expects to value many of its investments at fair value as determined in good faith by the board of directors using a documented valuation policy and a consistently applied valuation process. Due to the inherent uncertainty of determining the fair value of investments that do not have a readily available market value, the fair value of the Company’s investments may differ significantly from the values that would have been used had readily available market quotations existed for such investments, and the differences could be material.

On a quarterly basis, with respect to investments for which market quotations are not readily available, the Adviser will undertake a multi-step valuation process each quarter, as described below:

•

Securities for which no such market prices are readily available or reliable will be reviewed as part of the valuation process and preliminarily fair valued based on our estimate, or an independent third party’s estimate, of the fair value as of the date of determination, and provided to the Adviser’s valuation committee;

•	Preliminary valuation conclusions are documented and discussed with the Adviser’s valuation committee;

•	Agreed upon valuation recommendations are presented to the audit committee of the board of directors;

•

At least once annually, the valuation for each investment that constitutes a material portion of the Company’s portfolio and that does not have a readily available market quotation will be reviewed by an independent valuation firm; and

•

The Company’s Board will then discuss valuations and determine the fair value of each investment in the Company’s portfolio in good faith, based on the input of the Adviser, the respective independent valuation firms and the audit committee.

All values assigned to securities and other assets by the board of directors will be binding on all Company investors. When pricing of the Company’s Shares is necessary outside of the normal quarterly process, the Adviser will, among other things, review whether, to its knowledge, significant events have occurred since the last quarterly valuation which might affect the fair value of any of the Company’s portfolio securities.

The ranges of unobservable inputs used in the fair value measurement of our investments classified as Level 3 fair valued as of December 31, 2021 are presented in Note 5. Fair Value Measurements in the accompanying consolidated financial statements.

In addition to impacting the estimated fair value recorded for our investments on our consolidated statement of assets and liabilities, had we used different key unobservable inputs to determine the estimated fair value of our investments, amounts recorded in our consolidated statement of operations, including the net change in unrealized appreciation and depreciation on investments, management and performance-based incentive fees would also be impacted. The table below outlines the impact on our results of a 5% increase in the fair value of our Level 3 investments for the period ended December 31, 2021:

December 31, 2021
Fair value of level 3 investments at period end	$427,306
Fair value assuming a 5% increase in value	448,671
Increase in unrealized appreciation	21,365
(Increase) in management fees (1)	(5)
(Increase) in capital gains incentive fees (2)	(3,205)

Increase in net assets resulting from operations	$18,156

Weighted average units outstanding	12,000,000
Units outstanding at the end of the period	12,000,000
Increase in earnings per unit	$1.51
Increase in net assets per unit	$1.51

(1)	Increase in management fees for the period ended December 31, 2021 represents only the period from December 21, 2021, commencement of operations, through December 31, 2021.
(2)	Increase in capital gains incentive fee is calculated as 15% of the increase in unrealized appreciation.

Determination of Net Asset Value

The Board will determine the NAV of the Shares at least quarterly. The NAV per Share is equal to the value of the Company’s total assets minus its liabilities and the liquidation value of any preferred shares outstanding divided by the total number of Shares outstanding. Additionally, in connection with each offering of Shares, to the extent the Company does not have shareholder approval to sell below NAV, the Board or an authorized committee thereof will be required to make a good faith determination that the Company is not selling Shares at a price below the then current NAV of the Shares at the time at which the sale is made.

The value of investments for which recent market quotations are readily available will be the market price. The Board will be responsible for determining the fair value of the portfolio investments for which market prices are not readily available in good faith, and in such other instances where portfolio investments require a fair value determination. Because the Company expects that there typically will not be a readily available market price for its target portfolio investments, the Company expects that the value of most of its portfolio investments will be their fair value as determined by the Board consistent with a documented valuation policy and consistently applied valuation process. In making these determinations, the Board will receive input from management, a third-party independent valuation firm and the Audit Committee.

Hedging

The Company may enter into currency hedging contracts, interest rate hedging agreements such as futures, options, swaps and forward contracts, and credit hedging contracts, such as credit default swaps. However, no assurance can be given that such hedging transactions will be entered into or, if they are, that they will be effective.

Financial Condition, Liquidity and Capital Resources

Our primary sources of cash and cash equivalents may include: (i) the sale of our Shares, (ii) borrowings under various financing arrangements, (iii) cash flows from interest, dividends and transaction fees earned from investment in portfolio companies and (iv) principal repayments and sale proceeds from our investments.

Our primary uses of cash will be for (i) investments in portfolio companies and other investments to comply with certain portfolio diversification requirements, (ii) the cost of operations (including paying the Adviser), (iii) debt service of any borrowings, and (iv) cash distributions to our Shareholders.

Liquidity

The table below presents a summary of our liquidity position as of December 31, 2021:

As of December 31, 2021
Cash and cash equivalents	$12,203
Unused borrowing capacity	190,000
Principal Receivable	2,454
Unfunded investment commitments (1)	(19,136)
Other net working capital (2)	(403)

$185,118

(1)	For a comprehensive list of our unfunded investment commitments see the footnotes to our consolidated schedule of investments included in our accompanying consolidated financial statements.
(2)	Other networking capital is interest receivable less all liabilities exclusive of debt.

Capital Resources

We may from time to time enter into additional credit facilities and borrowing arrangements to increase the amount of our borrowings as our called equity capital increases. Accordingly, we cannot predict with certainty what terms any such financing would have or the costs we would incur in connection with any such financing arrangements. We are currently required to maintain a minimum asset coverage ratio (total assets-to-senior securities) of 150% under the 1940 Act.

The table below summarizes certain financing obligations that are expected to have an impact on our liquidity and cash flow in specified future interval periods:

	Payments Due by Period
	Total	Less than 1 year	1-3 years	3-5 years	After 5 years
SPV I Facility	$400,000	$—	$—	$400,000	$—
Subscription Facility	190,000	190,000	—	—	—

Total Contractual Obligations	$590,000	$190,000	$—	$400,000	$—

Quantitative and Qualitative Disclosures About Market Risk

We will be subject to financial market risks, including changes in interest rates. In addition, U.S. and global capital markets and credit markets have experienced a higher level of stress due to the global COVID-19 pandemic, which has resulted in an increase in the level of volatility across such markets and may result in a general decline in value of the securities we expect to hold. In connection with the COVID-19 pandemic, the U.S. Federal Reserve and other central banks have reduced certain interest rates and LIBOR has decreased. In a prolonged low interest rate environment, including a reduction of LIBOR to zero, the difference between the total interest income earned on interest earning assets and the total interest expense incurred on interest bearing liabilities may be compressed, which would reduce our net interest income and potentially adversely affect our operating results. However, we may hedge against interest rate fluctuations from time-to-time by using standard hedging instruments such as futures, options, swaps and forward contracts subject to the requirements of the 1940 Act. While hedging activities may insulate us against adverse changes in interest rates, they may also limit our ability to participate in any benefits of certain changes in interest rates with respect to our portfolio of investments. We plan to invest in illiquid debt and equity securities of private companies.

The following table estimates the potential changes in net cash flow generated from interest income and expenses, should interest rates increase by 100, 200 or 300 basis points, or decrease by 100 or 200 basis points. Interest income is calculated as revenue from interest generated from our portfolio of investments held on December 31, 2021. Interest expense is calculated based on the terms of the Financing Facility, using the outstanding balance as of December 31, 2021. The base interest rate case assumes the rates on our portfolio investments remain unchanged from the actual effective interest rates as of December 31, 2021. These hypothetical calculations are based on a model of the investments in our portfolio, held as of December 31, 2021, and are only adjusted for assumed changes in the underlying base interest rates. Actual results could differ significantly from those estimated in the table.

Change in Interest Rates	Interest Income	Interest Expense	Net Income
Up 300 basis points	$13,826	$(6,567)	$7,259
Up 200 basis points	8,383	(4,348)	4,035
Up 100 basis points	3,350	(2,129)	1,221
Down 100 basis points	(238)	2	(236)
Down 200 basis points	(238)	2	(236)

Most of our investments will not have a readily available market price, and we will value these investments at fair value as determined in good faith by the Board in accordance with our valuation policy. There is no single standard for determining fair value in good faith. As a result, determining fair value requires that judgment be applied to the specific facts and circumstances of each portfolio investment while employing a consistently applied valuation process for the types of investments we make. See “Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Unitholder Matters—Valuation of Portfolio Investments.”

Related Parties

See “Item 7. Certain Relationships and Related Transactions, and Director Independence” for a description of certain transactions and relationships with related parties.

ITEM 3.	PROPERTIES

Our corporate headquarters are located at 645 Fifth Ave, 21st Floor, New York, NY 10022, and will be provided for by the Administrator in accordance with the terms of our Administration Agreement. We believe that our office facilities are suitable and adequate for our business as it is contemplated to be conducted.

ITEM 4.	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of January 31, 2022, the beneficial ownership of each current director, the Company’s executive officers, each person known to us to beneficially own 5% or more of the outstanding Shares, and the executive officers and directors as a group. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the Shares. Ownership information for those persons who beneficially own 5% or more of our Shares is based upon filings by such persons with the SEC and other information obtained from such persons, if available. Unless otherwise indicated, the Fund believes that each beneficial owner set forth in the table has sole voting and investment power over such Shares. Unless otherwise indicated, the address of all executive officers and directors is c/o 645 Fifth Ave, 21st Floor, New York, NY 10022.

Name and Address	Shares Owned	Percentage(1)
Interested Directors
Robert Platek	—	—%
Independent Directors
James Chapman	—	—%
Joseph Branch	—	—%
Executive Officers
Saritha Reddy	—	—%
Brian Williams	—	—%
Directors and Executive Officers as a Group (5 persons)	—	—%
5% Holders
Noble Environmental, LLC	8,250,000	68.75%
Susan Lieberman Dell Separate Property Trust	2,250,000	18.75%
MSD Portfolio L.P. - MSD Personal Income	1,500,000	12.50%

(1)	Percentage of beneficial ownership is based on 12,000,000 Shares outstanding as of January 31, 2022.

ITEM 5.	DIRECTORS AND EXECUTIVE OFFICERS

Our business and affairs are managed under the direction of the Board. The responsibilities of the Board include, among other things, the oversight of our investment activities, the quarterly valuation of our assets, oversight of our financing arrangements and corporate governance activities. Our Board consists of 3 directors, 2 of whom will not be “interested persons” of the Company or of the Adviser as defined in Section 2(a)(19) of the 1940 Act and are “independent,” as determined by the Board. These individuals are referred to as independent directors. The Board appoints the Company’s executive officers, who serve at the discretion of the Board.

Board of Directors and Executive Officers

The business and affairs of the Company are managed under the direction and oversight of the Board. The Board consists of three members, two of whom are Independent Directors. The Board appoints the officers, who serve at the discretion of the Board. The responsibilities of the Board include quarterly valuation of the Company’s assets, corporate governance activities, oversight of the Company’s operations, financing arrangements, investment activities, and risk management.

The Board reviews risk management processes at both regular and special board meetings throughout the year, consulting with appropriate representatives of the Adviser as necessary and periodically requesting the production of risk management reports or presentations. The goal of the Board’s risk oversight function is to ensure that the risks associated with the Company’s investment activities are accurately identified, thoroughly investigated and responsibly addressed. Investors should note, however, that the Board’s oversight function cannot eliminate all risks or ensure that particular events do not adversely affect the value of the Company’s investments.

The Board has established an Audit Committee, a Pricing Committee and a Nominating and Corporate Governance Committee. The scope of each committee’s responsibilities is discussed in greater detail below.

Robert Platek, an Interested Director, serves as Chairman of the Board. The Board believes that it is in the best interests of investors for Mr. Platek to lead the Board because of his extensive knowledge of and experience in the financial services industry, specifically as the Adviser’s global head of credit, qualify him to serve as the Chairman of the Board. The Board believes that its leadership structure is appropriate because the structure allocates areas of responsibility among the individual directors and the committees in a manner that enhances effective oversight. The Board also believes that its small size creates an efficient corporate governance structure that provides opportunity for direct communication and interaction between management and the Board.

The Board is divided into three classes. Each class of directors holds office for a three-year term. However, the initial members of the three classes will have initial terms of one, two and three years, respectively. At each annual meeting of Shareholders, the successors to the class of directors whose terms expire at such meeting will be elected to hold office for a term expiring at the annual meeting of Shareholders held in the third year following the year of their election.

Each director holds office for the term to which he or she is elected or appointed and until his or her successor is duly elected and qualifies, or until his or her earlier death, resignation, retirement, disqualification or removal.

Directors

Name	Age	Position	Class
Interested Directors
Robert Platek	57	Chief Executive Officer, President, Director and Chairman	I
Independent Directors
James Chapman	59	Director	II
Joseph Branch	45	Director	III

The address for each director is c/o MSD Investment Corp., 645 Fifth Ave, 21st Floor, New York, NY 10022-5910.

Executive Officers who are Not Directors

Name	Age	Position
Saritha Reddy	40	Chief Compliance Officer and Secretary
Brian Williams	39	Chief Financial Officer and Treasurer

The address for each executive officer is c/o MSD Investment Corp., 645 Fifth Ave, 21st Floor, New York, NY 10022-5910.

Interested Directors

Rob Platek Chief Executive Officer, President & Chairman

Rob Platek serves as Chief Executive Officer, President and Chairman of the Board. Mr. Platek is the Global Head of Credit at the Adviser and Portfolio Manager of the MSD Credit Opportunity Funds, Private Credit Opportunity Funds, Real Estate Credit Opportunity Funds, and Special Investments Funds and a Partner of MSD. He joined MSD in January 2002 as Co-Manager of the Special Opportunities Portfolio and became a Partner of MSD in January 2006. From 1995 through 2001, Mr. Platek founded Griffin Partners, L.P. and Plymouth Partners, L.P., and he was also the Hedge Fund Portfolio Manager for the Proprietary Group of Paine Webber, in each case focusing primarily on distressed and high yield bonds as well as restructured equities. From 1991 through 1994, he was a member of the High Yield Trading Group at Citicorp Securities, Chase Securities, and The Printon Kane Group. From 1986 through 1990, Mr. Platek was a financial analyst of Chase Manhattan Bank’s Debt Restructuring Group and Financial Audit Group. Mr. Platek received a B.S. degree from Rutgers University in 1986.

Independent Directors

James Chapman

James Chapman is a director of the Company. Mr. Chapman also serves as a non-executive Advisory Director of SkyWorks Capital, LLC, an aviation and aerospace management consulting services company based in Greenwich, Connecticut, which he joined in December 2004. Prior to SkyWorks he was associated with Regiment Capital Advisors, LP, an investment advisor based in Boston specializing in high yield investments, which he joined in January 2003. Prior to Regiment, Mr. Chapman acted as a capital markets and strategic planning consultant with private and public companies, as well as investment advisers and hedge funds (including Regiment), across a range of industries. Prior to establishing an independent consulting practice, Mr. Chapman worked for The Renco Group, Inc. (a multi-billion dollar private corporate with diverse investment holdings located throughout the world). From December 1996 to December 2001. Prior to Renco, he was a founding principal of Fieldstone Private Capital Group in August 1990 where he headed the Corporate Finance and High Yield Finance Groups. Prior to joining Fieldstone, Mr. Chapman worked for Bankers Trust Company from July 1985 to August 1990, most recently in the BT Securities capital markets area.

Mr. Chapman has over 35 years of investment banking experience in a wide range of industries including aviation/airlines, metals/mining, natural resources/energy, automotive/general manufacturing, financial services, real estate and healthcare. Presently, he serves as a member of the Board of Directors of Arch Resources, Inc. (NYSE: ARCH), California Resources Corporation (NYSE: CRC) and Denbury, Inc. (NYSE: DEN) along with several private companies. In prior years, Mr. Chapman has served as director of numerous other companies dating back to 1986. Mr. Chapman has served on numerous committees for the various boards including audit committee, compensation committee, pricing committee, portfolio management committee, treasury committee and corporate governance and human resource/nomination committee responsibilities. He has also served on special committees related to “going-private” transactions and other strategic initiatives, including mergers, acquisitions, restructurings, bankruptcies and litigation.

Mr. Chapman received an M.B.A. degree with distinction from Dartmouth College in 1985 and was elected an Edward Tuck Scholar. He received his BA degree, with distinction, magna cum laude, at Dartmouth College in 1984 and was elected to Phi beta Kappa, in addition to being a Rufus Choate Scholar. We believe Mr. Chapman’s experience in the finance industry makes him qualified to serve as a member of our Board.

Joseph Branch

Joe Branch is a director of the Company. Mr. Branch is currently the Assistant General Manager of the Minnesota Timberwolves, an National Basketball Association franchise. In that capacity, Mr. Branch has responsibility for all aspects of the team’s professional personnel and other leadership responsibilities. Prior to joining the Minnesota Timberworks, Mr. Branch served in a number of principal positions in sport-related organizations and has lectured at the college level on subjects including the business of sports, leadership, brand management and marketing. Mr. Branch has also been active in a number of mentorship endeavors, including as a founding partner of UWANTGAME Ventures, a student-athlete mentor program that works with underserved youth. Mr. Branch received an M.B.A. from Rice University and received his BS from Northwestern University. We believe Mr. Branch’s executive and management experience makes him qualified to serve as a member of our Board.

Executive Officers Who Are Not Also Directors

Saritha Reddy Chief Compliance Officer and Secretary

Saritha Reddy is the Assistant General Counsel & Deputy Chief Compliance Officer for MSD. Prior to MSD, Saritha worked at Apollo Global Management Inc. since 2015 with her most recent position being Managing Director and Senior Compliance Officer. Prior to Apollo, she worked as a senior associate in the Litigation and Investment Management groups at Pryor Cashman LLP from 2010 to 2015 and an associate in the Litigation group at Reed Smith LLP from 2007 to 2010. Ms. Reddy earned a B.A. in International Relations & Economics from Tufts University and a J.D. from Fordham University School of Law.

Brian Williams Chief Financial Officer and Treasurer

Brian Williams serves as Chief Financial Officer and Treasurer of the Company, as well as Director and Controller for MSD. Mr. Williams is responsible for the oversight of finance, accounting and fund administration for the business development companies. He joined MSD in July 2021. From May of 2020 to June of 2021 Mr. Williams worked at Wells Fargo Asset Management (“WFAM”) as a Senior Vice President and Controller overseeing Private Credit. From September 2017 through May of 2020 Mr. Williams worked at Guggenheim Investments as a Director and Controller and served as the Chief Financial Officer of their BDCs. Prior to September 2017, Mr. Williams served as First Vice President and BDC Chief Accounting Officer for W. P. Carey Inc., where he was responsible for accounting, finance and financial reporting for business development companies. Mr. Williams previously served as Vice President at W. P. Carey Inc. Mr. Williams holds a BS in Accountancy from Villanova University and an MBA from the New York University Stern School of Business. He has earned the right to use the Chartered Financial Analyst® designation and is a member of the CFA Institute.

Key Employees of the Adviser

John Cardoso

John Cardoso is MSD’s Chief Financial Officer. He joined MSD in May 2017. Previously, he was a Managing Director and Senior Fund Controller at Davidson Kempner Capital Management LP from 2010 to April 2017, and from 2008 to 2010 he worked at Clearwater Capital Partners LLC as a Director and Global Fund Controller. Prior to that, John was a Senior Audit Manager in the Alternatives Investment Management Practice at PricewaterhouseCoopers LLP for nine years and a Senior Associate in the Alternatives Investment Management Practice at Rothstein, Kass & Company, P.C. for three years.

John received his B.S. in Accounting from St. John’s University. He is a Certified Public Accountant in the State of New York and a member of the American Institute of Certified Public Accountants.

Jeremy Herz

Jeremy Herz is the Co-Head of Corporate Credit at MSD, a Co-Portfolio Manager of the MSD Credit Opportunity Funds, Private Credit Opportunity Funds and Special Investments Funds. He joined MSD in 2011 as a member of the Credit Opportunity Group. From 2005 through 2011, he was a credit analyst for Onex Credit Partners, focusing primarily on distressed and high yield bonds as well as restructured equities. In 2004, he worked for Soros Fund Management focused on distressed debt. From 2000 through 2003, he was an associate for Insight Partners, investing in growth software companies. From 1998 through 2000, he was an investment banking analyst of Donaldson, Lufkin & Jenrette’s Real Estate Investment Banking Group. Mr. Herz received a B.S. degree from Cornell University in 1998, where he graduated with highest distinction. He graduated in 2005 with an M.B.A. from The Wharton School of the University of Pennsylvania.

Matthew Olim

Matthew Olim is the Co-Head of Corporate Credit at MSD, a Co-Portfolio Manager of the MSD Credit Opportunity Funds, Private Credit Opportunity Funds and Special Investments Funds. Mr. Olim joined MSD Capital in October 2000 as an analyst of MSD Capital’s Special Opportunities Fund Investment Team. Prior to MSD, he worked as an investment banking analyst at Salomon Smith Barney. Mr. Olim received a B.A. and M.A. with High Honors from the University of Texas at Austin in 1998.

Scott Segal

Scott Segal is the Co-Head of Corporate Credit at MSD, a Co-Portfolio Manager of the MSD Credit Opportunity Funds, Private Credit Opportunity Funds and Special Investments Funds. Mr. Segal joined MSD Capital in August 2006 as a senior investment analyst. From 2003 through 2006, Mr. Segal worked at the Boston Consulting Group where he consulted to Fortune 500 businesses. From 2001 through 2003, he was an associate at HarbourVest Partners, LLC where he invested in late-stage technology companies. From 1997 through 1999, he was an investment banking analyst at Salomon Brothers (which merged to become Salmon Smith Barney and later Citigroup) focused on corporate finance and M&A in the Telecom sector. Mr. Segal received a B.A. with Honors from Queen’s University in Canada in 1997. He received an M.B.A. from The Wharton School of the University of Pennsylvania in 2003, where he graduated with honors.

Robert Simonds

Bob Simonds is the General Counsel and Chief Compliance Officer of MSD. He joined MSD in February 2015. Immediately prior to MSD, he was the General Counsel and Chief Compliance Officer of Saba Capital Management. Prior to Saba, Mr. Simonds worked as the General Counsel, Chief Compliance Officer and COO of Talpion Fund Management, L.P., as well as the Chief Compliance Officer, Head of Litigation and Corporate Counsel at Silver Point Capital. He began his legal career as a litigation associate at Cravath, Swaine & Moore, which he joined in 2003 after completing a federal clerkship on the U.S. Court of Appeals for the Third Circuit. Mr. Simonds received a B.A. from Hamilton College, an Ed.M from Harvard University Graduate School of Education and a J.D. from Columbia Law School.

Board Leadership and Structure

The Board monitors and performs an oversight role with respect to the Company’s business and affairs, including with respect to the Company’s operations, investment practices and performance, compliance with regulatory requirements and the services, expenses and performance of the Company’s service providers. Among other things, the Board approves the appointment of the Adviser and officers, reviews and monitors the services and activities performed by the Adviser and executive officers, and approves the engagement and reviews the performance of the Company’s independent registered public accounting firm.

Under the Company’s bylaws, the Board may designate a Chairman to preside over the meetings of the Board and meetings of the Shareholders and to perform such other duties as may be assigned to him by the Board. The Company does not have a fixed policy as to whether the Chairman of the Board should be an Independent Director and believes that the Company should maintain the flexibility to select the Chairman and reorganize the leadership structure, from time to time, based on criteria that are in the best interests of the Company and its Shareholders at such times.

The Company intends to re-examine its corporate governance policies on an ongoing basis to ensure that they continue to meet the Company’s needs.

Board’s Role in Risk Oversight

The Board performs its risk oversight function primarily through (a) its standing Audit Committee, which reports to the entire Board and is comprised solely of Independent Directors, and (b) active monitoring by the Company’s Chief Compliance Officer of the Company’s compliance policies and procedures.

As described below in more detail under “Committees of the Board of Directors,” the Audit Committee assists the Board in fulfilling its risk oversight responsibilities. The Audit Committee’s risk oversight responsibilities include overseeing the internal audit staff (sourced through the Administrator), if any, accounting and financial reporting processes, the Company’s valuation process, the Company’s systems of internal controls regarding finance and accounting and audits of the Company’s financial statements.

The Board also performs its risk oversight responsibilities with the assistance of the Chief Compliance Officer. The Board will annually review a written report from the Chief Compliance Officer discussing the adequacy and effectiveness of the Company’s compliance policies and procedures and the Company’s service providers. The Chief Compliance Officer’s annual report will address, at a minimum, (a) the operation of the Company’s compliance policies and procedures and the Company’s service providers’ compliance policies and procedures since the last report; (b) any material changes to such policies and procedures since the last report; (c) any recommendations for material changes to such policies and procedures as a result of the Chief Compliance Officer’s annual review; and (d) any compliance matter that has occurred since the date of the last report about which the Board would reasonably need to know to oversee the Company’s compliance activities and risks. In addition, the Chief Compliance Officer will meet separately in executive session with the Independent Directors at least once each year.

The Company believes that the Board’s role in risk oversight is effective, and appropriate given the extensive regulation to which the Company is already subject as a BDC. As a BDC, the Company is required to comply with certain regulatory requirements that control the levels of risk in its business and operations. For example, the Company’s ability to incur indebtedness is limited such that its asset coverage generally must equal at least 150% immediately after each time the Company incur indebtedness, the Company generally has to invest at least 70% of its total assets in “qualifying assets,” and the Company is not generally permitted to invest in any portfolio company in which one of its affiliates currently has an investment.

Committees of the Board of Directors

The Board has established an Audit Committee, a Pricing Committee and a Nominating and Corporate Governance Committee, and may establish additional committees in the future. All directors are expected to attend at least 75% of the aggregate number of meetings of the Board and of the respective committees on which they serve. The Company requires each director to make a diligent effort to attend all Board and committee meetings as well as each annual meeting of Shareholders.

Audit Committee

The Audit Committee is currently composed of all Independent Directors. James Chapman serves as Chairman of the Audit Committee. The Board has determined that Mr. Chapman is an “audit committee financial expert” as that term is defined under Item 407 of Regulation S-K, as promulgated under the Exchange Act. Messrs. Branch and Chapman meet the current requirements of Rule 10A-3 under the Exchange Act. The Audit Committee operates pursuant to a charter approved by the Board, which sets forth the Committee’s responsibilities. The Audit Committee’s responsibilities include establishing guidelines and making recommendations to the Board regarding the valuation of the Company’s loans and investments; selecting the Company’s independent registered public accounting firm; reviewing with such independent registered public accounting firm the planning, scope and results of their audit of the Company’s financial statements; pre-approving the fees for services performed; reviewing with the independent registered public accounting firm the adequacy of internal control systems; reviewing the Company’s annual audited financial statements; overseeing internal audit staff, if any, and periodic filings; and receiving the Company’s audit reports and financial statements.

Pricing Committee

The Pricing Committee is comprised of Robert Platek, James Chapman, Joseph Branch, with Robert Platek serving as the Chairman of the Pricing Committee. The Board established a Pricing Committee to determine the offering price of shares in in connection with the initial private offering and any subsequent offerings. The purpose of the Pricing Committee is to ensure that the price of shares in any offering is determined in accordance with the Company’s pricing and valuation policies, as well as compliance with Section 23(b) of the 1940 Act, which requires that shares not be sold below NAV exclusive of any distributing commissions or discounts.

Nominating and Corporate Governance Committee

The members of the Nominating and Corporate governance committee are the Independent Directors. Joseph Branch serves as chairman of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for selecting, researching and nominating directors for election by the Company’s Shareholders, selecting nominees to fill vacancies on the board or a committee of the board, developing and recommending to the board a set of corporate governance principles and overseeing the evaluation of the board and management.

The Nominating and Corporate Governance Committee seeks candidates who possess the background, skills and expertise to make a significant contribution to the Board, the Company and its Shareholders. In considering possible candidates for election as a director, the Nominating and Corporate Governance Committee takes into account, in addition to such other factors as it deems relevant, the desirability of selecting directors who:

•	are of high character and integrity;

•	are accomplished in their respective fields, with superior credentials and recognition;

•	have relevant expertise and experience upon which to be able to offer advice and guidance to management;

•	have sufficient time available to devote to the Company’s affairs;

•	are able to work with the other members of the Board and contribute to the Company’s success;

•	can represent the long-term interests of the Company’s Shareholders as a whole; and

•	are selected such that the Board represents a range of backgrounds and experience.

The Nominating and Corporate Governance Committee has not adopted a formal policy with regard to the consideration of diversity in identifying director nominees. In determining whether to recommend a director nominee, the Nominating and Corporate Governance Committee considers and discusses diversity, among other factors, with a view toward the needs of the Board as a whole. The Nominating and Corporate Governance Committee generally conceptualizes diversity expansively to include, without limitation, concepts such as race, gender, national origin, differences of viewpoint, professional experience, education, skill and other qualities that contribute to the Board, when identifying and recommending director nominees. The Nominating and Corporate Governance Committee believes that the inclusion of diversity as one of many factors considered in selecting director nominees is consistent with the goal of creating a board of directors that best serves the Company’s needs and the interests of its Shareholders.

Portfolio Managers

The Adviser will manage the assets of the Company through its four portfolio managers: Robert Platek, Scott Segal, Jeremy Herz, and Matthew Olim.

ITEM 6.	EXECUTIVE COMPENSATION

Compensation of Executive Officers

None of the Company’s officers receives direct compensation from the Company. The Company has agreed to reimburse the Administrator for its allocable portion of the compensation paid to or compensatory distributions received by the Company’s Chief Compliance Officer and Chief Financial Officer, and any of their respective staff who provide services to the Company, operations staff who provide services to the Company, and internal audit staff, if any, to the extent internal audit performs a role in the Company’s Sarbanes-Oxley internal control assessment. In addition, to the extent that the Administrator outsources any of its functions, the Company will pay the fees associated with such functions at cost. The Company will agree to reimburse the Administrator for its allocable portion of the compensation of any personnel that it provides for use by the Company.

Compensation of Directors

No compensation is paid to our Interested Directors. The Company pays each Independent Director : (i) $100,000 per year (prorated for any partial year) and (ii) an additional fee of $10,000 per year for the chairman of the Audit Committee. The Company is also authorized to pay the reasonable out-of-pocket expenses of each Independent Director incurred by such director in connection with the fulfillment of his or her duties as an Independent Director.

ITEM 7.	CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Transactions with Related Persons, Promoters and Certain Control Persons

Advisory Agreement

We will enter into the Advisory Agreement with the Adviser pursuant to which the Adviser will provide certain management and administrative services to the Company. See “ Item 1(b). Description of Business — Investment Advisory Agreement .” The Advisory Agreement will be approved by the Board. Unless earlier terminated, the Investment Advisory Agreement will remain in effect for a period of two years from the date it first becomes effective, and will remain in effect from year-to-year thereafter if approved annually by a majority of the Board, including a majority of independent directors, or by the holders of a majority of our outstanding voting securities.

Administration Agreement

We will enter into the Administration Agreement with the Administrator, pursuant to which the Administrator will be responsible for providing us with clerical, bookkeeping, recordkeeping and other administrative services at such facilities. See “ Item 1(c). Description of Business — Administration Agreement .”

Restricted Ability to Enter Into Transactions with Affiliates

The Adviser will be subject to a variety of conflicts of interest in making investments on behalf of the Company. The 1940 Act prohibits or restricts the Company’s ability to engage in certain principal transactions and joint transactions with certain “close affiliates” and “remote affiliates.” For example, the Company is prohibited from buying or selling any security from or to any person who owns more than 25% of its voting securities or certain of that person’s affiliates (each is a “close affiliate”), or entering into prohibited joint transactions with such persons, absent the prior approval of the SEC. The Company considers the Adviser and its affiliates, to be “close affiliates” for such purposes. The Company is prohibited under the 1940 Act from participating in certain principal transactions and joint transactions with a “remote affiliate” without the prior approval of the independent directors. Any person that owns, directly or indirectly, 5% or more of the Company’s outstanding voting securities will be a “remote affiliate” for purposes of the 1940 Act, and the Company is generally prohibited from buying or selling any security from or to such affiliate without the prior approval of the independent directors.

The Company may, however, invest alongside the Adviser’s investment funds, accounts and investment vehicles in certain circumstances where doing so is consistent with the Company’s investment strategy as well as applicable law and SEC staff interpretations. For example, the Company may invest alongside such investment funds, accounts and investment vehicles consistent with guidance promulgated by the SEC staff to purchase interests in a single class of privately placed securities so long as certain conditions are met, including that the Adviser, acting on the Company’s behalf and on behalf of such investment funds, accounts and investment vehicles, negotiates no term other than price. The Company may also invest alongside the Adviser’s investment funds, accounts and investment vehicles as otherwise permissible under regulatory guidance, applicable regulations and the Adviser’s allocation policy. The Company and the Adviser have applied for an exemptive order from the SEC permitting greater flexibility beyond what is otherwise permitted by the 1940 Act. It is expected that the exemptive order will be issued by the time this Registration Statement becomes effective. This SEC exemptive order would permit the Company to co-invest the Adviser’s investment funds, accounts and investment vehicles in the Adviser’s originated loan transactions under certain enumerated conditions if the Board determines that it would be advantageous for the Company to co-invest with investment funds, accounts and investment vehicles managed by the Adviser in a manner consistent with the Company’s investment objectives, positions, policies, strategies and restrictions as well as regulatory requirements and other pertinent factors.

The Company’s allocation policy provides that allocations among the Company and investment funds, accounts and investment vehicles managed by the Adviser and its affiliates will generally be made in a manner deemed to be fair and equitable over time which does not favor one client or group of clients, taking into consideration such factors as legal, regulatory and tax considerations, availability of capital for investment by the account, liquidity concerns and such other factors as deemed under the particular circumstances to be relevant in making the investment allocation determination as determined, in the Company’s case, by the Adviser as well as the terms of the Company’s governing documents and those of such investment funds, accounts and investment vehicles. It is the Company’s policy to base its determinations on such factors as: the amount of cash on-hand, existing commitments and reserves, if any, the Company’s targeted leverage level, the Company’s targeted asset mix and diversification requirements and other investment policies and restrictions set by the Board or imposed by applicable laws, rules, regulations or interpretations. The Company expects that these allocation determinations will be made similarly for investment funds, accounts and investment vehicles managed by the Adviser. However, the Company can offer no assurance that investment opportunities will be allocated to the Company fairly or equitably in the short-term or over time.

In situations where co-investment with investment funds, accounts and investment vehicles managed by the Adviser is not permitted or appropriate, such as when there is an opportunity to invest in different securities of the same issuer or where the different investments could be expected to result in a conflict between the Company’s interests and those of the Adviser’s clients, subject to the limitations described in the preceding paragraph, the Adviser will need to decide which client will proceed with the investment. Moreover, except in certain limited circumstances as permitted by the 1940 Act, such as when the only term being negotiated is price, the Company will be unable to invest in any issuer in which an investment fund, account or investment vehicle managed by the Adviser has previously invested. Similar restrictions limit the Company’s ability to transact business with its officers or directors or their affiliates. These restrictions will limit the scope of investment opportunities that would otherwise be available to the Company. If the Company is prohibited by applicable law from investing alongside the Adviser’s investment funds, accounts and investment vehicles with respect to an investment opportunity, the Company will not participate in such investment opportunity.

Related-Party Transactions

In the ordinary course of business, we may enter into transactions with affiliates and portfolio companies that may be considered related party transactions. In order to ensure that we do not engage in any transactions with any persons affiliated with us that are prohibited under the 1940 Act, we will not enter into any agreements related to any such transactions unless and until we are satisfied that doing so will not raise concerns under the 1940 Act or, if such concerns exist, we have taken appropriate actions to seek Board review and approval or exemptive relief for such transaction. Our Board will review such procedures on an annual basis.

Placement Agent Arrangements

Third parties may act as placement agents or distributors to assist in the placement of shares of our common stock to certain of our Shareholders. Any placement fees associated with the placement agent services will be paid by the Adviser, with no reimbursement by the Company. The potential for the placement agents to receive compensation in connection with a Shareholder’s investment in us presents a potential conflict of interest in recommending that such Shareholder invest in the Company. The prospect of receiving, or the receipt of, additional compensation, as described above, by the placement agents may provide such placement agents and/or their salespersons with an incentive to favor sales of shares and interests in funds whose affiliates make similar compensation available over sales of interests in funds (or other fund investments) with respect to which the placement agent does not receive additional compensation, or receives lower levels of additional compensation. Prospective investors should take such payment arrangements into account when considering and evaluating any recommendations related to the shares of our common stock.

Certain Business Relationships

Certain of our current directors and officers are directors or officers of the Adviser.

Material Non-Public Information

The Adviser’s investment professionals may serve as directors of, or in a similar capacity with, companies in which we will invest or in which we will consider making an investment. Through these and other relationships with a portfolio company, these individuals may obtain material non-public information that might restrict our ability to buy or sell the securities of such company under the policies of the company or applicable law.

ITEM 8.	LEGAL PROCEEDINGS

Neither we nor the Adviser are currently subject to any material legal proceedings, nor, to our knowledge, are any material legal proceeding threatened against us or them. From time to time, we and/or the Adviser may be a party to certain legal proceedings in the ordinary course of business, including proceedings relating to the enforcement of our rights under contracts with our portfolio companies. Our business is also subject to extensive regulation, which may result in regulatory proceedings against us. While the outcome of these legal or regulatory proceedings cannot be predicted with certainty, we do not expect that these proceedings will have a material effect upon our financial condition or results of operations.

ITEM 9.	MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

Market Information

Our Shares will be offered and sold in transactions exempt from registration under the 1933 Act under Section 4(a)(2) and Regulation D. See “Item 10. Recent Sales of Unregistered Securities” for more information. There is no public market for our Shares currently, nor can we give any assurance that one will develop.

Because Shares are being acquired by investors in transactions “not involving a public offering,” they are “restricted securities” and may be required to be held indefinitely. Our Shares may not be sold, transferred, assigned, pledged or otherwise disposed of unless (i) the Adviser’s consent is granted, and (ii) the Shares are registered under applicable securities laws or specifically exempted from registration (in which case the Shareholder may, at our option, be required to provide us with a legal opinion, in form and substance satisfactory to us, that registration is not required). Accordingly, an investor must be willing to bear the economic risk of investment in the Shares until we are liquidated. No sale, transfer, assignment, pledge or other disposition, whether voluntary or involuntary, of the Shares may be made except by registration of the transfer on our books. Each transferee will be required to execute an instrument agreeing to be bound by these restrictions and the other restrictions imposed on the Shares and to execute such other instruments or certifications as are reasonably required by us.

Holders

Please see “Item 4. Security Ownership of Certain Beneficial Owners and Management” for disclosure regarding the holders of our common stock.

Valuation of Portfolio Investments

Please see “Item 2. Financial Information” for disclosure regarding the valuation of portfolio interests and NAV calculations.

Determinations in Connection with our Offerings

In connection with each offering of our Shares, to the extent we do not have Shareholder approval to sell below NAV, our Board or an authorized committee thereof will be required to make a good faith determination that we are not selling our Shares at a price below the then current net asset value of our Shares at the time at which the sale is made. Our Board or an authorized committee thereof will consider the following factors, among others, in making such determination:

•	the net asset value of our Shares disclosed in the most recent periodic report we filed with the SEC;

•

our management’s assessment of whether any material change in the net asset value of our Shares has occurred (including through the realization of gains on the sale of our portfolio securities) during the period beginning on the date of the most recently disclosed net asset value of our Shares and ending as of a time within 48 hours (excluding Sundays and holidays) of the sale of our Shares; and

•

the magnitude of the difference between (i) a value that our Board or an authorized committee thereof has determined reflects the current (as of a time within 48 hours excluding Sundays and holidays) net asset value of our Shares, which is based upon the net asset value of our Shares disclosed in the most recent periodic report we filed with the SEC, as adjusted to reflect our management’s assessment of any material change in the net asset value of our Shares since the date of the most recently disclosed net asset value of our Shares, and (ii) the offering price of our Shares in the proposed offering.

These processes and procedures are part of our compliance policies and procedures. Records will be made contemporaneously with all determinations described in this section and these records will be maintained with other records we are required to maintain under the 1940 Act.

Distribution Policy

See “Item 1(b). Description of Business—Distribution Reinvestment Plan.”

Reports to Shareholders

We will furnish our Shareholders with annual reports containing audited financial statements, quarterly reports, and such other periodic reports as we determine to be appropriate or as may be required by law. Upon the effectiveness of this Registration Statement, we will be required to comply with all periodic reporting, proxy solicitation and other applicable requirements under the 1934 Act.

ITEM 10.	RECENT SALES OF UNREGISTERED SECURITIES

In connection with our formation, we issued and sold 12,000,000 Shares of Common Stock, $0.001 par value per share for an aggregate purchase price of $300 million.

These Shares were issued and sold in reliance upon the available exemptions from registration requirements of Section 4(a)(2) of the 1933 Act.

ITEM 11.	DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED

The following description is based on relevant portions of the Maryland General Corporation Law (“MGCL”) and on our Articles of Incorporation (as amended or supplemented from time to time, the “Charter”) or our Bylaws (as amended or supplemented from time to time, the “Bylaws”). This summary possesses the provisions deemed to be material, but is not necessarily complete.

General

The Company’s authorized stock consists of 100,000,000 shares of common stock, par value $0.001 per share. There is currently no market for the Company’s common stock, and the Company can offer no assurances that a market for its shares of common stock will develop in the future. There are no outstanding options or warrants to purchase the Company’s common stock. No stock has been authorized for issuance under any equity compensation plans. Under Maryland law, Shareholders generally are not personally liable for the debts or obligations of the Company.

Each share of Common Stock shall entitle the holder thereof to one vote. The Board may classify or reclassify any unissued shares of Common Stock from time to time into one or more classes or series of stock by setting or changing the preferences, conversion or other rights, voting powers, privileges, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series thereof.

As permitted by the MGCL, our Charter provides that the Board, without any action by our Shareholders, may amend the Charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have authority to issue.

The following are our outstanding classes of securities as of January 31, 2022:

(1) Title of Class	(2) Amount Authorized	(3) Amount Held by Us or for Our Account	(4) Amount Outstanding Exclusive of Amounts Shown Under(3)
Common stock	100,000,000	—	12,000,000

Common Stock

All shares of the Company’s common stock have equal rights as to earnings, assets, dividends and voting and, when they are issued, will be duly authorized, validly issued, fully paid and non-assessable. Distributions may be paid to the holders of the Company’s common stock if, as and when authorized by the Board and declared by the Company out of funds legally available therefor. Shares of the Company’s common stock have no preemptive, exchange, conversion or redemption rights and are freely transferable, except when their transfer is restricted by the Certificate of Incorporation, the Charter, federal and state securities laws or by contract. In the event of the Company’s liquidation, dissolution or winding up, each share of the Company’s common stock would be entitled to share ratably in all of the Company’s assets that are legally available for distribution after the Company pays all debts and other liabilities and subject to any preferential rights of holders of the Company’s preferred stock, if any preferred stock is outstanding at such time. Each share of the Company’s common stock is entitled to one vote on all matters submitted to a vote of Shareholders, including the election of directors. Except as provided with respect to any other class or series of stock, the holders of the Company’s common stock will possess exclusive voting power. There is no cumulative voting in the election of directors, which means that holders of a majority of the outstanding shares of common stock can elect all of the Company’s directors, and holders of less than a majority of such shares will not be able to elect any directors.

Prior to any IPO, investors may not sell, assign, transfer or pledge (each, a “Transfer”) any common stock, rights or obligations unless (i) the Company gives consent and (ii) the Transfer is made in accordance with applicable securities laws. No Transfer will be effectuated except by registration of the Transfer on the Company’s books. Each transferee must agree to be bound by these restrictions and all other obligations as an investor in the Company.

Following an IPO, investors may be restricted from selling or transferring their shares of the Company’s common stock for a certain period of time by applicable securities laws or contractually by a lock-up agreement with the underwriters of the IPO.

Preferred Stock

Under the terms of the Charter, the Board of Directors may authorize the Company to issue shares of “Preferred Stock” in one or more classes or series, without Shareholder approval, to the extent permitted by the 1940 Act. The Board of Directors has the power to fix the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of each class or series of preferred stock. The Company does not currently anticipate issuing preferred stock in the near future. In the event the Company issues preferred stock, it will make any required disclosure to Shareholders. The Company will not offer preferred stock to the Adviser or the Company’s affiliates except on the same terms as offered to all other Shareholders.

Preferred stock could be issued with terms that would adversely affect the Shareholders. Preferred stock could also be used as an anti-takeover device through the issuance of shares of a class or series of preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control. Every issuance of preferred stock will be required to comply with the requirements of the 1940 Act. The 1940 Act requires, among other things, that: (1) immediately after issuance and before any dividend or other distribution is made with respect to Common Stock and before any purchase of Common Stock is made, such preferred stock together with all other senior securities must not exceed an amount currently equal to 50% of the Company’s total assets after deducting the amount of such dividend, distribution or purchase price, as the case may be, and (2) the holders of shares of preferred stock, if any are issued, must be entitled as a class voting separately to elect two directors at all times and to elect a majority of the directors if distributions on such preferred stock are in arrears by two full years or more. Certain matters under the 1940 Act require the affirmative vote of the holders of at least a majority of the outstanding shares of preferred stock (as determined in accordance with the 1940 Act) voting together as a separate class. For example, the vote of such holders of preferred stock would be required to approve a proposal involving a plan of reorganization adversely affecting such securities.

The issuance of any preferred stock must be approved by a majority of the independent directors not otherwise interested in the transaction, who will have access, at the Company’s expense, to the Company’s legal counsel or to independent legal counsel.

The Board of Directors may classify or reclassify any unissued shares of Preferred Stock of any series from time to time, into one or more classes or series of stock by setting or changing the preferences, conversion or other rights, voting powers (including exclusive voting rights, if any), privileges, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series thereof.

Limitation on Liability of Directors and Officers; Indemnification and Advance of Expenses

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its Shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our Charter contains such a provision which eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law, subject to the requirements of the 1940 Act.

Our Charter authorizes us, to the maximum extent permitted by Maryland law and subject to the requirements of the 1940 Act, to indemnify any present or former director or officer or any individual who, while serving as our director or officer and at our request, serves or has served another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner, trustee, member or manager from and against any claim or liability to which that person may become subject or which that person may incur by reason of his or her service in any such capacity and to pay or reimburse their reasonable expenses in advance of final disposition of a proceeding. Our Charter obligates us, to the maximum extent permitted by Maryland law and subject to the requirements of the 1940 Act, to indemnify any present or former director or officer or any individual who, while serving as our director or officer and at our request, serves or has served another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner, trustee, member or manager and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity from and against any claim or liability to which that person may become subject or which that person may incur by reason of his or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. Our Charter also permits us to indemnify and advance expenses to any person who served a predecessor of us in any of the capacities described above and any of our employees or agents or any employees or agents of our predecessor. In accordance with Section 17(h) of the 1940 Act, we will not indemnify or protect any director or officer of the Company against any liability to the Company or to its Shareholders to which the director would otherwise be subject to by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office.

Maryland law requires a corporation (unless its charter provides otherwise, which our Charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received unless, in either case a court orders indemnification, and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer in advance of final disposition of a proceeding upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good-faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

Certain Provisions of the Maryland General Corporation Law and Our Charter and Bylaws

The MGCL and our Charter and Bylaws contain provisions that could make it more difficult for a potential acquirer to acquire us by means of a tender offer, proxy contest or otherwise, the material ones of which are discussed below. These provisions are expected to discourage certain coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to negotiate first with our Board. We expect the benefits of these provisions to outweigh the potential disadvantages of discouraging any such acquisition proposals because, among other things, the negotiation of such proposals may improve their terms.

Classified Board of Directors

The Charter provides for a classified board of directors consisting of three classes of directors serving staggered three-year terms, with the term of office of only one of the three classes expiring each year. A classified board may render a change in control of the Company or removal of its incumbent management more difficult. The Company believes, however, that the longer time required to elect a majority of a classified board of directors will help to ensure the continuity and stability of its management and policies.

Election of Directors

The Charter and Bylaws provide that the affirmative vote of the holders of a majority of the votes cast by Shareholders present in person or by proxy at an annual or special meeting of Shareholders and entitled to vote at such meeting is required to elect a director. Under the Charter, the Board may amend the Bylaws to alter the vote required to elect directors.

Number of Directors; Vacancies; Removal

The Charter provides that the number of directors is set only by the Board in accordance with the Bylaws. The Bylaws provide that a majority of the entire Board may at any time increase or decrease the number of directors. The Charter provides that, at such time as the Company has at least two independent directors and the Company’s common stock is registered under the Exchange Act, as amended, it will elect to be subject to the provision of Subtitle 8 of Title 3 of the MGCL regarding the filling of vacancies on the Board. Accordingly, at such time, except as may be provided by the Board in setting the terms of any class or series of preferred stock, any and all vacancies on the Board may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is elected and qualifies, subject to any applicable requirements of the 1940 Act.

The Charter provides that a director may be removed only for cause, as defined in the Charter, and then only by the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of directors.

Action by Shareholders

Under the MGCL, Shareholder action can be taken only at an annual or special meeting of Shareholders or (unless the charter provides for Shareholder action by less than unanimous written consent, which the Charter does not) by unanimous written consent in lieu of a meeting. These provisions, combined with the requirements of the Bylaws regarding the calling of a Shareholder-requested special meeting of Shareholders discussed below, may have the effect of delaying consideration of a Shareholder proposal indefinitely.

Advance Notice Provisions for Shareholder Nominations and Shareholder Proposals

The Bylaws provide that with respect to an annual meeting of Shareholders, nominations of persons for election to the Board and the proposal of business to be considered by Shareholders may be made only (1) by or at the direction of the Board, (2) pursuant to the Company’s notice of meeting or (3) by a Shareholder who is entitled to vote at the meeting and who has complied with the advance notice procedures of the Bylaws. Nominations of persons for election to the Board at a special meeting may be made only by or at the direction of the Board, and provided that the Board has determined that directors will be elected at the meeting, by a Shareholder who is entitled to vote at the meeting and who has complied with the advance notice provisions of the Bylaws.

The purpose of requiring Shareholders to give the Company advance notice of nominations and other business is to afford the Board a meaningful opportunity to consider the qualifications of the proposed nominees and the advisability of any other proposed business and, to the extent deemed necessary or desirable by the Board, to inform Shareholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of Shareholders. Although the Bylaws do not give the Board any power to disapprove Shareholder nominations for the election of directors or proposals recommending certain action, they may have the effect of precluding a contest for the election of directors or the consideration of Shareholder proposals if proper procedures are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to the Company and its Shareholders.

Shareholder Meetings

The Charter provides that any action required or permitted to be taken by Shareholders at an annual meeting or special meeting of Shareholders may only be taken if it is properly brought before such meeting. In addition, in lieu of such a meeting, any such action may be taken by the written consent of the Shareholders. The Charter also provides that, except as otherwise required by law, special meetings of the Shareholders can only be called by the Chairman of the Board, the Chief Executive Officer or the Board. In addition, the Bylaws establish an advance notice procedure for Shareholder proposals to be brought before an annual meeting of Shareholders, including proposed nominations of candidates for election to the Board. Shareholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board, or by a Shareholder of record on the record date for the meeting who is entitled to vote at the meeting and who has delivered timely written notice in proper form to the secretary of the Shareholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying until the next Shareholder meeting Shareholder actions that are favored by the holders of a majority of the Company’s outstanding voting securities.

Calling of Special Meetings of Shareholders

Special meetings of the Board of Directors may be called by or at the request of the Chair of the Board, the chief executive officer, the president or by a majority of the directors then in office. The person or persons authorized to call special meetings of the Board of Directors may fix any place as the place for holding any special meeting of the Board of Directors called by them. The Board may provide, by resolution, the time and place for the holding of special meetings of the Board of Directors without notice other than such resolution.

Approval of Extraordinary Corporate Action; Amendment of Charter and Bylaws

Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business, unless approved by the affirmative vote of Shareholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our Charter generally provides for approval of charter amendments and extraordinary transactions by the Shareholders entitled to cast at least a majority of the votes entitled to be cast on the matter. Our Charter also provides that certain charter amendments, any proposal for our conversion, whether by charter amendment, merger or otherwise, from a closed-end company to an open-end company and any proposal for our liquidation or dissolution requires the approval of the Shareholders entitled to cast at least 80% of the votes entitled to be cast on such matter. However, if such amendment or proposal is approved by a majority of our continuing directors (in addition to approval by our Board), such amendment or proposal may be approved by a majority of the votes entitled to be cast on such a matter.

Our Charter and Bylaws provide that the Board will have the exclusive power to make, alter, amend or repeal any provision of our Bylaws.

No Appraisal Rights

Except with respect to appraisal rights arising in connection with the Control Share Act discussed below, as permitted by the MGCL, our Charter provides that Shareholders will not be entitled to exercise appraisal rights unless a majority of the Board determines such rights apply.

Control Share Acquisitions

The MGCL provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter (the “Control Share Act”). Shares owned by the acquirer, by officers or by directors who are employees of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

The requisite Shareholder approval must be obtained each time an acquirer crosses one of the thresholds of voting power set forth above. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained Shareholder approval. A control share acquisition means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel the Board of the corporation to call a special meeting of Shareholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any Shareholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the corporation to redeem control shares is subject to certain conditions and limitations, including, as provided in our Bylaws, compliance with the 1940 Act. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of Shareholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a Shareholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other Shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The Control Share Act does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation. Our Bylaws contain a provision exempting from the Control Share Act any and all acquisitions by any person of our shares of stock. There can be no assurance that such provision will not be amended or eliminated at any time in the future. However, we will amend our Bylaws to be subject to the Control Share Act only if the Board determines that it would be in our best interests.

Business Combinations

Under Maryland law, “business combinations” between a Maryland corporation and an interested Shareholder or an affiliate of an interested Shareholder are prohibited for five years after the most recent date on which the interested Shareholder becomes an interested Shareholder (the “Business Combination Act”). These business combinations include a merger, consolidation, share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested Shareholder is defined as:

•	any person who beneficially owns 10% or more of the voting power of the corporation’s outstanding voting stock; or

•

an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation.

A person is not an interested Shareholder under this statute if the Board approved in advance the transaction by which the Shareholder otherwise would have become an interested Shareholder. However, in approving a transaction, the Board may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the Board.

After the five-year prohibition, any business combination between the Maryland corporation and an interested Shareholder generally must be recommended by the Board of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•

two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested Shareholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested Shareholder.

These super-majority vote requirements do not apply if the corporation’s common Shareholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested Shareholder for its shares.

The statute permits various exemptions from its provisions, including business combinations that are exempted by the Board before the time that the interested Shareholder becomes an interested Shareholder. We expect our Board to adopt a resolution that any business combination between us and any other person is exempted from the provisions of the Business Combination Act, provided that the business combination is first approved by the Board, including a majority of the directors who are not “interested persons” as defined in the 1940 Act. This resolution may be altered or repealed in whole or in part at any time; however, our Board will adopt resolutions so as to make us subject to the provisions of the Business Combination Act only if the Board determines that it would be in our best interests and if the SEC staff does not object to our determination that our being subject to the Business Combination Act does not conflict with the 1940 Act. If this resolution is repealed, or the Board does not otherwise approve a business combination, the statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Conflict with 1940 Act

Our Bylaws provide that, if and to the extent that any provision of the MGCL, including the Control Share Act (if we amend our Bylaws to be subject to such Act) and the Business Combination Act, or any provision of our Charter or Bylaws conflicts with any provision of the 1940 Act, the applicable provision of the 1940 Act will control.

Exclusive Forum

The Charter and Bylaws provide that, to the fullest extent permitted by law, unless the Company consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Shareholders, (iii) any action asserting a claim arising pursuant to any provision of the MGCL, the Charter or Bylaws or the securities, antifraud, unfair trade practices or similar laws of any international, national, state, provincial, territorial, local or other governmental or regulatory authority, including, in each case, the applicable rules and regulations promulgated thereunder, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be a federal or state court located in the state of Maryland. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Company shall be deemed, to the fullest extent permitted by law, to have notice of and consented to these exclusive forum provisions and to have irrevocably submitted to, and waived any objection to, the exclusive jurisdiction of such courts in connection with any such action or proceeding and consented to process being served in any such action or proceeding, without limitation, by United States mail addressed to the Shareholder at the Shareholder’s address as it appears on the records of the Company, with postage thereon prepaid.

Unless the Company consents in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland (the “Maryland Circuit Court”) (or, if the Maryland Circuit Court does not have jurisdiction, the federal district court for the District of Maryland) (the “Exclusive Forum”) shall be the sole and exclusive forum for (a)(i) any action asserting an Internal Corporate Claim, as such term is defined in the MGCL (other than any action arising under federal securities laws), including, without limitation, (ii) any action asserting a claim of breach of the applicable standard of conduct or any duty owed by any director or officer or other employee of the Company to the Company or to the Shareholders of the Company or (iii) any action asserting a claim against the Company or any director or officer or other employee of the Company arising pursuant to any provision of the MGCL, the Charter or Bylaws, or (b) any other action asserting a claim against the Company or any director or officer or other employee of the Company that is governed by the internal affairs doctrine. For the avoidance of doubt, none of the foregoing actions, claims or proceedings may be brought in any court sitting outside the State of Maryland unless the Company consents in writing to such court. With respect to an action or proceeding in the Maryland Circuit Court governed by the Bylaws, the Corporation and the Shareholders shall be deemed to have consented to the assignment of the action or proceeding to the Business and Technology Case Management Program for the State of Maryland (or any successor program governing complex corporate proceedings).

Notwithstanding anything to the contrary in the Bylaws, unless the Company consents in writing to the selection of an alternative forum, the federal district court for the District of Maryland (the “Securities Act Exclusive Forum”) shall be the sole and exclusive forum for resolution of any complaint asserting a cause of action arising under the Securities Act of 1933. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of the Bylaws. If any action the subject matter of which is within the scope of the Bylaws, is filed in a court other than the Exclusive Forum or the Securities Act Exclusive Forum (a “Foreign Action”), as applicable, in the name of any Shareholder, such Shareholder shall be deemed to have consented to (x) the personal jurisdiction of the Exclusive Forum or Securities Act Exclusive Forum, as applicable, in connection with any action brought in any such court to enforce the Bylaws (an “Enforcement Action”) and (y) having service of process made upon such stockholder in any Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

The exclusive forum selection provision in our Bylaws, could limit Shareholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, or other agents. In addition, Shareholders may have to bring suit in an inconvenient and unfavorable forum. There is uncertainty as to whether a court would enforce such a provision, and investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. In addition, this provision may increase costs for shareholders in bringing a claim against us or our directors, officers or other agents. Any investor purchasing or otherwise acquiring our shares is deemed to have notice of and consented to the foregoing provision. The exclusive forum selection provision in our Bylaws may limit our Shareholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or other agents, which may discourage lawsuits against us and such persons. It is also possible that, notwithstanding such exclusive forum selection provision, a court could rule that such provision is inapplicable or unenforceable. If this occurred, we may incur additional costs associated with resolving such action in another forum, which could materially adversely affect our business, financial condition and results of operations.

Transfer and Resale Restrictions

Shares of the Company may not be directly or indirectly sold, transferred, assigned, pledged, hypothecated or otherwise disposed of without the prior written consent of the Adviser, which consent may be given or withheld in the sole discretion of the Adviser. Any costs associated with a transfer by a Shareholder may be borne by such Shareholder.

ITEM 12.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Limitation on Liability of Directors; Indemnification and Advance of Expenses

See “Item 11. Description of Registrant’s Securities to be Registered — Limitation on Liability of Directors and Officers; Indemnification and Advance of Expenses.”

Advisory Agreement

Under the Investment Advisory Agreement, the Indemnitees will not be liable to the Company for (i) mistakes of judgment or for action or inaction that such person reasonably believed to be in the Company’s best interests absent such Indemnitee’s gross negligence, knowing and willful misconduct, or fraud or (ii) losses or expenses due to mistakes of judgment, action or inaction, or the negligence, dishonesty or bad faith of any broker or other agent of the Company who is not an affiliate of such Indemnitee, provided that such person was selected, engaged or retained without gross negligence, willful misconduct, or fraud.

The Company will indemnify each Indemnitee against any liabilities relating to the offering of its Shares or its business, operation, administration or termination, if the Indemnitee acted in good faith and in a manner it believed to be in, or not opposed to, the Company’s interest and except to the extent arising out of the Indemnitee’s gross negligence, fraud or knowing and willful misconduct. The Company may pay the expenses incurred by the Indemnitee in defending an actual or threatened civil or criminal action in advance of the final disposition of such action, provided the Indemnitee agrees to repay those expenses if found by adjudication not to be entitled to indemnification.

ITEM 13.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Set forth below is an index to our financial statements attached to this Registration Statement.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the shareholders and the Board of Directors of MSD Investment Corp.

Opinion on the Consolidated Financial Statements and Consolidated Financial Highlights

We have audited the accompanying consolidated statement of assets and liabilities of MSD Investment Corp. and subsidiary (the “Company”), including the consolidated schedule of investments, as of December 31, 2021, the related consolidated statements of operations, changes in net assets, cash flows, and the consolidated financial highlights (in Note 10) for the period from December 21, 2021 (commencement of operations) to December 31, 2021, and the related notes (collectively referred to as the “financial statements and financial highlights”). In our opinion, the financial statements and financial highlights present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2021, and the results of its operations, changes in its net assets, its cash flows, and the financial highlights for the period from December 21, 2021 (commencement of operations) to December 31, 2021 in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements and financial highlights are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements and financial highlights based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements and financial highlights, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements and financial highlights. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements and financial highlights. Our procedures included confirmation of investments owned as of December 31, 2021, by correspondence with the custodian, loan agents, and borrowers; when replies were not received, we performed other auditing procedures. We believe that our audit provides a reasonable basis for our opinion.

Deloitte & Touche LLP

New York, New York

February 8, 2022

We have served as the Company’s auditor since 2021.

MSD Investment Corp.

Consolidated Statement of Assets and Liabilities

(in thousands, except unit and per unit amounts)

December 31, 2021
Assets
Investments at fair value
Non-controlled/non-affiliated investments (1)	$692,357
Cash and cash equivalents	12,203
Interest receivable	3,970
Principal receivable	2,454
Prepaid expenses and other assets	308

Total assets	$711,292

Liabilities
Debt, net of financing costs (2)	$404,922
Financing costs payable	2,736
Due to affiliates	371
Management fees payable	155
Income based incentive fee payable	56
Capital gains incentive fee payable	256
Interest payable	341
Accrued professional fees	336
Other liabilities	122

Total liabilities	$409,295

Commitments and contingencies (Note 7)	—

Net assets	$301,997

Components of Net Assets:
Investors’ capital	$300,000
Earnings	1,998

Net assets	301,998

Net assets per unit (3)	$25.17

(1)	Non-controlled/non affiliated investments at amortized cost $690,732 as of December 31, 2021.
(2)	Unamortized financing costs of $5,078 as of December 31, 2021.
(3)	There were 12,000,000 units issued and outstanding as of December 31, 2021.

The accompanying notes are an integral part of these consolidated financial statements.

MSD Investment Corp.

Consolidated Statement of Operations

(in thousands, except unit and per unit amounts)

For the Period Ended December 31, 2021(1)
Investment income:
From non-controlled/non-affiliated investments:
Interest income	$1,518
Payment-in-kind dividend income	98
Payment-in-kind interest income	79
Other income	44

Total investment income	1,739

Operating Expenses:
Interest expense	388
Professional fees	336
Capital gains incentive fee	256
Management fees	155
Organization and offering costs	121
Other general and administrative	77
Income based incentive fee	56
Custody services	19
Administrative services	26
Directors’ fees	11

Total expenses	1,445

Net investment income	294

Realized and unrealized gain (loss):
Realized gain (loss):
Non-controlled/non-affiliated investments	79

Net realized gain	79

Net change in unrealized appreciation (depreciation):
Non-controlled/non-affiliated investments	1,625

Net change in unrealized appreciation	1,625

Net realized and unrealized gain	1,704

Net increase in net assets resulting from operations	$1,998

Per Unit information:
Net investment income per unit	$0.02
Earnings per unit	$0.17
Weighted average units outstanding	12,000,000

(1)	The Company was initially capitalized and commenced operations on December 21, 2021.

The accompanying notes are an integral part of these consolidated financial statements.

MSD Investment Corp.

Consolidated Statement of Changes in Net Assets

(in thousands except units)

	Number of Units	Investors’ capital	Earnings	Total Net Assets
Balance, December 21, 2021(1)	—	$—	$—	$—
Net investment income	—	—	294	294
Net realized gain		—	79	79
Net change in unrealized appreciation	—	—	1,625	1,625
Issuance of units	12,000,000	300,000	—	300,000

Balance, December 31, 2021	12,000,000	$300,000	$1,998	$301,998

(1)	The Company was initially capitalized and commenced operations on December 21, 2021.

The accompanying notes are an integral part of these consolidated financial statements.

MSD Investment Corp.

Consolidated Schedule of Investments

December 31, 2021

(in thousands except units)

Investments (1)(2)(3)	Footnotes	Reference Rate and Spread (4)	Interest Rate Floor	Interest Rate(5)	Maturity Date	Par Amount / Units(6)		Cost(7)	Fair Value	Percentage of Net Assets
Investments - non-controlled/non-affiliated
First Lien Debt
Aerospace & Defense
Management Consulting & Research LLC	(8)	L + 6.00%	1.00%	7.00%	8/16/2027		$10,932	$10,714	$10,720	3.55%
Management Consulting & Research LLC - Revolving Term Loan	(8)(9)(12)	L + 6.00%	1.00%	7.00%	8/16/2027		—	(62)	(61)	(0.02)
The Nordam Group Inc.		L + 5.00%	0.00%	5.63%	4/9/2026		11,889	10,293	10,076	3.34

								20,945	20,735	6.87
Automobile
McLaren Finance PLC - Secured Bond	UK(10)(11)	N/A	N/A	7.50%	8/1/2026		3,565	3,611	3,610	1.20
Chemicals, Plastics and Rubber
Dubois Chemicals Group Inc.	(8)	L + 4.50%	0.00%	4.60%	9/30/2026		2,782	2,771	2,775	0.92
Kaman Corp.	(8)	L + 5.00%	0.00%	5.10%	8/26/2026		5,700	5,672	5,671	1.88

								8,443	8,446	2.80
Energy: Oil & Gas
CITGO Holdings Inc - Secured Bond	(9)	N/A	N/A	9.25%	8/1/2024		26,051	25,408	26,209	8.68
CITGO Petroleum Corp - Secured Bond		N/A	N/A	6.38%	6/15/2026		2,121	2,164	2,155	0.71
Murchison Oil and Gas - First Out Term Loan	(8)	L + 9.00%	2.00%	11.00%	10/26/2023		2,682	2,746	2,682	0.89
Murchison Oil and Gas - Last Out Term Loan	(8)	L + 8.00%	2.00%	10.00%	10/26/2023		38,333	37,059	37,060	12.27
Saturn Oil and Gas Inc.	CN(8)(10)(11)	C + 11.50%	1.00%	12.50%	6/7/2024	CAD	42,630	32,515	32,905	10.90

								99,892	101,011	33.45
Healthcare & Pharmaceuticals
Mallinckrodt International Finance SA	LU(10)(11)	L + 5.25%	0.75%	6.00%	9/24/2024		13,720	12,859	12,814	4.24
Hotel, Gaming & Leisure
Viad Corp	(11)	L + 5.00%	0.50%	5.50%	7/30/2028		4,413	4,402	4,399	1.46
Media: Advertising, Printing & Publishing
Patientpoint Network Solutions, LLC	(8)	L + 7.00%	1.00%	8.00%	3/7/2025		32,256	31,507	31,520	10.44
Real Betis Balompie SAD - Participation Interest	ES(8)(10)(11)	N/A	N/A	7.00%	6/5/2025		€13,000	14,772	14,798	4.90

								46,279	46,318	15.34
Media: Diversified & Production
Getty Images Inc.		L + 4.50%	0.00%	4.63%	2/19/2026		34,456	34,301	34,463	11.41
Candle Media Co Ltd	(8)	L + 6.00%	0.75%	6.75%	6/18/2027		40,000	39,202	39,200	12.98
Candle Media Co Ltd - Delayed Draw Term Loan	(8)(9)(12)	L + 6.00%	0.00%	6.75%	6/18/2027		—	(159)	(160)	(0.05)

								73,344	73,503	24.34

MSD Investment Corp.

Consolidated Schedule of Investments - (Continued)

December 31, 2021

(in thousands except units)

Investments (1)(2)(3)	Footnotes	Reference Rate and Spread (4)	Interest Rate Floor	Interest Rate(5)	Maturity Date	Par Amount / Units(6)	Cost(7)	Fair Value	Percentage of Net Assets
First Lien Debt (continued)
Retail
Guitar Center Inc - Senior Secured Bond		N/A	N/A	8.50%	1/15/2026	€4,066	$4,309	$4,362	1.44%
Xponential Fitness LLC	(8)(11)	L + 6.50%	1.00%	7.50%	2/28/2025	21,241	20,995	21,019	6.96

							25,304	25,381	8.40
Services: Business
Muine Gall, LLC	(8)(9)(11)	N/A	N/A	7.50% PIK	9/21/2024	42,244	42,261	42,297	14.01
Services: Consumer
Spring Education Group Inc.		L + 4.25%	0.00%	4.47%	7/30/2025	29,059	27,815	27,997	9.27
Vision Purchaser Corp	(8)	L + 6.25%	1.50%	7.75%	6/10/2025	29,247	28,679	28,735	9.51

							56,494	56,732	18.78
Telecommunications
Innovate Corp. - Senior Secured Bond	(11)	N/A	N/A	8.50%	2/1/2026	24,000	24,060	24,144	7.99
Intelsat Jackson Holdings SA	LU(10)(11)	N/A	N/A	8.63%	1/2/2024	4,000	4,007	3,992	1.32
Ligado Networks LLC - Senior Secured Bond	(9)	N/A	N/A	15.50% PIK	11/1/2023	10,208	8,660	8,373	2.77

							36,727	36,509	12.08
Wholesale
Dealer Tire LLC		L + 4.25%	0.00%	4.35%	12/12/2025	24,376	24,224	24,339	8.06
FleetPride Inc.		L + 4.50%	0.00%	4.60%	2/4/2026	29,974	29,919	29,950	9.92

							54,143	54,289	17.98

Total First Lien Debt							484,704	486,044	160.95%

Second Lien Debt
Chemicals, Plastics and Rubber
Kaman Corp.	(8)(9)	L + 9.00%	0.00%	9.13%	8/13/2027	37,763	35,130	35,119	11.63
Consumer goods: Non-durable
Protective Industrial Products Inc.	(8)	L + 8.25%	1.00%	9.25%	12/30/2028	25,777	25,136	25,293	8.38
Hotel, Gaming & Leisure
Mohegan Gaming & Entertainment - Secured Bond	(9)	N/A	N/A	8.00%	2/1/2026	11,378	11,605	11,947	3.96
Services: Business
Trace3 Inc.	(8)(9)	L + 7.50%	0.50%	8.00%	10/6/2029	33,750	32,835	32,842	10.87
Services: Consumer
Midwest Veterinary Partners LLC	(8)	L + 7.50%	0.75%	8.25%	4/26/2029	40,000	40,186	40,195	13.31

Total Second Lien Debt							144,892	145,396	48.15%

Unsecured Debt
Transportation: Consumer
Vistajet Malta Finance PLC	(9)(11)	N/A	N/A	10.50%	6/1/2024	33,757	36,093	36,219	11.99

Total Unsecured Debt							36,093	36,219	11.99%

MSD Investment Corp.

Consolidated Schedule of Investments - (Continued)

December 31, 2021

(in thousands except units)

Investments (1)(2)(3)	Footnotes	Reference Rate and Spread (4)	Interest Rate Floor	Interest Rate(5)	Maturity Date	Par Amount / Units(6)	Cost(7)	Fair Value	Percentage of Net Assets
Equity and Other
Consumer goods: Non-durable
Protective Industrial Products Inc. - Series A Preferred	(8)(9)			13.00% PIK		€25,171	$25,043	$24,698	8.18%

Total Equity and Other							25,043	24,698	8.18

Total Investments - non-controlled/non-affiliated							$690,732	$692,357	229.27%

Cash and Cash Equivalents

Cash and Cash Equivalents	(13)						12,203	12,203	4.04

Total Cash and Cash Equivalents							12,203	12,203	4.04

Total Portfolio Investments, Cash and Cash Equivalents							$702,935	$704,560	233.31%

(1)	Security may be an obligation of one or more entities affiliated with the named portfolio company.
(2)	All debt and equity investments are income producing unless otherwise noted.
(3)

All investments are non-controlled/non-affiliated investments as defined by the 1940 Act. The provisions of the 1940 Act classify investments based on the level of control that we maintain in a particular portfolio company. As defined in the 1940 Act, a company is generally presumed to be “non-controlled” when we own 25% or less of the portfolio company’s voting securities and “controlled” when we own more than 25% of the portfolio company’s voting securities. The provisions of the 1940 Act also classify investments further based on the level of ownership that we maintain in a particular portfolio company. As defined in the 1940 Act, a company is generally deemed as “non-affiliated” when we own less than 5% of a portfolio company’s voting securities and “affiliated” when we own 5% or more of a portfolio company’s voting securities.

(4)

Variable rate loans to the portfolio companies are indexed to the London Interbank Offered Rate (“LIBOR”, or “LIBO Rate”) (denoted as “L”) or the Canadian Dollar Offered Rate (“CDOR”) (denoted as “C”) and generally reset periodically. For each loan, the Company, as defined below, has indicated the reference rate used and provided the spread and the interest rate in effect as of December 31, 2021.

(5)	For portfolio companies with multiple interest rate contracts under a single credit agreement, the interest rate shown is a weighted average current interest rate in effect at December 31, 2021.
(6)	Unless noted otherwise, the principal amount (par amount) for all debt securities is denominated in U.S. dollars. Equity investments are recorded as number of units/shares owned.
(7)	Cost represents amortized cost, inclusive of any capitalized paid-in-kind income (“PIK”), for debt securities, and cost plus capitalized PIK, if any, for preferred stock.
(8)

These investments were valued using unobservable inputs and are considered Level 3 investments. Fair value was determined in good faith by or under the direction of the Board of Directors (the “Board”) (see Note 2 and Note 5), pursuant to the Company’s valuation policy.

(9)

These debt investments are not pledged as collateral under any of the Company’s credit facilities. For other debt investments that are pledged to the Company’s, as defined below, credit facilities, a single investment may be divided into parts that are individually pledged as collateral to our credit facilities.

MSD Investment Corp.

Consolidated Schedule of Investments - (Continued)

December 31, 2021

(in thousands except units)

(10)

The portfolio company is domiciled in a foreign country. The regulatory jurisdiction of security issuance may be a different jurisdiction than the domicile of the portfolio company. Foreign countries include Canada (denoted as “CN”), Luxembourg (denoted as “LU”), Spain (denoted as “ES”) and the United Kingdom (denoted as “UK”).

(11)

The investment is not a qualifying asset under Section 55(a) of the 1940 Act. The Company may not acquire any non-qualifying asset unless, at the time of acquisition, qualifying assets represent at least 70% of the Company’s total assets. As of December 31, 2021, qualifying assets represented approximately 71.5% of total assets as calculated in accordance with regulatory requirements.

(12)

Position or portion thereof is an unfunded loan commitment, and no interest is being earned on the unfunded portion, although the investment may be subject to unused commitment fees. Negative cost and fair value results from unamortized fees, which are capitalized to the investment cost. See below for more information on the Company’s unfunded commitments (all commitments are first lien, unless otherwise noted):

Investments—non-controlled/non-affiliated	Commitment Type	Commitment Expiration Date	Unfunded Commitment	Fair Value
First and Second Lien Debt
Candle Media Co Ltd.	Delayed Draw Term Loan	6/18/2027	$16,000	$(160)
Management Consulting & Research LLC	Revolver	8/16/2027	3,136	(61)

Total Unfunded Commitments			$19,136	$(221)

(13)	Cash equivalents balance represents amounts held in the interest-bearing money market fund - Goldman Sachs Financial Square Government Fund (FGTXX).

The accompanying notes are an integral part of these consolidated financial statements.

MSD Investment Corp.

Consolidated Statement of Cash Flows

(in thousands)

For the Period Ended December 31, 2021(1)
Cash flow from operating activities
Net increase in net assets resulting from operations	$1,998
Adjustments to reconcile net increase in net assets resulting from operations to net cash used in operating activities:
Accrued interest and dividends received in-kind	(887)
Net accretion of discount and amortization of premium	(86)
Proceeds from sale of investments and principal repayments	2,454
Purchases of investments	(681,483)
Net realized gains on investments	(79)
Net change in unrealized (appreciation) depreciation on investments	(1,625)
Amortization of deferred financing costs	48
(Increase) decrease in operating assets:
Interest receivable	(3,970)
Principal receivable	(2,454)
Prepaid expenses and other assets	(308)
Increase (decrease) in operating liabilities:
Due to affiliates	371
Management fees payable	155
Income based incentive fee payable	56
Capital gains incentive fee payable	256
Interest payable	341
Accrued professional fees	336
Accounts payable, accrued expenses and other liabilities	122

Net cash used in operating activities	(684,755)

Cash flow from financing activities
Proceeds from issuance of units	289,349
Debt borrowings	410,000
Deferred financing costs paid	(2,391)

Net cash provided by financing activities	696,958

Net increase in cash and cash equivalents	12,203
Cash and cash equivalents, beginning of period	—

Cash and cash equivalents, end of period	$12,203

Supplemental disclosure of cash flow information on non-cash financing activities
Cash paid for interest	$—
Contribution in exchange for share issuance	$10,651
Financing costs payable	$2,736
Offering costs payable	$258

(1)	The Company was initially capitalized and commenced operations on December 21, 2021.

The accompanying notes are an integral part of these consolidated financial statements.

MSD Investment Corp.

Notes to Consolidated Financial Statements

(in thousands, except unit/per unit data, percentages and as otherwise noted)

Note 1. Organization

MSD Investment Corp. (together with its consolidated subsidiary, the “Company”), was originally established as a Delaware limited liability company on February 18, 2021, converted to a Maryland limited liability company named MSD Investment, LLC on October 22, 2021 and converted into a Maryland corporation (the “Corporate Conversion”) effective January 1, 2022, pursuant to articles of Conversion filed on December 28, 2021. As a result of the Corporate Conversion, the issued and outstanding equity interests of MSD Investment, LLC are converted into a corresponding number of shares of common stock, par value $0.001 per share, of the Company, and each holder of equity interests of MSD Investment, LLC will become a shareholder of the Company (collectively “Shareholders”). The Company is structured as an externally managed, non-diversified closed-end investment company. On December 29, 2021, the Company elected to be regulated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (the “1940 Act”). In addition, after the Corporate Conversion, the Company intends to be treated for U.S. federal income tax purposes, as a regulated investment company (“RIC”), as defined under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”).

The Company’s investment objective is to maximize dividend yields by investing in a broad range of portfolio companies, primarily investing in senior secured loans and notes where we believe the probability of losses are limited. The Adviser (as defined below) expects to execute this strategy by continuing its long history of leveraging its network to source and diligence what it believes to be attractive opportunities across a broad range of industries. The strategy will be executed by a team of experienced investment professionals who have more than a 20-year history of successfully deploying capital in both liquid and illiquid investments.

The Company has entered into an investment advisory agreement (the “Advisory Agreement”) with MSD Partners, L.P., a Delaware limited partnership (the “Adviser”) under which the Adviser providers certain investment advisory and management services to the Company. Additionally, the company has entered into and administrative services agreement (the “Administration Agreement”) with MSD Partners, L.P. (in this capacity the “Administrator” and, collectively in its role as the Adviser “MSD”) under which the Administrator provides certain administrative and other services necessary for the Company to operate.

MSD BDC SPV I, LLC (“SPV I”) is a Delaware limited liability company formed on June 14, 2021 and commenced operations on December 21, 2021, the date the first investment transaction closed. SPV I’s investment objectives are the same as the Company. SPV I is a wholly owned subsidiary of the Company and is consolidated in these consolidated financial statements, in accordance with the Company’s consolidation policy discussed in Note 2 Significant Account Policies.

The Company may from time to time conduct a private offering (each a “Private Offering”) of its common shares of beneficial interest (i) to accredited investors, as defined in Regulation D under the Securities Act of 1933, as amended (the “1933 Act”), and (ii) in the case of shares sold outside the United States, to persons that are not “U.S. persons,” as defined in Regulation S under the 1933 Act, in reliance on exemptions from the registration requirements of the 1933 Act. At each closing of the Private Offering, each investor makes a capital commitment (“Capital Commitments”) to purchase shares of the beneficial interest of the Company pursuant to a subscription agreement entered into with the Company. Investors are required to fund drawdowns to purchase the Company’s shares up to the amount of their Capital Commitments on as as-needed basis each time the Company delivers a notice to investors.

The first closing date (the “Initial Closing Date”) took place on December 21, 2021. Additional closings are expected to occur from time to time as determined by the Company (each, a “Subsequent Closing”), and the final such closing (the “Final Closing”) will occur no later than the fifth anniversary of the Initial Closing Date, subject to a one-year extension at the discretion of the Company’s board of directors (the “Board”) (the “Commitment Period”). The proceeds received at the Initial Closing Date of the sale of Shares hereunder was used to acquire the initial portfolio of the Company from several funds managed by the Adviser or its affiliates prior to the Corporate Conversion. Following the Initial Closing Date, proceeds from the sale of Shares will be used to acquire investments in accordance with the Company’s investment guidelines and for other permitted purposes.

Effective on January 1, 2022, the Company changed its name from “MSD Investment, LLC” to “MSD Investment Corp.”

Note 2. Significant Accounting Policies

Basis of Presentation

Management has determined that the Company meets the definition of an investment company and adheres to the accounting and reporting guidance in Accounting Standards Codification (“ASC”) Topic 946, Financial Services – Investment Companies (“ASC 946”) issued by the Financial Accounting Standards Board (“FASB”). Accounting principles generally accepted in the U.S. (“U.S. GAAP”) for an investment company requires investments to be recorded at fair value.

The accompanying consolidated financial statements of the Company and related financial information have been prepared in accordance with U.S. GAAP and pursuant to the requirements for reporting as disclosed in Regulation S-X under the Securities Act of 1933, as amended.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect (i) the reported amounts of assets and liabilities at the date of the financial statements, (ii) the reported amounts of income and expenses during the reported period and (iii) disclosure of contingent assets and liabilities at the date of the consolidated financial statements. Actual results could differ materially from those estimates under different assumptions and conditions.

Basis of Consolidation

As provided under ASC 946, the Company will not consolidate its investment in a company other than an investment company subsidiary or a controlled operating company whose business consists of providing services to the Company. Accordingly, the Company consolidated the results of its wholly-owned subsidiary. All intercompany balances and transactions have been eliminated.

Cash and Cash Equivalents

Cash and cash equivalents consist of demand deposits and highly liquid investments, such as money market funds, with original maturities of 90 days or less. Cash and cash equivalents are carried at cost, which approximates fair value. The Company deposits its cash and cash equivalents with financial institutions and, at times, may exceed the Federal Deposit Insurance Corporation insured limit.

Investments

Investment transactions are recorded on the trade date. Realized gains or losses are measured by the difference between the net proceeds received from a sale or paydown and the amortized cost basis of the investment using the specific identification method without regard to unrealized gains or losses previously recognized, and include investments charged off during the period, net of recoveries. The net change in unrealized gains or losses primarily reflects the change in investment values, including the reversal of previously recorded unrealized gains or losses with respect to investments realized during the period.

Valuation of Investments

The Company measures the value of its investments in accordance with ASC Topic 820, Fair Value Measurement and Disclosures (“ASC 820”). Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Market participants are defined as buyers and sellers in the principal or most advantageous market (which may be a hypothetical market) that are independent, knowledgeable and willing and able to transact. In accordance with ASC 820, the Company considers its principal market to be the market that has the greatest volume and level of activity.

ASC 820 defines hierarchical levels of fair value that prioritize and rank the level of observability of inputs used in determination of fair value. These levels are summarized below:

•

Level 1 - Quoted prices are available in active markets for identical investments as of the reporting date. Publicly listed equities and debt securities, publicly listed derivatives, money market/short-term investment funds and foreign currency are generally included in Level 1.

•

Level 2 - Valuation inputs are other than quoted prices in active markets, which are either directly or indirectly observable as of the reporting date. In certain cases, debt and equity securities are valued on the basis of prices from orderly transactions for similar investments in active markets between market participants and provided by reputable dealers or independent pricing services. Investments generally included in this category less liquid and restricted securities listed in active markets, securities traded in markets that are not active, government and agency securities, and certain over-the-counter derivatives where the fair value is based on observable inputs.

•

Level 3 - Valuation inputs are unobservable for the investment and include situations where there is little, if any, market activity for the investment. The inputs into the determination of fair value require significant judgment or estimation. Investments generally included in this category include investments in privately-held entities, and certain over-the-counter derivatives where the fair value is based on unobservable inputs.

In certain cases, the inputs used to measure fair value may fall within different levels of the fair value hierarchy. In such cases, an investment’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. Depending on the relative liquidity in the markets for certain investments, the Company may transfer investments to Level 3 if it determines that observable quoted prices, obtained directly or indirectly, are severely limited, or not available, or otherwise not reliable. Transfers between levels, if any, are recognized at the beginning of the quarter in which the transfer occurs. The Company’s assessment of the significance of a particular input to the fair value measurement requires judgment, and the consideration of factors specific to the investment.

Under procedures established by the Company’s Board, the Company intends to value investments for which market quotations are readily available at such market quotations. Assets listed on an exchange will be valued at their last sales prices as reported to the consolidated quotation service at 4:00 P.M. eastern time on the date of determination. If no such sales of such securities occurred, such securities will be valued at the bid price as reported by an independent, third-party pricing service on the date of determination. Debt and equity securities that are not publicly traded or whose market prices are not readily available will be valued at fair value, subject to the oversight and approval of the Board. Such determination of fair values may involve subjective judgments and estimates, although the Company will also engage independent valuation providers to review the valuation of each investment that constitutes a material portion of the Company’s portfolio and that does not have a readily available market quotation at least once annually. With respect to unquoted securities, the Adviser, together with any independent valuation advisers, and subject to the oversight of the Company’s Board, will fair value each investment considering, among other measures, discounted cash flow models, comparisons of financial ratios of peer companies that are public and other factors. The types of factors that may be considered in determining the fair values of investments include, but are not limited to, the nature and realizable value of any collateral, the portfolio company’s ability to make payments and its earnings. The Company intends to retain one or more independent providers of financial advisory services to assist the Adviser and the Board by performing certain third-party valuation services. The Company may appoint additional or different third-party valuation firms in the future.

When an external event such as a purchase transaction, public offering or subsequent equity sale occurs with respect to a fair-valued portfolio company or comparable company, the Company’s Board will use the pricing indicated by the external event to corroborate and/or assist the Company in the valuation of such portfolio company. Because the Company expects that there will not be readily available market quotations for many of the investments in its portfolio, the Company expects to value many of its investments at fair value as determined in good faith by the board of directors using a documented valuation policy and a consistently applied valuation process. Due to the inherent uncertainty of determining the fair value of investments that do not have a readily available market value, the fair value of the Company’s investments may differ significantly from the values that would have been used had readily available market quotations existed for such investments, and the differences could be material.

On a quarterly basis, with respect to investments for which market quotations are not readily available, the Adviser will undertake a multi-step valuation process each quarter, as described below:

•

Securities for which no such market prices are readily available or reliable will be reviewed as part of the valuation process and preliminarily fair valued based on our estimate, or an independent third party’s estimate, of the fair value as of the date of determination, and provided to the Adviser’s valuation committee;

•	Preliminary valuation conclusions are documented and discussed with the Adviser’s valuation committee;

•	Agreed upon valuation recommendations are presented to the audit committee of the Board (the “Audit Committee”);

•

At least once annually, the valuation for each investment that constitutes a material portion of the Company’s portfolio and that does not have a readily available market quotation will be reviewed by an independent valuation firm; and

•

The Company’s Board will then discuss valuations and determine the fair value of each investment in the Company’s portfolio in good faith, based on the input of the Adviser, the respective independent valuation firms and the audit committee.

The Company utilizes several valuation techniques that use unobservable pricing inputs and assumptions in determining the fair value of its Level 3 investments. The valuation techniques, as well as the key unobservable inputs that have a significant impact on the Company’s investments classified and valued as Level 3 in the valuation hierarchy, are described in Note 5. Fair Value Measurements. The unobservable inputs and assumptions may differ by asset and in the application of the Company’s valuation methodologies. The reported fair value estimates could vary materially if the Company had chosen to incorporate different unobservable inputs and assumptions.

All values assigned to investments by the procedures established by the Board will be binding on all Company investors. When pricing of the Company’s Shares is necessary outside of the normal quarterly process, the Adviser will, among other things, review whether, to its knowledge, significant events have occurred since the last quarterly valuation which might affect the fair value of any of the Company’s portfolio investments.

The determination of fair value involves subjective judgements and estimates. Due to the inherent uncertainty of determining the fair value of portfolio investments that do not have a readily available market value, the fair value of investments may differ materially from the values that would have been determined had a readily available market value existed for such investments. Further, such investments are generally less liquid than publicly traded securities. If the Company was required to liquidate a portfolio investment that does not have a readily available market value in a forced or liquidation sale, the Company could realize significantly less value than the value recorded by the Company.

Receivables/Payables From Investments Sold/Purchased

Receivables/payables from investments sold/purchased consist of amounts receivable to or payable by the Company for transactions that have not settled at the reporting date.

Foreign Currency Transactions

Amounts denominated in foreign currencies are translated into U.S. dollars on the following basis: (i) investments and other assets and liabilities denominated in foreign currencies are translated into U.S. dollars based upon currency exchange rates effective on the last business day of the period; and (ii) purchases and sales of investments, borrowings and repayments of such borrowings, income, and expenses denominated in foreign currencies are translated into U.S. dollars based upon currency exchange rates prevailing on the transaction dates.

The Company includes net changes in fair values on investments held resulting from foreign exchange rate fluctuations in translation of assets and liabilities in foreign currencies on the consolidated statements of operations, if any. Foreign security and currency translations may involve certain considerations and risks not typically associated with investing in U.S. companies and U.S. government securities. These risks include, but are not limited to, currency fluctuations and revaluations and future adverse political, social and economic developments, which could cause investments in foreign markets to be less liquid and prices more volatile than those of comparable U.S. companies or U.S. government securities.

Revenue Recognition

Interest Income

Interest income is recorded on an accrual basis and includes the accretion of discounts and amortizations of premiums. Discounts from and premiums to par value on debt investments purchased are accreted/amortized into interest income over the life of the respective security using the effective interest method. The amortized cost of debt investments represents the original cost, including loan origination fees and upfront fees received that are deemed to be an adjustment to yield, adjusted for the accretion of discounts and amortization of premiums, if any. Upon prepayment of a loan or debt security, any prepayment premiums are recorded as interest income in the current period.

The Company has investments in its portfolio that contain payment-in-kind (“PIK”) provisions. PIK represents interest that is accrued and recorded at the contractual rates, increases the loan principal on the respective capitalization dates, and is generally due at maturity. Such income is included in interest income in the consolidated statement of operations. If at any point the Company believes PIK is not expected to be realized, the investment generating PIK will be placed on non-accrual status. When a PIK investment is placed on non-accrual status, the accrued, uncapitalized income is generally reversed through interest income. To maintain the Company’s status as a RIC after the Corporate Conversion, this non-cash source of income must be paid out to shareholders in the form of dividends, even though the Company has not yet collected cash.

If the portfolio company’s valuation indicates the value of the PIK security is not sufficient to cover the contractual PIK interest, the Company will not accrue additional PIK interest income and will record an allowance for any accrued PIK interest receivable as a reduction of interest income in the period the Company determines it is not collectible.

Debt investments are generally placed on non-accrual status when interest payments are at least 90 days past due or there is reasonable doubt that principal or interest will be collected. Accrued interest is generally reversed when a loan is placed on non-accrual status. Additionally, any original issue discount and market discount are no longer accreted to interest income as of the date the loan is placed on non-accrual status. Interest payments received on non-accrual loans may be recognized as income or applied to principal depending upon management’s judgment regarding collectability. Non-accrual loans are restored to accrual status when past due principal and interest is paid current and, in management’s judgment, are likely to remain current. Management may make exceptions to this treatment and determine to not place a loan on non-accrual status if the loan has sufficient collateral value and is in the process of collection.

Dividend Income

Dividend income on preferred equity securities is recorded on the accrual basis to the extent that such amounts are payable by the portfolio company and are expected to be collected. Dividend income on common equity securities is recorded on the record date for private portfolio companies or on the ex-dividend date for publicly-traded portfolio companies.

Other Income

The Company may receive various fees in the ordinary course of business such as structuring, consent, waiver, amendment, syndication fees as well as fees for managerial assistance rendered by the Company to the portfolio companies. Such fees are recognized as income when earned or the services are rendered.

Organization Expenses and Offering Expenses

Costs associated with the organization of the Company were expensed on the Company’s consolidated statement of operations as incurred. These expenses consist primarily of legal fees and other costs of forming and organizing the Company.

Costs associated with the offering of the Company’s shares, and any additional expenses for other offerings, are capitalized and included in prepaid expenses and other assets on the consolidated statement of assets and liabilities and amortized over a twelve-month period beginning with the commencement of operations or the point in time when the cost was incurred if after the commencement of operations. These expenses consist primarily of legal fees and other costs incurred in connection with the Company’s Private Offering of its shares.

Deferred Financing Costs and Debt Issuance Costs

Deferred financing and debt issuance costs represent fees and other direct incremental costs incurred in connection with the Company’s borrowings. These expenses are deferred and amortized into interest expense over the life of the related debt instrument using the straight-line method. Debt issuance costs are presented in the consolidated statement of assets and liabilities as a direct deduction of the debt liability to which the costs pertain.

Income Taxes

As of December 31, 2021, the Company is treated as a partnership for U.S. tax purposes and incurs no federal, state, city, or foreign income tax liability on income earned during the period. Instead, each partner reports his or her share of the Company’s income, capital gain/(loss) and credit on his or her own tax return. Consequently, no provision for income taxes has been recorded in the consolidated financial statements.

The Company follows ASC 740, Income Taxes (“ASC 740”). ASC 740 provides guidance for how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements.

ASC 740 requires the Company to evaluate tax positions taken or expected to be taken in the course of preparing its consolidated financial statements to determine whether the tax positions are “more-likely-than-not” to be sustained by the applicable tax authority. Tax positions not deemed to meet the “more-likely-than-not” threshold are reserved and recorded as a tax benefit or expense in the current year. All penalties and interest associated with income taxes are included in income tax expense. Conclusions regarding tax positions are subject to review and may be adjusted at a later date based on factors including, but not limited to, on-going analyses of tax laws, regulations and interpretations thereof.

The Company’s tax returns are subject to tax examination by major taxing authorities for a period of three years from when they are filed. The Company is additionally not aware of any tax positions for which it is reasonably possible that the total amounts of unrecognized tax benefits will change materially in the next twelve months. As a result, no income tax liability or expense has been recorded on the accompanying consolidated financial statements as of December 31, 2021. The Company recognizes interest and penalties, if any, related to unrecognized tax benefits as income tax expense on the consolidated statement of operations. During the period ended December 31, 2021, the Company did not incur any interest or penalties.

The Company has elected to be treated as a BDC under the 1940 Act. The Company intends to elect to be treated as a RIC under the Code in connection with the Corporate Conversion. So long as the Company maintains its status as a RIC, it generally will not pay corporate-level U.S. federal income taxes on any ordinary income or capital gains that it distributes at least annually to its shareholders as dividends. Rather, any tax liability related to income earned and distributed by the Company would represent obligations of the Company’s investors and would not be reflected in the consolidated financial statements of the Company.

To qualify for and maintain qualification as a RIC, the Company must, among other things, meet certain source-of-income and asset diversification requirements. In addition, to qualify for RIC tax treatment, the Company must distribute to its shareholders, for each taxable year, at least 90% of the sum of (i) its “investment company taxable income” for that year (without regard to the deduction for dividends paid), which is generally its ordinary income plus the excess, if any, of its realized net short-term capital gains over its realized net long-term capital losses and (ii) its net tax-exempt income.

The Company is generally subject to a 4% nondeductible federal excise tax if it does not distribute to its shareholders in a timely manner in each taxable year an amount at least equal to the sum of (i) 98% of its ordinary income for the calendar year, (ii) 98.2% of capital gain net income (both long-term and short-term) for the one-year period ending October 31 in that calendar year and (iii) any income realized, but not distributed, in prior years.

Distributions

To the extent that the Company has taxable income available, the Company intends to make quarterly distributions to its shareholders. Distributions to shareholders are recorded on the record date. All distributions will be paid at the discretion of the Board and will depend on the Company’s earnings, financial condition, maintenance of the Company’s tax treatment as a RIC, compliance with applicable BDC regulations and such other factors as the Board may deem relevant from time to time.

Recent Accounting Pronouncements

In March 2020, the FASB issued Accounting Standards Update 2020-04 (“ASU 2020-04”) “Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting.” This accounting update provides optional accounting relief to entities with contracts, hedge accounting relationships or other transactions that reference the LIBOR or other interest rate benchmarks for which the referenced rate is expected to be discontinued or replaced. This optional relief generally allows for contract modifications solely related to the replacement of the reference rate to be accounted for as a continuation of the existing contract instead of as an extinguishment of the contract, and would therefore not trigger certain accounting impacts that would otherwise be required. The optional relief can be applied beginning January 1, 2020 and ending December 31, 2022. The Company is currently evaluating the impact of the adoption of ASU 2020-04 on its consolidated financial statements.

Note 3. Agreements and Related Party Transactions

Initial Portfolio Acquisition

Commencing on the Initial Closing Date and concluding prior to the Company’s election to be regulated as a BDC, the Company completed its purchase of a portfolio of investments (the “Initial Portfolio”) pursuant to agreements entered into with several funds managed by the Adviser (the “Initial Portfolio Acquisition”). Subsequent to the Initial Portfolio Acquisition, the Company elected to be regulated as a BDC.

Investment Advisory Agreement

On November 24, 2021, the Company entered into the Advisory Agreement with the Adviser, pursuant to which the Adviser manages the Company on a day-to-day basis. The Adviser is responsible for originating prospective investments, conducting research and due diligence investigations on potential investments, analyzing investment opportunities, negotiating and structuring the Company’s investments and monitoring its investments and portfolio companies on an ongoing basis.

The Advisory Agreement may be terminated at any time, without the payment of any penalty upon 60 days’ written notice, by the vote of a majority of the Board, in accordance with the requirements of the 1940 Act, or by the Adviser. Additionally, the Advisory Agreement will automatically terminate in event of an assignment. Unless earlier terminated, the Advisory Agreement will remain in effect for a period of two years from November 24, 2021 and will remain in effect year to year thereafter if approved annually (i) by a majority of the Company’s Board who are not “interested persons” according to section 2(a)(19) of the 1940 Act (each an “Independent Director”) and (ii) the Company’s Board or the holders of a majority of the Company’s outstanding voting securities.

From time to time, the Adviser may pay amounts owed by the Company to third-party providers of goods and services, and the Company will subsequently reimburse the Adviser for such amounts paid on its behalf. Amounts payable to the Adviser are settled in the normal course of business without formal payment terms.

The Company pays the Adviser a fee for its services under the Advisory Agreement consisting of two components: a management fee (the “Management Fee”) and an incentive fee (the “Incentive Fee”). The cost of both the Management Fee and the Incentive Fee will ultimately be borne by the shareholders.

Management Fee

The management fee is payable quarterly in arrears and shall be calculated as follows:

•

Prior to an initial public offering of the Company’s common stock and/or listing on a nationally recognized stock exchange (an “Exchange Listing”), the Management Fee shall be calculated at a rate of 0.1875% per quarter (0.75% per annum) of the Company’s average gross asset value, excluding cash and cash equivalents, at the end of the Company’s two most recently completed calendar quarters.

•

Following an Exchange Listing, the Management Fee is calculated at a rate of 0.3125% per quarter (1.25% per annum) of the Company’s average gross asset value, excluding cash and cash equivalents, at the end of the Company’s two most recently completed calendar quarters.

For purposes of the Advisory Agreement, gross assets means the Company’s total assets determined on a consolidated basis in accordance with U.S. GAAP, including assets purchased with borrowed amounts. For avoidance of a doubt total assets does not include any undrawn Capital Commitments. For the first calendar quarter in which the Company had operations, gross assets were measured as the average of gross assets at the Initial Drawdown Date and at the end of such first calendar quarter. The Management Fee will be appropriately adjusted for any share issuances or repurchases during the applicable period. If an Exchange Listing occurs on a date other than the first day of a calendar quarter, the management fee will be calculated for such calendar quarter at a weighted rate calculated based on the fee rates applicable before and after the Exchange Listing based on the number of days in such calendar quarter before and after the Exchange Listing.

Incentive Fees

The incentive fee consists of two components that are determined independently of each other, with the result that one component may be payable even if the other is not. One component is based on income (the “Income-Based Fee”) and the other component is based on capital gains (the “Capital Gains Fee”), each as described below:

The Company pays the Income-Based Fee with respect to the pre-incentive fee net investment income in each calendar quarter as follows:

•

No Income-Based Fee if the Company’s pre-incentive fee net investment income, expressed as a return on the value of its net assets at the end of the immediately preceding calendar quarter, does not exceed the hurdle rate of 1.5% (the “Hurdle Rate”);

•

100% of the Company’s pre-incentive fee net investment income, if any, that exceeds the Hurdle Rate but is less than or equal to 1.77% (7.06% annualized) (the “Catch-up Rate”) of the value of the Company’s net assets at the beginning of each applicable calendar quarter. This “catch-up” portion is meant to provide the Adviser with approximately 15% of the Company’s pre-incentive fee net investment income as if a hurdle rate did not apply if the “catch up” is achieved; and

•	15% of the Company’s pre-incentive fee net investment income, if any, that exceeds the Catch-up Rate.

These calculations are prorated for any period of less than three months and adjusted for any share issuances or repurchases during the relevant quarter.

The Capital Gains Fee will be determined and payable in arrears as of the end of each calendar year in an amount equal to 15% of realized capital gains, if any, on a cumulative basis from inception through the end of each calendar year, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, less the aggregate amount of any previously paid capital gain incentive fees as calculated in accordance with U.S. GAAP. The Company will accrue, but will not pay, a capital gains incentive fee with respect to unrealized appreciation because a capital gains incentive fee would be owed to the Adviser if the Company were to sell the relevant investment and realize a capital gain.

Administration Agreement

On November 24, 2021, the Company entered into the Administration Agreement with the Administrator. Under the terms of the Administration Agreement, the Administrator provides, or oversees the performance of, administrative and compliance services, including, but not limited to, maintaining financial records, overseeing the calculation of net asset value (“NAV”), compliance monitoring (including diligence and oversight of the Company’s other service providers), preparing reports to shareholders and reports filed with the United States Securities and Exchange Commission (“SEC”), preparing materials and coordinating meetings of the Company’s Board, managing the payment of expenses and the performance of administrative and professional services rendered by others and providing office space, equipment and office services. The Administrator may also offer to provide, on the Company’s behalf, managerial assistance to the Company’s portfolio companies.

The Administration Agreement may be terminated at any time, without the payment of any penalty upon 60 days’ written notice, by a vote of the outstanding voting securities of the Company, by the vote of a majority of the Board, or by the Administrator. Unless earlier terminated, the Investment Advisory Agreement will remain in effect for a period of two years from November 24, 2021 and will remain in effect year to year thereafter if approved annually (i) by a majority of the Independent Directors and (ii) the Company’s Board or the holders of a majority of the Company’s outstanding voting securities.

For providing these services, the Company will reimburse the Administrator for its costs, expenses and allocable portion of overhead (including rent, office equipment and utilities) and other expenses incurred by the Administrator in performing its administrative obligations under the Administration Agreement, including but not limited to: (i) the Company’s chief compliance officer, chief financial officer and their respective staffs; (ii) investor relations, legal, information technology, operations and other non-investment professionals at the Administrator that perform duties for the Company; and (iii) any internal audit group personnel of MSD or any of its affiliates.

Co-Investment Transactions Exemptive Relief

The Company was granted an SEC exemptive order which grants the Company exemptive relief permitting the Company subject to the satisfaction of specific conditions and requirements, to co-invest in privately negotiated investment transactions with certain affiliates of the Adviser.

License Agreement

The Company has entered into a license agreement (the “License Agreement”), pursuant to which the Adviser has granted the Company a non-exclusive license to use the name “MSD.” Under the License Agreement, the Company has a right to use the MSD name for so long as the Adviser or one of its affiliates remains the Company’s investment adviser. Other than with respect to this limited license, the Company will have no legal right to the “MSD” name or logo.

The following table presents the related party fees, expenses and transactions for the period ended December 31, 2021:

Related Party	Source Agreement & Description	For the Period Ended December 31, 2021(1)
	Consolidated statement of assets and liabilities:
Adviser	Due to affiliates(2)	$371
	Consolidated statement of operations:
Adviser	Advisory Agreement - management fee	155
Adviser	Advisory Agreement - incentive fee on income	56
Adviser	Advisory Agreement - capital gains incentive fee	256

(1)	The Company was initially capitalized and commenced operations on December 21, 2021.
(2)	Due to affiliates is comprised of organization and offering expenses paid by the Adviser on behalf of the Company.

Note 4. Investments

The composition of the Company’s investment portfolio at amortized cost and fair value was as follows:

	December 31, 2021
	Amortized Cost	Fair Value	% of Total Investments at Fair Value
First lien debt	$484,704	$486,044	70.20%
Second lien debt	144,892	145,396	21.00
Unsecured debt	36,093	36,219	5.23
Equity and Other	25,043	24,698	3.57

Total investments	$690,732	$692,357	100.00%

The industry composition of investments at fair value was as follows:

December 31, 2021
Aerospace & Defense	2.99%
Automobile	0.52
Chemicals, Plastics, & Rubber	6.29
Consumer goods: Non-durable	7.22
Energy: Oil & Gas	14.59
Healthcare & Pharmaceuticals	1.85
Hotel, Gaming & Leisure	2.36
Media: Advertising, Printing & Publishing	6.69
Media: Diversified & Production	10.62
Retail	3.67
Services: Business	10.85
Services: Consumer	14.01
Telecommunications	5.27
Transportation: Consumer	5.23
Wholesale	7.84
Total	100.00%

The geographic composition of investments at cost and fair value was as follows:

	December 31, 2021
	Amortized Cost	Fair Value	% of Total Investments at Fair Value	Fair Value as % of Net Assets
United States	$622,968	$624,238	90.16%	206.71%
Canada	32,515	32,905	4.75	10.90
Luxembourg	16,866	16,806	2.43	5.56
Spain	14,772	14,798	2.14	4.90
United Kingdom	3,611	3,610	0.52	1.20

Total	$690,732	$692,357	100.00%	229.27%

As of December 31, 2021, no loans in the portfolio were on non-accrual status.

As of December 31, 2021, on a fair value basis, approximately 80.9% of our performing debt investments bore interest at a floating rate and approximately 19.1% of our performing debt investments bore interest at a fixed rate.

Note 5. Fair Value Measurements

The following table presents the fair value hierarchy of financial instruments:

	December 31, 2021
	Level 1	Level 2	Level 3	Total
First lien debt	$—	$216,884	$269,162	$486,046
Second lien debt	—	11,947	133,447	145,394
Unsecured debt	—	36,220	—	36,220
Equity and Other	—	—	24,697	24,697
Cash and cash equivalents	12,203	—	—	12,203

Total Portfolio Investments, Cash and Cash Equivalents	$12,203	$265,051	$427,306	$704,560

Percentage	1.73%	37.62%	60.65%	100.00%

The following table presents changes in the fair value of financial instruments for which Level 3 inputs were used to determine the fair value:

	Period Ended December 31, 2021 (1)
	First Lien Debt	Second Lien Debt	Unsecured debt	Equity and Other	Total Investments
Fair value, beginning of period	$—	$—	$—	$—	$—
Purchases of investments (including PIK)	249,523	154,383	—	25,043	428,949
Proceeds from principal repayments and sales of investments	(1,955)	(118)	—	—	(2,073)
Accretion of discount/amortization of premium	41	18	—	1	60
Net realized gain (loss)	67	1	—	—	68
Net change in unrealized appreciation (depreciation)	468	181	—	(347)	302

Fair value, end of period	$248,144	$154,465	$—	$24,697	$427,306

Net change in unrealized appreciation included in earnings related to financial instruments still held as of December 31, 2021 included in net unrealized appreciation on the consolidated statement of operations	$468	$181	$—	$(347)	$302

For the period ended December 31, 2021 there were no transfers in or out of Level 3.

(1)	The Company was initially capitalized and commenced operations on December 21, 2021.

The Company generally employs the Income Based Approach (as described below) to estimate the fair value of the investment. Additionally, the Company may employ the Market Based Approach (as described below) to assess the total enterprise value of the portfolio company or any applicable collateral, in order to evaluate coverage of the Company’s debt investment.

Income Based Approach: The Company may use a discounted cash flow analysis to estimate the fair value of the investment. Projected cash flows represent the relevant investment’s contractual interest, fee and principal payments plus the assumption of full principal recovery at the investment’s expected maturity date. These cash flows are discounted at a rate established utilizing a yield calibration. The yield calibration approach incorporates changes in the credit quality (as measured by relevant statistics) of the portfolio company, as compared to changes in the yield associated with comparable credit quality market indices, between the date of origination and the valuation date. Significant increases or decreases in the discount rate would result in a decrease or increase in the fair value measurement.

Market Based Approach: The Company may estimate the total enterprise value of each portfolio company by utilizing market value cash flow (typically EBITDA or revenue, or the relevant industry metric) multiples of publicly traded comparable companies and comparable transactions. The Company considers numerous factors when selecting the appropriate companies whose trading multiples are used to value its portfolio companies. These factors include, but are not limited to, the type of organization, similarity to the business being valued, and relevant risk factors, as well as size, profitability and growth expectations. The Company may apply an average of various relevant comparable company multiples to the portfolio company’s latest twelve month EBITDA, revenue or other applicable metric to calculate the enterprise value of the portfolio company. The Company may also consider projected multiples in the assessment if applicable.

The following table presents quantitative information about the significant unobservable inputs of the Company’s Level 3 financial instruments. The table is not intended to be all-inclusive but instead captures the significant unobservable inputs relevant to the Company’s determination of fair value.

	December 31, 2021
				Range
	Fair Value	Valuation Technique	Unobservable Input(1)	Low	High	Weighted Average(2)
First lien debt	$221,516	Market Yield Analysis	Market Yield Discount Rates	7.25%	17.25%	10.90%
	39,200	Recent Transaction	Transaction Price	98.00	98.00	98.00

	260,716
Second lien debt	98,328	Market Yield Analysis	Market Yield Discount Rates	9.08%	9.96%	9.40%
Equity and Other	24,697	Market Yield Analysis	Market Yield Discount Rates	14.20%	14.20%	14.20%

Total	$383,741

(1)

The Company generally uses prices provided by an independent pricing service, or directly from an independent broker, which are non-binding indicative prices on or near the valuation date as the primary basis for the fair valuation determinations for quoted senior secured bonds and loans. Since these prices are non-binding, they may not be indicative of fair value. Each quoted price is evaluated by the Adviser in conjunction with additional information compiled by it, including financial performance, recent business developments and various other factors. Investments with fair values determined in this manner were not included in the table above. As of December 31, 2021, the Company had investments of this nature measured at fair value totaling $43.6 million.

(2)	Weighted averages are calculated based on fair value of investments.

Financial Instruments Disclosed, But Not Carried at Fair Value

Debt

The fair value of the Company’s credit facilities, which would be categorized as Level 3 within the fair value hierarchy, as of December 31, 2021 approximates their carrying value as the credit facilities have variable interest based on selected short term rates.

Other

The carrying amounts of the Company’s assets and liabilities, other than investments at fair value and debt, approximate fair value. These financial instruments are categorized as Level 3 within the hierarchy.

Note 6. Borrowings

In accordance with the 1940 Act, with certain limitations, the Company is allowed to borrow amounts such that its asset coverage, as defined in the 1940 Act, is at least 150% after such borrowing.

The Company’s outstanding debt obligations were as follows:

	December 31, 2021
	Aggregate Principal Committed	Outstanding Principal	Carrying Value(1)	Unused Portion(2)	Maturity Date
SPV I Facility	$400,000	$220,000	$215,591	$180,000	12/21/2026
Subscription Facility	200,000	190,000	189,331	10,000	12/21/2022

Total	$600,000	$410,000	$404,922	$190,000

(1)	Carrying value is equal to outstanding principal amount net of unamortized financing costs
(2)	The unused portion is the amount upon which commitment fees, if any, are based.

The components of interest expense were as follows:

Period Ended December 31, 2021(1)
Stated Interest Expense	$282
Unused/undrawn fees	28
Administration fees	30
Amortization of deferred financing costs	48

Total Interest Expense	$388

Average Borrowings	$410,000
Weighted average interest rate(2)	2.71%
Amortization of financing costs	0.38%

Total borrowing costs	3.09%

(1)	The Company was initially capitalized and commenced operations on December 21, 2021.
(2)

Calculated as the amount of the sum of stated interest expense, unused/undrawn fees, and administration fees all divided by the average borrowings during the reporting period. This number represents an annualized amount.

Description of the Company’s Credit Facilities

SPV I Facility

On December 21, 2021, SPV I, the Company’s wholly-owned subsidiary, entered into a senior secured revolving credit facility with Deutsche Bank AG, New York Branch (“DB”) (the “SPV I Facility”). DB serves as facility agent, U.S. Bank National Association, serves as collateral agent and collateral custodian and the Company serves as servicer under the SPV I Facility.

Advances under the SPV I Facility bear interest at a per annum rate equal to the three-month LIBOR in effect, plus the applicable margin of 2.15% per annum with a LIBOR floor of 0.25%. SPV I pays a commitment fee of 0.25% per annum (or 0.50% per annum if borrowings are less than 75% of the commitment amount) on the average daily unused amount of the financing commitments until the third anniversary of the SPV I Facility. Additionally, SPV I pays DB an administrative agent fee 0.25% of the total commitment amount for serving as facility agent.

The maximum commitment amount of the SPV I Facility is $400 million. Proceeds from borrowings under the SPV I Facility may be used to fund portfolio investments by SPV I. The period during which SPV I may make borrowings under the SPV I Facility expires on December 31, 2024 and the SPV I Facility is scheduled to mature on December 31, 2026.

Subscription Facility

On December 21, 2021, the Company entered into a senior secured revolving credit facility (the “Subscription Facility”) with Bank of America, N.A. (“BAML”). BAML serves as administrative agent and lender.

The Subscription Facility provides for secured borrowings of up to $200 million. The maximum principal amount is subject to availability under the Subscription Facility, which is based on certain of the Company’s unfunded investor equity capital commitments, and restrictions imposed on borrowings under the 1940 Act. The Subscription Facility provides for the issuance of letters of credit on behalf of the Company in an aggregate face amount not to exceed $40 million. Proceeds from the borrowings under the Subscription Facility may be used for general corporate purposes of the Company and its subsidiaries in the ordinary course of business. The Subscription Facility is scheduled to mature on December 31, 2022.

Advances under the Subscription Facility generally bear interest at a per annum rate equal to the daily Bloomberg Short-Term Bank Yield Index (“BSBY”) rate in effect, plus the applicable margin of 2.00% per annum. The Company pays a commitment fee of 0.25% per annum on the average daily unused amount of the financing commitments.

As of December 31, 2021, the Company is in compliance with all covenants associated with both of its credit facilities.

Note 7. Commitments and Contingencies

Portfolio Company Commitments

The amounts associated with unfunded commitments to provide funds to portfolio companies are not recorded in the Company’s consolidated statement of assets and liabilities. Since these commitments and the associated amounts may expire without being drawn upon, the total commitment amount does not necessarily represent a future cash requirement. As December 31, 2021, the Company’s unfunded commitments consisted of the following:

Investments—non-controlled/non-affiliated	Commitment Type	Commitment Expiration Date	Unfunded Commitment	Fair Value
First and Second Lien Debt
Candle Media Co Ltd.	Delayed Draw Term Loan	6/18/2027	$16,000	$(160)
Management Consulting & Research LLC	Revolver	8/16/2027	3,136	(61)

Total Unfunded Commitments			$19,136	$(221)

Other Commitments and Contingencies

From time to time, the Company may become a party to certain legal proceedings incidental to the normal course of its business. At December 31, 2021, management is not aware of any pending or threatened material litigation.

Note 8. Net Assets

Subscriptions and Drawdowns

In connection with its formation, the Company has the authority to issue up to 100 million units.

Through its Private Offerings the Company will from time to time enter into subscription agreements (the “Subscription Agreements”) with investors. Under the terms of the Subscription Agreements, investors are required to fund drawdowns to purchase the Company’s shares up to the amount of their respective Capital Commitment on an as-needed basis each time the Company delivers a drawdown notice. As of December 31, 2021, the Company had received Capital Commitments totaling $800 million ($500 million remaining undrawn), all of which were from affiliates of the Adviser.

The following table summarizes the total units issued and proceeds received related to the Company’s capital drawdowns delivered pursuant to the Subscription Agreements for the period ended December 31, 2021:

Unit Issuance Date	Number of Units Issued	Aggregate Offering Proceeds
December 21, 2021	12,000,000	$300,000

Total	12,000,000	$300,000

Distributions

As of December 31, 2021, the Company had not declared any distributions.

Dividend Reinvestment

The Company has adopted a dividend reinvestment plan (“DRP”), pursuant to which it reinvests all cash dividends declared by the Board on behalf of its shareholders who elected not to receive their dividends in cash. Shareholders who have opted into the Company’s DRP will have their cash distributions automatically reinvested in additional shares as described below, rather than receiving the cash dividend or other distribution. A participating shareholder will receive an amount of shares equal to the amount of the distribution on that participant’s shares divided by the most recent quarter-end NAV per share that is available on the date such distribution was paid. Shareholders who receive distributions in the form of shares will generally be subject to the same U.S. federal, state and local tax consequences as if they received cash distributions; however, since their cash distributions will be reinvested, those shareholders will not receive cash with which to pay any applicable taxes. The Company intends to use newly issued shares to implement the plan. Shares issued under the dividend reinvestment plan will not reduce outstanding Capital Commitments.

Note 9. Earnings per Unit

The following table sets forth the computation of basic and diluted earnings per unit:

Period Ended December 31, 2021 (1)
Net increase in net assets resulting from operations	$1,998
Weighted average units outstanding	12,000,000
Earnings per unit	$0.17

(1)	The Company was initially capitalized and commenced operations on December 21, 2021.

Note 10. Financial Highlights

The following are the financial highlights for the period ended December 31, 2021:

Period Ended December 31, 2021 (1)
Per unit Data:
Net assets, beginning of period	$—
Net investment income (2)	0.02
Net realized gain (2)	0.01
Net change in unrealized appreciation (2)	0.14

Net increase in net assets resulting from operations	0.17
Issuance of Units (3)	25.00

Total increase in net assets	25.17

Net assets, end of period	$25.17

Units outstanding, end of period	12,000,000
Total return based on NAV (4)	0.68%
Ratios:
Expenses to average net assets (5)	11.74%
Net investment income to average net assets (5)	6.71%
Portfolio turnover rate (6)	0.36%
Supplemental Data:
Net assets, end of period	$301,997
Total capital commitments, end of period	$800,000
Ratio of total contributed capital to total committed capital, end of period	37.50%
Average debt outstanding	$410,000
Asset coverage ratio (7)	173.7%

(1)	The Company was initially capitalized and commenced operations on December 21, 2021.
(2)	The per unit data was derived by using the weighted average units outstanding during the period.
(3)	Represents the issuance of units at the commencement of operations.
(4)	Total return (not annualized) is calculated as the change in net assets per unit during the period, divided by net assets per unit at the commencement of operations.
(5)	Amounts are annualized except for non-recurring income and expenses (other income, organization and offering expenses and incentive fees on capital gains).
(6)	Portfolio turnover rate is calculated using the lesser of year-to-date sales or year-to-date purchases over the average of the invested assets at fair value for the period reported.
(7)	In accordance with the 1940 Act, with certain limitations, the Company is allowed to borrow amounts such that its asset coverage, as defined in the 1940 Act, is at least 150% after such borrowing.

Note 11. Subsequent Events

The Company evaluated subsequent events through the date of February 8, 2022, the date that the consolidated financial statements were available to be issued. As of January 1, 2022, the Company had completed the Corporate Conversion. There have been no other subsequent events that occurred during such period that would require disclosure in, or would be required to be recognized in, the consolidated financial statements.

ITEM 14.	CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

There are not and have not been any disagreements between us and our accountant on any matter of accounting principles, practices, or financial statement disclosures.

ITEM 15.	FINANCIAL STATEMENTS AND EXHIBITS

(a) List separately all financial statements filed

The financial statements attached to this Registration Statement are listed under “Item 13. Financial Statements and Supplementary Data.”

(b) Exhibits

3.1	Certificate of Formation (1)

3.2	Articles of Organization (1)

3.3	Articles of Conversion (1)

3.4	Articles of Incorporation (2)

3.5	Bylaws (2)

4.1	Form of Subscription Agreement (2)

10.1	Investment Advisory Agreement between the Company and the Adviser (2)

10.2	Administration Agreement between the Fund and the Administrator (2)

10.3	Custody Agreement between the Fund and U.S. Bank National Association (2)

10.4	Distribution Reinvestment Plan (2)

10.5	Transfer Agent Servicing Agreement between the Company and U.S. Bancorp Fund Services, LLC (2)

10.6	Loan Financing and Servicing Agreement by and among MSD BDC SPV I, LLC as borrower, the Company as equity-holder and servicer, each of the lenders from time to time party thereto, Deutsche Bank AG, New York Branch as facility agent and U.S. Bank National Association as collateral agent and collateral custodian. (2)

10.7	Revolving Credit Agreement by and among the Company as borrower, MSD Portfolio, L.P. - Investments as Guarantor and Bank of America, N.A. as the administrative agent, the sole lead arranger, the sole bookrunner, the structuring agent, the letter of credit issuer and a lender. (2)

21.1	List of Subsidiaries (2)

(1)	Previously filed on December 15, 2021 with the Company’s Registration Statement on Form 10 (File No. 000-56375) and incorporated by reference herein.
(2)	Filed herewith.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

MSD Investment Corp.

By:	/s/ Brian Williams
Name: Brian Williams
Title: Chief Financial Officer and Treasurer.

Date: February 8, 2022